As filed with the Securities and Exchange Commission on February 8, 2010

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CHINA CERAMICS CO., LTD.

(Exact name of registrant as specified in its charter)

British Virgin Islands	3253	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

c/o Jinjiang Hengda Ceramics Co., Ltd.
Junbing Industrial Zone
Anhai, Jinjiang City
Fujian Province, PRC
Tel: +86 (595) 8576 5051
Fax: +86 (595) 8576 5053

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Huang Jia Dong
Tel: +86 (595) 8576 5051
Fax: +86 (595) 8576 5053

(Address, including zip code, and telephone number,
including area code, of agent for service)

With copies to:

Mitchell S. Nussbaum, Esq.
Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
(212) 407-4000
(212) 407-4990 — Facsimile

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE CHART

Title of Each Class of Security Being Registered	Amount Being Registered(1)	Proposed Maximum Offering Price Per Security(2)		Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Shares, no par value(3)	16,529,083 Shares	$6.90	(4)	$114,050,672.70	$8,131.81
Shares underlying warrants, no par value(5)	15,550,000 Shares	$6.90	(6)	$107,295,000.00	$7,650.14
Total	32,079,083 Shares			$221,345,672.70	$15,781.95

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended, the shares offered hereby also include such presently indeterminate number of shares of the Registrant’s shares as a result of stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee.
(3)	Represents shares of the Registrant being registered for resale that have been issued to the founding shareholders, Mr. Wong Kung Tok, Surmount Investments Group Limited, Top Plenty International Limited, Park Rise Holdings Limited, Aquila Capital (Asia) Ltd. and Dorset Management Corporation, as described in this registration statement.
(4)	Calculated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average high and low price of the shares as quoted through the Over-The-Counter Bulletin Board on February 2, 2010.
(5)	Includes 2,750,000 shares of the Registrant underlying warrants being registered for resale that have been issued to the founding shareholders named in this registration statement and 12,800,000 shares of the Registrant underlying warrants being registered for resale that have been issued to its public stockholders in its initial public offering.
(6)	Calculated pursuant to Rule 457(c) and Rule 457(g) under the Securities Act of 1933, as amended, based on the average high and low price of the shares as quoted through the Over-The-Counter Bulletin Board on February 2, 2010.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED FEBRUARY 8, 2010

32,079,083 Shares

China Ceramics Co., Ltd.

This prospectus relates to 32,079,083 shares of China Ceramics Co., Ltd., a British Virgin Islands company, that may be sold from time to time by the Selling Shareholders named in this prospectus. This includes (i) 4,221,792 shares held by Mr. Wong Kung Tok (“Wong Kung Tok”), (ii) 537,010 shares held by Surmount Investments Group Limited, (“Surmount”), (iii) 268,505 shares held by Top Plenty International Limited (“Top Plenty”), (iv) 268,505 shares held by Park Rise Holdings Limited (“Park Rise”), (v) 447,508 shares held by Aquila Capital (Asia) Ltd. (“Aquila”), (vi) 1,350,000 shares held by Dorset Management Corporation (“Dorset”), (vii) 1,250,000 shares purchased by China Ceramics’s predecessor, China Holdings Acquisition Corp.’s, founding shareholders (its pre-initial public offering shareholders), (viii) 8,185,763 shares which may be issued to Wong Kung Tok if certain conditions are met, (ix) 2,750,000 shares underlying warrants purchased by the founding shareholders in a private placement immediately prior to its initial public offering, and (x) 12,800,000 shares of China Ceramics that are issuable upon the exercise of outstanding warrants issued in our initial public offering. China Ceramics will not receive any of the proceeds from the sale of the shares under this prospectus, although China Ceramics could receive up to $20,625,000 upon the exercise of all of the warrants held by the founding shareholders whose underlying shares are being registered hereunder and up to $96,000,000 upon the exercise of all of the warrants held by our public shareholders whose underlying shares are being registered hereunder.

The prices at which the Selling Shareholders may sell their shares will be determined by the prevailing market price for the shares or pursuant to privately negotiated transactions. Information regarding the Selling Shareholders and the times and manner in which they may offer and sell the shares under this prospectus and the respective lock-up periods is provided under “Selling Shareholders” in this prospectus.

China Ceramics’s shares, warrants and units (defined as consisting of one share and one warrant to purchase one share) are traded on the Over-the-Counter Bulletin Board under the symbols CCLTF, CCLWF and CCLUF, respectively. On February 2, 2010, the closing sale price of the shares, warrants and units was $6.90, $1.00 and $9.51, respectively. You are urged to obtain current market quotations of China Ceramics’s shares before purchasing any of the shares being offered for sale pursuant to this prospectus.

The Selling Shareholders, and any broker-dealer executing sell orders on behalf of the Selling Shareholders, may be deemed to be “underwriters” within the meaning of the Securities Act of 1933. Commissions received by any broker-dealer may be deemed to be underwriting commissions under the Securities Act of 1933.

INVESTING IN OUR SHARES IS HIGHLY RISKY. YOU SHOULD INVEST IN OUR SHARES ONLY IF YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT. FOR A DISCUSSION OF SOME OF THE RISKS INVOLVED, SEE “RISK FACTORS” BEGINNING ON PAGE 6 OF THIS PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February , 2010.

This prospectus is not an offer to sell any securities other than the shares offered hereby. This prospectus is not an offer to sell securities in any circumstances in which such an offer is unlawful.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

We obtained statistical data, market data and other industry data and forecasts used throughout this prospectus from publicly available information. While we believe that the statistical data, industry data, forecasts and market research are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of the information.

i

ENFORCEABILITY OF CIVIL LIABILITIES

China Ceramics Co., Ltd. is a British Virgin Islands company and most of its executive offices are located outside of the United States in the People’s Republic of China. Most of its directors, officers and some of the experts named in this prospectus reside outside the United States. In addition, a substantial portion of its assets and the assets of its directors, officers and experts are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon China Ceramics Co., Ltd. or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against China Ceramics Co., Ltd. or these persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws.

Furthermore, there is substantial doubt that the courts of the British Virgin Islands or the People’s Republic of China would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws.

ii

PROSPECTUS SUMMARY

This summary highlights key information contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information and financial statements included elsewhere in this prospectus. It may not contain all of the information that is important to you. You should read the entire prospectus, including “Risk Factors,” our consolidated financial statements and the related notes thereto and condensed consolidated financial statements and the related notes thereto, and the other documents to which this prospectus refers, before making an investment decision.

Unless otherwise stated in this prospectus,

•	references to “we,” “us” or “our company” refer to China Ceramics Co., Ltd. (together with its subsidiaries and affiliated entities, except where the context indicates otherwise);
•	references to “CHAC” refer to China Holdings Acquisition Corp., our predecessor;
•	references to “Success Winner” refer to Success Winner Limited (together with its subsidiaries and affiliated entities, except where the context indicates otherwise);
•	references to “Hengda” or “Jinjiang Hengda” refer to Jinjiang Hengda Ceramics Co., Ltd., Success Winner’s operating subsidiary in China;
•	references to “founding shareholders” refer collectively to Paul K. Kelly, James D. Dunning, Jr., Alan G. Hassenfeld, Gregory E. Smith, Xiao Feng, Cheng Yan Davis, Soopakij (Chris) Chearavanant and Ruey Bin Kao, each of whom purchased CHAC shares and warrants prior to its initial public offering;
•	references to “PRC” or “China” refer to the People’s Republic of China;
•	references to “dollars” or “$” refer to the legal currency of the United States;
•	references to “public shareholders” refer to the holders of shares purchased in CHAC’s initial public offering;
•	references to “business combination” refer to China Ceramics’s acquisition of Success Winner Limited on November 20, 2009; and
•	references to “redomestication” refer to the merger of CHAC with and into China Ceramics Co., Ltd., its wholly owned British Virgin Islands subsidiary, on November 20, 2009.

Overview

China Ceramics Co., Ltd. (“China Ceramics”) is a holding company whose primary business operations are conducted through its wholly owned subsidiary, Success Winner Limited (together with its subsidiaries and affiliated entities, “Success Winner”).

China Ceramics’ predecessor was incorporated in Delaware on June 22, 2007 under the name “China Holdings Acquisition Corp.” (“CHAC”) as a blank check company for the purpose of acquiring, through a stock exchange, asset acquisition or other similar business combination, or controlling, through contractual arrangements, an operating business, that had its principal operations in Asia, with a focus on potential acquisition targets in the PRC.

On November 20, 2009, CHAC merged with and into China Ceramics, its wholly owned British Virgin Islands subsidiary and immediately thereafter, China Ceramics acquired all of the outstanding securities of Success Winner from Wong Kung Tok, resulting in Success Winner becoming a wholly owned subsidiary of China Ceramics.

Prior to the acquisition of Success Winner, neither CHAC nor China Ceramics had an operating business.

Success Winner was incorporated as a company with limited liability under the laws of the British Virgin Islands on May 29, 2009 as the holding company for its business operations in China. Success Winner has one operating subsidiary in China: Jinjiang Hengda Ceramics Co., Ltd., (“Hengda”). Success Winner holds 100% of the interests in Hengda’s parent, Stand Best Creation Limited (“Stand Best”), which owns a 100% interest in Hengda.

Hengda was incorporated as a company with limited liability under the laws of the PRC on September 30, 1993.

Hengda is principally engaged in the manufacture and sale of ceramic tiles used for exterior siding and for interior flooring and design in residential and commercial buildings. See “Hengda’s Business” elsewhere in this prospectus for a detailed description of Hengda’s business.

China Ceramics’s principal executive office is located at Junbing Industrial Zone, Anhai, Jinjiang City, Fujian Province, People’s Republic of China. Its telephone number is +86 595 8576 5051.

Recent Developments

On December 18, 2009, China Ceramics initiated the acquisition of a new production facility in Gaoan, China (the “Gaoan Facility”). Success Winner had entered into a definitive acquisition agreement for the Gaoan Facility with a group of investors (the “Investors”) prior to the closing of its business combination with China Ceramics on November 20, 2009. China Ceramics paid cash of RMB145.4 million (approx. US$21.3 million) to the Investors and assumed loans of RMB99.0 million (approx. US$14.5 million) for a total of RMB244.4 million (approx US$35.8 million). The loans bear interest at an average rate of 5.31% per annum. The closing of the acquisition of the Gaoan Facility was subject to the Gaoan City Administration for Industry and Commerce transferring the registration and business license for the Gaoan Facility from the Investors to China Ceramics. China Ceramics announced on January 22, 2010 that the Gaoan City Administration for Industry and Commerce had transferred to China Ceramics the registration and business license for the Gaoan Facility and that China Ceramics had made a final cash payment of RMB39.0 million to the Investors on January 20, 2010 for a total cost of RMB283.4 million (approx. US$41.3 million). The Gaoan Facility is now 100% owned by China Ceramics.

Currently the Gaoan Facility has three production lines installed and China Ceramics anticipates adding another four production lines in 2010 and five in 2011. The first three production lines are currently manufacturing finished products and are expected to contribute an additional 11 million square meters of production capacity of exterior ceramics tiles per year. The addition of production lines in 2010 and 2011 are expected to cost approximately US$20 million for each year. Together with the current production capacity at China Ceramics’ Jinjiang, China plant, the expected production capacity in 2010 will be approx 39 million square meters.

Since December 2009, China Ceramics has also signed agreements with four new exclusive distributors in Guangdong province, Hainan province, Zhejiang province and Anhui province that will begin distributing the China Ceramics’ products in January 2010. Including its four newly signed distributors, China Ceramics has a network of 35 exclusive distributors.

Risks Affecting China Ceramics

In evaluating the resale of the shares of China Ceramics’s shares, you should carefully read this prospectus and especially consider the factors discussed in the section titled “Risk Factors” commencing on page 6.

The Offering

Shares offered:
32,079,083(1) shares
OTC BB Symbol:

Shares
CCLTF
Warrants
CCLWF
Units
CCLUF
Use of proceeds:
China Ceramics will not receive any of the proceeds from the sale of the shares under this prospectus, although China Ceramics could receive up to $116,625,000 upon the exercise of all of the warrants underlying the shares registered in this offering. Any amounts we receive from such exercises will be used for general working capital purposes.
Shares outstanding as of February 2, 2010:
8,950,171 shares
Warrants outstanding as of February 2, 2010:
15,550,000 warrants
Risk factors:
Prospective investors should carefully consider the Risk Factors beginning on page 6 before buying the shares and warrants offered hereby.

(1)	Including 2,750,000 shares issuable upon the exercise of warrants purchased by CHAC’s founding shareholders and 12,800,000 shares issuable upon the exercise of warrants issued to CHAC’s public stockholders in its initial public offering.

SUMMARY FINANCIAL INFORMATION

The following summary consolidated/combined financial data have been derived from the unaudited consolidated/combined financial statements as of and for the years ended December 31, 2004 and 2005, the six months ended June 30, 2008 and 2009 and the audited consolidated/combined financial statements as of and for the years ended December 31, 2006, 2007 and 2008. The consolidated/combined financial statements are prepared and presented in accordance with International Financial Reporting Standards, or IFRS as issued by the International Accounting Standards Board. The consolidated/combined statement of operations and statement of cash flow data for the years ended December 31, 2006, 2007 and 2008, the six months ended June 30, 2008 and 2009, and consolidated/combined balance sheet data as of December 31, 2006, 2007 and 2008, June 30, 2008 and 2009 are included elsewhere in this prospectus. The results of operations of Success Winner in any period may not necessarily be indicative of the results that may be expected for any future period. See “Risk Factors” included elsewhere in this prospectus. The summary consolidated/combined financial information for those periods and as of those dates should be read in conjunction with those consolidated/combined financial statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Success Winner” included elsewhere in this prospectus.

	For the Year Ended December 31,						For the Six Months Ended June 30,
	2004	2005	2006	2007	2008	2008	2008	2009	2009
	(Unaudited) RMB	(Unaudited) RMB	(Audited) RMB	(Audited) RMB	(Audited) RMB	(Unaudited) $	(Unaudited) RMB	(Unaudited) RMB	(Unaudited) $
	(In Thousands Except per Share and Operating Data)
Summary statements of operations data:
Revenues	284,239	396,608	495,820	649,970	776,570	111,473	376,833	399,729	58,375
Gross profit	81,889	114,403	149,551	208,030	243,240	34,937	125,029	125,829	18,389
Operating income	58,719	85,490	113,794	163,706	187,300	26,902	97,743	98,342	14,372
Profit attributable to shareholders	59,633	86,718	101,254	145,606	165,033	23,704	86,284	74,245	10,850
Basic net income per share(1)	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Diluted net income per share(1)	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a

(1)	Earnings per share information is not presented as its inclusion would not be meaningful due to the reorganisation of Hengda as disclosed in note 2 to the financial statements of Success Winner on page F-6.

	For the Year Ended December 31,						For the Six Months Ended June 30,
	2004	2005	2006	2007	2008	2008	2008	2009	2009
	(Unaudited) RMB	(Unaudited) RMB	(Audited) RMB	(Audited) RMB	(Audited) RMB	(Unaudited) $	(Unaudited) RMB	(Unaudited) RMB	(Unaudited) $
	(In Thousands)
Summary statements of cash flows data:
Net cash provided by operating activities	130,361	48,852	103,245	107,262	155,230	22,300	23,277	41,914	6,130
Net cash provided by/(used in) investing activities	(22,513)	(1,622)	(3,574)	(4,156)	(6,625)	(950)	(5,357)	(243)	(35)
Net cash provided by/(used in) financing activities	(106,884)	(46,351)	(91,980)	(97,192)	(115,506)	(16,600)	1,815	(30)	(4)

The following table sets forth information concerning exchange rates between the RMB and the U.S. dollar for the periods indicated. These rates are provided solely for your convenience.

	Spot Exchange Rate
Period	Period Ended	Average(1)	Low	High
	(RMB per US$1.00)
2004	8.2765	8.2768	8.2774	8.2764
2005	8.0702	8.1826	8.2765	8.0702
2006	7.8041	7.9579	8.0702	7.8041
2007	7.2946	7.5806	7.8127	7.2946
2008	6.8225	6.9477	7.2946	6.7800
2009
January	6.8392	6.8360	6.8403	6.8225
February	6.8395	6.8363	6.8470	6.8241
March	6.8329	6.8360	6.8438	6.8240
April	6.8180	6.8306	6.8361	6.8180
May	6.8278	6.8235	6.8326	6.8176
June	6.8302	6.8334	6.8371	6.8264
July	6.8319	6.8317	6.8342	6.8300
August	6.8299	6.8323	6.8358	6.8299
September	6.8262	6.8277	6.8303	6.8247
October	6.8264	6.8267	6.8292	6.8248
November	6.8265	6.8271	6.8300	6.8255
December	6.8259	6.8275	6.8299	6.8244
2010
January	6.8268	6.82601	6.8295	6.8258
February (through February 1)	6.8274	6.8274	6.8274	6.8274

Source: Federal Reserve Statistical Release

(1)	Annual averages are calculated from month-end rates. Monthly averages are calculated using the average of the daily rates during the relevant period.

	As of December 31,						As of June 30,
	2004	2005	2006	2007	2008	2008	2009	2009
	(Unaudited) RMB	(Unaudited) RMB	(Audited) RMB	(Audited) RMB	(Audited) RMB	(Unaudited) $	(Unaudited) RMB	(Unaudited) $
	(In Thousands)
Summary balance sheets data:
Cash and cash equivalents	4,023	4,902	12,593	18,507	51,606	7,560	93,247	13,623
Working capital(1)	(64,144)	(47,852)	(5,483)	149,934	181,111	26,540	264,806	38,687
Total assets	252,147	308,124	361,676	440,289	454,720	66,640	521,829	76,237
Share capital	27,900	27,900	58,980	58,980	0 (2)	0 (2)	0 (2)	0 (2)
Retained (deficit)/earnings	0	0	0	142,402	164,981	21,935	239,226	32,787
Total shareholders’ equity	35,389	44,061	85,266	230,872	253,451	37,150	329,615	48,155

(1)	Working capital is calculated as current assets minus current liabilities.
(2)	Amount less than RMB1,000

RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included in this prospectus.

Risk Factors Relating to Hengda’s Business

Hengda is reliant on its major customers.

Hengda’s major customers, namely Foshan City Jundian Ceramics Co., Ltd, Xiamen Tongying Trading Co., Ltd., Liaoning Yatong Logistics Co., Ltd. and Beijing Zhihe Construction Industry Trading Co., Ltd. accounted for an aggregate of 36.6%, 30.6% and 27.3% of its sales in fiscal years 2006, 2007 and 2008, respectively. In general, Hengda has cooperative agreements with its major customers. These agreements are general in nature and do not impose legal obligations on its customers to purchase from it and do not specify sales volume or price. There is no assurance that Hengda will continue to retain these customers or that they will continue to purchase its products at their current levels in the future. If there is any reduction or cancellation of purchase orders by these customers, or a termination of relationship with these customers, Hengda’s revenues will be negatively impacted.

Hengda is exposed to the credit risks of its customers.

Hengda’s financial position and profitability is dependent on the creditworthiness of its customers. Hengda is exposed to the credit risks of its customers and this risk increases the larger the orders are. Hengda usually offer its customers credit terms ranging from 90 to 120 days. Although there has not been any material collection problem for trade receivables or bad debts in the last three fiscal years, there is no assurance that Hengda will not encounter doubtful or bad debts in the future. Should Hengda experience any unexpected delay or difficulty in collections from its customers, its cash flows and financial results may be adversely affected.

Hengda’s major customers such as Foshan City Jundian Ceramics Co., Ltd, Xiamen Tongying Trading Co., Ltd., Liaoning Yatong Logistics Co., Ltd. and Beijing Zhihe Construction Industry Trading Co., Ltd. accounted for an aggregate of 36.6%, 30.6% and 27.3% of its total revenue in fiscal years 2006, 2007 and 2008 respectively. Hengda is particularly exposed to the credit risks of these customers, as defaults in payment by its major customers would have a significant impact on its cash flows and financial results.

Hengda is dependent on the property and construction sector in the PRC and may experience a decline in business if the demand for construction materials decreases.

Hengda’s businesses are closely related to the property and construction industries in the PRC. Hengda’s products are sold to end users of its downstream industries, the property and construction industry. If the property and construction industry falls into a recession in the future, the demand for construction materials, such as ceramic tiles, may consequently decrease and have a significant adverse effect on Hengda’s business.

If Hengda’s suppliers are unable to fulfill its orders for raw materials, Hengda may lose business.

Hengda’s suppliers are all located in the PRC. Its purchase of raw materials is based on expected production levels, after taking into consideration, amongst other factors, forecast and actual orders from its customers. To ensure that Hengda is able to deliver quality products at competitive prices, Hengda needs to secure sufficient quantities of raw materials at acceptable prices and quality on a timely basis. Typically, Hengda does not enter into any long-term supply agreements with its suppliers. As such, there is no assurance that these suppliers will continue to supply Hengda in the future. In the event Hengda’s suppliers are unable to fulfill its orders or meet its requirements, Hengda may not be able to find timely replacements at acceptable prices and quality, and this will in turn adversely affect the fulfillment of its customers’ orders. Consequently, Hengda’s reputation may be negatively affected, leading to a loss of business and affecting its ability to attract new businesses.

Increases in the price of raw materials will negatively impact Hengda’s profitability.

In fiscal years 2006, 2007 and 2008, Hengda’s cost of raw materials, which consist of clay (comprising mainly of kaolin, flint and feldspar) and coal used to heat its kilns, accounted for 45.1%, 46.6% and 44.3% of its total cost of sales respectively. The price of clay and coal may fluctuate due to factors such as global demand and supply conditions for such raw materials and changes in global economic conditions. Any shortages or interruptions in the supply of clay or coal will result in an increase in its cost of production, thus increasing its cost of sales. If Hengda is not able to pass on such an increase to its customers or is unable to find alternative sources of clay or coal or appropriate substitute raw materials at comparable prices, it will have an adverse effect on Hengda’s operations and financial performance.

Hengda is dependent on its management team and any loss of Hengda’s key management personnel without timely and suitable replacements may reduce its revenues and profits.

Hengda attributes its success to the experience, leadership and contributions of its management team and is therefore dependent to a large extent on its ability to retain its key management personnel, in particular its executive directors who are responsible for formulating and implementing growth, corporate development and overall business strategies. Hengda’s business is also dependent on its executive officers who are responsible for implementing its business plans and driving growth. Please refer to “Directors, Executive Officers, Executive Compensation and Corporate Governance” in this Proxy for more information. The demand for such experienced personnel is intense and the search for personnel with the relevant skills set can be time consuming. The loss of Hengda’s key management personnel without timely and suitable replacements may reduce its revenue and profits.

Failure to compete successfully with its competitors and new entrants to the ceramics industry in the PRC may result in Hengda losing market share.

Hengda operates in a competitive industry. Given the growth potential of its industry, there is no assurance that Hengda will not face competition from its existing competitors and new entrants. Hengda competes with a variety of companies, some of which have advantages that include; longer operating history, larger clientele base, superior products, better access to capital, personnel and technology, or are better entrenched. Hengda’s competitors may be able to respond more quickly to new and emerging technologies and changes in customer requirements or succeed in developing products that are more effective or less costly than Hengda’s products. Any increase in competition could have a negative impact on Hengda’s pricing (thus eroding its profit margins) and reduce its market share. If Hengda is unable to compete effectively with its existing and future competitors and does not adapt quickly to changing market conditions, it may lose market share.

Hengda has not purchased product liability insurance and any product liability claims must be paid by Hengda.

Accidents may arise as a result of defects in Hengda’s products. If there are any defects in the products designed and/or manufactured by Hengda, Hengda may face claims from its customers or third parties for the damages suffered as a result of such defects. Hengda has not purchased insurance coverage for product liability or third party liability and is therefore not covered or compensated by insurance in respect of losses, damages, claims and liabilities arising from or in connection with product liability or third party liability.

Hengda’s production facilities may be affected by power shortages which could result in a loss of business.

Hengda’s production facilities consume substantial amounts of electrical power, which is the principal source of energy for its manufacturing operations. Although Hengda has a back-up generator, it may experience occasional temporary power shortages disrupting production due to power rationing activities conducted by the authorities, thunderstorms or other natural events beyond its control. Accordingly, these production disruptions could result in a loss of business.

Hengda’s research and development efforts may not result in marketable products.

Hengda’s R&D team develops products which Hengda has identified as having good potential in the market. There is no assurance that Hengda will not experience delays in future product developments. There is also no assurance that the products which Hengda is currently developing or may develop in the future will be successful or that Hengda will be able to market these new products to its customers successfully. If its new products are unable to gain the acceptance of its customers or potential customers, Hengda will not be able to generate future sales from its investment in R&D.

Hengda may not be able to ensure the successful implementation of its future plans and strategies, resulting in reduced financial performance.

Hengda intends to expand its production capacity, expand its market presence and explore opportunities in strategic investments or alliances and acquisitions. These initiatives involve various risks including, but not limited to, the investment costs in setting up new production facilities, offices and sales offices and working capital requirements. There is no assurance that any future plan can be successfully implemented as the successful execution could depend on several factors, some of which are not within its control. Failure to successfully implement Hengda’s future plans or to effectively manage cost, may lead to a material adverse change in its operating environment or affect its ability to respond to market or industry changes, resulting in reduced financial performance.

Hengda may lose revenue if its intellectual property rights are not protected and counterfeit HD brand products are sold in the market.

Hengda believes its intellectual property rights are important to its success and competitive position. A portion of its products are manufactured and marketed under its “HD” label. Hengda has filed its “HD” label as a trademark in the PRC. Hengda cannot assure you that there will not be any unauthorized usage or misuse of its trademarks or that its intellectual property rights will be adequately protected as it may be difficult and costly to monitor any infringements of its intellectual property rights in the PRC. If Hengda cannot adequately protect its intellectual property, it may lose revenue.

In addition, Hengda believes the branding of its products and the brand equity in its “HD” trademark is critical to its expansion effort and the continued success of its business. Its efforts to build its brand may be undermined by the sale of counterfeit goods. The counterfeiting of its products may increase if its products become more popular.

In order to preserve and enforce its intellectual property rights, Hengda may have to resort to litigation against the infringing or counterfeiting parties. Such litigation could result in substantial costs and diversion of management resources which may have an effect on its financial performance.

Hengda may inadvertently infringe third-party intellectual property rights, which could negatively impact its business and financial results.

Hengda is not aware of, nor has Hengda received any claims from third parties for, any violations or infringements of intellectual property rights of third parties by it. Nevertheless, there can be no assurance that as Hengda develops new product designs and production methods, Hengda would not inadvertently infringe the intellectual property rights of others or others would not assert infringement claims against Hengda or claim that Hengda has infringed their intellectual property rights. Claims against Hengda, even if untrue or baseless, could result in significant costs, legal or otherwise, cause product shipment delays, require it to develop non-infringing products, enter into licensing agreements or may be a distraction to its management. Licensing agreements, if required, may not be available on terms acceptable to Hengda or at all. In the event of a successful claim of intellectual property rights infringement against Hengda and its failure or inability to develop non-infringing products or to license the infringed intellectual property rights in a timely or cost- effective basis, its business and/or financial results will be negatively impacted.

Hengda may become subject to foreign exchange risk.

Hengda currently does not have any foreign exchange exposure as its sales and purchases are predominantly denominated in RMB. However, in the future, a proportion of its sales may be denominated in other currencies as Hengda expands into overseas markets. In such circumstances, Hengda may be subject to foreign currency fluctuations in the future.

Hengda’s manufacturing activities are dependent upon availability of skilled and unskilled labor, a deficiency of which could result in a reduction in profits.

Hengda’s manufacturing activities are relatively labor intensive and dependent on availability of skilled and unskilled labor in large numbers. Large labor intensive operations call for good monitoring and maintenance of cordial relations. Non-availability of labor and/or any disputes between the labor and management may result in a reduction in profits. Further, Hengda relies on contractors who engage on-site laborers for performance of many of its unskilled operations. The scarcity or unavailability of Contract laborers may affect Hengda’s operations and financial performance.

Hengda faces increasing labor costs and other costs of production in the PRC, which could materially adversely affect its profitability.

The ceramic tile manufacturing industry is labor intensive. Labor costs in China have been increasing in recent years and Hengda’s labor costs in the PRC could continue to increase in the future. If labor costs in the PRC continue to increase, Hengda’s production costs will likely increase which may in turn affect the selling prices of Hengda’s products. Hengda may not be able to pass on these increased costs to consumers by increasing the selling prices of its products in light of competitive pressure in the markets where it operates. In such circumstances, its profit margin may decrease.

Compliance with Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

The post-acquisition company will be subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States public companies from engaging in bribery of or other prohibited payments to foreign officials to obtain or retain business. While Hengda will take precautions to educate their employees of the Foreign Corrupt Practices Act, there can be no assurance that Hengda or the employees or agents of its subsidiaries will not engage in such conduct, for which Hengda might be held responsible. Hengda could suffer penalties that may have a material adverse effect on its business, financial condition and results of operations.

Risk Factors Relating to Operations In China

Hengda is dependent on political, economic, regulatory and social conditions in the PRC.

Approximately 95% of Hengda’s revenue in the last three fiscal years were derived from the PRC market and we anticipate that the PRC market will continue to be the major source of revenue for the foreseeable future. Accordingly, any significant slowdown in the PRC economy or decline in demand for its products from its customers in the PRC will have an adverse effect on its business and financial performance. Furthermore, as Hengda’s operations and production facilities located in the PRC any unfavorable changes in the social and/or political conditions may also adversely affect its business and operations.

While the current policy of the PRC government seems to be one of imposing economic reform policies to encourage foreign investments and greater economic decentralization, there is no assurance that such a policy will continue to prevail in the future. There is no assurance that Hengda’s operations will not be adversely affected should there be any policy changes.

Hengda is subject to risks related to the laws and regulations of the PRC and the interpretation and implementation thereof.

Hengda’s business and operations, as well as those of its customers and suppliers in the PRC are subject to the laws and regulations promulgated by relevant PRC governmental authorities. The PRC government is still in the process of developing a comprehensive set of laws and regulations in the course of the PRC’s transformation from a centrally planned economy to a more free market oriented economy. As the legal system in the PRC is still in flux, laws and regulations or their interpretation may be subject to change. Furthermore, any change in the political and economic policy of the PRC government may also result in similar changes in the laws and regulations or the interpretation thereof. Such changes may adversely affect Hengda’s operations and business in the PRC.

The PRC legal system is a codified legal system comprising written laws, regulations, circulars, administrative directives, and internal guidelines as well as judicial interpretations. Decided cases do not form part of the legal structure of the PRC and thus have no binding effect. As such, the administration of PRC laws and regulations may be subject to a certain degree of discretion by the authorities. This has resulted in the outcome of dispute resolutions not having the level of consistency or predictability as in other countries with more developed legal systems. Due to such inconsistency and unpredictability, if Hengda should be involved in any legal dispute in the PRC, Hengda may experience difficulties in obtaining legal redress or in enforcing its legal rights.

From time to time, changes in law, registration requirements, and regulations or the implementation thereof may also require Hengda to obtain additional approvals and licenses from the PRC authorities for carrying out its operations in the PRC which would incur additional expenses in order to comply with such requirements and in turn affect its financial performance with the increase in its business costs. Furthermore, there can be no assurance that approvals, registrations, or licenses will be granted to Hengda promptly or at all. If Hengda experiences delays in obtaining or are unable to obtain such required approvals, registrations, or licenses, its operations and business in the PRC, and hence its overall financial performance will be adversely affected.

Hengda’s business activities are subject to certain PRC laws and regulations.

As its production and operations are carried out in the PRC, Hengda is subject to certain PRC laws and regulations. In addition, being a wholly foreign-owned enterprise, Hengda is required to comply with certain laws and regulations. Pursuant to PRC laws and regulations, the breach or non-compliance with such laws and regulations may result in the PRC authorities suspending, withdrawing or terminating its business license, causing Hengda to cease production of all or certain of its products, and this would materially and adversely affect its business and financial performance.

The corporate affairs of Hengda in the PRC are governed by its articles of association and the corporate and foreign investment laws and regulations of the PRC. The principles of the PRC laws relating to matters such as the fiduciary duties of directors and other corporate governance matters and foreign investment laws in the PRC are relatively new. Hence, the enforcement of investors or shareholders’ rights under the articles of association of a PRC company and the interpretation of the relevant laws relating to corporate governance matters remain largely untested in the PRC.

PRC foreign exchange control may limit its ability to utilize its profits effectively and affect its ability to receive dividends and other payments from its PRC subsidiary.

Hengda is a foreign investment enterprise (“FIE”) and is subject to the rules and regulations in the PRC on currency conversion. In the PRC, SAFE regulates the conversion of the RMB into foreign currencies. Currently, FIEs are required to apply to SAFE for “Foreign Exchange Registration Certificates for Foreign Investment Enterprise”. With such registration certifications (which need to be renewed annually), FIEs are allowed to open foreign currency accounts including the “current account” and “capital account”. Currently, conversion of currency within the scope of the “current account” (e.g. remittance of foreign currencies for payment of dividends, etc.) can be effected without requiring the approval of SAFE. However, conversion of currency in the “capital account” (e.g. for capital items such as direct investments, loans, securities, etc.) still requires the approval of SAFE.

On 21 October 2005, SAFE promulgated the “Notice on Issues concerning Foreign Exchange Management in Financing by PRC Residents by Overseas Special Purpose Vehicle and Return Investments” (the “No. 75 Notice”). The No. 75 Notice came into effect on November 1, 2005 and requires the following matters, among others, to be complied with: Every PRC domestic resident who establishes or controls an overseas special purpose vehicle (“SPV”) must apply to the local bureau of SAFE for an “overseas investment foreign exchange registration”.

Every PRC domestic resident of an SPV who has completed the “overseas investment foreign exchange registration” (the “Registrant”) must make an application to the local bureau of SAFE to amend their registration particulars upon (i) the injection of any PRC domestic assets or the equity interests of any PRC domestic company owned by the PRC domestic resident into the SPV, and (ii) the implementation of any overseas equity fund-raising by the SPV following an injection of PRC domestic assets or the equity interests of a PRC domestic company; every Registrant must apply to the local bureau of SAFE for change of registration particulars or recordation within 30 days after the occurrence of any capital increase or reduction, changes in shareholdings or share swap, merger, long-term investment in equities or debentures, guarantee of foreign indebtedness and other major capital changes not involving “return investment”, undertaken by an SPV; and every Registrant must repatriate, within 180 days, dividends or profits which he receives from an SPV and/or income derived from changes in the shareholding of an SPV.

There can be no assurance that SAFE will not continue to issue new rules and regulations and/or further interpretations of the No. 75 Notice that will strengthen the foreign exchange control. As Hengda is located in the PRC and a significant portion of Hengda’s sales are denominated mainly in RMB, the ability of Hengda to pay dividends or make other distributions may be restricted by PRC foreign exchange control restrictions. There can be no assurance that the relevant regulations will not be amended to its detriment and that the ability of Hengda to distribute dividends will not be adversely affected.

Introduction of new laws or changes to existing laws by the PRC government may adversely affect its business.

The PRC legal system is based on the PRC Constitution and is made up of written laws, regulations, circulars and directives. With the PRC’s entry into the WTO, the PRC government is in the process of developing its legal system so as to encourage foreign investments and to meet the needs of investors. As the PRC economy is developing at a generally faster rate than its legal system, some degree of uncertainty exists in connection with whether and how existing laws and regulations will apply to certain events or circumstances. Some of the laws and regulations, and the interpretation, implementation and enforcement thereof, are still at the experimental stage and therefore subject to policy changes. This in turn, may have an adverse impact on Hengda’s sales and profitability. There is no assurance that the introduction of new laws or regulations, changes to existing laws and regulations and the interpretation or application thereof or the delays in obtaining approvals from the relevant PRC authorities will not have an adverse impact on Hengda’s business or prospects.

In particular, on August 8, 2006, the Ministry of Commerce, the China Securities Regulatory Commission, the State-owned Assets Supervision and Administration Commission, the State Administration of Taxation, the State Administration of Industry and Commerce and the State Administration of Foreign Exchange promulgated the “Rules on the Mergers and Acquisition of Domestic Enterprises by Foreign Investors” which came into effect on September 8, 2006 (the “M&A Rules”). Foreign investors should comply with the rules when they purchase shareholding equities of a domestic non-foreign-funded enterprise or subscribe to the increased capital of a domestic company, and thus changing the nature of the domestic company into a foreign investment enterprise. The rules stipulate, inter alia, (i) that the acquisition of a PRC non-foreign-funded enterprise by an affiliated foreign enterprise established or controlled by PRC entities or individuals must be approved by the Ministry of Commerce; (ii) that the incorporation of a special purpose vehicles, which is directly or indirectly controlled by PRC entities for the purpose of an overseas listing of the equity interest of a PRC non-foreign-funded enterprise, must be subject to the approval of the Ministry of Commerce; (iii) that the acquisition of a PRC non-foreign-funded enterprise by a special purpose vehicle shall be subject to approval of the Ministry of Commerce and (iv) the offshore listing of a special purpose vehicle shall be subject to the prior approval from China Securities Regulatory Commission.

As Hengda was incorporated as a FIE and China Ceramics does not fall within the scope of being classified as a special purpose vehicle directly or indirectly established or controlled by PRC entities or individuals, the M&A Rules do not apply to the business combination, and Hengda will not be required to obtain the approval from the Ministry of Commerce, the approval from the China Securities Regulatory Commission and/or any other approvals from PRC government authorities as stipulated by the M&A Rules. There is however no assurance that the PRC authorities will not issue further directives, regulations, clarifications or implementation rules, which may require Hengda or other relevant parties to obtain further approvals with respect to the business combination. If new laws are promulgated or the existing laws are reinterpreted, Hengda’s structure could be determined to be in violation of such laws and subject to sanction by applicable government authorities.

Environmental, health and safety laws could impose material liabilities on Hengda and could require Hengda to incur material capital and operational costs.

Hengda is subject to environmental, health and safety laws and regulations in the PRC that impose controls on its air, water and waste discharges, on its storage, handling, use, discharge and disposal of chemicals, and on exposure of its employees to hazardous substances. These laws and regulations could require Hengda to incur costs to maintain compliance and could impose liability to remedy the effects of hazardous substance contamination. Although Hengda does not believe that it has violated any of such laws and regulations and therefore has not incurred any significant liabilities under these laws and regulations in the past, the environmental laws and regulations are constantly evolving and becoming stricter in the PRC. The adoption of new laws or regulations or its failure to comply with these laws or regulations in the future could cause us to incur material liabilities and require us to incur additional expenses, curtail its operations and restrict its ability to expand.

Risks to China Ceramics’s Shareholders

If outstanding warrants are exercised, the underlying shares will be eligible for future resale in the public market. “Market overhang” from the warrants results in dilution and could reduce the market price of the shares.

Outstanding warrants to purchase an aggregate of 15,550,000 shares issued in connection with China Ceramics’s initial public offering and the private placement that took place immediately prior to the initial public offering became exercisable after China Ceramics’s acquisition of Success Winner on November 20, 2009. If they are exercised, a substantial number of additional shares of China Ceramics’s shares will be eligible for resale in the public market, which may reduce the market price.

Because China Ceramics does not intend to pay dividends on its shares, shareholders will benefit from an investment in China Ceramics’s shares only if it appreciates in value.

China Ceramics has never declared or paid any cash dividends on its shares. China Ceramics currently intends to retain all future earnings, if any, for use in the operations and expansion of the business. As a result, China Ceramics does not anticipate paying cash dividends in the foreseeable future. Any future determination as to the declaration and payment of cash dividends will be at the discretion of China Ceramics’s Board of Directors and will depend on factors China Ceramics’s Board of Directors deems relevant, including among others, China Ceramics’s results of operations, financial condition and cash requirements, business prospects, and the terms of China Ceramics’s credit facilities and other financing arrangements. Accordingly, realization of a gain on shareholders’ investments will depend on the appreciation of the price of China Ceramics’s shares. There is no guarantee that China Ceramics’s shares will appreciate in value.

China Ceramics’s securities are quoted on the Over-the-Counter Bulletin Board, which may limit the liquidity and price of its securities more than if the securities were quoted or listed on a national securities exchange.

China Ceramics’s securities are quoted on the Over-the-Counter Bulletin Board, a NASDAQ-sponsored and operated inter-dealer automated quotation system. Quotation of China Ceramics’s securities on the Over-the-Counter Bulletin Board will limit the liquidity and price of its securities more than if the securities were quoted or listed on a national securities exchange.

China Ceramics may choose to redeem its outstanding warrants at a time that is disadvantageous to the warrant holders.

Subject to there being a current prospectus under the Securities Act of 1933, China Ceramics may redeem all of its outstanding warrants at any time at a price of $.01 per warrant, upon a minimum of 30 days prior written notice of redemption if, and only if, the last sale price of China Ceramics’s shares equals or exceeds $14.25 per share for any 20 trading days within a 30 trading day period ending three business days before China Ceramics sends the notice of redemption. Calling all of China Ceramics’s outstanding warrants for redemption could force the warrant holders:

•	to exercise the warrants and pay the exercise price for such warrants at a time when it may be disadvantageous for the holders to do so;
•	to sell the warrants at the then current market price when they might otherwise wish to hold the warrants; or
•	to accept the nominal redemption price which, at the time the warrants are called for redemption, is likely to be substantially less than the market value of the warrants.

China Ceramics’s warrant holders may not be able to exercise their warrants, which may create liability for China Ceramics.

Holders of the warrants China Ceramics issued in its initial public offering and private placement will be able to receive shares upon exercise of the warrants only if (i) a current registration statement under the Securities Act of 1933 relating to the shares of its shares underlying the warrants is then effective and (ii) such shares are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of warrants reside. Although China Ceramics has agreed to use its best efforts to maintain a current registration statement covering the shares underlying the warrants to the extent required by federal securities laws, and China Ceramics intends to comply with such agreement, China Ceramics cannot assure you that it will be able to do so. In addition, some states may not permit China Ceramics to register the shares issuable upon exercise of its warrants for sale. The value of the warrants will be greatly reduced if a registration statement covering the shares issuable upon the exercise of the warrants is not kept current or if the securities are not qualified, or exempt from qualification, in the states in which the holders of warrants reside. Holders of warrants who reside in jurisdictions in which the shares underlying the warrants are not qualified and in which there is no exemption will be unable to exercise their warrants and would either have to sell their warrants in the open market or allow them to expire unexercised. If and when the warrants become redeemable by China Ceramics, China Ceramics may exercise its redemption right even if China Ceramics is unable to qualify the underlying securities for sale under all applicable state securities laws. Since China Ceramics’s obligations in this regard are subject to a “best efforts” standard, it is possible that, even if China Ceramics is able to successfully assert a defense to a claim by warrant holders due to the impossibility of registration, a court may impose monetary damages on China Ceramics to compensate warrant holders due to the change in circumstances that led to China Ceramics being unable to fulfill its obligations.

There is a risk that China Ceramics could be treated as a U.S. domestic corporation for U.S. federal income tax purposes after the redomestication and business combination, which could result in significantly greater U.S. federal income tax liability to China Ceramics.

Section 7874(b) of the Code generally provides that a corporation organized outside the United States that acquires, directly or indirectly, pursuant to a plan or series of related transactions substantially all of the assets of a corporation organized in the United States will be treated as a domestic corporation for U.S. federal income tax purposes if shareholders of the acquired corporation, by reason of owning shares of the acquired corporation, own at least 80% (of either the voting power or the value) of the stock of the acquiring corporation after the acquisition. Under temporary regulations recently promulgated under Section 7874, a warrant holder of either the acquired corporation or the acquiring corporation generally is treated for this purpose as owning stock of the acquired corporation or the acquiring corporation, as the case may be, with a value equal to the excess of the value of the shares underlying the warrant over the exercise price of the warrant. If Section 7874(b) were to apply to the redomestication, then, among other things, China Ceramics, as the surviving entity, would be subject to U.S. federal income tax on its worldwide taxable income following the redomestication and business combination as if China Ceramics were a domestic corporation.

Although Section 7874(b) should not apply to treat China Ceramics as a domestic corporation for U.S. federal income tax purposes, due to the absence of full guidance on how the rules of Section 7874(b) apply to the transactions completed pursuant to the redomestication and business combination, this result is not entirely free from doubt. Stockholders and warrant holders are urged to consult their own tax advisors on this issue. See the discussion in the section entitled “Taxation—Tax Treatment of China Ceramics After the Redomestication and the Business Combination.” The balance of this discussion assumes that China Ceramics will be treated as a foreign corporation for U.S. federal income tax purposes.

There is a risk that China Ceramics will be classified as a passive foreign investment company, or “PFIC,” which could result in adverse U.S. federal income tax consequences to U.S. Holders of shares or warrants of China Ceramics.

In general, China Ceramics will be treated as a PFIC for any taxable year of China Ceramics in which either (1) at least 75% of its gross income (including the gross income of certain 25% or more-owned corporate subsidiaries) is passive income or (2) at least 50% of the average value of its assets (including the assets of certain 25% or more-owned corporate subsidiaries) produce, or are held for the production of, passive income. Passive income generally includes dividends, interest, rents, royalties, and gains from the disposition of passive assets. If China Ceramics is determined to be a PFIC for any taxable year (or portion thereof) of China Ceramics that is included in the holding period of a U.S. Holder for China Ceramics’ shares or warrants, the U.S. Holder may be subject to increased U.S. federal income tax liability upon a sale or other disposition of China Ceramics shares or warrants or the receipt of certain excess distributions from China Ceramics and may be subject to additional reporting requirements. Based on the expected composition of the assets and income of China Ceramics and its subsidiaries during China Ceramic’s current taxable year, we do not anticipate that China Ceramics will be treated as a PFIC for such year. The actual PFIC status of China Ceramics for its current taxable year or any subsequent taxable year, however, will not be determinable until after the end of such taxable year. Accordingly, there can be no assurance with respect to the status of China Ceramics as a PFIC for its current taxable year or any future taxable year. U.S. Holders of China Ceramics shares and warrants are urged to consult their own tax advisors regarding the possible application of the PFIC rules. See the discussion in the section entitled “Taxation—Tax Consequences to U.S. Holders of Shares and Warrants of China Ceramics—Passive Foreign Investment Company Rules.”

China Ceramics, Success Winner and Stand Best each may be classified as a “resident enterprise” under PRC Enterprise Income Tax Law, or “EIT Law,” and be subject to PRC taxation on its worldwide income.

China passed a new EIT Law effective on January 1, 2008. Under the EIT Law, enterprises are classified as resident enterprises and non-resident enterprises. An enterprise established outside of China with its “de facto management bodies” located within China is considered a “resident enterprise,” meaning it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. The implementation rules to the EIT law define “de facto management bodies.” Further, on April 22, 2009, the PRC State Administration of Taxation issued the Notice of the State Administration of Taxation on Issues about the Determination of Chinese-controlled Enterprises Registered Abroad as Resident Enterprises on the Basis of their De Facto Management Bodies (“Notice 82”). However it remains unclear how the PRC tax authorities will interpret and implement such rules. The senior management of China Ceramics, Success Winner and Stand Best will primarily be located in the PRC, and all of our revenues arise from our operations in China.

If the PRC tax authorities determine that China Ceramics, Success Winner and/or Stand Best is a “resident enterprise” for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, China Ceramics, Success Winner and/or Stand Best may be subject to enterprise income tax at a rate of 25% on China Ceramics’, Success Winner’s and/or Stand Best’s worldwide taxable income, as well as PRC enterprise income tax reporting obligations. Second, under the EIT Law and its implementing rules, as well as Notice 82, dividends paid to China Ceramics from Hengda through Success Winner and Stand Best (assuming China Ceramics, Success Winner and Stand Best are each treated as a “resident enterprise” under EIT Law) may qualify as “tax-exempt income,” and witholding tax may be exempted in this case. However, due to the uncertainty about how the PRC tax authorities will interpret and implement the above-mentioned new rules, such dividends may be subject to withholding tax (generally at a rate of 10% or, if the Arrangement between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income is applicable, 5%). Finally, the new “resident enterprise” classification could result in a 10% PRC tax being imposed on dividends China Ceramics pays to its non-PRC security holders that are not PRC tax “resident enterprises” and gains derived by them from transferring China Ceramics securities, if such income is considered PRC-sourced income by the relevant PRC tax authorities.

It is unclear how the relevant governmental authorities will interpret and implement the laws and regulations pertaining to offshore and cross-border taxes. Given this uncertainty, there is a risk that China Ceramics, Success Winner, Stand Best and/or non-PRC security holders of China Ceramics could be subject to unfavorable tax treatment.

If any such PRC taxes apply, a non-PRC security holder may be entitled to a reduced rate of PRC taxes under an applicable income tax treaty and/or a foreign tax credit against such security holder’s domestic income tax liability (subject to applicable conditions and limitations). You should consult with your own tax advisors regarding the applicability of any taxes, the effects of any applicable income tax treaties, and any available foreign tax credits.

THE OFFERING

This prospectus relates to 32,079,083 shares of China Ceramics Co., Ltd., a British Virgin Islands company, that may be sold from time to time by the Selling Shareholders named in this prospectus. This includes (i) 4,221,792 shares held by Mr. Wong Kung Tok (“Wong Kung Tok”), (ii) 537,010 shares held by Surmount Investments Group Limited, (“Surmount”), (iii) 268,505 shares held by Top Plenty International Limited (“Top Plenty”), (iv) 268,505 shares held by Park Rise Holdings Limited (“Park Rise”), (v) 447,508 shares held by Aquila Capital (Asia) Ltd. (“Aquila”), (vi) 1,350,000 shares held by Dorset Management Corporation (“Dorset”), (vii) 1,250,000 shares purchased by CHAC’s founding shareholders (its pre-initial public offering shareholders), (viii) 8,185,763 shares which may be issued to Wong Kung Tok if certain conditions are met and (ix) 2,750,000 shares underlying warrants purchased by CHAC’s founding shareholders in a private placement immediately prior to the initial public offering, and (x) 12,800,000 shares of China Ceramics that are issuable upon the exercise of outstanding warrants issued in our initial public offering. China Ceramics will not receive any of the proceeds from the sale of the shares under this prospectus, although China Ceramics could receive up to $20,625,000 upon the exercise of all of the warrants held by the founding shareholders whose underlying shares are being registered hereunder and up to $96,000,000 upon the exercise of all of the warrants held by our public shareholders the underlying shares of which are being registered hereunder. Any amounts China Ceramics receives from such exercise will be used for general working capital purposes.

The prices at which the Selling Shareholders may sell their shares will be determined by the prevailing market price for the shares or pursuant to privately negotiated transactions. Information regarding the Selling Shareholders and the times and manner in which they may offer and sell the shares under this prospectus is provided under “Selling Shareholders” in this prospectus.

China Ceramics is authorized to issue 51,000,000 shares, no par value of a single class. As of the date of this registration statement, 8,950,171 shares are outstanding, held by 15 holders of record of China Ceramics’ shares, and 1 holder of record of China Ceramics’ units, each unit consisting of one share and one warrant to purchase one share. We believe that the number of beneficial owners of our shares is significantly greater than the number of holders of record.

PER SHARE MARKET INFORMATION

China Ceramics

China Ceramics’s shares, warrants and units are quoted on the Over-the-Counter Bulletin Board under the symbols CCLTF, CCLWF and CCLUF, respectively. The units have been quoted on the Over-the-Counter Bulletin Board since December 29, 2009. Prior to December 29, 2009, China Ceramics’ shares, warrants and units were traded on NYSE Amex, under the symbols “HOL”, “HOL.WS” and “HOL.U,” respectively. CHAC’s units commenced to trade on NYSE Amex on November 16, 2007. CHAC’s shares and warrants commenced to trade separately from its units on December 17, 2007.

The following tables set forth, for the calendar quarter indicated and through January 31, 2010, the quarterly high and low sale prices for China Ceramics’s units, shares and warrants, respectively, as reported on the Over-the-Counter Bulletin Board or the NYSE Amex, as applicable.

	Units		Shares		Warrants
	High	Low	High	Low	High	Low
Annual Highs and Lows
2007	$10.10	$9.65	$9.00	$8.77	$0.92	$0.84
2008	$11.65	$6.00	$9.40	$8.20	$1.00	$0.01
2009	$11.50	$7.80	$10.01	$7.00	$3.00	$0.02
2010	n/a	n/a	$8.15	$7.00	$1.25	$1.01
Quarterly Highs and Lows
2008
First Quarter	$9.85	$9.17	$9.10	$8.85	$0.95	$0.45
Second Quarter	$10.00	$9.24	$9.20	$8.86	$1.00	$0.35
Third Quarter	$11.65	$8.00	$9.40	$8.70	$0.78	$0.18
Fourth Quarter	$8.96	$6.00	$9.00	$8.20	$0.29	$0.01
2009
First Quarter	$9.50	$8.21	$9.34	$8.83	$0.19	$0.02
Second Quarter	$9.65	$9.20	$9.58	$9.29	$0.14	$0.03
Third Quarter	$10.15	$9.56	$9.75	$9.52	$0.50	$0.07
Fourth Quarter	$11.50	$7.80	$10.01	$7.00	$3.00	$0.12
2010
First Quarter (through January 31)	n/a	n/a	$8.15	$7.00	$1.25	$1.01
Monthly Highs and Lows
August 2009	$10.02	$9.60	$9.75	$9.55	$0.40	$0.08
September 2009	$10.15	$9.84	$9.75	$9.65	$0.50	$0.26
October 2009	$9.81	$9.77	$9.76	$9.62	$0.51	$0.12
November 2009	$11.50	$7.80	$10.01	$8.40	$1.85	$0.36
December 2009	$9.51	$9.51	$9.95	$7.00	$3.00	$1.00
January 2010	n/a	n/a	$8.15	$7.00	$1.25	$1.01

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus that are not purely historical are forward-looking statements. Our forward-looking statements include, but are not limited to, statements regarding our or our management’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

Important factors that could cause actual results or events to differ materially from the forward-looking statements include, among others: changing principles of generally accepted accounting principles; outcomes of government reviews, inquiries, investigations and related litigation; compliance with government regulations; legislation or regulatory environments, requirements or changes adversely affecting the ceramics business in China; fluctuations in customer demand; management of rapid growth; changes in government policy; the fluctuations in sales of ceramics products in China; China’s overall economic conditions and local market economic conditions; Hengda’s ability to expand through strategic acquisitions and establishment of new locations; and geopolitical events.

The forward-looking statements contained in this prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws and/or if and when management knows or has a reasonable basis on which to conclude that previously disclosed projections are no longer reasonably attainable.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares by the Selling Shareholders. The proceeds from the sale of each Selling Shareholder’s shares will belong to that Selling Shareholder, although if the warrants to purchase 15,550,000 shares are exercised, we will receive $116,625,000. Any amounts we receive from such exercise will be used for general working capital purposes.

EXPENSES RELATED TO THIS OFFERING

Set forth below is an itemization of the total expenses that we expect to incur in connection with this distribution.

SEC registration fee	$15,781.95
Legal fees and expenses	$60,000.00
Accounting fees and expenses	$35,000.00
Miscellaneous	$10,000.00
Total	$120,781.95

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Overview

China Ceramics is a British Virgin Islands limited liability company whose predecessor, CHAC, was incorporated in Delaware on June 22, 2007, and was organized as a blank check company for the purpose of acquiring, through a stock exchange, asset acquisition or other similar business combination, or controlling, through contractual arrangements, an operating business, that had its principal operations in Asia, with a focus on potential acquisition target in the People’s Republic of China, or PRC. To avoid being required to liquidate, as provided in its charter, CHAC needed to consummate a business combination by November 21, 2009. However, if CHAC entered into a letter of intent, agreement in principle or definitive agreement relating to a business combination within 18 months of its initial public offering and management anticipated that the Company may not be able to consummate a business combination within 24 months from the closing of its initial public offering, CHAC would have been allowed an additional twelve months to complete a business combination.

On November 20, 2009, CHAC merged with and into China Ceramics, its wholly owned British Virgin Islands subsidiary, and, pursuant to the terms of a merger and stock purchase agreement dated August 19, 2009, China Ceramics acquired all of the outstanding securities of Success Winner.

China Ceramics, through its operating subsidiaries, is a leading Chinese manufacturer of ceramic tiles used for exterior siding and for interior flooring and design in residential and commercial buildings. The ceramic tiles, sold under the “HD” or “Hengda” brand are available in over two thousand styles, colors and size combinations. Currently, Hengda has five principal product categories: (i) porcelain tiles, (ii) glazed tiles, (iii) glazed porcelain tiles, (iv) rustic tiles, and (v) ultra-thin tiles. Porcelain tiles are Hengda’s major products and accounted for over 80% of Hengda’s total revenue in 2008. The market for Hengda’s products has been growing rapidly, due to the increasing demand for construction materials in the PRC attributable to; population growth, population urbanization and an increasing standard of living.

Hengda’s manufacturing facility is located in Jinjiang, Fujian Province with an aggregate annual production capacity of approximately 28 million square meters. The company manufactures its five principal product categories using nine production lines; each production line is optimized to manufacture specific size ranges to maximize efficiency and output. Hengda acquired a new facility in Gaoan, Jiangxi Province in January 2010. The 12 production lines in Gaoan will increase Hengda’s production capacity by 42 million square meters to a total of 70 million square meters in 2012.

Basis of Presentation

The following discussion and analysis of Hengda’s financial condition and results of operations is based on the selected financial information at and for the years ended December 31, 2006, 2007 and 2008, and the six months ended June 30, 2008 and 2009 and has been prepared based on the financial statements of Success Winner and its consolidated subsidiaries, Stand Best Creation Limited, a Hong Kong company, and Hengda. Hengda is regarded as the continuing entity resulting from the reorganization (as further described in the section entitled “Corporate Structure and Background”) since the management of all the entities which took part in the reorganization were controlled by the same directors and under common shareholders before and immediately after the reorganization. Consequently, immediately after the reorganization, there was a continuation of the control over the entities’ financial and operating decisions and risk and benefits to the ultimate shareholders that existed prior to the reorganization. The reorganization has been accounted for as a reorganization under common control. Accordingly, the combined financial statements for the years ended December 31, 2006, 2007 and 2008 and six months ended June 30, 2008 and 2009 have been prepared on the basis of merger accounting and comprise the financial statements of the subsidiaries which were under common control of the ultimate shareholders and directors that existed prior to the reorganization exercise during the relevant periods or since their respective dates of incorporation. The combined financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRSs”) including related interpretations issued by the International Accounting Standard Board (“IASB”), and have been consistently applied throughout the years ended December 31, 2006, 2007 and 2008 and six months ended June 30, 2008 and 2009.

Corporate Structure and Background

Jinjiang Hengda Ceramics Co., Ltd. (“Hengda”) was established on September 30, 1993 under the laws of PRC with the 15% of its initial shareholding owned by Fujian Province Jinjiang City Anhai Junbing Hengda Construction Material Factory (“Anhai Hengda”) and the balance of 85% owned by Chi Wah Trading Import and Export Company (“Chi Wah”). Chi Wah is a sole proprietor under the laws of Hong Kong with its legal and equitable interest solely owned by Mr. Wong Kung Tok (the “Seller”).

Stand Best Creation Limited was established on January 17, 2008 under the laws of Hong Kong with the Seller as its sole shareholder and sole director. Stand Best Creation Limited acquired the entire shareholding of Hengda on April 1, 2008 at the consideration of RMB58,980,000. As a result of this acquisition, the Seller became to indirectly and wholly own Hengda.

As at June 30, 2009, Stand Best Creation Limited owed the Seller HK$67,930,978 being the shareholder’s loan and according to the capitalization agreement dated June 30, 2009, Stand Best Creation Limited allotted 9,999 shares to the Seller or its nominee for capitalization of the said shareholder’s loan.

Success Winner Limited was established on May 29, 2009 under the laws of British Virgin Islands with the Seller as its sole shareholder and sole director.

On June 30, 2009, the Seller nominated Success Winner Limited to take up 9,999 shares allotted by Stand Best Creation Limited as per the capitalization exercise aforementioned and on the same date, the Seller transferred all its shareholding in Stand Best Creation Limited to Success Winner Limited. In effect, the Seller, from June 30, 2009, indirectly owns the entire shareholding of Stand Best Creation Limited and in turn, the entire shareholding of Hengda.

Combined Income Statements

The following table sets forth Hengda’s financial results for the years ended December 31, 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009.

	Year Ended December 31			Six Months Ended June 30
RMB (’000)	2006	2007	2008	2008	2009
Revenue	495,820	649,970	776,570	376,833	399,729
Cost of sales	(346,269)	(441,940)	(533,330)	(251,804)	(273,900)
Gross profit	149,551	208,030	243,240	125,029	125,829
Other income	1,586	2,339	2,685	1,415	1,319
Selling and distribution expenses	(30,424)	(38,166)	(46,008)	(21,745)	(22,655)
Administrative expenses	(5,333)	(6,158)	(9,932)	(5,541)	(4,832)
Finance costs	(301)	(576)	(941)	(397)	(416)
Foreign exchange gains and losses	—	—	16	67	(20)
Profit before taxation	115,079	165,469	189,060	98,828	99,225
Income tax expense	(13,825)	(19,863)	(24,027)	(12,544)	(24,980)
Profit attributable to shareholders	101,254	145,606	165,033	86,284	74,245

Description of Selected Income Statement Items

Revenue.  Hengda generates revenue from the sales of ceramic tiles, including porcelain tiles, glazed porcelain tiles, glazed tiles, rustic tiles and ultra-thin tiles. Hengda’s peak season in the last three years is between the months of May to September. This is because the second and third quarters are also the peak season of the property developing industry. In addition, Hengda also observed lower sales between the months of January to March. This is because property developing activities are low due to the effects of cold weather and the PRC Spring Festival.

Cost of sales.  Cost of sales consists of costs directly attributable to production, including the cost of clay, color materials, glaze materials, coal, salaries for staff engaged in production activity, electricity, depreciation, packing materials, and related expenses.

The most significant factors that directly or indirectly affect Hengda’s cost of sales are as follows:

•	Availability and price of clay; and

•	Availability and price of coal.

Clay is the key materials for making ceramic tiles, which accounted for approximately 25% of Hengda’s cost of sales in the first six months of 2009. The price of clay is relatively stable as it is widely available since Fujian Province, where Hengda is located, is one of the largest clay production areas in China. Hengda has long-term relationships with its coal suppliers. Prices of coal have experienced fluctuations in the past few years. The average price for coal was approximately RMB1,084 per ton in the six months ended June 30 of 2008, compared to approximately RMB936 per ton during the first half of 2009.

Other income.  Other income consists of sales of waste parts such as the exhausted metals, gears and transportation belts from equipment and moldings.

Selling and distribution expenses.  Selling and distribution expenses consist of sales commission, payroll, traveling expenses, transportation and advertising expenses. Hengda pays its distribution customers a commission ranging from 5% to 8% of invoiced amounts (including VAT) actually paid to Hengda.

Administrative expenses.  Administrative expenses consist primarily of employee remuneration, payroll taxes and benefits, general office expenses and depreciation. Hengda expects administrative expenses to continue to increase in absolute amounts. Hengda will incur additional expenses related to costs of compliance with securities laws and other regulations, including increased audit and legal fees and investor relations expenses once a publicly traded company.

Finance Costs.  Finance costs consist of interest expense on bank loans.

Income taxes.  Income taxes for the years ended December 31, 2008 and 2007 was RMB24.0 million and RMB19.9 million, respectively. The increase in PRC taxes paid was primarily due to the increase in assessable profits of Hengda’s subsidiaries in the PRC as a result of business expansion and revenue growth.

According to the Income Tax Law of the PRC for Foreign Investment Enterprises and Foreign Enterprises and as approved by relevant PRC tax authorities, Hengda, a foreign-invested enterprise, was exempt from the PRC corporate income tax for its first two profitable years, which were 2004 and 2005. Thereafter, it was entitled to a 50% reduction in the PRC corporate income tax for the subsequent three years. Pursuant to the PRC Corporate Income Tax Law and its Implementation Rules effective from January 1, 2008, and the Notice of the State Council on the Implementation of the Transitional Preferential Policies in respect of Enterprise Income Tax and its implementation rules, in the fiscal year of 2008, the applicable tax rate for Hengda was 12.5%, and the effective tax rate became 25% as of 2009.

Results of Operations

Six months ended June 30, 2009 compared to six months ended June 30, 2008

Revenue.  The following table sets forth the breakdown of revenue, by product segment, for the six months ended June 30, 2008 and 2009:

	Six Months Ended June 30,
Revenue RMB (’000)	2008	%	2009	%
Porcelain	303,182	80.5%	319,223	79.9%
Glazed Porcelain	8,442	2.2%	14,658	3.7%
Glazed	47,154	12.5%	42,917	10.7%
Rustic	17,835	4.7%	18,360	4.6%
Ultra-thin	220	0.1%	4,571	1.1%
Total	376,833	100.0%	399,729	100.0%

Revenue grew by RMB22.9 million, or 6.1%, to RMB399.7 million for the six months ended June 30, 2009, from RMB376.8 million for the same period in 2008. Although the average selling price for ceramic tiles decreased by 7.9% to RMB25.5 per square meter for the six months ended June 30, 2009 from an average selling price of RMB27.7 per square meter for the six months ended June 30, 2008, the sales volume increased by 2.1 million square meters to approximately 15.7 million square meters for the six months ended June 30, 2009 from 13.6 million square meters for the same period in 2008. In the second half of 2008, China experienced a slow-down in its construction industry due to the global financial crisis. In order to gain more market share and maintain ceramic tile productions volumes, Hengda reduced its selling price.

Porcelain tiles.  Revenue from porcelain tiles increased 5.3% from RMB303.2 million for the six months ended June 30, 2008 to RMB319.2 million for the same period in 2009. Porcelain tiles have the largest market of all of our tiles.

Glazed porcelain tiles.  Revenue from glazed porcelain tiles increased 75% from approximately RMB8.4 million for the six months ended June 30, 2008 to RMB14.7 million for the same period in 2009. Glazed porcelain tiles are a relatively new product (introduced in 2006) and the demand for this product has been strong.

Glazed tiles.  Revenue from glazed tiles decreased 9.1% from RMB47.2 million for the six months ended June 30, 2008 to RMB42.9 million for the same period in 2009. The selling price decreased in the six months ended June 30, 2009 compared to the same period in 2008 though the sales volumes were about at the same levels in both periods. This product has a lower selling price than Hengda’s other products.

Rustic tiles.  Revenue from rustic tiles increased 3.4% from RMB17.8 million for the six months ended June 30, 2008 to RMB18.4 million for the same period in 2009 due to an increase in sales volume that was offset by Hengda reducing the selling price in the last quarter of 2008.

Ultra-thin tiles.  Revenue from ultra-thin tiles increased 1990.9% from RMB220 thousand for the six months ended June 30, 2008 with 6 thousand square meters to RMB4.6 million for the same period in 2009. Ultra-thin tiles were a new product commercialized in June 2008. As the demand for this type of product is strong, ultra-thin tiles are expected to become a larger portion of Hengda’s product mix.

Cost of sales.  The following table sets forth the breakdown of cost of sales, by product segment, for the six months ended June 30, 2008 and 2009:

	Six Months Ended June 30,
Cost of sales RMB (’000)	2008	%	2009	%
Porcelain	196,249	77.9%	213,461	77.9%
Glazed Porcelain	6,100	2.4%	10,547	3.9%
Glazed	38,644	15.4%	36,329	13.2%
Rustic	10,695	4.2%	11,210	4.1%
Ultra-thin	116	0.1%	2,353	0.9%
Total	251,804	100.0%	273,900	100.0%

Cost of sales was RMB273.9 million for the six months ended June 30, 2009 compared to RMB251.8 million for the same period in 2008, representing an increase of RMB22.1 million, or 8.8%. The increase in cost of sales was primarily due to higher sales volume though the price of raw materials such as coal decreased in the six months ended June 30, 2009.

Gross profit.  The following table sets forth the breakdown of Hengda’s gross profit and gross profit margin, by product segment, for the six months ended June 30, 2008 and 2009:

	Six Months Ended June 30,
RMB (’000)	2008		2009
	Gross profit	Profit margin	Gross profit	Profit margin
Porcelain	106,933	35.3%	105,762	33.1%
Glazed Porcelain	2,342	27.7%	4,111	28.0%
Glazed	8,510	18.0%	6,588	15.3%
Rustic	7,140	40.0%	7,150	38.9%
Ultra-thin	104	47.3%	2,218	48.5%
All products	125,029	33.2%	125,829	31.5%

Hengda’s gross profit increased 0.6% from RMB125.0 million for the six months ended June 30, 2008 to RMB125.8 million for the same period in 2009. Its gross profit margin decreased 1.7% from 33.2% for the six months ended June 30, 2008 to 31.5% for the same period in 2009.

Porcelain tiles.  Gross profit for porcelain tiles decreased 1.0% from RMB106.9 million for the six months ended June 30, 2008 to RMB105.8 million for the same period in 2009. Its gross profit margin was 33.1% for the six months ended June 30, 2009 compared to 35.3% for the same period in 2008. The decrease in the gross margin was due to a decrease in the selling price in the second half of 2008.

Glazed porcelain tiles.  Gross profit for glazed porcelain tiles increased 78.3% from approximately RMB2.3 million for the six months ended June 30, 2008 to RMB4.1 million for the same period in 2009. Its gross profit margin was 28.0% for the six months ended June 30, 2009 compared to 27.7% for the same period in 2008.

Glazed tiles.  Gross profit for glazed tiles decreased 22.4% from RMB8.5 million for the six months ended June 30, 2008 to RMB6.6 million for the same period in 2009. Its gross profit margin was 15.3% for the six months ended June 30, 2009 compared to 18.0% for the same period in 2008. The decrease in the gross margin was due to a decrease in price in the second half of 2008. This product has a traditionally lower selling price and gross margin than Hengda’s other products.

Rustic tiles.  Gross profit for rustic tiles increased 0.1% from RMB7.1 million for the six months ended June 30, 2008 to RMB7.2 million for the same period in 2009. Its gross profit margin decreased 1.1% from 40.0% for the six months ended June 30, 2008 to 38.9% for the same period in 2009. The decrease in the gross margin was due to Hengda reducing its selling price for this product.

Ultra-thin tiles.  Gross profit for ultra-thin increased 2015.4% from RMB104 thousand for the six months ended June 30, 2008 to RMB2.2 million for the six months ended June 30, 2009. Ultra-thin tiles were a new product line which began production in June 2008.

Other income.  Other income decreased 7.1% from RMB1.4 million for the six months ended June 30, 2008 to RMB1.3 million for the same period in 2009. Other income mainly consist of sale of waste parts such as the exhausted metals, gears and transportation belts from equipment and moldings of RMB1.2 million in 2009.

Selling and distribution expenses.  Selling and distribution expenses were RMB22.7 million for the six months ended June 30, 2009 compared to RMB21.7 million for the same period in 2008, representing an increase of RMB1.0 million or 4.6%. The increase in selling and distribution expenses was primarily due to the increase in sales commissions paid to distribution customers of RMB1.0 million for the six months ended June 30 2009.

Administrative expenses.  Administrative expenses were RMB4.8 million for the six months ended June 30, 2009, compared to RMB5.5 million for the same period in 2008, representing a decrease of RMB0.7 million, or 12.7%. This was mainly due to management’s reaction to the financial crisis in the second half of 2008 when it actively decreased administrative and entertainment expenses.

Finance costs.  Finance costs increased 4.8% from RMB397 thousand for the six months ended June 30, 2008 to RMB416 thousand for the same period in 2009. The increase of interest expenses for the six months ended June 30, 2009 was mainly due to an increase in bank loans.

Profit before taxation.  Profit before taxation increased 0.4% from RMB98.8 million for the six months ended June 30, 2008 to RMB99.2 million for the same period in 2009. The increase of the profit before taxation was mainly due to the increase of sales volume of Hengda’s products for the six months ended June 30, 2009.

Income taxes.  Hengda incurred an income tax expense of RMB25.0 million for the six months ended June 30, 2009 compared to RMB12.5 million for the same period in 2008, representing an increase of RMB12.5 million or 100%, due to the aforementioned different tax rate applied between the periods. Hengda’s effective enterprise income tax rate was 25.0% for the six months ended June 30, 2009 compared to a 12.5% effective enterprise income tax rate for the same period in 2008.

Profit attributable to shareholders.  Profit attributable to shareholders decreased by 13.8% from RMB86.2 million for the six months ended June 30, 2008 to the RMB74.3 million for the same period in 2009 as a result of the factors described above.

Year ended December 31, 2008 compared to the year ended December 31, 2007

Revenue.  Revenue grew 19.5% from RMB650.0 million for 2007 to RMB776.6 million for 2008. The increase in Hengda’s revenue was primarily the result of strong demand created by the continued growth of the real estate construction market in China. Per square meter sales volume increased from approximately 23.9 million square meters for 2007 to approximately 28.9 million square meters for 2008, representing a 20.9% volume growth rate. Hengda’s average selling price decreased 2.2% from approximately RMB27.5 for 2007 to RMB26.9 for 2008. Hengda proactively decreased its average selling price in the second half of 2008 in response to the global financial crisis.

Cost of sales.  Cost of sales was RMB533.3 million in the year ended December 31, 2008, compared to RMB441.9 million in the year ended December 31, 2007, representing an increase of RMB91.4 million, or 20.7%. The increase in cost of sales was mainly due to the increase in sales volume and a corresponding increase in cost of raw materials to manufacture products. Following an increase in the market price of coal because the demand to coal surpassed the supply in 2008, Hengda began paying its coal suppliers in advance in order to have a stable supply of coal.

Gross profit.  Hengda’s gross profit grew 16.9% from RMB208.0 million for 2007 to RMB243.2 million for 2008. Our gross profit margin decreased 0.7% from 32.0% for 2007 to 31.3% for 2008.

Other income.  Other income increased 14.8% from approximately RMB2.3 million for 2007 to RMB2.7 million for 2008. Other income from selling waste parts grew 5.5% from approximately RMB2.2 million for 2007 to RMB2.3 million for 2008. Interest income was RMB394 thousand for 2008 compared to RMB168 thousand for 2007, representing an increase of RMB226 thousand or 134.5%.

Selling and distribution expenses.  Selling and distribution expenses were RMB46.0 million for 2008, compared to RMB38.2 million for 2007, representing an increase of RMB7.8 million or 20.4%. The increase in selling and distribution expenses was primarily due to an increase in sales commissions paid to distribution customers resulting from more products sold to RMB39.4 million for 2008, compared to RMB32.1million for 2007, representing an increase of RMB7.3million, or 22.7%.

Administrative expenses.  General and administrative expenses were RMB9.9 million for 2008, compared to RMB6.2 million for 2007, representing an increase of RMB3.8 million, or 61.3%. The increase was mainly attributable to (i) the costs relating to the company preparing to list on a foreign exchange in 2008, which did not continue due to the financial crisis and resulted in expenses of RMB1.7 million in 2008 and (ii) the increase in salaries to RMB3.7 million for 2008 compared to RMB2.3 million for 2007, representing an increase of RMB1.4 million, or 60.9%, due to the increase in the number of employees in the administration department by 30 positions during the year of 2008.

Finance costs.  Finance costs increased RMB0.37 million to RMB0.94 million for 2008 from RMB0.58 million for 2007. The increased interest expense was mainly attributable to an increase in bank loans of RMB2.8 million in the year 2008 and multiples raises of the average interest rates by the Chinese government several times during 2008.

Profit before taxation.  Profit before taxation grew 14.2% from RMB165.5 million for 2007 to RMB189.0 million for 2008. The increase was mainly due to the increase in revenue in 2008.

Income taxes.  Hengda incurred an income tax expense of RMB24.0 million for 2008 compared to RMB19.9 million for 2007, representing an increase of RMB4.2 million or 21.0%. Hengda was entitled to the effective tax rate of 12% in 2007 and 12.5% in 2008.

Profit attributable to shareholders.  Profit attributable to shareholders grew 13.3% from RMB145.6 million for 2007 to RMB165.0 million in 2008 as a result of the factors described above.

Year ended December 31, 2007 compared to the year ended December 31, 2006

Revenue.  Revenue grew 31.1% from RMB495.8 million for 2007 to RMB650.0 million for 2007. The increase of Hengda’s revenue was primarily the result of demand created by the continued growth of the real estate construction market in China and an increase in the average selling price of Hengda’s products. Per square meter sales volume grew from approximately 19.6 million square meters for 2006 to 23.7 million square meters for 2007, representing a volume growth rate of 20.9%. Hengda’s average selling price increased 8.7% from RMB25.3 per square meter for 2006 to RMB27.5 per square meter for 2007. Management believes that the average selling price increase was primarily due to strong demand from the building industry in China and Hengda’s reputation in the marketplace.

Cost of sales.  Cost of sales was RMB441.9 million for 2007 compared to RMB346.3 million for 2006, representing an increase of RMB95.7 million, or 27.6%. The increase in Hengda’s cost of revenue was primarily due to the increase in sales volume and a corresponding increase in the cost of raw materials.

Gross profit.  Hengda’s gross profit grew 39.1% from RMB149.6 million for 2006 to RMB208.0 million for 2007. Its gross profit margin increased 1.8% from 30.2% for 2006 to 32.0% for 2007.

Other income.  Other income increased 47.5% from approximately RMB1.6 million for 2006 to RMB2.3 million for 2007. Income from selling waste parts grew 51.6% from approximately RMB1.4 million for 2006 to RMB2.2 million for 2007. The interest income was RMB168 thousand for 2007 compared to RMB154 thousand for 2006.

Selling and distribution expenses.  Selling and distribution expenses were RMB38.2 million for 2007 compared to RMB30.4 million for 2006, representing an increase of RMB7.7 million or 25.4%. The increase in selling and distribution expenses was primarily due to increased sales commissions paid to distribution customers resulting from more products sold to RMB32.1 million for 2007 compared to RMB25.8 million for 2006, representing an increase of RMB6.3 million, or 24.4%.

Administrative expenses.  Administrative expenses were RMB6.2 million for 2007, compared to RMB5.3 million for 2006, representing an increase of RMB0.8 million, or 15.5%. This was due to an increase in headcount which was required to accommodate the continued strong increase in the demand for our products.

Finance costs.  Finance costs increased RMB275 thousand to RMB576 thousand for 2007 from RMB301 thousand for 2006. The increased interest expense was mainly attributable to an increase in bank loan of RMB5.0 million in the year 2007.

Profit before taxation.  Profit before taxation grew 43.8% from RMB115.1 million for 2006 to RMB165.5 million for 2007. The increase in profit before taxation was mainly due to the increase of revenue in 2007.

Income taxes.  Hengda incurred an income tax expense of RMB19.9 million for 2007 compared to RMB13.8 million for 2006, representing an increase of RMB6.0 million or 43.7%. Hengda had a tax rate of 12% in both 2006 and 2007.

Profit attributable to shareholders.  Profit attributable to shareholders grew 43.8% from RMB101.3 million for 2006 to RMB145.6 million for 2007 as a result of the factors described above.

Cash Flow Analysis

The following table presents a summary of Hengda’s cash flows and beginning and ending cash balances for the years ended December 31, 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009 (unaudited):

	Year Ended December 31			Six Months Ended June 30
RMB (’000)	2006	2007	2008	2008	2009
Net cash provided by operating activities	103,245	107,262	155,230	23,277	41,914
Net cash provided by (used in) investing activities	(3,574)	(4,156)	(6,625)	(5,357)	(243)
Net cash provided by (used in) financing activities	(91,980)	(97,192)	(115,506)	1,815	(30)
Net cash flow	7,691	5,914	33,099	19,735	41,641
Cash and cash equivalents at beginning of period	4,902	12,593	18,507	18,507	51,606
Cash and cash equivalents at end of period.	12,593	18,507	51,606	38,242	93,247

Hengda historically financed its liquidity requirement mainly through operating cash flow and short-term bank loans.

Cash flows from operating activities.  Hengda’s net cash inflow provided by operating activities was RMB41.9 million for the six months ended June 30, 2009, an increase of RMB18.6 million, or 79.8% from the RMB23.3 million net cash provided by operating activities for the same period in 2008. Hengda’s net cash flow provided from operating activities for the six months ended June 30, 2009 was primarily attributable to profit before tax of RMB99.2 million, a decrease in inventories of RMB23.7 million due to increased deliveries of Hengda’s products and decreased inventory level and an increase in trade payables of RMB2.0 million due to increased procurement from suppliers, partially offset by an increase in trade receivables of RMB55.8 million. Trade receivables increased due to an increase in product deliveries to its distributors. Accrued liabilities and other payables decreased by RMB18.3 million because the commission payables arising from the businesses of 2008 were paid up in the first half of 2009. Income tax paid increased by RMB15.7 million due to Hengda starting to pay tax at a 25.0% enterprise income tax rate in 2009, as opposed to 12.5% in 2008. Hengda’s net cash flow from operating activities for the six months ended June 30, 2008 was RMB23.3 million and was primarily attributable to profit before tax of RMB98.8 million and a decrease in inventories of RMB23.8 million due to increased deliveries of Hengda’s products, partially offset by an increase in trade receivables of RMB29.7 million due to increased sales of Hengda’s products, an increase in prepayment and other receivables of RMB14.0 million due to payment to coal suppliers in advance, a decrease in trade payables of RMB41.6 million due to the fact that Hengda’s coal suppliers changed their credit policy to require payment in advance, a decrease in accrued liabilities and other payables of RMB10.4 million due to the only six months commission payable accrued and an adjustment for income tax paid of RMB11.1 million.

For the year ended December 31, 2008, Hengda’s net cash inflow from operating activities was RMB155.2 million and was primarily attributable to profit before tax of RMB189.1 million, a decrease in inventories of RMB24.7 million due to increased deliveries of Hengda’s products during the fourth quarter of 2008 and an increase in accrued liabilities and other payables of RMB10.3 million due to an increase in commissions payable, partially offset by an increase in trade receivables of RMB14.6 million due to increased deliveries to distributors in the fourth quarter and a decrease in trade payables of RMB45.1 million due to the fact that Hengda’s coal suppliers have required payment in advance since the second quarter of 2008, and an adjustment for income tax paid of RMB24.3 million due to the commensurate growth of the business.

For the year ended December 31, 2007, Hengda’s net cash inflow from operating activities was RMB107.3 million and was primarily attributable to profit before tax of RMB165.5 million and an increase in trade payables of RMB27.4 million due to increased purchases of raw materials from its suppliers, partially offset by an increase in inventories of RMB41.2 million due to a relative proportional increase in output in 2007, an increase in trade receivables of RMB40.8 million due to sales volume increased in the second half of the year and an adjustment for income tax paid of RMB17.6 million due to the commensurate growth of the business.

For the year ended December 31, 2006, Hengda’s net cash inflow from operating activities was RMB103.2 million and was primarily attributable to a profit before tax of RMB115.1 million, an increase in trade payables of RMB27.0 million due to increased purchases of raw materials from its suppliers and an increase in accrued liabilities and other payables of RMB5.3 million due to an increase in commissions payable, partially offset by an increase in inventories of RMB26.2 million due to a relative proportional increase in output in 2006, an increase in trade receivables of RMB20.9 million due to the growth of the business and an adjustment for income tax paid of RMB10.6 million because Hengda began to pay a 12.0% enterprise income tax rate.

Cash flows from investing activities.  Hengda’s cash flows provided by/used in investing activities were primarily payments related to the acquisition/sale of property, plant and equipment and interest.

Net cash used in investing activities in the six months ended June 30, 2009 was RMB243 thousand, compared to RMB5.4 million of net cash outflow used in investing activities in the same period of 2008. The decrease was mainly due to a decrease in acquisition of property, plant and equipment during the six months ended June 30, 2009.

For the year ended December 31, 2008, Hengda’s net cash used in investing activities was RMB6.6 million and was mainly attributable to purchase of property, plant, and equipment of RMB7.0 million, partially offset by RMB0.4 million in interest received.

For the year ended December 31, 2007, Hengda’s net cash used in investing activities was RMB4.2 million and was mainly attributable to purchase of property, plant, and equipment of RMB4.3 million, partially offset by RMB0.1 million in interest received.

For the year ended December 31, 2006, Hengda’s net cash used in investing activities was RMB3.6 million and was mainly attributable to purchase of property, plant, and equipment of RMB3.7 million, partially offset by RMB0.1 million in interest received.

Cash flows from financing activities.  Net cash used in financing activities was RMB30 thousand for the six months ended June 30, 2009, representing a decrease of approximately RMB1.8 million, as compared to approximately RMB1.8 million cash from financing activities in the same period of 2008. During the six months ended June 30, 2009, Hengda’s net cash used in financing activities was primarily attributable to a RMB22.5 million dividend paid to the shareholders, which was almost fully offset by incremental bank borrowing of RMB22.2 million obtained by the company.

For the year ended December 31, 2008, Hengda’s net cash used in financing activities was RMB115.5 million and was primarily attributable to a RMB120.0 million dividend paid to the shareholders.

For the year ended December 31, 2007, Hengda’s net cash used in financing activities was RMB97.2 million and was primarily attributable to a RMB91.2 million dividend paid to the shareholders and a RMB10.5 million repayment to a director.

For the year ended December 31, 2006, Hengda’s net cash used in financing activities was RMB92.0 million and was primarily attributable to a RMB87.5 million dividend paid to the shareholders and a RMB40.1 million repayment to a director, which were offset by an increase of RMB31.1 million in paid up capital.

Inventory and Accounts Receivable.  Hengda’s inventory turnover rate decreased from 3.39 times for the year ended December 31, 2006 to 3.26 times for the same period in 2007 because Hengda kept more raw materials on hand for its planned production capacity expansion in 2007. The inventory turnover rate grew from 3.26 times in 2007 to 3.70 times in 2008 due to an increase in the delivery of Hengda’s products during the fourth quarter of 2008. The annual inventory turnover rate grew to 4.57 times for the six months ended June 30, 2009 because the rate of Hengda’s delivery of products increased. Based on its historical experience, Hengda believes that the value of its current inventories is realizable.

The average number of days in which Hengda received payment on its trade receivables decreased from 96 days for the year ended December 31, 2006 to 90 days for the same period in 2007 because Hengda enhanced the collection of trade receivables from certain distributors by the end of 2007 due to an increase in sales commission reward to the distributors from a maximum 7% to 8% in 2007. The average number of days in which it received payment on its trade receivables was 89 days in 2008 and grew to 102 days for the six months ended June 30, 2009 due to the increase in sales to distributors in the second quarter of 2009. Based on its historical experience, Hengda believes that its trade receivables are collectable.

Liquidity and Capital Resources.

The major sources of Hengda’s liquidity for the fiscal year 2006, 2007 and 2008 and six months ended June 30, 2009, were cash generated from operations and short term borrowings. Hengda does not use off-balance sheet finance as a source of liquidity or for other financing purposes.

Hengda’s working capital was RMB264.8 million at June 30, 2009 as compared to RMB181.1 million at December 31, 2008, which was primarily due to an increase in trade receivables of RMB55.8 million. Hengda’s working capital was RMB181.1 million at December 31, 2008 as compared to RMB149.9 million at December 31, 2007, which was primarily due to a decrease in trade payables of RMB45.1 million.

Cash and bank balances were RMB93.2 million as of June 30, 2009, as compared to RMB51.6 million at December 31, 2008 and RMB18.5 million at December 31, 2007. China Ceramics believes that it has enough cash available and expects to have enough income and cash flow from operations, together with financing from the developer of the Gaoan facility, to operate for the next 12 months.

However, Hengda may sell additional equity or obtain credit facilities to enhance its liquidity position or to increase its cash reserve for future acquisitions. The sale of additional equity would result in further dilution to its shareholders. The incurrence in indebtedness would result in increased fixed obligations and could result in operating covenants that would restrict its operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

Inventory Management

Hengda’s inventory is comprised of raw materials purchased from its suppliers located in Fujian, Guangdong and Jiangxi Provinces. These in turn comprise mainly:

(i) Clay;

(ii) Coal;

(iii) Colorings; and

(iv) Glazing materials.

Hengda has sufficient raw materials to support, on average, three weeks of production at any point in time. This helps to minimize any potential delays in its production process which may arise due to insufficient raw materials. Hengda’s production of ceramic tiles is based on customers’ orders. In doing so, Hengda minimizes storage space and maintains a relatively low inventory level of finished products. Its inventory turnover based on the year end closing inventory balances and allowance for inventory obsolescence charged to the income statement for the year ended 2006, 2007 and 2008 and the six months ended June 30, 2009 are as follows:

	FY2006	FY2007	FY2008	H12009
Inventories (RMB ’000)	115,031	156,244	131,562	107,845
Inventory turnover (days)(1)	107	112	98	80

(1)	The FY2006, FY2007 and FY2008 average inventory turnover is computed based on the formula: (simple average of the opening and closing inventories balance in a financial year / cost of goods sold) × 365 days. The average inventory turnover for the six months ended June 30, 2009 is computed based on the formula: (simple average of the opening and closing inventories balance in a financial period / cost of goods sold) × 182.5 days.

There were no provision for inventory obsolescence, inventory written off or inventory written down to net realizable value in the last three years ended December 31, 2008.

Credit Management

Credit terms to its customers

Hengda typically extends credit terms ranging from 90 to 120 days to its customers; credit terms can vary from customer to customer. Hengda will grant credit terms based on the reputation, creditworthiness, size of orders, payment records and number of years Hengda has done business with the customer. Hengda does not have a goods return policy.

Personnel from Hengda’s sales and marketing department typically conduct visits to new customers to evaluate their credit worthiness before entering into any arrangements with them. In addition, Hengda will usually request a deposit of RMB400,000 from new distributors upon signing a distributorship agreement.

Hengda’s average trade receivables’ turnover days in the last 3 years ended December 31, 2008 and during the six months ended June 30, 2009 were as follows:

	FY2006	FY2007	FY2008	Six Months Ended June 30, 2009
Trade receivables (RMB ’000)	140,389	181,236	195,848	251,664
Trade receivables turnover (days)(1)	98	90	89	102

(1)	The FY2006, FY2007 and FY2008 average trade receivables’ turnover is computed based on the formula: (simple average of the opening and closing trade receivables balance in a financial year / revenue) × 365 days. The average trade receivables’ turnover for the six months ended June 30, 2009 is computed based on the formula: (simple average of the opening and closing trade receivables balance in a financial period/revenue) × 182.5 days.

Credit terms from its suppliers

Hengda’s suppliers typically extend credit periods of three to five months for Hengda’s purchases of clay while its suppliers for the other materials including: coloring, glazing and packaging generally extend a credit period of approximately three to six months and coal suppliers generally extend Hengda credit periods of about one month.

Hengda’s average trade and bills payables’ turnover days in the last three years ended December 31, 2008 and for the six months ended June 30, 2009 were as follows:

	FY2006	FY2007	FY2008	Six Months Ended June 30, 2009
Trade payables	110,570	137,948	92,888	94,847
Trade payables turnover (days)(1)	123	118	105	82

(1)	The FY2006, FY2007 and FY2008 average trade payables’ turnover is computed based on the formula: (simple average of the opening and closing trade balances in a financial year / purchases of raw materials and outsourcing services) × 365 days. The average trade payables’ turnover for the six months ended June 30, 2009 is computed based on the formula: (simple average of the opening and closing trade payable balances in a financial period / purchases of raw materials and outsourcing services) × 182.5 days.

The fall in trade payables turnover days from 123 in 2006 to 82 in 2009 was due primarily to Hengda paying coal suppliers in advance in 2008.

Seasonality

The second and third quarters are the peak season of the property developing industry, and, therefore, Hengda sells more products between the months of May and September. In addition, Hengda has lower sales between the months of January and March, due to the effects of cold weather and the PRC Spring Festival.

The seasonality information above is based on its turnover trend in the last three years and may slightly vary from year to year depending on the demand by its customers and end customers for its products. However, management believes that the seasonality information for the last three years still has representative meaning of the seasonality trend going forward.

Capital Expenditures

Hengda’s capital expenditures primarily consist of expenditures on property, plant and equipment. Capital expenditures on property, plant and equipment was RMB377 thousand for the six months ended June 30, 2009 compared to RMB5.5 million for the same period in 2008. In response to the global financial crisis, management reduced capital equipment spending during the first six months of 2009.

Hengda’s capital expenditures on property, plant and equipment were RMB7.0 million in 2008. Hengda financed its capital expenditure requirements primarily through its cash flows from operating activities.

In connection with the acquisition of the Gaoan facility, Hengda expects to incur capital expenditures in excess of RMB500 million over the next three years with approximately RMB270 million to be incurred during 2009.

Contractual Obligations

Hengda’s contractual obligations consist mainly of short-term debt obligations and operating lease obligations. The following table sets forth a breakdown of Hengda’s contractual obligations as of June 30, 2009:

	Payment Due by Period
	Total	Less than 1 year	1 – 3 years	3 – 5 years	More than 5 years
	RMB in Thousands
Short-term debt obligations(1)	34,500	34,500		—	—
Operating lease obligations(2)	19,335	10,962	8,373	—	—
Total	53,835	45,462	8,373	—	—

(1)	attributed to bank loans.
(2)	includes lease obligations for Hengda’s offices, dormitories, plants, stacks and warehouses.

Off-Balance Sheet Arrangements

Hengda does not have any outstanding off-balance arrangements and does not enter into any transactions that are established for the purpose of facilitating off-balance sheet arrangements.

Critical Accounting Policies and Judgment

Hengda’s combined financial statements are prepared in accordance with IFRSs including related interpretations, and have been consistently applied throughout the years ended December 31, 2006, 2007 and 2008 and for the accounting period commencing January 1, 2009. The preparation of these financial statements requires Hengda to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Estimates and judgments are continually evaluated and are based on historical experiences and other factors, including expectations of future events that are believed to be reasonable under the circumstances. Actual results may materially differ from these estimates under different assumptions or conditions. Hengda believes accounting for depreciation of property, plant and equipment, and the assessment of income tax represent the key sources of estimation uncertainty and that the accounting for impairment of trade receivables and net realizable value of inventories represent critical judgments made in applying accounting policies used in the preparation of our combined financial statements, as described below:

Impairment of trade receivables

Hengda assesses the collectablility of trade receivables, This estimate is based on the credit history of Hengda’s customers and the current market condition. Management assesses the collectablility of trade receivables at the balance sheet date and makes provision for non-collectability, if any.

Net realizable value of inventories

Net realization value of inventories is the management’s estimation of future selling price in the ordinary course of business, less estimated costs of completion and selling expenses. These estimates are based on current market condition and the historical experience of selling products of a “similar nature”. The key sources of estimation uncertainty include:

Depreciation of property, plant and equipment

Changes in expected level of usage and technological developments could impact the economic useful lives and the residual values of these assets, therefore future depreciation charges could be revised.

Income tax

Hengda recognizes liabilities for expected taxes based on estimates of whether additional taxes will be due. When the final tax outcome of these matters is different from the amounts that were initially recognized, such differences will impact the income tax and deferred tax provisions in the period in which such determination is made.

No known trends, demand, commitments, events or uncertainties that are reasonably likely to occur materially affect the methodology or the assumptions described.

The selection of critical accounting policies, the judgments and other uncertainties affecting application of those policies and the sensitivity of reported results to changes in conditions and assumptions are factors that should be considered when reviewing our financial statements.

Quantitative and Qualitative Disclosure about Market Risk

Hengda does not have instruments subject to market risk.

Revenue recognition

Revenue is recognized when it is probable that the economic benefits will flow to Hengda and when the revenue can be measured reliably. Revenue is measured at the fair value of the consideration received or receivable and represents amounts receivable for goods and services provided in the normal course of business, net of discounts and sales related taxes on the following basis:

i.	Revenue from the sale of goods and scrap materials are recognized when the significant risks and rewards of ownership have been transferred to the buyer, which is usually on dispatch, provided that Hengda maintains neither managerial involvement to the degree usually associated with ownership, nor effective control over the goods sold; and

ii.	Interest income is recognized on a time-proportion basis, taking into account the principal outstanding and the effective interest rate applicable.

Inventories

Inventories are valued at the lower of cost and net realizable value. Cost incurred in bringing each product to its present location and conditions are accounted for as follows:

i.	Raw materials at purchase cost on a weighted average basis; and
ii.	Finished goods and work in progress at cost of direct materials and labor and a proportion of manufacturing overheads based on normal operating capacity.

Net realizable value is the estimated selling price in the ordinary course of business less the estimated costs necessary to make the sale.

Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated depreciation and impairment losses. The cost of an asset comprises its purchase price and any directly attributable costs of bringing the asset to the working condition and location for its intended use. Expenditure incurred after property, plant and equipment have been put into operation, such as repairs and maintenance, is normally charged to the income statement in the period in which it is incurred. In situations where it can be clearly demonstrated that the expenditure has resulted in an increase in the future economic benefits expected to be obtained from the use of the property, plant and equipment, and the expenditure of the item can be measured reliably, the expenditure is capitalized as an additional cost of that asset. Depreciation is calculated on the straight-line basis to write off the cost of property, plant and equipment, less any estimated residual values, over the following estimated useful lives:

Buildings	40 years
Renovation	10 years
Plant and machinery	5 – 10 years
Motor vehicle	10 years
Office equipment	5 – 10 years

Depreciation methods, useful lives and residual values are reviewed, and adjusted as appropriate, at each reporting date.

The gain or loss on disposal or retirement of an item of property, plant and equipment recognized in the income statement is the difference between the net sales proceeds and the carrying amount of the relevant asset.

Financial assets

Financial assets which are under the scope of IAS 39, other than hedging instruments, can be divided into the following categories: financial assets at fair value through income statement, held-to-maturity investments, loans and receivables, and available-for-sale financial assets. Financial assets are assigned to the different categories by management on initial recognition, depending on the purpose for which the assets were acquired.

The designation of financial assets is re-evaluated and classification may be changed at the reporting date with the exception that the designation of financial assets at fair value through income statement is not revocable.

All financial assets are recognized when, and only when, Hengda becomes a party to the contractual provisions of the instrument. When financial assets are recognized initially, they are measured at fair value, plus directly attributable transaction costs.

De-recognition of financial assets occurs when the rights to receive cash flows from the instruments expire or are transferred and substantially all of the risks and rewards of ownership have been transferred. Regular purchases and sales of financial assets are accounted for at the trade date, i.e., the date that Hengda commits itself to purchase or sell the asset. At each of the balance sheet dates, financial assets are reviewed to assess whether there is objective evidence of impairment. If any such evidence exists, impairment loss is determined and recognized.

Receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. They arise when Hengda provides money, goods or services directly to a debtor with no intention of trading the receivables. They are included in current assets, except for maturities greater than 12 months after the balance sheet date. These are classified as non-current assets. Receivables include trade and other receivables. They are subsequently measured at amortized cost using the effective interest method, less provision for impairment. If there is objective evidence that the asset has been impaired, the financial asset is measured at the present value of the estimated future cash flows discounted at the original effective interest rate. Impairment losses are reversed in subsequent periods when an increase in the asset’s recoverable amount can be related objectively to an event occurring after the impairment was recognized, subject to a restriction that the carrying amount of the asset at the date the impairment is reversed does not exceed what the amortized cost would have been had the impairment not been recognized. The impairment or writeback is recognized in the income statement.

Financial liabilities

Hengda’s financial liabilities include trade and other payables, accrued liabilities, dividend payable and interest-bearing bank borrowings. Financial liabilities are recognized when Hengda becomes a party to the contractual agreements of the instrument. All interest related charges are recognized as an expense in “finance costs” in the income statement. Financial liabilities are derecognized if Hengda’s obligations specified in the contract expire or are discharged or cancelled.

Borrowings are recognized initially at fair value of proceeds received less attributable transaction costs, if any. Borrowings are subsequently stated at amortized cost which is the initial fair value less any principal repayments. Any difference between the proceeds (net of transaction costs) and the redemption value is taken to the income statement over the period of the borrowings using the effective interest method. The interest expense is chargeable on the amortized cost over the period of the borrowings using the effective interest method.

Gains and losses are recognized in the profit and loss account when the liabilities are derecognized as well as through the amortization process.

Borrowings which are due to be settled within twelve months after the balance sheet are included in current borrowings in the balance sheet even though the original terms was for a period longer than twelve months and an agreement to refinance, or to reschedule payments, on a long-term basis is completed after the balance sheet date. Borrowings to be settled within Hengda’s normal operating cycle are classified as current. Other borrowings due to be settled more than twelve months after the balance sheet date are included in non-current borrowings in the balance sheet. Trade and other payables and accrued liabilities are initially measured at fair value, and subsequently measured at amortized cost, using the effective interest rate method. Dividend distributions to shareholders are included in current financial liabilities when the dividends are payable.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial information has been prepared assuming that the redomestication and business combination have occurred (i) at the beginning of the pro forma statements of operations for the six months ended June 30, 2009 and for the year ended December 31, 2008 and (ii) at June 30, 2009 for the pro forma balance sheet. The financial statements of China Ceramics Co., Ltd. prior to the redomestication and business combination are not included for the following reasons:

•	The only shareholder of China Ceramics was CHAC.
•	China Ceramics had not opened a bank account and had no assets, liabilities or financial statements.
•	China Ceramics had not engaged in any activity other than the business combination.

The unaudited pro forma condensed combined financial information is provided for illustrative purposes only. The historical financial information in the unaudited pro forma condensed combined balance sheet has been adjusted to give effect to pro forma events that are directly attributable to the business combination and are factually supportable. The historical financial information in the unaudited pro forma condensed combined statements of operations has been adjusted to give effect to pro forma events that are directly attributable to the business combination, are factually supportable, and are expected to have a continuing impact on the combined results.

The historical financial statements of CHAC have been prepared under U.S. GAAP and presented in U.S. Dollars. The historical financial statements of Success Winner have been prepared under IFRS and presented in Chinese Renminbi and for these proformas have been converted into U.S. Dollars and U.S. GAAP. No material adjustments were made to Success Winners’ financial statements prepared under IFRS when converting them to U.S. GAAP. The unaudited pro forma condensed combined financial statements included herein are prepared under U.S. GAAP and presented in U.S. dollars. However, following completion of the redomestication and business combination, the combined entity intends to prepare its consolidated financial statements under IFRS and present such consolidated financial statements in Chinese Renminbi (with a convenience conversion to U.S. dollars).

You should not rely on the unaudited pro forma condensed combined balance sheet as being indicative of the historical financial position that would have been achieved had the business combination been consummated as of June 30, 2009, or the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2009 or the year ended December 31, 2008, as being indicative of the historical financial results of operations that would have been achieved had the business combination been consummated on the first day of such period. See “Risk Factors” in this prospectus.

We derived the historical financial information of CHAC from the unaudited financial statements of CHAC for the six months ended June 30, 2009 and from the audited financial statements of CHAC for the year ended December 31, 2008 included in this prospectus. We derived the historical financial information of Success Winner from the unaudited consolidated/combined financial statements of Success Winner for the six months ended June 30, 2009 and from the audited consolidated/combined financial statements of Success Winner for the year ended December 31, 2008 included elsewhere in this prospectus. This information should be read together with CHAC’s and Success Winner’s audited financial statements and related notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for Success Winner, and other information included elsewhere in the prospectus.

In order to ensure that the redomestication and business combination were approved by the shareholders, CHAC, Hengda and their respective affiliates entered into transactions to purchase or facilitate the purchase of common stock of CHAC from shareholders who have indicated their intention to vote against the acquisition and seek redemption of their shares for cash. Such transactions were entered into prior to the meeting of shareholders to approve the redomestication and business combination, but were not completed until the business combination was consummated. The lack of trust funds to fund Hengda’s business operations could have a material adverse effect on its operations and business prospects.

The business combination is expected to be accounted for as a reverse recapitalization as, immediately following completion of the transaction, the shareholder of Success Winner immediately prior to the business combination has effective control of CHAC through (1) their significant shareholder interest in the combined entity and excluding the escrowed shares, (2) significant representation on the Board of Directors (initially three out of five members), with two other board members being independent, and (3) being named to all of the senior executive positions. The Seller owns a significant interest with no other owner or organized group of owners having a significant voting interest.(1) For accounting purposes, Success Winner will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of Success Winner, i.e., a capital transaction involving the issuance of stock by CHAC for the stock of Success Winner. Accordingly, the combined assets, liabilities and results of operations of Success Winner will become the historical financial statements of CHAC at the closing of the transaction, and CHAC’s assets (primarily cash and cash equivalents), liabilities and results of operations will be consolidated with Success Winner beginning on the business combination date. No step-up in basis or intangible assets or goodwill will be recorded in this transaction. All direct costs of the transaction will be charged to operations in the period that such costs are incurred. Neither the Board of Directors nor any employees of CHAC will receive exit packages in connection with the merger or have any equity securities vest except for the founders’ shares and warrants of CHAC. Although China Ceramics was legally formed on July 31, 2009, it had not been capitalized and it had no assets or liabilities. China Ceramics acquired all of the issued and outstanding shares of Success Winner and became the parent company of the group. Consequently, China Ceramics has not been presented as a separate column in the following pro forma financial statements.

Actual results could differ from the pro forma information presented and depend on several variables, including, pursuant to provisions in the acquisition agreement, the release to Success Winner’s current shareholders in the aggregate amount of up to 8,185,763 shares from an escrow account for achieving certain income thresholds (as defined in the acquisition agreement) in each of the three years ending December 31, 2009 through December 31, 2011, and two stock price thresholds (as defined in the acquisition agreement) prior to April 30, 2012. Such escrowed shares will be recorded as outstanding, and will be included in the calculations of earnings per share from that date.

Note:

(1)	The following summarizes the percentage ownership at closing:

CHAC Public Shareholders	CHAC Founders	Seller
21.8%	14.0%	64.2%*
*	Subsequent to the closing of the business combination, the Seller transferred a portion of his shares in China Ceramics.

CHINA HOLDINGS ACQUISITION CORP. AND SUBSIDIARY AND SUCCESS WINNER LIMITED
(To be known as China Ceramics Co., Ltd.)
Unaudited Pro Forma Condensed Combined Balance Sheet
June 30, 2009
(In thousands of U.S. Dollars, except per share amounts, and in U.S. GAAP, unless otherwise noted)

	China Holdings Acquisition Corp.	Success Winner Limited	Pro Forma Adjustments and Eliminations		Pro Forma Combined Companies
			Debit	Credit
ASSETS
Current assets:
Cash and cash equivalents	$12	$13,623	$125,278(a)	$1,255(b)	$13,442
				4,635(g)
				10,000(i)
				23,299(c)
				86,282(k)
Investments held in Trust	125,278	—		125,278(a)	—
Accounts receivable, net	—	36,767			36,767
Other receivables	512	491			1,003
Inventories	—	15,756			15,756
Prepaid expenses	18	132			150
Total current assets	125,820	66,769			67,118
Property, plant and equipment, net	1	9,444	40,000(h)		49,445
Land use rights, net	—	24			24
Deferred income taxes	257	—			257
Total Assets	$126,078	$76,237			$116,844
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$—	$13,857			$13,857
Deferred underwriting fee	4,288	—	4,288(b)		—
Income tax payable	—	2,100			2,100
Accrued expenses	120	2,217	4,635(g)	2,219(e)	2,253
				2,332(f)
Deposits from distributors	—	1,812			1,812
Short-term loan	—	5,040	10,000(i)	40,000(h)	35,040
Accrued commissions	—	2,846			2,846
Due to director	—	210			210
Total current liabilities	4,408	28,082			58,118
Common stock subject to possible redemption	40,364	—	40,364(c)		—
Stockholders’ equity:
Preferred stock, $.0001 par value	—	—			—
Common stock, $.001 par value(1)	16	—	2(j)	6(l)	10
			2(c)
			8(k)
Common stock, $1.00 par value(1)	—	—
Additional paid-in capital	80,724	7,825	6(l)	3,033(b)	22,937
			86,274(k)	17,067(c)
				566(d)
				2(j)
Statutory common reserve		3,783			3,783
Retained earnings	566	32,790	566(d)		28,239
			2,219(e)
			2,332(f)
Accumulated other comprehensive income		3,757			3,757
Total stockholders’ equity	81,306	48,155			58,726
Total Liabilities and Stockholders’ Equity	$126,078	$76,237			$116,844

Note (1):

	China Holdings Acquisition Corp.		Success Winner Limited	Pro Forma Combined Companies
Common shares authorized:	40,000,000		50,000	51,000,000
Common shares issued:	16,000,000	(a)	1	8,950,171	(b)
Common shares outstanding:	16,000,000	(a)	1	8,950,171	(b)

Notes:

(a)	Including 4,266,239 shares subject to possible redemption.
(b)	Excluding 8,185,763 shares held in escrow.

Pro Forma Adjustments and Eliminations (In thousands of U.S. Dollars, except for share and per share data, unless otherwise noted):

The adjustments assume that reverse acquisition accounting will apply to the business combination transaction.

a)	To liquidate investments held in trust.
b)	To record payment of deferred underwriters’ compensation charge to capital at time of initial public offering but contingently payable until the consummation of a business combination. The amount was reduced to $1,255.
c)	To record redemption of 2,379,849 shares (18.6%) of CHAC common shares issued in CHAC’s IPO at June 30, 2009 redemption value of $9.79 per share immediately before closing.
d)	Adjustment reflects the elimination of CHAC’s historical retained earnings as a result of the business combination.
e)	To accrue balance of estimated direct transaction costs of CHAC for the preparation and negotiation of the business combination based upon engagement letters, actual invoices and/or currently updated fee estimates as follows:

Legal fees	$600
Forward purchase financing fees	425
Directors and officers insurance	220
Accounting	70
Consulting and other professional fees	820
Registration, printing, listing costs and travel	100
Total estimated costs	2,235
Less, costs incurred as of the balance sheet date	(16)
Balance to accrue	$2,219

Total estimated transaction costs do not include contingent underwriters’ fees that are payable upon consummation of the business combination as these costs were incurred in connection with CHAC’s IPO and have already been provided for on the financial statements of CHAC.

f)	To accrue balance of estimated direct transaction costs of Success Winner for the preparation and negotiation of the business combination based upon engagement letters, actual invoices and/or currently updated fee estimates as follows:

Legal fees	$200
Financial advisors	1,500
Accounting	300
Consulting and other professional fees	200
Roadshow and travel	200
Total estimated costs	2,400
Less, costs incurred as of the balance sheet date	(68)
Balance to accrue	$2,332

Such costs were not recorded as a charge to operations through June 30, 2009 and, will be charged to operations subsequently by Success Winner.

g)	To record the payment of costs related to the business combination.
h)	To record the acquisition of three lines of a new (twelve line maximum) manufacturing facility immediately after closing in exchange for an approximately $40,000 note issued by the developer of the facility. It is a condition of closing that Success Winner have in place a contract for the acquisition of the new manufacturing facility which is expected to commence production of ceramic tiles for Success Winner during the fourth quarter of 2009. Success Winner will purchase the production of the new manufacturing facility “at cost” until Success Winner acquires the manufacturing facility during the fourth quarter of 2009.
i)	To repay a portion of the manufacturing facility note with $10,000 of proceeds from the trust account.
j)	To record the cancellation of 1,600,000 founders’ shares of common stock immediately before closing.
k)	To record the repurchase of 8,813,300 shares (68.9%) of CHAC common stock issued in CHAC’s IPO at $9.79 per share.
l)	Adjustment reflects the issuance of China Ceramics common stock to the Success Winner shareholder. The following table summarizes the common shares outstanding in each pro forma scenario:

Number of Shares
Actual number of common share outstanding	16,000,000
Pro forma shares:
Number of shares issuable in connection with the business combination	13,929,083
Less, Founders’ shares cancelled	(1,600,000)
Less, shares redeemed by public shareholders	(2,379,849)
Less, shares repurchased	(8,813,300)
Pro forma number of common shares issued	17,135,934
Less, escrow shares not considered outstanding (excluding 574,000 shares in escrow available to pay for indemnification claims)	(8,185,763)
Pro forma number of common shares outstanding	8,950,171

CHINA HOLDINGS ACQUISITION CORP. AND SUBSIDIARY AND SUCCESS WINNER LIMITED
(To be known as China Ceramics Co., Ltd.)
Unaudited Pro Forma Condensed Combined Statement of Operations
Year ended December 31, 2008
(In thousands of U.S. Dollars, except per share amounts, and in U.S. GAAP, unless otherwise noted)

	China Holdings Acquisition Corp.	Success Winner Limited	Pro Forma Adjustments and Eliminations				Pro Forma Combined Companies
			Debit		Credit
Revenue, net	$—	$111,473					$111,473
Cost of goods sold	—	76,536					76,536
Gross profit	—	34,937					34,937
Operating expenses:
Selling expenses	—	6,608					6,608
General and administrative expenses	837	1,427					2,264
	837	8,035					8,872
Income (loss) from operations	(837)	26,902					26,065
Other income (expenses):
Interest expense	—	(135)	1,590	(e)			(1,725)
Interest income	2,917	57	29	(a)			425
			536	(b)
			1,984	(c)
Foreign currency exchange gain		2					2
Write-off of deferred acquisition costs related to terminated transaction	(1,586)						(1,586)
Other income	—	329					329
	1,331	253					(2,555)
Income before provision for income taxes	494	27,155					23,510
					168	(d)
Provision for income taxes	168	3,451			252	(f)	3,199
Net income	326	23,704					20,311
Other comprehensive income:
Foreign currency translation	—	2,167					2,167
Comprehensive income	$326	$25,871					$22,478
Net earnings per share:
Basic	$0.02	$23,704,000.00					$2.27
Diluted	$0.02	$23,704,000.00					$1.61
Weighted number of shares outstanding:
Basic	16,000,000	1					8,950,171
Diluted	16,000,000	1					12,587,505

Pro Forma Adjustments and Eliminations (In thousands of U.S. Dollars, except for share and per share data, unless otherwise noted):

The adjustments assume that reverse acquisition accounting will apply to the business combination transaction.

a)	To record a reduction of interest income due to a reduction of the trust balance resulting from the payment of deferred underwriters compensation charges at the beginning of the period.

Deferred underwriting compensation	$1,255
Average interest rate	2.3%
Reduction of interest income	$29
b)	To record a reduction of interest income due to a reduction of the trust balance resulting from the payment for redeemed shares at the beginning of the period.

Cash remitted for redeemed shares	$23,299
Average interest rate	2.3%
Reduction of interest income	$536
c)	To record a reduction of interest income due to a reduction of the trust balance resulting from the payment for repurchased shares at the beginning of the period.

Cash remitted for repurchased shares	$86,282
Average interest rate	2.3%
Reduction of interest income	$1,984
d)	To adjust U.S. Federal income taxes for adjustments ‘(a, b, c)’ assuming that no federal tax benefit may be realized.
e)	To record interest expense for the manufacturing facility note:

Initial amount of note	$40,000
Less, amount repaid with proceeds from the trust account	(10,000)
Amount of note outstanding	30,000
Interest rate	5.3%
Interest expense	$1,590

Note:

There is no pro forma interest expense for the “No Stock Redemption” and “33.3% Public Stock Redemption” scenarios as the entire manufacturing facility note will be repaid with proceeds from the trust account.

f)	To adjust Chinese income taxes at the effective rate of 12.7% for the interest expense in adjustment (e).

Pro Forma Notes (In thousands of U.S. Dollars, except for share and per share data, unless otherwise noted):

(1)	Pro forma entries are recorded to the extent that they are a direct result of the business combination and are expected to have continuing future impact.
(2)	The following material nonrecurring charges and related tax effects result directly from the business combination and will be reflected in the income of the registrant during 2009. These items are NOT included in the pro forma adjustments:
A)	Estimated direct transaction costs of CHAC for the preparation and negotiation of the business combination based upon engagement letters, actual invoices and/or currently updated fee estimates as follows:

Legal fees	$600
Forward purchase financing fees	425
Directors and officers insurance	220
Accounting	70
Consulting and other professional fees	820
Registration, printing, listing costs and travel	100
Total estimated costs	$2,235

Total estimated transaction costs do not include contingent underwriters’ fees that are payable upon consummation of the business combination as these costs were incurred in connection with CHAC’s IPO and have already been provided for on the financial statements of CHAC.

B)	To adjust U.S. Federal income taxes for adjustment ‘A)’ assuming that no federal tax benefit may be realized.
C)	Estimated direct transaction costs of Success Winner for the preparation and negotiation of the business combination based upon engagement letters, actual invoices and/or currently updated fee estimates as follows:

Legal fees	$200
Financial advisors	1,500
Accounting	300
Consulting and other professional fees	200
Roadshow and travel	200
Total estimated costs	$2,400
D)	To adjust Chinese income taxes at the effective rate of 12.7% for the costs incurred by Success Winner in adjustment ‘C)’.

(3)	As the business combination is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted earnings per share assumes that the shares issuable relating to the business combination have been outstanding for the entire period presented. If the maximum numbers of shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period. Similarly, if shares are assumed to be repurchased, this calculation is retroactively adjusted to eliminate such shares for the entire period. For purposes of determining common stock equivalents, the trust liquidation value for the Company’s common stock of $9.79 USD on June 30, 2009 was utilized. Basic and diluted weighted average number of common shares outstanding is calculated as follows:

Number of Shares
Actual number of common share outstanding	16,000,000
Pro forma shares:
Number of shares issuable in connection with the business combination	13,929,083
Less, Founders’ shares cancelled	(1,600,000)
Less, shares redeemed by public shareholders	(2,379,849)
Less, shares repurchased	(8,813,300)
Pro forma weighted average number of common shares issued	17,135,934
Less, escrow shares not considered outstanding (excluding 574,000 shares in escrow available to pay for indemnification claims)(A)	(8,185,763)
Pro forma weighted average number of common shares outstanding – Basic	8,950,171
Common stock equivalents:
Shares issuable from “in the money” warrants outstanding:
From public offering warrants	12,800,000
From Founders’ warrants	2,750,000
Total shares issuable	15,550,000
Less, number of shares available “on the market” pursuant to the treasury stock method(B)	(11,912,666)
Number of “new” shares to be issued pursuant to the treasury stock method	3,637,334
Pro forma weighted average number of common shares outstanding – Diluted	12,587,505

CHINA HOLDINGS ACQUISITION CORP. AND SUBSIDIARY AND SUCCESS WINNER LIMITED
(To be known as China Ceramics Co., Ltd.)
Unaudited Pro Forma Condensed Combined Statement of Operations
For the six months ended June 30, 2009
(In thousands of U.S. Dollars, except per share amounts, and in U.S. GAAP, unless otherwise noted)

	China Holdings Acquisition Corp.	Success Winner Limited	Pro Forma Adjustments and Eliminations			Pro Forma Combined Companies
			Debit	Credit
Revenue, net	$—	$58,375				$58,375
Cost of goods sold	—	39,986				39,986
Gross profit	—	18,389				18,389
Operating expenses:
Selling expenses	—	3,311				3,311
General and administrative expenses	279	706				985
	279	4,017				4,296
Income (loss) from operations	(279)	14,372				14,093
Other income (expenses):
Interest expense	—	(61)	795 (e)			(856)
Interest income	255	20	3 (a)			52
			47 (b)
			173 (c)
Current acquisition costs	(16)					(16)
Write-off of deferred acquisition costs related to terminated transaction	(49)					(49)
Other income	—	173				173
	190	132				(696)
Income (loss) before provision for income taxes	(89)	14,504				13,397
Provision (benefit) for income taxes	(30)	3,651	30 (d)	199	(f)	3,452
Net income (loss)	(59)	10,853				9,945
Other comprehensive income:
Foreign currency translation	—	45				45
Comprehensive income (loss)	$(59)	$10,898				$9,990
Net earnings per share:
Basic	$—	$10,853,000.00				$1.11
Diluted	$—	$10,853,000.00				$0.79
Weighted number of shares outstanding:
Basic	16,000,000	1				8,950,171
Diluted	16,000,000	1				12,587,505

Pro Forma Adjustments and Eliminations (In thousands of U.S. Dollars, except for share and per share data, unless otherwise noted):

The adjustments assume that reverse acquisition accounting will apply to the business combination transaction.

a)	To record a reduction of interest income due to a reduction of the trust balance resulting from the payment of deferred underwriters compensation charges at the beginning of the period.

Deferred underwriting compensation	$1,255
Average annualized interest rate	0.4%
Annual reduction of interest income	5
Pro rata for six months	50.0%
Reduction of interest income	$3
b)	To record a reduction of interest income due to a reduction of the trust balance resulting from the payment for redeemed shares at the beginning of the period.

Cash remitted for redeemed shares	$23,299
Average annualized interest rate	0.4%
Annual reduction of interest income	93
Pro rata for six months	50.0%
Reduction of interest income	$47
c)	To record a reduction of interest income due to a reduction of the trust balance resulting from the payment for repurchased shares at the beginning of the period.

Cash remitted for repurchased shares	$86,282
Average annualized interest rate	0.4%
Annual reduction of interest income	345
Pro rata for six months	50.0%
Reduction of interest income	$173
d)	To adjust U.S. Federal income taxes for adjustments ‘(a, b, c)’ assuming that no federal tax benefit may be realized.
e)	To record interest expense for the manufacturing facility note:

Initial amount of note	$40,000
Less, amount repaid with proceeds from the trust account	(10,000)
Amount of note outstanding	30,000
Interest rate	5.3%
Annual interest expense	$1,590
Pro rata for six months	50.0%
Interest expense	$795

Note:

f)	To adjust Chinese income taxes at the effective rate of 25% for the interest expense in adjustment (d).

Pro Forma Notes (In thousands of U.S. Dollars, except for share and per share data, unless otherwise noted):

(1)	Pro forma entries are recorded to the extent that they are a direct result of the business combination and are expected to have continuing future impact.
(2)	The following material nonrecurring charges and related tax effects result directly from the business combination and will be reflected in the income of the registrant during 2009. These items are NOT included in the pro forma adjustments:
A)	Balance of estimated direct transaction costs of CHAC for the preparation and negotiation of the business combination based upon engagement letters, actual invoices and/or currently updated fee estimates as follows:

Legal fees	$600
Forward purchasing finance fees	425
Directors and officers insurance	220
Accounting	70
Consulting and other professional fees	820
Registration, printing, listing costs and travel	100
Total estimated costs	2,235
Less, costs incurred as of the balance sheet date	(16)
Balance to accrue	$2,219

Total estimated transaction costs do not include contingent underwriters’ fees that are payable upon consummation of the business combination as these costs were incurred in connection with CHAC’s IPO and have already been provided for on the financial statements of CHAC.

B)	To adjust U.S. Federal income taxes for adjustments ‘A)’ assuming that no federal tax benefit may be realized.
C)	Balance of estimated direct transaction costs of Success Winner for the preparation and negotiation of the business combination based upon engagement letters, actual invoices and/or currently updated fee estimates as follows:

Legal fees	$200
Financial advisors	1,500
Accounting	300
Consulting and other professional fees	200
Roadshow and travel	200
Total estimated costs	2,400
Less, costs incurred as of the balance sheet date	(68)
Balance to accrue	$2,332

Such costs were not recorded as a charge to operations through June 30, 2009 and, will be charged to operations subsequently by Success Winner.

D)	To adjust Chinese income taxes at the effective rate of 25% for the costs incurred by Success Winner in adjustment ‘C)’.

(3)	As the business combination is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted earnings per share assumes that the shares issuable relating to the business combination have been outstanding for the entire period presented. If the maximum numbers of shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period. Similarly, if shares are assumed to be repurchased, this calculation is retroactively adjusted to eliminate such shares for the entire period. For purposes of determining common stock equivalents, the trust liquidation value for CHAC’s common stock of $9.79 USD on June 30, 2009 was utilized. Basic and diluted weighted average number of common shares outstanding is calculated as follows:

Number of Shares
Actual number of common share outstanding	16,000,000
Pro forma shares:
Number of shares issuable in connection with the business combination	13,929,083
Less, Founders’ shares cancelled	(1,600,000)
Less, shares redeemed by public shareholders	(2,379,849)
Less, shares repurchased	(8,813,300)
Pro forma weighted average number of common shares issued	17,135,934
Less, escrow shares not considered outstanding (excluding 574,000 shares in escrow available to pay for indemnification claims) (A)	(8,185,763)
Pro forma weighted average number of common shares outstanding – Basic	8,950,171
Common stock equivalents:
Shares issuable from “in the money” warrants outstanding:
From public offering warrants	12,800,000
From Founders’ warrants	2,750,000
Total shares issuable	15,550,000
Less, number of shares available “on the market” pursuant to the treasury stock method (B)	(11,912,666)
Number of “new” shares to be issued pursuant to the treasury stock method	3,637,334
Pro forma weighted average number of common shares outstanding – Diluted	12,587,505

COMPARATIVE PER SHARE INFORMATION

The following table sets forth selected historical per share information of Success Winner and CHAC and unaudited pro forma combined per share ownership information of Success Winner and CHAC after giving effect to the Acquisition Agreement in which China Ceramics issued 5,743,320 shares to Wong Kung Tok in exchange for 100% equity interest in Success Winner. The Business Combination transaction will be accounted for as a recapitalization of Success Winner.

You should read this information in conjunction with the selected historical financial information, included elsewhere in this Form 20-F, and the historical financial statements of Success Winner and CHAC and related notes that are included elsewhere in this Form 20-F. The unaudited Success Winner and CHAC pro forma combined per share information is derived from, and should be read in conjunction with, the Unaudited Pro Forma Combined Financial Information and related notes included elsewhere in this Form 20-F. The historical per share information was derived from the audited financial statements of Success Winner as of, and for, the years ended December 31, 2006, December 31, 2007 and December 31, 2008 and from the unaudited financial statements of Success Winner as of and for the six months ended June 30, 2009.

The unaudited pro forma combined per share information does not purport to represent what the actual results of operations of Success Winner and CHAC would have been had the companies been combined or to project the Success Winner and CHAC results of operations that may be achieved after the Business Combination. Pro forma cash dividend per share information has not been presented as China Ceramics does not intend to pay cash dividends.

	Success Winner	CHAC(1)		Combined Company(2)
Number of Shares of Common Stock Assumed to Be Issued in Business Combination:
Assuming 2,379,849 public shares redeemed and 8,813,300 public shares repurchased	5,743,320	3,206,851		8,950,171
	64.2%	35.8%		100.0%
Net income (loss) per share – historical(3):
Year ended December 31, 2008 – basic	$23,704,000.00	$0.02
Year ended December 31, 2007 – basic	$19,208,000.00	$0.05	(4)
Year ended December 31, 2006 – basic	$12,724,000.00	n/a
Year ended December 31, 2008 – diluted	$23,704,000.00	$0.02
Year ended December 31, 2007 – diluted	$19,208,000.00	$0.05	(4)
Year ended December 31, 2006 – diluted	$12,724,000.00	n/a
Six months ended June 30, 2009, basic	$10,853,000.00	$0.00
Six months ended June 30, 2009, diluted	$10,853,000.00	$0.00
Net income per share – pro forma – basic:
Year ended December 31, 2008(5, 6)				$2.27
Six months ended June 30, 2009(5, 7)				$1.11
Net income per share – pro forma – diluted:
Year ended December 31, 2008(5, 8)				$1.61
Six months ended June 30, 2009(5, 9)				$0.79
Cash dividends per share – historical(3):
Year ended December 31, 2008 – basic and diluted	$17,236,000.00	$0.00
Year ended December 31, 2007 – basic and diluted	$12,036,000.00	$0.00
Year ended December 31, 2006 – basic and diluted	$10,990,000.00	n/a
Six months ended June 30, 2009 – basic and diluted	$3,282,500.00	$0.00
Book value per common share December 31, 2008 – historical(3)	$37,150,000.00	$7.61
Book value per common share June 30, 2009 – historical(3)	$48,155,000.00	$7.60
Book value per common share June 30, 2009 – pro forma(5, 10):				$6.56
Equivalent pro forma per share amounts(11):
Income from continuing operations – pro forma – basic:
Year ended December 31, 2008(5):	$13,037,336.40
Six months ended June 30, 2009(5):	$6,375,085.20
Income from continuing operations – pro forma – diluted:
Year ended December 31, 2008(5):	$9,246,745.20
Six months ended June 30, 2009(5):	$4,537,222.80
Book value per common share June 30, 2009 – pro forma(5):	$37,676,179.20

Pro forma Notes:

(1)	Historical per share amounts for CHAC were determined based upon the shares outstanding as of the periods presented.
(2)	The combined pro forma per share amounts for CHAC and Success Winner were determined based upon the number of shares to be issued under the estimated final closing amounts.
(3)	Historical amounts for Success Winner reflect one share outstanding.
(4)	For the period from June 22, 2007 (inception) to December 31, 2007.
(5)	Share redemptions and buy backs are assumed at the estimated liquidation value of the trust of $9.79 per share.

(6)	Pro forma net income per share – basic for the year ended December 31, 2008, was calculated by dividing the pro forma net income of $20,311,000 by the number of shares outstanding of 8,950,171. The foreign exchange rate utilized was approximately 6.96 Chinese RMB to the U.S. Dollar.
(7)	Pro forma net income per share – basic for the six months ended June 30, 2009, was calculated by dividing the pro forma net income of $9,945,000 by the number of shares outstanding of 8,950,171. The foreign exchange rate utilized was approximately 6.84 Chinese RMB to the U.S. Dollar.
(8)	Pro forma net income per share – diluted for the year ended December 31, 2008, was calculated by dividing the pro forma net income of $20,311,000 by the number of shares outstanding of 12,587,505. The foreign exchange rate utilized was approximately 6.96 Chinese RMB to the U.S. Dollar.
(9)	Pro forma net income per share – diluted for the six months ended June 30, 2009, was calculated by dividing the pro forma net income of $9,945,000 by the number of shares outstanding of 12,587,505. The foreign exchange rate utilized was approximately 6.84 Chinese RMB to the U.S. Dollar.
(10)	Pro forma book value per common share at June 30, 2009 was calculated by dividing the pro forma stockholders’ equity of $58,726,000 by the number of shares outstanding of 8,950,171. The foreign exchange rate utilized was approximately 6.84 Chinese RMB to the U.S. Dollar.
(11)	Equivalent pro forma per share amounts for Success Winner were calculated by multiplying the applicable combined pro forma per share amounts by an exchange ratio of 5,743,320 common shares of China Ceramics for one share of Success Winner.

BUSINESS

China Ceramics’s History

China Ceramics is a British Virgin Islands limited liability company whose predecessor, CHAC, incorporated in Delaware on June 22, 2007, and was organized as a blank check company for the purpose of acquiring, through a stock exchange, asset acquisition or other similar business combination, or controlling, through contractual arrangements, an operating business, that has its principal operations in Asia.

Pre-IPO Private Placement

On November 21, 2007, CHAC completed a private placement of 2,750,000 warrants to Paul K. Kelly, James D. Dunning, Jr., Alan G. Hassenfeld, Gregory E. Smith, Xiao Feng, Cheng Yan Davis, Soapakij (Chris) Cheavranant and Ruby Bin Kao, collectively referred to as the founding shareholders, as a result of which CHAC received net proceeds of $2,750,000.

The Initial Public Offering

On November 21, 2007, CHAC consummated its initial public offering of 12,000,000 units. On December 14, 2007, the underwriters of CHAC’s initial public offering exercised their over-allotment option for an offering of 800,000 units. Each unit in the offering consisted of one share and one share purchase warrant. Each warrant entitles the holder to purchase from China Ceramics one share in China Ceramics at an exercise price of $7.50. CHAC’s shares and warrants started trading separately as of December 17, 2007.

The Business Combination

On November 20, 2009, CHAC merged with and into China Ceramics, its wholly owned British Virgin Islands subsidiary, and, pursuant to the terms of a merger and stock purchase agreement dated August 19, 2009 (the “acquisition agreement”), China Ceramics acquired all of the outstanding securities of Success Winner.

Pursuant to the agreement, China Ceramics acquired all of the issued and outstanding shares of Success Winner held by the Seller in exchange for $10.00 and 5,743,320 shares of China Ceramics shares. In addition, 8,185,763 shares of the China Ceramics shares were placed in escrow (the “Contingent Shares”) and will be released to the Seller in the event certain earnings and stock price thresholds are achieved. Of the Contingent Shares, up to 5,185,763 Contingent Shares will be released based on achieving growth in either net earnings before tax or net earnings after tax, depending on the year, following the completion of an audit in accordance with International Financial Reporting Standards (IFRS). Additionally, 3,000,000 Contingent Shares will be released if China Ceramics shares close at or above certain share price targets for any twenty trading days within a thirty trading day period prior to April 30, 2012.

Concurrent with the business combination, we purchased an aggregate of 8,813,300 shares of our common stock from its public stockholders for an aggregate purchase price of approximately $86.3 million (in transactions intended to assure the successful completion of the business combination). Such shares were voted in favor of the business combination and the other related proposals.

China Ceramics’s principal place of business is located at Junbing, Industrial Zone, Anhai, Jinjiang City, Fujian Province, People’s Republic of China, and its telephone number is +86 595 8576 5051.

Recent Developments

On December 18, 2009, China Ceramics initiated the acquisition of a new production facility in Gaoan, China (the “Gaoan Facility”). Success Winner had entered into a definitive acquisition agreement for the Gaoan Facility with a group of investors (the “Investors”) prior to the closing of its business combination with China Ceramics on November 20, 2009. China Ceramics paid cash of RMB145.4 million (approx. US$21.3 million) to the Investors and assumed loans of RMB99.0 million (approx. US$14.5 million) for a total of RMB244.4 million (approx US$35.8 million). The loans bear interest at an average rate of 5.31% per annum. The closing of the acquisition of the Gaoan Facility was subject to the Gaoan City Administration for Industry and Commerce transferring the registration and business license for the Gaoan Facility from the Investors to China Ceramics. China Ceramics announced on January 22, 2010 that the Gaoan City Administration for Industry and Commerce had transferred to China Ceramics the registration and business license for the Gaoan Facility and that China Ceramics had made a final cash payment of RMB39 million to the Investors on January 20, 2010 for a total cost of RMB283.4 million (approx. US$41.3 million). The Gaoan Facility is now 100% owned by China Ceramics.

Currently the Gaoan Facility has three production lines installed and China Ceramics anticipates adding another four production lines in 2010 and five in 2011. The first three production lines are currently manufacturing finished products and are expected to contribute an additional 11 million square meters of production capacity of exterior ceramics tiles per year. The addition of production lines in 2010 and 2011 are expected to cost approximately US$20 million for each year. Together with the current production capacity at China Ceramics’ Jinjiang, China plant, the expected production capacity in 2010 will be approx 39 million square meters.

Since December 2009, China Ceramics has also signed agreements with four new exclusive distributors in Guangdong province, Hainan province, Zhejiang province and Anhui province that will begin distributing China Ceramics’ products in January 2010. Including its four newly signed distributors, China Ceramics has a network of 35 exclusive distributors.

Success Winner’s History and Current Business

Overview

Hengda is a leading Chinese manufacturer of ceramic tiles used for exterior siding and for interior flooring and design in residential and commercial buildings. The ceramic tiles, sold under the “HD” or “Hengda” brand are available in over two thousand styles, colors and size combinations. Currently, Hengda has five principal product categories: (i) porcelain tiles, (ii) glazed tiles, (iii) glazed porcelain tiles, (iv) rustic tiles, and (v) ultra-thin tiles. Porcelain tiles are Hengda’s major products and accounted for over 80% of Hengda’s total revenue in 2008. The market for Hengda’s products has been growing rapidly, due to the increasing demand for construction materials in the PRC attributable to population growth, population urbanization and an increasing standard of living.

Hengda’s manufacturing facility is located in Jinjiang, Fujian Province with an aggregate annual production capacity of approximately 28 million square meters. The company manufactures its five principal product categories using nine production lines; each production line is optimized to manufacture specific size ranges to maximize efficiency and output. Hengda acquired a new facility in Gaoan, Jiangxi Province in January 2010. The 12 production lines in Gaoan are expected to increase Hengda’s production capacity by 42 million square meters to a total of 70 million square meters in 2012.

Hengda primarily sells its products through an exclusive distributor network and directly to property developers. The company has long-term relationships with its customers; nine of its top ten clients in 2008 have been purchasing from the company for over nine years. Hengda has been in discussions with some large property developers in China to be their exclusive or primary provider of ceramic tiles and, although no arrangements or agreements have been entered into, Hengda expects to enter into arrangements of that type in the foreseeable future.

Hengda focuses its research and development efforts on developing innovative and environmentally- friendly products. Hengda owns or has the exclusive right to use 33 design patents and four utility model patents. Hengda’s stringent quality management and marketing efforts have created a strong business reputation and high brand awareness as demonstrated by the company receiving recognition from the Intermediate People’s Court of Xiangtan City of the “Chinese Well-Known Trademark” award.

Hengda’s Products

Hengda produces five types of ceramic tiles:

Porcelain tiles:  Porcelain tiles are fired at extreme temperatures and are therefore stronger and harder than other types of ceramic tiles. The material and the color is the same throughout and porcelain tiles are extremely wear-resistant. Although porcelain tiles have a matte surface, they absorb less water than other ceramic tiles, and as such, they are a superior solution for exterior tiling where there is frequent exposure to moisture.

Glazed tiles:  Glazed tiles have a glossy finish and color patterns may be added to the exterior surface of the tile. The glaze does not go beyond the exterior surface of the tile and the interior color will show if the tile is chipped. Although glazed tiles are less water-resistant than matte porcelain tiles, they are easier to clean due to their glossy surface.

Glazed porcelain tiles:  Glazed porcelain tiles combine the advantages of porcelain tiles and glazed tiles, thus enabling the tiles to have a porcelain body with a stain-proof and glossy finish.

Rustic tiles:  Rustic tiles have greater versatility in their design as textures and colors can be added to their exterior surfaces and therefore can be used in more decorative situations. In addition to being used on exterior walls, rustic tiles are also used for interior walls and flooring.

Ultra-thin tiles:  Ultra-thin tiles are only 4.0 mm thick, about half the thickness of traditional tiles. Due to their thinness, these tiles are more environmentally-friendly as the production process requires fewer raw materials and less energy. When used in combination with a specialized insulating material, the combination enables greater heat retention in the winter and keeps buildings cool in the summer with less load bearing stress on exterior building walls. Ultra-thin tiles were commercialized in 2008.

Ceramic tiles can be manufactured in differing sizes according to customer specifications, with the largest sized tiles measuring 600 mm by 600 mm. Hengda can provide over 2,000 different combinations of products, colors, textures and sizes to meet the various demands of its customers.

Hengda’s Competitive Strengths

Hengda believes the company can capitalize on the growth in the ceramics tile industry in the PRC because of the following strengths:

Leading exterior ceramic tile manufacturing company in the PRC

Hengda is a leading exterior ceramic tile manufacturer in Fujian Province and possesses economies of scale and scope that give the company an advantage over its competitors. Hengda has an established track record of more than 15 years in the ceramics industry.

Hengda is strategically located in the Jinjiang region, a ceramic and construction material hub in the PRC. As distributors and direct customers come to this area to procure construction materials for sale, construction projects or export, this location provides a regular flow of customers and demand to Hengda. This centralized industry location allows Hengda to respond quickly to customer demands and react rapidly to emerging market trends. Additional geographic advantages include: 7 miles to the Jinjiang Airport, 40 miles to the Xiamen Airport and Xiamen Railway Station and 4 miles to Shenhu Port. The proximity and ease of access to major ports and transportation enables Hengda to leverage geographical convenience and decreases transportation and logistics costs.

Leading brand with a strong market reputation

Hengda’s strong brand recognition allows it to market itself as a leader in the exterior ceramic tile industry to property developers and distributors to the construction industry. The “Hengda” and “HD” brands are well recognized and highly regarded in markets where Hengda’s products are sold. In 2005 Hengda was certified as a “Famous Brand of Fujian Province,” and was recognized as a “Chinese Well-known Trademark” in 2005.

Hengda focuses on strengthening its brands by attending national fairs and promoting its products through inclusion in strategic or high-profile projects. As a result, their products are being used for the 16th Asian Games, the 11th National Chinese Games Village and the Chinese Academy of Sciences. Hengda intends to further build on its brand’s market position in the future.

Modern and international-standard manufacturing facilities

To further Hengda’s corporate strategy of producing high quality products, the company has invested in modern, international-standard manufacturing facilities. Hengda has imported, from Italy and Germany, advanced equipment for its production lines and has implemented an overall stringent cost and quality control management system. Since 2006, Hengda has spent over RMB20 million to upgrade its current production lines and achieved recovery and recycle of waste water, waste dust, exhaust and kiln after-heat, which enabled it to decrease energy costs by 20%. Hengda was awarded Energy Conservation Advance Enterprise in 2008 from Jinjiang City Government.

In July 2002, Hengda was granted an ISO 9001:2000 accreditation, an international standard that acknowledged their quality control process. Quality control procedures begin at the receipt of raw materials and continue throughout the manufacturing process ending with a final quality check prior to packaging. Hengda’s employees are required to undergo internal training regarding its quality control policies, targets and procedures, as well as production and processing techniques. To date, Hengda has not received material claims for defects against its products.

Hengda’s new production facility in Gaoan incorporates the latest ceramic tile manufacturing technology and will allow the company to maintain its leadership position. The new production lines were built using what we believe is the most advanced equipment in the industry and incorporates similar recovery and recycle of waste water, waste dust, exhaust and kiln after-heat as the existing lines in Jinjiang, but at a higher efficiency rate. Additionally, the production line architecture optimizes throughput by eliminating conveyer feeds between each step of the production process, helping to reduce production costs. Hengda’s management believes that the two facilities will yield economic benefits by allowing Hengda to share resources and enable it to optimize its supply and distribution chain thereby enhancing efficiency.

Strong research and development and design capabilities

Hengda has devoted substantial resources to establishing research and development capabilities in an effort to improve its products and diversify its product mix. As of December 31, Hengda has obtained 13 design patents and 4 utility model patents. Another 20 design patent applications were submitted and are pending approval. In addition, Hengda was awarded a “High-tech Enterprise Certificate” in 2007 from Fujian Provincial Department of Science and Technology, affirming its innovations in the industry.

Hengda’s research and development team focuses on new products as well as developing energy and resource efficient production methods. As of December 31, 2009 the team had 81 employees and its supervisor has more than 15 years of experience in the ceramics industry. Hengda’s research and development team also works with the Jingdezhen Ceramic Institute in the PRC to innovate and develop new production processes and products.

Through its efforts in research and development, Hengda believes that it is well positioned to further expand its market share and widen its customer base by continuing to develop technological advances in anticipation of, or in response to, customer requirements and evolving government standards.

Experienced, professional and dedicated management team

Hengda’s experienced, professional and dedicated management team brings a wealth of knowledge to Hengda’s day-to-day operations and provides strategic direction to the company. Hengda’s Chairman and founder, Huang Jia Dong, has more than 20 years of experience in the ceramics industry and is Vice-Chairman of the Fujian Province Ceramic Industry Association. The senior management team comprised of five members has more than 80 combined years of experience in the ceramic industry. Hengda believes that the extensive industry related experience among the senior management team allows the company to better anticipate market opportunities.

Hengda’s Strategy

Hengda intends to continue to build on its competitive strengths to increase its market share and profitability. To achieve this, it plans to implement the following business strategies:

Increase production capacity through the acquisition of a new manufacturing facility

Hengda acquired a new facility in Gaoan, Jiangxi Province in January 2010. Currently the Gaoan facility has three production lines installed and China Ceramics anticipates adding another four production lines in 2010 and five in 2011. The first three production lines are currently manufacturing finished products and are expected to contribute an additional 11 million square meters of production capacity of exterior ceramics tiles per year. The capital expenditure is expected to be approximately RMB150 million in 2010 and RMB152 million in 2011. The 12 production lines in Gaoan will increase Hengda’s production capacity by 42 million square meters to a total of 70 million square meters in 2012. In addition to a more efficient manufacturing process, labor and raw materials costs are also expected to be lower.

Further enhance Hengda’s brand awareness

Hengda plans to further enhance brand awareness of the “Hengda” and “HD” brand in the PRC, in particular, to strengthen the recognition of Hengda as a leader in the PRC exterior ceramic tile industry. Hengda plans on strengthening its brands by continuing to market its products to property developers and the construction industry, working with distributors on local marketing, attending national fairs and promoting its products through inclusion in strategic high-profile projects.

Expand sales distribution network and increase exports

Hengda sells its products mainly to distributors located in major cities such as Shanghai, Beijing, Tianjin, Wuhan, Chengdu and Shenyang and other locations in the PRC. Hengda intends to expand its distribution network to cover regions within the PRC where it currently does not have a presence or does not have a strong presence. In particular, Hengda plans to increase its distribution network by establishing and increasing its presence in Zhejiang, Anhui, Heilongjiang, Guizhou, Henan, Hebei, Shangdong, Shanxi, Shaanxi, and Yunnan Provinces within the PRC.

Hengda believes that its new production facility in Gaoan will better position the company to expand into new markets and reach additional end customers as transportation and logistical costs of delivering products to these areas will be reduced.

Further, Hengda is planning to conduct more direct sales to property developers and has entered into the final bidding process as the ceramic tile provider to China Resources Land Limited, one of the leading property developers in China. Hengda will also seek to become an exclusive ceramic tile supplier to other leading property developers in China such as Vanke and Evergrande.

Currently Hengda exports approximately 5% of its products through PRC trading companies. Hengda intends to increase the exported volume of its products by establishing relationships with additional PRC trading companies and by promoting its products in regional and international trade shows.

Develop advanced products that meet evolving building construction requirements

Hengda is focusing its research and development initiatives on developing new products that address market demand for advanced building materials and meet evolving Government policies for energy efficiency. Specifically the research and development effort is focused on tiles which;

•	Reduce raw materials and energy consumption in the production process;
•	Have a density less than half of other tiles;
•	Reduce load bearing stress on exterior walls of buildings and tile shedding; and
•	Utilize a honeycomb structure which optimizes insulation performance.

Hengda will continue to invest in research and development to maintain its competitive position in the industry.

Expansion through mergers, acquisitions and strategic alliances

Hengda may seek to further increase its market share through select acquisitions. Management believes that it has sufficient expertise to find and acquire suitable ceramic production facilities and/or companies to increase its scale and geographic diversification within the PRC. Hengda’s management intends to only pursue acquisitions where it believes that it will be able to continue to provide cost competitive, high quality ceramic tiles to its customers.

Production Process and Facilities

A typical production line for ceramic tiles is comprised of preparation equipment (which typically includes a miller and a spray dryer), a press (which is used for shaping raw ceramic material), a glazing line (used to supply glazed materials to the pressed tiles), a kiln (used to harden the soft mixture of clay and minerals into a hard ceramic body by subjecting the mixture to high temperature) and packaging.

The following chart sets out the major steps involved in the production process:

The procedures involved in the production of ceramic tiles are summarized below:

(i) Inspecting

Raw materials for ceramic products consist mainly of clay (comprised of inorganic materials such as kaolin, flint and feldspar) obtained mostly from areas adjacent to Hengda’s facilities, such as Dehua county of Quanzhou city. Raw materials are inspected by quality control staff upon receipt. Batch calculations that take into consideration both physical properties and chemical compositions of the raw materials are performed to ensure that the right amounts are mixed.

(ii) Mixing and Grinding

After stringent checks on the quality of the clay and weighing, the raw material department mixes the clay as determined during inspection. The mixture is then sent to a ball mill where water is added to form a slurry for finer grinding. This process takes approximately 12 hours to complete. The slurry is then filtered and metallic particles are removed magnetically. The slurry is inspected at this stage for density, flow speed and water ratio. Compared with many competitors who use stone ball millers, Hengda uses aluminum ball millers to grind materials. Aluminum ball millers have a higher initial cost, but have higher grinding speed and can better process stone chips existing in the slurry. The slurry is then moved to a 1,200 ton slurry pool. Based on production scheduled, portions of the slurry may be moved to smaller slurry pools where coloring materials can be added. The mixture in smaller slurry pools are churned for approximately 24 hours to keep quality and color consistent in the end product.

(iii) Spray Drying

A spray dryer is then used to remove most of the water content in the slurry to obtain granules with the required moisture level for processing. The slurry is pumped into an atomizer, consisting of a rapidly rotating disk or nozzle where droplets are formed. The droplets of the slurry spray are then dried by a rising hot air column, forming small free-flowing granules of a standard size and specific moisture content which is used in the next stage. The stream of gases used to dry the slurry can be at temperatures as high as 1,100°C. The granules are then moved to and held in steel containers (“hoppers”) for over 24 hours to ensure consistency and uniformity of granule size and color.

(iv) Molding

The granules flow from a hopper into the mold die where they are compressed by steel plungers and then ejected by the bottom plunger in varying sizes based on specifications. The automated presses used operate at pressures as high as 1,600 tons. The ceramic bisque, a shaped non-fired ceramic tile, is then passed through to the dryer to remove most of the remaining water content present in preparation for the firing and/or glazing stages. The tiles are fed into the dryer and conveyed horizontally on rollers, at temperatures of 250°C for approximately 15 to 25 minutes based on tile type.

(v) Glazing

Glazing involves applying one or more coats of glaze, comprised mainly of silica and other coloring agents such as iron, chromium, cobalt or manganese, onto the tile surface. The dried ceramic bisque is then sent to the glazing station where a design and/or color is added. The glaze concentration and glazing quantity is controlled by computers to avoid chromatic aberration and lack of uniformity. Not all products, such as porcelain tiles, require glazing.

(vi) Firing

After molding and/or glazing, the ceramic bisque is fired in a kiln. Typically, the temperature in a kiln is about 1,200°C and the firing process takes less than one hour. The entire firing process is monitored and controlled by computers. Hengda currently has nine firing lines in its production facility.

(vii) Packaging

After the firing process, tiles are inspected for quality. Tiles which pass inspection are packaged and moved to the storage facility.

As of December 31, 2009 Hengda’s production facility, located in Jinjiang City, Fujian Province in the PRC had a total gross floor area of approximately 120,000 square meters and employed 1,715 production personnel. The Jinjiang facility consists of nine production lines with an annual production capacity of 28 million square meters. Historically, Hengda has not experienced any form of disruption in its production facility.

In January 2010 Hengda completed the acquisition of a new production facility in Gaoan, Jiangxi Province with over 430,000 square meters of land. Hengda has been acting as the technical advisor during construction and providing production start-up support. Currently the Gaoan facility has three production lines installed and China Ceramics anticipates adding another four production lines in 2010 and five in 2011. The 12 production lines in Gaoan will increase Hengda’s production capacity by 42 million square meters to a total of 70 million square meters in 2012.

Quality Control & Assurance

The quality of Hengda’s products is critical to its continued growth and success. In July 2002, Hengda received ISO 9001:2000 accreditation, an international certification certificate, acknowledging their quality control process. Quality control procedures begin at the receipt of raw materials and continue throughout the manufacturing process ending with a final quality check prior to packaging. Hengda’s employees are required to undergo internal training regarding its quality control policies, targets and procedures, as well as production and processing techniques. As of December 31, 2009, Hengda’s quality assurance team consisted of 105 members.

Notable Awards & Certificates

Hengda has received numerous awards and certificates for its branding, product quality and R&D achievements. Select awards include:

Year Initially Received	Award & Certificate Name	Issuer
2002	ISO 9001:2000 Quality Management System Certificate	China Certification Center for Quality Mark
2004	China Compulsory Certification	Guojian Lianxin Certification Center
2005	ISO 14001:2004 Environmental Management Standards Certificate	Fujian Branch of Beijing World Standards Certification Centre
2005	Fujian Well-known Trademark	Fujian Well-known Trademark Award Commission
2005	Chinese Well-known Trademark	Intermediate People’s Court of Xiangtan City
2006	Inspection Exempted Products Certificate	National Bureau of Quality and Technical Supervision
2007	High-tech Enterprise Certificate	Fujian Provincial Department of Science and Technology
2008	Energy Conservation Advanced Enterprise	Jinjiang City Government
2009	Fujian 100 Important Industrial Enterprise	Fujian Economic and Trading Commission

Customer, Sales & Marketing

Hengda primarily sells its products through an exclusive distributor network and directly to property developers. Distributors are located in major cities such as Shanghai, Beijing, Tianjin, Wuhan, Chengdu and Shenyang and other locations in the PRC. The company has long-term relationships with its customers; nine of its top ten customers in 2008 have been purchasing from the company for over nine years.

Hengda’s major customers accounting for 5% or more of Hengda’s total revenue for the last three years and the six months ended June 30, 2009 are: Foshan City Jundian Ceramics Co., Ltd., Xiamen Tongying Trading Co., Ltd., Liaoning Yatong Logistics Co. Ltd, Beijing Zhihe Construction Industry Trading Co., Ltd., Fuzhou Yuanteng Construction Decoration Co., Ltd., Chaozhou Chenqiao Jianxing Building Materials Co., Ltd. and Chendu City Dehui Construction Materials Co., Ltd. None of these customers accounted for more than 10% of Hengda’s total revenue in 2008.

Hengda’s business and profitability is not materially dependent on any industrial, commercial or financial contract with any of its customers. None of Hengda’s directors or executive officers or their respective affiliates has any interest, direct or indirect, in any of Hengda’s customers.

Sales and Marketing

The sales and marketing department is responsible for formulating sales policies and pricing based on market analysis, surveys and forecasts, developing and implementing Hengda’s sales and marketing campaigns, and promoting Hengda’s products and brand. Additionally, the sales department is responsible for cultivating new customers and business relationships, as well as servicing existing accounts.

Hengda participates in a variety of sales and marketing activities including trade shows, in-house sales and marketing seminars, factory tours, outdoor advertising, B2B catalogs and customer calls. Hengda believes that these techniques allow it to gather and better understand customers’ needs and requirements and to obtain feedback on its products and services and intends to continue utilizing these techniques.

In the future Hengda intends to participate in international trade fairs and seminars from time to time to promote its brand and products, and to establish a network with industry professionals outside the PRC. To augment its plan to expand its markets internationally, Hengda’s products will also be advertised on and available to purchase on the Internet. As of December 31, 2009, Hengda’s Sales and Marketing Department had 23 employees whose salaries are commission-based.

Backlog

Hengda typically receives orders from customers two months in advance of production on a rolling basis. As of June 30, 2009, Hengda’s backlog was RMB168 million which represents approximately the next two months of revenue at the time, compared to a backlog of approximately RMB145 million on June 30, 2008, a year over year increase of 15.9%.

Major Suppliers

Clay and coal are the two main raw materials required to manufacture ceramic tiles. Hengda purchases these raw materials from at least two independent suppliers respectively Other major sourced materials include coloring and packaging. Hengda is not dependent on any one of its PRC based suppliers as it is able to source raw materials from alternative vendors should the need arise.

Hengda’s suppliers are selected by its purchasing department and are assessed on criteria such as the quality of materials supplied, duration of their business relationship with Hengda, pricing, delivery reliability and response time to orders placed by Hengda. Hengda has sufficient raw materials on-hand to support, on average, three weeks of production at any point in time to minimize any potential production delays that could arise due to a delay in raw material delivery.

Hengda has not experienced significant production disruptions due to a supply shortage from its suppliers, nor has it had a major dispute with a supplier.

Hengda’s major suppliers accounting for 5.0% or more of Hengda’s total purchases in fiscal years 2006, 2007 and 2008 and the six months ended June 30, 2009 are: Fujian Province Dehua County Shangdi Guoshan Ceramic Mine, Dehua County Longxun Mining Industry Development Co., Ltd, Foshan City Nanhai Zhongtai Glaze Production Plant, Quanzhou Furen Trading Co., Ltd., Fuzhou Yuchang Trading Co., Ltd, Quanzhou Fengzhe Hengran Ceramics Co., Ltd., Fuzhou Free Trade Zone Tianlida, Jinjiang Xinglida Paper Industry Co., Ltd., Fujian Province Dehua County Jiaxin Mining Industry Co., Ltd, Foshan Sanshui Jinying Inorganic Materials Co., Ltd. and Jiangxi Tungsten Industry Group Co., Ltd. None of these major suppliers accounted for more than 10% of Hengda’s total raw material purchases in 2008. Hengda’s business or profitability is not materially dependent on any industrial, commercial or financial contract with any of its suppliers.

None of Hengda’s officers or directors or their respective affiliates has any interest, direct or indirect, in any of the above major suppliers. There are no arrangements or understanding with any suppliers pursuant to which any of Hengda’s directors and executive officers were appointed.

Research and Development

Hengda has devoted substantial resources to establishing research and development capabilities in an effort to improve its products and diversify its product mix. Hengda’s R&D team focuses on new products as well as developing energy and resource efficient production methods.

Hengda focuses its research and development efforts on the following:

(a)	Improving and developing new production and processing techniques;
(b)	Improving the use and selection of raw materials to lower costs; and
(c)	Developing new products and designs to address changing market demands.

Hengda’s research and development expenses were approximately RMB11.4 million, RMB14.9 million and RMB14.6 million for fiscal years 2006, 2007 and 2008, respectively. From time to time, Hengda may enter into collaboration with other research institutes to develop new products or improve its production process. As of December 31, 2009 the R&D department had 81 employees.

Competition

Hengda operates in a competitive environment and it expects to face more intense competition from its existing competitors. Its competitors are privately owned companies that are located mainly in the PRC. Hengda’s principal competitors are Guangdong White Rabbit Ceramics, Guangdong New Pearl Ceramics,

Foshan Shiwan Yulong Ceramics Co., Ltd, Jiangxi Apollo Ceramics Co., Ltd., Jianjiang Haoyuan Ceramics, Co., Ltd, Jinjiang Wanli Ceramics Co., Ltd, Jinjiang Tengda Ceramics Co., Ltd and Jinjiang Haoshan Construction Materials Co., Ltd.

Properties

Hengda owns land-use rights at two locations in Jinjiang, Fujian Province in the PRC for an office building and workshop, and has pre-paid all amounts relating to these properties. The land-use rights for these two locations expire in 2055 and covers approximately 10,023 sq meters.

Hengda currently leases 18 properties in Jinjiang, Fujian Province in the PRC for various uses including warehouses, office space, workshops, staff quarters and stock yards. The lease terms range from one to six years.

Hengda believes that its current property rights are sufficient for its current operations. However, to continue growth, Hengda believes it needs to expand its production capacity, which is why it has acquired a new facility in Gaoan, Jiangxi Province, as described above.

Intellectual Property

Hengda’s brand name distinguishes its products from that of its competitors and increases consumer awareness of its products. Hengda has registered the following trademarks in the PRC:

Registered Trademarks

Trademark	Class/Products	Validity Term	Registration No,
	19/ Red floor tile and ceramic tile	From December 14, 2003 to December 13, 2013	669884
	19/ Tile, ceramic tile and wave pattern tile	From February 21, 2002 to February 20, 2012	1716827
	19/ Tile; non-metallic tile; ceramic tile; non-metallic wall tile for constructional use; wave pattern tile; glass mosaic; non-metallic floor tile	From March 28, 2009 to March 27, 2019	4971248
	19/ Tile; ceramic tile; wave pattern tile; non-metallic tile for constructional use; marble; manual stone; terrazzo; glass mosaic	From September 14, 2006 to September 13, 2016	3893819

Patents

As of August 1, 2009, Hengda owns four utility model patents in the PRC for exterior wall tiles, which were applied for in November of 2007. The terms of such patents are for ten years from the application date.

Pursuant to a Patent Licensing Contract dated May 8, 2009 between Hengda and Huang Jia Dong, Huang Jia Dong has licensed to Hengda, for no consideration, the exclusive right to use PRC design patents owned by Huang Jia Dong during the terms of each of the patents: There are a total of thirteen design patents for ceramic tiles which were applied for between August 2000 through November 2002. The terms of such patents are for ten years from the application date.

According to a letter issued by Huang Jia Dong on May 10, 2007, Hengda is authorized by Huang Jia Dong to use designs for 20 ceramic tiles which have had patent applications submitted by Huang Jia Dong to the State Intellectual Property Office (SIPO) for the granting of design patents on December 7, 2006, on its products under the trademarks No. 669884 and No. 1716827 in the PRC. The applications are currently being processed by SIPO.

Except as disclosed above, as of the date of this Registration Statement, Hengda’s business or profitability is not materially dependent on any other trademarks, copyrights, registered designs, patents, grant of licenses from third parties, new manufacturing processes or other intellectual property rights.

Legal Proceedings

There are no material lawsuits currently pending against China Ceramics, Hengda, Success Winner or Stand Best.

DIRECTORS, SENIOR MANAGEMENT AND EMPLOYEES

Directors and Senior Management

China Ceramics’ directors and executive officers are as follows:

Name	Age	Position
Huang Jia Dong	51	Director and Chairman of the Board
Su Pei Zhi	55	Director and Sales Deputy General Manager
Paul K. Kelly(1)(2)(3)	69	Independent Director
Cheng Yan Davis(1)(2)(3)	67	Independent Director
Li Shun Qing	39	Chief Executive Officer
Hen Man Edmund	36	Chief Financial Officer
Ding Wei Dong(1)(2)(3)	69	Independent Director

(1)	Member of audit committee
(2)	Member of compensation committee
(3)	Member of nominations committee

Huang Jia Dong founded Hengda in 1993 and served as the Chairman. Mr. Huang was previously involved in the construction material distribution business. Mr. Huang has been appointed as the Vice Chairman of Fujian Province Ceramic Industry Association since 2006 and the executive director of Jinjiang City Chamber of Import and Export Trade since 2007. Mr. Huang has a diploma in corporate management from Xiamen University.

Su Pei Zhi joined Hengda in 1993 and served as the Sales Deputy General Manager. He is the head of Hengda’s sales and marketing team. Under the leadership of Mr. Su, Hengda has established a nationally covered sales network including both distribution customers and property developer customers.

Li Shun Qing joined Hengda in 1993 as its Manufacturing Deputy General Manager where he headed Hengda’s operations. Mr. Li obtained ISO9000:2000 and ISO9001:2000 Internal Quality Systems Auditor Certification in 2002 and 2004, respectively. He also obtained the Certification of Standardization Qualification in Fujian Province in 2006 and a Certification of Metering Administrator in 2007. Under the leadership of Mr. Li, Hengda has established stringent cost control systems which enable Hengda to better compete in the industry.

Hen Man Edmund joined Hengda in 2008 as the Chief Financial Offer. Prior to joining Hengda, Mr. Hen was a Financial Controller of a switchgear manufacturer in Sichuan PRC. Prior to that, Mr. Hen was the accountant of Dickson Concepts (International) Ltd., a public listed company in Hong Kong. He also worked at a variety of international accountancy firms, including Deloitte Touche Tohmatsu, in assurance and advisory services during the period from 1995 to 2001. Mr. Hen graduated from the University of East Anglia, United Kingdom, with a Bachelor Degree in Science in 1995. He is an associate of the Institute of Chartered Accountants in England and Wales and an associate of the Hong Kong Institute of Certified Public Accountants.

Ding Wei Dong serves as China Ceramics’ independent director. From 1997 to 2008, Mr. Ding served as the President of China Building Ceramics & Sanitaryware Association (CBCSA), the largest industrial association of the building ceramics and sanitaryware industry in China. Mr. Ding is now the honorary president of CBCSA. From 1991 to 2000, Mr. Ding served as the Executive Vice President of China Building Material Industry Association (CBMIA), a national organization of the building material industry in China. From 1985 to 1991, Mr. Ding was the chief of Manufacturing and Management Department of Building Material Bureau of China where he was responsible for the quality management of building materials. Mr. Ding graduated from Nanjiing University of Science and Technology in 1965 with a Bachelor Degree, and he has the professional title of Senior Engineer of Professor Scale.

Paul K. Kelly has been a director of China Ceramics since the closing of the business combination and was Chairman of the Board and Chief Executive Officer of China Ceramics’s predecessor since its inception. Since February 1992, Mr. Kelly has been the President and Chief Executive Officer of Knox & Co., an investment banking firm specializing in mergers and acquisitions, corporate restructuring and international financial advisory services for clients in the U.S., Asia, and throughout the world. In 2004, Mr. Kelly formed the Westgate Group, Inc., a strategic advisory firm focusing upon identifying and implementing cross-border business opportunities for clients with an emphasis on Asia and the Pacific Basin, for which he acts as Chairman, CEO, and is the majority shareholder. Mr. Kelly is also the President, Chief Executive Officer and sole shareholder of PH II, Inc., a privately held investment company which has investments in the United States and New Zealand. He has held these positions with PH II since 1988. Mr. Kelly also serves as Chairman and Chief Executive Officer of Knox Enterprises, Inc., successor to THT Inc., a privately held diversified manufacturing company. In 1996, Mr. Kelly founded the Carrington Club, a golf resort and karikari estate and winery in New Zealand for which he is the owner and Edgewater Developers, a real estate development company in New Zealand. From 1985 to 1990 Mr. Kelly served as President and Chief Executive Officer of Peers & Co., an international investment banking firm. From 1984 to 1985 Mr. Kelly was the President and a director of Quadrex Securities Corp. From 1982 to 1984 he was an Executive Vice President and Director of Dean Witter Reynolds, Inc., responsible for all investment banking activities for financial institutions. Mr. Kelly also served as Managing Director and a member of the Management Committee of Merrill Lynch White Weld Capital Markets Group from 1980 to 1982 where he was responsible for all investment banking activities for financial institutions on a worldwide basis, and was also senior banker to Merrill Lynch & Co., the holding company for all Merrill Lynch interests. From 1978 to 1980 Mr. Kelly was Executive Vice President, Director and member of the Executive Committee of Blyth Eastman Dillon, where he was co-head of the Corporate Finance Department. He was responsible for all new business activities for the firm and headed the Financial Institutions Group. Among the other positions held by Mr. Kelly prior to 1978 include his positions from 1968 to 1975 as Vice President of The First Boston Corporation where he established the commercial paper department and was responsible for all corporate finance new business activities and as a partner, member of the management committee and head of investment banking for Prescott, Ball & Turbin from 1975 to 1978. Mr. Kelly is a member of the Board of Trustees of the University of Pennsylvania, a member of the Business School Advisory Board of the University of Auckland (NZ), and a member of the New Zealand Business Roundtable. In addition, he is a member of the Director’s Advisory Board of the Yale Cancer Center. He is a past director of American Life and Health Insurance Company of New York, The Chicago Sun-Times Corporation, Hydrox Corporation, Ltd. (New Zealand), MCR Corporation, and Porta Systems Corporation (ASE). He graduated from the University of Pennsylvania in 1962 and received an MBA in Finance from the Wharton School in 1964.

Cheng Yan Davis has been a director of China Ceramics since the closing of the business combination and was a board member of China Ceramics’s predecessor since its inception. Since 1993, Ms. Davis has been the Vice Dean of International Programs and Development at the University of Pennsylvania Graduate School of Education (GSE International). GSE International was established by Ms. Davis in 1993, and was the first international programs office among Ivy League graduate schools of education in the U.S. Ms. Davis also serves as a Special Advisor to the President of the University of Pennsylvania on internationalization efforts. GSE International has developed many specialized training programs for groups ranging from government officials and university presidents to finance executives and corporate CEOs. Among these programs are training programs for Chief Executive Officers and leading executives in the Chinese securities and mutual fund industries, created in conjunction with the Wharton School. Over the past three years, the Penn-Securities Association of China Program and the Penn-China Mutual Fund CEO Leadership Program have trained over one hundred Chinese executives in the latest theories and practices of the U.S. finance sector. Since 1998, Ms. Davis has worked with Morgan Stanley on the International Conference on Higher Education Management in Shanghai, the establishment of the China Center, which focuses on management training for U.S. — China joint ventures, and the China Pension Program, which works with the state council of China in designing the architecture and training of a senior workforce in comprehensive pension management. Ms. Davis has also worked with CIGNA and Lucent Technologies on various professional education projects since 1997, designing a variety of training and professional development programs. Ms. Davis also serves as an advisor on quality workforce standards for the Shanghai Municipal Government and the Shanghai Foreign

Trade Commission. Since 1997, Ms. Davis has been invited to the Shanghai’s Mayor’s International Advisory Council as a special observer and to offer suggestions on Shanghai human resource development and workforce training. Ms. Davis has also been invited to custom design new programs for China Telecom and China Industrial Commercial Bank. These programs were designed in preparation of China’s entry into the World Trade Organization. Ms. Davis initiated former President Jiang Zemin’s visit to the University of Pennsylvania in 1997. Ms. Davis is a board member of the New York Film Academy, Senior Advisor to Motorola and Oracle on international government relations, and Advisor Professor to East China Normal University. In addition, she has served as the Senior Observer for the Shanghai International Business Leaders Advisory Council for the past fifteen years. She has received numerous recognitions for her many contributions, including the first-ever PennGSE Alumni Pioneers Award. Ms. Davis has a degree in Russian and English from Shichuan Foreign Language University in China and an Ed D in Education from the Graduate School of Education at the University of Pennsylvania.

Board Committees

China Ceramics’ board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee.

Audit Committee.  The audit committee consists of Paul K. Kelly, Ding Wei Dong and Cheng Yan Davis. Mr. Kelly will be the chair of our audit committee, and we believe that Mr. Kelly qualifies as an “audit committee financial expert”, as such term is defined in the rules of the Securities and Exchange Commission.

Our board of directors has adopted an audit committee charter, providing for the following responsibilities of the audit committee:

•	retaining and terminating our independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;
•	discussing the annual audited financial statements with management and the independent auditors;
•	annually reviewing and reassessing the adequacy of our audit committee charter;
•	such other matters that are specifically delegated to our audit committee by our board of directors after the business combination from time to time;
•	meeting separately and periodically with management, the internal auditors and the independent auditors; and
•	reporting regularly to the board of directors.

Compensation Committee.  The compensation committee consists of Ding Wei Dong, Paul K. Kelly and Cheng Yan Davis. Ding Wei Dong is the chair of our compensation committee. Ding Wei Dong, Paul K. Kelly and Cheng Yan Davis do not have any direct or indirect material relationship with China Ceramics other than as a director.

Our board of directors adopted a compensation committee charter, providing for the following responsibilities of the compensation committee:

•	reviewing and making recommendations to the board regarding our compensation policies and forms of compensation provided to our directors and officers;
•	reviewing and making recommendations to the board regarding bonuses for our officers and other employees;
•	reviewing and making recommendations to the board regarding share-based compensation for our directors and officers;
•	administering our share option plans, if they are established in the future, in accordance with the terms thereof; and
•	such other matters that are specifically delegated to the compensation committee by our board of directors after the business combination from time to time.

Nominating and Corporate Governance Committee.  The nominating and corporate governance committee consists of Ding Wei Dong, Paul K. Kelly and Cheng Yan Davis. Ding Wei Dong is the chair of our nominating and corporate governance committee. Ding Wei Dong, Paul K. Kelly and Cheng Yan Davis do not have any direct or indirect material relationship with China Ceramics other than as a director.

Our board of directors adopted a nominating and corporate governance committee charter, providing for the following responsibilities of the nominations committee:

•	overseeing the process by which individuals may be nominated to our board of directors after the business combination;
•	identifying potential directors and making recommendations as to the size, functions and composition of our board of directors after the business combination and its committees;
•	considering nominees proposed by our shareholders;
•	establishing and periodically assessing the criteria for the selection of potential directors; and
•	making recommendations to the board of directors on new candidates for board membership.

In making nominations, the nominating and corporate governance committee is required to submit candidates who have the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who shall be most effective, in conjunction with the other nominees to the board, in collectively serving the long-term interests of the shareholders. In evaluating nominees, the nominating and corporate governance committee is required to take into consideration the following attributes, which are desirable for a member of the board: leadership, independence, interpersonal skills, financial acumen, business experiences, industry knowledge, and diversity of viewpoints.

None of the officers or directors of China Ceramics are related.

The Business address of each party desribed above is Junbing Industrial Zone, Anhai, Tinjiang City, Fujian Province, People’s Republic of China

Compensation

Compensation Committee Interlocks and Insider Participation

During fiscal year 2009, no officer and employee of China Ceramics, and no former officer of China Ceramics participated in deliberations of China Ceramics’s Board of Directors concerning executive officer compensation.

China Ceramics Director Compensation

To date, China Ceramics has not provided any compensation to any of its directors. China Ceramics is in the process of formulating policies that will determine compensation of its directors, which it expects to include a per diem for each board meeting attended, an annual fee, reimbursement of expenses incurred in attending meetings and equity awards. The amounts of compensation, numbers of shares subject to awards and other terms of director compensation have not been finally determined.

However, directors were reimbursed for all business-related expenses incurred while helping China Ceramics to identify potential target businesses and perform due diligence on suitable business combinations.

China Ceramics’s Executive Officers, Shareholders and Employees

Executive Officers

Since China Ceramics did not have an operating business prior to the acquisition on November 20, 2009, its officers did not receive any compensation for their service to China Ceramics; and, since it had no other employees, China Ceramics did not have any compensation policies, procedures, objectives or programs in place.

Upon consummation of the acquisition of Success Winner, China Ceramics entered into employment agreements with certain of its executive officers. The following discussion summarizes the material terms of employment agreements entered into between China Ceramics and its executive officers:

•	Hengda entered into employment agreements with the following officers: Su Peizhi, Vice General Manager of Sales, Li Shunqing, Vice General Manager of Operations and Hen Man Edmund, Chief Financial Officer.
•	The term of the employment agreements is three years (February 1, 2009 to January 31, 2012 for Su Peizhi and Li Shunqing and August 1, 2008 to July 31, 2011 for Hen Man Edmund).
•	Each of the above officers will receive compensation of RMB8,000/month.
•	Hengda may dismiss any of the above officers if any of the following events occurs with respect to the officer: (1) failure to show up for work, (2) failure to provide required documents, (3) falsification of documents, criminal record, etc., (4) serious violation of such officers’s labor rules and of regulations, (5) serious lapse of duties and responsibilities, (6) traffic law violation if the officer is a vehicle operator, (7) activities that violate regulations, resulting in loss of more than RMB4,000, (8) operation of his own business during the term of his employment, (9) criminal prosecution and labor punishment, (10) request by the officer to resign, (11) causing Hengda to sign or change any contract through fraud, coercion and other fraudulent means, or (12) other situations stipulated by law and statutes.
•	Each officer is subject to the non-compete provisions of the agreement for a period of three years following termination of the employment agreement and non-solicitation provisions of the agreement for a period of two years following termination of the employment agreement.

Other Employees

China Ceramics will adopt appropriate compensation policies, procedures, objectives or programs after China Ceramics’s management team has had the opportunity to fully understand the operations of the business. However, it is anticipated that the compensation for senior executives of China Ceramics will be comprised of four elements: a base salary, an annual performance bonus, equity and benefits.

In developing salary ranges, potential bonus payouts, equity awards and benefit plans, it is anticipated that the Compensation Committee will take into account: 1) competitive compensation among comparable companies and for similar positions in the market, 2) relevant ways to incentivize and reward senior management for improving shareholder value while building China Ceramics into a successful company, 3) individual performance, 4) how best to retain key executives, 5) the overall performance of China Ceramics and its various key component entities, 6) China Ceramics’s ability to pay and 7) other factors deemed to be relevant at the time.

China Ceramics and Success Winner senior management have discussed China Ceramics’s above mentioned planned process for executive compensation after the acquisition is complete and the four compensation components. Specific compensation plans for Success Winner’s key executives will be negotiated and established by the Compensation Committee. This will include, but may not be limited to, the four Success Winner executives who currently have employment contracts (which will be modified, if necessary, to reflect any additions to or changes in compensation).

Success Winner Director and Executive Officer Compensation

Name and Principal Position	Year	Salary RMB	Bonus RMB	Total RMB
Huang Jia Dong Chairman	2009	118,100	—	118,100
	2008	121,084	—	121,084
	2007	121,051	—	121,051
Su Pei Zhi(1) Sales Deputy General Manager	2009	96,430	—	96,430
	2008	96,778	—	96,778
	2007	77,319	—	77,319
Li Shun Qing Chief Executive Officer	2009	93,499	—	93,499
	2008	97,440	—	97,440
	2007	93,079	—	93,079
Hen Man Edmund(2) Chief Financial Officer	2009	96,000	1,364,000	1,460,000
	2008	40,000	—	40,000
	2007	—	—	—

(1)	Mr. Su Pei Zhi was on leave during early 2007 due to personal health reasons.
(2)	Mr. Hen Man Edmund joined Hengda in August of 2008 and he only received 5 months of compensation in 2008. Mr. Hen Man Edmund received a bonus of US$200,000 relating to services rendered in 2009.

Compensation Committee Interlocks And Insider Participation

No member of our compensation committee has at any time been an officer or employee of ours, or our subsidiaries. No interlocking relationship exists between our board of directors or compensation committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

Director Independence

China Ceramics’s Board of Directors has determined that Messrs. Ding Wei Dong and Paul K. Kelly and Ms. Cheng Yan Davis qualify as independent directors under the rules of the Nasdaq Stock Market because they do not currently own a large percentage of Success Winner's capital stock, are not currently employed by Success Winner, have not been actively involved in the management of Success Winner and do not fall into any of the enumerated categories of people who cannot be considered independent in the Nasdaq Stock Market Rules.

Employees

On December 31, 2009, Success Winner’s subsidiaries had 1,715 employees.

Other than its executive officers, China Ceramics does not have any employees.

China Ceramics has no contracts or collective bargaining agreements with labor unions and has never experienced work stoppages. China Ceramics considers its relations with its employees to be good.

Principal Legal Advisers

China Ceramics Co., Ltd.’s principal legal adviser in the United States is Loeb & Loeb LLP, located at 345 Park Avenue, New York, NY 10154. China Ceramics’s principal legal adviser in the British Virgin Islands is Harney Westwood & Riegels, located at Craigmuir Chambers, PO Box 71, Road Town, Tortola VG1110, British Virgin Islands. China Ceramics Co., Ltd.’s principal legal adviser in the People’s Republic of China is Titan & Partners, located at 7th Floor, Hualong Bldg., No. 6 Hubindong Road, Xiamen, 361004, PRC.

PRINCIPAL SHAREHOLDERS

The following table sets forth, as of February 2, 2010, certain information regarding beneficial ownership of China Ceramics’s shares by each person who is known by China Ceramics to beneficially own more than 5% of China Ceramics’s shares. The table also identifies the stock ownership of each of China Ceramics’s directors, each of China Ceramics’s named executive officers, and all directors and officers as a group. Except as otherwise indicated, the shareholders listed in the table have sole voting and investment powers with respect to the shares indicated. China Ceramics’s major shareholders do not have different voting rights than any other holder of China Ceramics’s shares.

Shares which an individual or group has a right to acquire within 60 days pursuant to the exercise or conversion of options, warrants or other similar convertible or derivative securities are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

Number of Shares of Common Stock Beneficially Owned	Percentage of Ownership
Paul K. Kelly	1,370,100	(2)	13.9%
Cheng Yan Davis	144,000	(3)	1.6%
Huang Jia Dong	0		—
Su Pei Zhi	0		—
Ding Wei Dong	0		—
Li Shun Qing	0		—
Hen Man Edmund	0		—
All directors and executive officers as a group (7 individuals)	1,514,100		15.0%
James D. Dunning, Jr.	1,370,100	(2)	13.9%
Wong Kung Tok	4,221,792		47.2%
Dorset Management Corporation(4)	1,350,000		15.1%
Alan G. Hassenfeld	719,905	(5)	7.6%
Surmount Investments Group Limited	1,074,020	(6)	12.0%

*	Less than 1%
(1)	Unless otherwise indicated, the business address of each of the individuals is 1000 N. West Street, Suite 1200, Wilmington, DE 19801.
(2)	Includes warrants to purchase 941,875 shares.
(3)	Includes warrants to purchase 99,000 shares.
(4)	The controlling person of Dorset Management Corporation is David M. Knott.
(5)	Includes warrants to purchase 495,000 shares.
(6)	Includes (i) 537,010 shares held by Surmount Investments Group Limited, (ii) 268,505 shares held by Top Plenty International Limited, and (iii) 268,505 shares held by Park Rise Holdings Limited.

SHARES ELIGIBLE FOR FUTURE SALE

China Ceramics has 8,950,171 shares outstanding as of February 2, 2010. Of these shares, all but 1,250,000 shares held by the founding shareholders, 1,350,000 shares held by Dorsett, 5,743,320 shares issued to Wong Kung Tok under the acquisition agreement certain of which were subsequently transferred to Surmount, Top Plenty, Park Rise, and Aquila, and 8,185,763 shares which may be issued to Wong Kung Tok if certain conditions are met, are freely tradable without restriction or further registration under the Securities Act of 1933, as amended, except for any shares purchased by one of China Ceramics’s affiliates within the meaning of Rule 144 under the Securities Act of 1933, as amended. Additionally, any of these shares held by affiliates, as that term is defined in Rule 144 under the Securities Act, which generally includes officers, directors or 10% shareholders, will also be restricted from public sale as restricted stock.

There are 12,800,000 outstanding warrants that were issued in CHAC’s initial public offering, each for the purchase of one share. The shares issuable upon exercise of the warrants will also be freely tradable, provided that there is a registration statement in effect at the time of their exercise. China Ceramics intends to use its best efforts to cause such a registration statement to be in effect at that time that the warrants become exercisable. The securities underlying the representatives unit purchase option and underlying securities have registration rights and may be sold according to Rule 144.

In addition, CHAC’s founding shareholders own warrants to purchase 2,750,000 shares, which warrants and the underlying shares are also restricted securities under Rule 144. None of these restricted securities will be eligible for sale under Rule 144 prior to December 8, 2010 (one year following the filing of certain information with the SEC (Form 10 information) after the consummation of China Ceramics’s initial business combination).

Therefore, as of February 2, 2010, there are an aggregate of 15,550,000 shares that may be issued in the future upon exercise of outstanding warrants.

Rule 144.  Rule 144 is unavailable for the resale of restricted securities initially issued by a blank-check or shell company, both before and after an initial business combination, despite technical compliance with the requirements of Rule 144. Accordingly, such restricted securities can be resold only through a registered offering or pursuant to another exemption from registration. Notwithstanding the foregoing, a person who beneficially owns restricted securities of a company which:

1.	has ceased to qualify as a blank-check or shell company;
2.	is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
3.	has filed all reports and other materials required to be filed by Section 13 or 15(d), as applicable, during the preceding 12 months (or such shorter period that the company was required to file such reports and materials); and
4.	has filed certain information with the SEC (Form 10 information) reflecting that it is no longer a blank-check or shell company may, after one year has elapsed from the filing of the Form 10 information, within any three-month period resell a number of such restricted securities that does not, with respect to the shares, exceed the greater of either of the following:

1.	1% of the total number of shares then outstanding; or
2.	the average weekly trading volume of the shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also limited based on the availability of current public information about China Ceramics, and, in the case of sales by affiliates, by manner of sale provisions and notice requirements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions of CHAC and China Ceramics

On July 16, 2007, CHAC’s former Chief Executive Officer, Paul K. Kelly and former President, James D. Dunning, Jr. purchased 2,875,000 of CHAC’s shares for an aggregate purchase price of $28,750. Effective November 15, 2007, CHAC’s board of directors authorized a stock dividend of 0.2 shares of common stock for each outstanding share of common stock, effectively lowering the purchase price to approximately $0.008 per share and increasing each stockholder’s holdings by 20% and the number of common shares issued to 3,450,000 (including 250,000 shares that were forfeited upon exercise of the underwriters’ over-allotment option). As a result of an increase in the size of the offering on November 15, 2007, the November 15, 2007 stock dividend was effectuated in order to maintain CHAC’s founders’ and special advisors’ ownership at a percentage of the number of shares to be outstanding after this offering. This increase in offering size also resulted in an increase in the amount of after-tax interest we were able to withdraw from the trust account to $3,200,000.

Subsequent to the issuance date, the foregoing persons transferred a portion of their shares to CHAC’s other current stockholders at a price per share equal to $0.01 per share.

On November 5, 2007, Paul K. Kelly, James D. Dunning, Jr., Alan G. Hassenfeld, Gregory E. Smith, Xiao Feng, Cheng Yan Davis, Soopakij (Chris) Chearavanont and Ruey Bin Kao agreed to purchase, for an aggregate purchase price of $2.75 million private placement warrants to purchase 2,750,000 share of common stock at a price of $1.00 per warrant. Paul K. Kelly and James D, Dunning, Jr. each purchased 941,875 warrants, Alan G. Hassenfeld purchased 495,000 warrants, Gregory E. Smith purchased 123,750 warrants, Cheng Yan Davis purchased 99,000 warrants and Xiao Feng, Soopakij (Chris) Chearavanont and Ruey Bin Kao each purchased 49,500 warrants.

Pursuant to a registration rights agreement between CHAC and CHAC’s founders and special advisors, CHAC’s founders and special advisors are entitled to certain registration rights. Specifically, (i) the private placement warrants and the underlying shares of common stock, are entitled to certain registration rights commencing 90 days after the consummation of a business combination; and (ii) the existing stockholders’ common stock will be entitled to certain registration rights six months after the consummation of a business combination. We are only required to use our best efforts to cause a registration statement relating to the resale of such securities to be declared effective and, once effective, only to use our best efforts to maintain the effectiveness of the registration statement. The holders of warrants do not have the rights or privileges of holders of our common stock or any voting rights until such holders exercise their respective warrants and receive shares of common stock. Permitted transferees that receive any of the above described securities from our founders will, under certain circumstances, be entitled to the registration rights described herein. We will bear the expenses incurred in connection with the filing of any such registration statements.

CHAC paid Stuart Management Co., an affiliate of Paul K. Kelly, a total of $10,000 per month for administrative services and secretarial support for a period commencing on the date of the closing of the initial public offering and ending on the consummation of the business combination. This arrangement was agreed to by Stuart Management Co. for our benefit and is not intended to provide Stuart Management Co. compensation in lieu of a management fee. We believe that such fees were at least as favorable as we could have obtained from an unaffiliated third party.

Pursuant to an administrative services agreement between China Ceramics and Stuart Management Co., an affiliate of Paul K. Kelly, China Ceramics will pay $7,000 a month plus out-of-pocket expenses to Stuart Management Co. for administrative services beginning on December 1, 2009 for a term of one year, and the agreement shall automatically renew for successive one year terms unless either party notifies the other of its intent not to renew. This agreement was agreed to by Stuart Management Co. for our benefit and is not intended to provide Stuart Management Co. compensation in lieu of a management fee. We believe that such fees were at least as favorable as we could have obtained from an unaffiliated third party.

Paul K. Kelly and James D. Dunning, Jr. each provided CHAC with loans in the amount of $122,366. Alan G. Hassenfeld provided CHAC with a loan in the amount of $71,827, Gregory E. Smith provided CHAC with a loan in the amount of $16,702, Cheng Yan Davis provided CHAC with a loan in the amount of $13,360, and Xiao Feng, Soopakij (Chris) Chearavanont and Ruey Bin Kao each provided CHAC with loans in the amount of $7,183 or $368,169 in total. These loans were provided to pay the expenses of CHAC’s public offering and certain accounting and legal fees and expenses. The loans were repaid out of the proceeds of CHAC’s public offering.

Related Party Transactions of Success Winner

Success Winner has not had any transactions with any related person in its last three fiscal years.

DESCRIPTION OF SECURITIES

The following description of the material terms of our shares and warrants includes a summary of specified provisions of the Memorandum of Association and Articles of Association. This description is subject to the relevant provisions of the BVI Business Companies Act, 2004 (as amended) and is qualified by reference to our Memorandum of Association and Articles of Association, copies of which are incorporated in this registration statement by reference.

General

China Ceramics is authorized to issue 51,000,000 shares, no par value. As of the date of this registration statement, 8,950,171 shares are outstanding, held by 15 holders of record of China Ceramics’ shares, and 1 holder of record of China Ceramics’ units, each unit consisting of one share and one warrant to purchase one share. No shares of preferred stock are currently outstanding. We believe that the number of beneficial owners of our shares is significantly greater than the number of holders of record.

Shares

China Ceramics’s shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders.

Members of China Ceramics’s Board of Directors serve for indefinite terms. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares eligible to vote for the election of directors can elect all of the directors.

China Ceramics’s shareholders have no conversion, preemptive or other subscription rights and there are no sinking fund provisions applicable to the shares.

Warrants

China Ceramics has 15,550,000 warrants outstanding as of February 2, 2010, entitling the registered holder to purchase one share at $7.50 per share. Of these warrants, 2,750,000 are held by the founders of CHAC and are not redeemable due to restrictions on the ability of these persons to trade securities of China Ceramics. Each warrant entitles the registered holder to purchase one share at a price of $7.50 per share, subject to adjustment as discussed below, at any time commencing on November 16, 2012.

The warrants will expire at 5:00 p.m., New York City time on November 16, 2012. China Ceramics may call the warrants for redemption:

•	in whole and not in part;
•	at a price of $.01 per warrant at any time after the warrants become exercisable;
•	upon not less than 30 days’ prior written notice of redemption to each warrantholder; and
•	if, and only if, the reported last sale price of the shares equals or exceeds $14.25 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrantholders.

The warrants have been issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and China Ceramics.

The exercise price and number of shares issuable on exercise of the warrants may be adjusted in certain circumstances, including in the event of a share dividend, recapitalization, reorganization, stock purchase or consolidation of the company. However, the warrants will not be adjusted for issuances of shares at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to us, for the number of warrants being exercised. The warrantholders do not have the rights or privileges of holders of shares and any voting rights until they exercise their warrants and receive common stock. After the issuance of shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No warrants will be exercisable unless at the time of exercise a prospectus relating to the shares issuable upon exercise of the warrant is current and the shares have been qualified (or are exempt from qualification) in the jurisdictions in which the holders of the warrants reside. Under the terms of the warrant agreement, China Ceramics has agreed to maintain a current prospectus relating to the shares issuable upon exercise of the warrants until the expiration of the warrants. However, there is no assurance that China Ceramics will be able to do so. The warrants may be deprived of any value and the market for the warrants may be limited if the prospectus relating to the shares issuable upon exercise of the warrants is not current or if the common stock is not qualified (or exempt from qualification) in the jurisdictions in which the holders of the warrants reside.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of a warrant, a holder would be entitled to receive a fractional interest in a share, China Ceramics will, upon exercise, round up to the nearest whole number the number of shares to be issued to the warrant holder.

Unissued Shares

Shares.  China Ceramics currently has 8,950,171 shares outstanding. The remaining authorized and unissued shares will be available for future issuance without additional shareholder approval. While the additional shares are not designed to deter or prevent a change of control, under some circumstances China Ceramics could use them to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control, by, for example, issuing shares in private placements to purchasers who might side with the Board of Directors in opposing a hostile takeover bid.

Markets

China Ceramics’s shares, warrants and units are quoted on the Over-the-Counter Bulletin Board under the symbols CCLTF, CCLWF and CCLUF, respectively. The units, shares and warrants have been quoted on the Over-the-Counter Bulletin Board since December 29, 2009.

History of Share Capital

For a history of China Ceramics’s share capital since it inception, identifying the events during such period which have changed the amount of the issued capital, please refer to “Business—China Ceramics’s History” in this prospectus.

Memorandum and Articles of Association

Directors

The China Ceramics Articles of Association provides only for unanimous written consents of directors. The China Ceramics Articles of Association permit shareholders to remove a sitting director without cause upon a majority vote of the shareholders.

Indemnification of Officers and Directors

A director, officer or agent of a company formed under the laws of the British Virgin Islands is obligated to act honestly and in good faith and exercise care, diligence and skill of a reasonably prudent person acting in comparable circumstances. The Memorandum and Articles of China Ceramics do not relieve directors, officers or agents from personal liability arising from the management of the business of the company. Notwithstanding the foregoing, Section 132 of the BVI Business Companies Act permits indemnification of directors, officers and agents against all expenses, including legal fees and judgments, fines and settlements, in respect of actions related to their employment. The Acquisition Agreement provides indemnification in respect of the representations, warranties and covenants of the parties, some of which may relate to the securities laws of the United States. There are no agreements that relieve directors, officer or agents from personal liability. China Ceramics is permitted and intends to obtain director and officer insurance.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, China

Ceramics and CHAC have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy, as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

Defenses Against Hostile Takeovers

While the following discussion summarizes the reasons for, and the operation and effects of, the principal provisions of China Ceramics’ Memorandum and Articles of Association that management has identified as potentially having an anti-takeover effect, it is not intended to be a complete description of all potential anti-takeover effects, and it is qualified by reference to the full texts of China Ceramics’ Memorandum and Articles of Association.

In general, the anti-takeover provisions of China Ceramics’ Memorandum and Articles of Association are designed to minimize susceptibility to sudden acquisitions of control that have not been negotiated with and approved by China Ceramics’ board of directors. As a result, these provisions may tend to make it more difficult to remove the incumbent members of the board of directors. The provisions would not prohibit an acquisition of control of China Ceramics or a tender offer for all of China Ceramics’ shares. The provisions are designed to discourage any tender offer or other attempt to gain control of China Ceramics in a transaction that is not approved by the board of directors, by making it more difficult for a person or group to obtain control of China Ceramics in a short time and then impose its will on the remaining shareholders. However, to the extent there provisions successfully discourage the acquisition of control of China Ceramics or tender offers for all or part of China Ceramics’ shares without approval of the board of directors, they may have the effect of preventing an acquisition or tender offer which might be viewed by stockholders to be in their best interests.

Tender offers or other non-open market acquisitions of shares will generally be made at prices above the prevailing market price of China Ceramics’ shares. In addition, acquisitions of shares by persons attempting to acquire control through market purchases may cause the market price of the shares to reach levels that are higher than would otherwise be the case. Anti-takeover provisions may discourage such purchases, particularly those of less than all of China Ceramics’ shares, and may thereby deprive stockholders of an opportunity to sell their stock at a temporarily higher price. These provisions may therefore decrease the likelihood that a tender offer will be made, and, if made, will be successful. As a result, the provisions may adversely affect those stockholders who would desire to participate in a tender offer. These provisions may also serve to insulate incumbent management from change and to discourage not only sudden or hostile takeover attempts, but also any attempts to acquire control that are not approved by the board of directors, whether or not stockholders deem such transactions to be in their best interest.

Shareholder Meetings.  British Virgin Island law provides that shareholder meetings shall be convened by the board of directors at any time or upon the written request of shareholders holding more than 30% of the votes of the issued and outstanding voting shares of the company. China Ceramics’ Articles of Association provide that annual shareholder meetings for the election of directors may be called only by the directors.

Number of Directors and Filling Vacancies on the Board of Directors.  British Virgin Islands law requires that the board of directors of a company consist of one or more directors and that the number of directors shall be set by the company’s Articles of Association, with a minimum of one director. China Ceramics’ Articles of Association provide that the number of directors shall be not less than one, subject to any subsequent amendment to change the number of directors. The power to determine the number of directors is vested in the board of directors and the shareholders. The power to fill vacancies, whether occurring by reason of an increase in the number of directors or by resignation, is vested primarily in the shareholders. Directors may be removed by the shareholders only for cause or without cause on a vote of the members representing a majority of the shares entitled to vote.

Election of Directors.  Under British Virgin Islands law, there is no cumulative voting by shareholders for the election of the directors. The absence of cumulative voting rights effectively means that the holders of a majority of the shares voted at a shareholder meeting may, if they so choose, elect all directors of China Ceramics who are up for election, thus precluding a small group of shareholders from controlling the election of one or more representatives to the board of directors.

Advance Notice Requirements for Nomination of Directors and Presentation of New Business at Meetings of Shareholders; Action by Written Consent.  The China Ceramics Articles of Association will provide for advance notice requirements for shareholder proposals and nominations for director. Generally, to be timely, notice must be delivered to the secretary of China Ceramics at its principal executive offices not fewer than 10 days nor more than 60 days prior to the first anniversary date of the annual meeting for the preceding year. Special meetings may be called by China Ceramics’ board of directors or by shareholders comprising a majority of the combined voting power of the holders of the then issued and outstanding shares entitled to vote. These provisions make it more procedurally difficult for a shareholder to place a proposal or nomination on the meeting agenda or to take action without a meeting, and therefore may reduce the likelihood that a shareholder will seek to take independent action to replace directors or seek a shareholder vote with respect to other matters that are not supported by management.

Rights of Minority Shareholders

Under the statutory law of the British Virgin Islands, the principal protection of minority shareholders is that shareholders may bring an action to enforce the constituent documents of the company, the Memorandum and Articles of Association. Shareholders are entitled to have the affairs of the company conducted in accordance with the general law and the Memorandum and Articles. The company is obliged to hold an annual general meeting and provide for the election of directors. In addition, the BVI Business Companies Act provides that a shareholder may bring an action against the company for a breach of a duty owed by the company to him in his capacity as a shareholder or if he considers that the affairs of the company are being, have been or are likely to be conducted in a manner which is unfairly prejudicial to him.

There are common law rights for the protection of shareholders that may be invoked, largely dependent on English company law, since the case law on British Virgin Islands business companies is limited. Under the general rule pursuant to English company law known as the rule in Foss v. Harbottle, a court will generally refuse to interfere with the management of a company at the insistence of a minority of its shareholders who express dissatisfaction with the conduct of the company’s affairs by the majority or the board of directors. However, every shareholder is entitled to have the affairs of the company conducted properly according to law and the constituent documents of the corporation. As such, if those who control the company have persistently disregarded the requirements of company law or the provisions of the company’s memorandum or articles of association, then the courts will grant relief. Generally, the areas in which the courts will intervene are the following: (i) an act complained of which is outside the scope of the authorized business or is illegal or not capable of ratification by the majority, (ii) acts that constitute fraud on the minority where the wrongdoers control the company, (iii) acts that infringe on the personal rights of the shareholders, such as the right to vote, and (iv) where the company has not complied with provisions requiring approval of a special or extraordinary majority of shareholders.

Under the law of Delaware, the rights of minority shareholders are similar to that which will be applicable to the shareholders of China Ceramics. The principal difference, as discussed elsewhere will be the methodology and the forum for bringing such an action. It is also generally the case that the Delaware courts can exercise a wide latitude in interpretation and wide discretion in fashioning remedies as they think fits the circumstances for the regulation of the company. Under English precepts of the law of minority shareholders, there is generally a more restricted approach to the enforcement of the rights through the interpretation of the law, articles and memorandum.

Transfer of China Ceramics Securities Upon Death of Holder

Because China Ceramics is a BVI company, the transfer of the securities of China Ceramics, including the shares and warrants, for estate administration purposes will be governed by BVI law. This may require that the estate of a decedent security holder of China Ceramics seek to probate or transfer under letters of administration for the estate issued by a court in the BVI.

Transfer Agent and Registrar

The Transfer Agent and Registrar for the shares of China Ceramics shares, warrants and units is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, NY 10004, (212) 509-4000.

SELLING SHAREHOLDERS

The Selling Shareholders may from time to time offer and sell any or all of China Ceramics’s shares set forth below pursuant to this prospectus. When we refer to “Selling Shareholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, permitted transferees, assignees, successors and others who later come to hold any of the Selling Shareholders’ interests China Ceramics’s shares other than through a public sale.

The following table sets forth, as of February 2, 2010:

•	the name of the Selling Shareholders for whom we are registering shares for resale to the public,
•	the number of shares that the Selling Shareholders beneficially owned prior to the offering for resale of the shares under this prospectus,
•	the number of shares that may be offered for resale for the account of the Selling Shareholders pursuant to this prospectus, and
•	the number and percentage of shares to be beneficially owned by the Selling Shareholders after the offering of the resale shares (assuming all of the offered resale shares are sold by the Selling Shareholders).

We cannot advise you as to whether the Selling Shareholders will in fact sell any or all of such shares. In addition, the Selling Shareholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares in transactions exempt from the registration requirements of the Securities Act after the date on which it provided the information set forth on the table below.

This table is prepared solely based on information supplied to us by the listed Selling Shareholders, any Schedules 13D or 13G and Forms 3 and 4, and other public documents filed with the SEC, and assumes the sale of all of the shares offered hereby.

	Shares Beneficially Owned Before the Offering		Number of Shares to be Sold(1)	Shares Beneficially Owned After the Offering
Name of Selling Shareholder(2)	Number	Percent(3)		Number	Percent(3)
Wong Kung Tok(4)	4,221,792	47.2%	12,407,555	0	0
Surmount Investments Group Limited(5)	537,010	6.0%	537,010	0	0
Top Plenty International Limited(5)	268,505	3.0%	268,505	0	0
Park Rise Holdings Limited(5)	268,505	3.0%	268,505	0	0
Aquila Capital (Asia) Ltd.(6)	447,508	5.0%	447,508	0	0
Dorset Management Corporation(7)(24)	1,350,000	15.1%	1,350,000	0	0
Paul K. Kelly(8)(9)(24)	1,370,100	13.9%	1,370,100	0	0
James D. Dunning, Jr.(10)(11)(24)	1,370,100	13.9%	1,370,100	0	0
Alan G. Hassenfeld(12)(13)(24)	719,905	7.6%	719,905	0	0
Gregory E. Smith(14)(15)(24)	179,965	2.0%	179,965	0	0
Xiao Feng(16)(17)(24)	71,977	0.8%	71,977	0	0
Cheng Yan Davis(18)(19)(24)	144,000	1.6%	144,000	0	0
Soopakij (Chris) Chearavanont(20)(21)(24)	71,977	0.8%	71,977	0	0
Ruey Bin Kao(22)(23)(24)	71,976	0.8%	71,976	0	0

(1)	Includes shares underlying warrants owned by the Selling Shareholders.
(2)	Unless otherwise indicated, the business address of each of the shareholders is Junbing Industrial Zone, Anhai, Jinjiang City, Fujian Province, People’s Republic of China.

(3)	Based on 8,950,171 shares of China Ceramics issued and outstanding as of February 2, 2010. For purposes of calculating the percentage ownership, any shares that each selling shareholder has the right to acquire within 60 days under warrants or options have been included in the total number of shares outstanding for that person, in accordance with Rule 13d-3 under the Exchange Act.
(4)	Wong Kung Tok. was the sole shareholder of Success Winner immediately prior to China Ceramics’s acquisition of all of the outstanding securities in Success Winner. Shares to be sold includes (i) 574,000 shares which are currently being held in escrow for the payment of indemnification claims, if any, and (ii) 8,185,763 shares which may be issued to Mr. Wong Kung Tok if certain conditions are met, pursuant to the terms of the Acquisition Agreement.
(5)	Mr. Wong Tsang Ying has voting and dispositve power over all of such shares. The address of Mr. Wong is Unit 9D, Bonded market Building, Huli Zone, Xiamen, China.
(6)	Chi Jing Zhao has voting and dispositive power over the securities owned by Aquila Capital (Asia) Ltd. The business address of Aquila Capital (Asia) Ltd. is Level 29, Shanghai Kerry Centre, No. 1515 Nanjing West Road, Shanghai, China.
(7)	The address of Dorset Management Corporation is 485 Underhill Boulevard, Suite 205, Syosset, New York 11791. The controlling person of Dorset Management Corporation is David M. Knott.
(8)	Paul K. Kelly was chairman of the board and chief executive officer of CHAC prior to its acquisition of Success Winner, and is currently a director of China Ceramics.
(9)	Consists of 428,225 shares of China Ceramics and 941,875 shares of China Ceramics issuable upon the exercise of warrants, which became exercisable on November 20, 2009 for $7.50 per share and which expire at 5:00 p.m., New York City time on November 16, 2012.
(10)	James D. Dunning, Jr. was the president and a director of China Ceramics prior to its acquisition of Success Winner.
(11)	Consists of 428,225 shares of China Ceramics and 941,875 shares of China Ceramics issuable upon the exercise of warrants, which became exercisable on November 20, 2009 for $7.50 per share and which expire at 5:00 p.m., New York City time on November 16, 2012.
(12)	Alan G. Hasssenfeld was a director of China Ceramics prior to its acquisition of Success Winner.
(13)	Consists of 224,905 shares of China Ceramics and 495,000 shares of China Ceramics issuable upon the exercise of warrants, which became exercisable on November 20, 2009 for $7.50 per share and which expire at 5:00 p.m., New York City time on November 16, 2012.
(14)	Gregory E. Smith was a director of China Ceramics prior to its acquisition of Success Winner.
(15)	Consists of 56,215 shares of China Ceramics and 123,750 shares of China Ceramics issuable upon the exercise of warrants, which became exercisable on November 20, 2009 for $7.50 per share and which expire at 5:00 p.m., New York City time on November 16, 2012.
(16)	Xiao Feng was a director of China Ceramics prior to its acquisition of Success Winner.
(17)	Consists of 22,477 shares of China Ceramics and 49,500 shares of China Ceramics issuable upon the exercise of warrants, which became exercisable on November 20, 2009 for $7.50 per share and which expire at 5:00 p.m., New York City time on November 16, 2012.
(18)	Cheng Yan Davis was a director of CHAC prior to the acquisition of Success Winner.
(19)	Consists of 45,000 shares of China Ceramics and 99,000 shares of China Ceramics issuable upon the exercise of warrants, which became exercisable on November 20, 2009 for $7.50 per share and which expire at 5:00 p.m., New York City time on November 16, 2012.
(20)	Soopakij (Chris) Chearavanont was a special advisor to CHAC prior to the acquisition of Success Winner.
(21)	Consists of 22,477 shares of China Ceramics and 49,500 shares of China Ceramics issuable upon the exercise of warrants, which became exercisable on November 20, 2009 for $7.50 per share and which expire at 5:00 p.m., New York City time on November 16, 2012.
(22)	Ruey Bin Kao was a special advisor to CHAC prior to the acquisition of Success Winner.
(23)	Consists of 22,476 shares of China Ceramics and 49,500 shares of China Ceramics issuable upon the exercise of warrants, which became exercisable on November 20, 2009 for $7.50 per share and which expire at 5:00 p.m., New York City time on November 16, 2012.
(24)	Pursuant to an agreement between Dorset Management Corporation and each of Paul K. Kelly, James D. Dunning, Jr., Alan G. Hassenfeld, Gregory E. Smith, Xiao Feng, Cheng Yan Davis, Soopakij (Chris)

Chearavanont and Ruey Bin Kao (collectively, the “Founders”) dated as of November 19, 2009, the Founders agreed to transfer 119,903, 119,903, 62,974, 15,740, 6,293, 12,600, 6,293, and 6,294 shares of China Ceramics, respectively, to Dorset Management Corporation, upon the termination of a lock-up period on such 350,000 shares. Such shares are included in the number of shares beneficially owned by Dorset Management Corporation, the transferee, and each of the Founders because the transferee is the beneficial owner of such shares, but the Founders have retained voting rights with respect to the shares he or she has agreed to transfer.

The shares beneficially owned by Mr. Wong Kung Tok, Aquila Capital Partners (Asia) Limited (as the beneficial owner of shares being issued to Aquila Capital (Asia) Ltd.) and Mr. Wong Tsang Ying (as the beneficial owner of shares being issued to Surmount Investments Group Limited, Top Plenty International Limited and Park Rise Holdings Limited) are locked-up for a period of twelve (12) months following the consummation of the business combination. Notwithstanding anything to the contrary contained in the applicable Lock-Up Agreement, Top Plenty International Limited and Park Rise Holdings Limited may sell and/or transfer up to 537,010 of the lock-up shares after a period of 6 months from the closing date of the business combination without regard to the restrictions contained in the applicable Lock-up Agreement, subject to compliance with applicable laws.

The shares beneficially owned by CHAC’s founding shareholders are also locked-up for a period of twelve (12) months following the consummation of the business combination.

TAXATION

General

The following is a summary of the material U.S. federal income tax consequences of the acquisition, ownership and disposition of China Ceramics’ shares and warrants, sometimes referred to as “securities.” Because the components of a unit of China Ceramics are separable at the option of the holder, the holder of a unit should be treated, for U.S. federal income tax purposes, as the owner of the underlying share and warrant components of the unit. As a result, the discussion below of the U.S. federal income tax consequences with respect to actual holders of shares and warrants should also apply to the holder of a unit (as the deemed owner of the underlying share and warrant components of the unit). For purposes of this discussion, references to “China Ceramics” or “we” refer only to China Ceramics Co., Ltd.

The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply to a beneficial owner of China Ceramics securities that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;
•	a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;
•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or
•	a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a beneficial owner of China Ceramics securities is not described as a U.S. Holder and is not an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes, such owner will be considered a “Non-U.S. Holder.”

This summary is based on the Internal Revenue Code of 1986, as amended, or the “Code,” its legislative history, existing and proposed Treasury regulations promulgated thereunder, published rulings and court decisions, all as currently in effect. These authorities are subject to change or differing interpretations, possibly on a retroactive basis.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder of China Ceramics securities based on such holder’s individual circumstances. In particular, this discussion considers only holders that own and hold China Ceramics securities as capital assets within the meaning of Section 1221 of the Code. This discussion also does not address the potential application of the alternative minimum tax or the U.S. federal income tax consequences to holders that are subject to special rules, including:

•	financial institutions or financial services entities;
•	broker-dealers;
•	taxpayers who have elected mark-to-market accounting;
•	tax-exempt entities;
•	governments or agencies or instrumentalities thereof;
•	insurance companies;
•	regulated investment companies;
•	real estate investment trusts;
•	certain expatriates or former long-term residents of the United States;
•	persons that actually or constructively own 5% or more of China Ceramics voting shares;

•	persons that acquired China Ceramics securities pursuant to the exercise of employee stock options, in connection with employee stock incentive plans or otherwise as compensation;
•	persons that hold China Ceramics securities as part of a straddle, constructive sale, hedging, conversion or other integrated transaction; or
•	persons whose functional currency is not the U.S. dollar.

This discussion does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, or state, local or non-U.S. tax laws. Additionally, the discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold China Ceramics securities through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner China Ceramics securities, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. This discussion also assumes that any distribution made (or deemed made) in respect to the China Ceramics securities and any consideration received (or deemed received) by a holder in connection with the sale or other disposition of such securities will be in U.S. dollars.

China Ceramics has not sought, and will not seek, a ruling from the Internal Revenue Service, or “IRS,” or an opinion of counsel, as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulation, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

BECAUSE OF THE COMPLEXITY OF THE TAX LAWS AND BECAUSE THE TAX CONSEQUENCES TO ANY PARTICULAR HOLDER OF CHINA CERAMICS SECURITIES MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN, EACH HOLDER OF CHINA CERAMICS SECURITIES IS URGED TO CONSULT WITH ITS TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF CHINA CERAMICS SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS AND APPLICABLE TAX TREATIES.

Tax Treatment of China Ceramics After the Redomestication and the Business Combination

Section 7874(b) of the Code generally provides that a corporation organized outside the United States that acquires, directly or indirectly, pursuant to a plan or series of related transactions, substantially all of the assets of a corporation organized in the United States will be treated as a domestic corporation for U.S. federal income tax purposes if shareholders of the acquired corporation, by reason of owning shares of the acquired corporation, own at least 80% of either the voting power or the value of the stock of the acquiring corporation after the acquisition. Under temporary regulations recently promulgated under Section 7874, a warrant holder of either the acquired corporation or the acquiring corporation is treated for this purpose as owning stock of the acquired corporation or the acquiring corporation, as the case may be, with a value equal to the excess of the value of the shares underlying the warrant over the exercise price of the warrant. If Section 7874(b) were to apply to the redomestication, then, among other things, China Ceramics, as the surviving entity, would be subject to U.S. federal income tax on its worldwide taxable income following the redomestication and business combination as if it were a domestic corporation.

After the completion of the business combination, which occurred immediately after and as part of the same plan as the redomestication, the former stockholders of CHAC (including warrant holders treated as owning stock of CHAC pursuant to the temporary regulations under Section 7874) should be considered as owning, by reason of owning (or being treated as owning) stock of CHAC, less than 80% of the voting power and the value of the shares of China Ceramics (including any warrants treated as shares of China Ceramics pursuant to the temporary regulations promulgated under Section 7874). Accordingly, Section 7874(b) should not apply to treat China Ceramics as a domestic corporation for U.S. federal income tax purposes. However, due to the absence of full guidance on how the rules of Section 7874(b) apply to the transactions completed pursuant to the redomestication and business combination, this result is not entirely free from doubt. If, for example, the redomestication were ultimately determined for purposes of Section 7874(b) as having occurred prior to, and separate from, the business combination for U.S. federal income tax purposes, the share ownership threshold for applicability of Section 7874(b) generally would be satisfied (and China Ceramics would be treated as a domestic corporation for U.S. federal income tax purposes) because the former stockholders of CHAC (including warrant holders treated as owning stock of CHAC), by reason of owning (or being treated as owning) stock of CHAC, would own all of the shares (including any warrants treated as shares) of China Ceramics immediately after the redomestication. Although normal “step transaction” tax principles support the view that the redomestication and the business combination should be viewed together for purposes of determining whether Section 7874(b) is applicable, because of the absence of guidance under Section 7874(b) directly on point, this result is not entirely free from doubt. The balance of this discussion assumes that China Ceramics will be treated as a foreign corporation for U.S. federal income tax purposes.

Tax Consequences to U.S. Holders of Shares and Warrants of China Ceramics

Taxation of Distributions Paid on Shares

Subject to the passive foreign investment company, or “PFIC,” rules discussed below, a U.S. Holder generally will be required to include in gross income as income the amount of any cash dividend paid on the shares of China Ceramics. A distribution on such shares will be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of current or accumulated earnings and profits of China Ceramics (as determined for U.S. federal income tax purposes). Such dividend will not be eligible for the dividends received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. Distributions in excess of such earnings and profits will be applied against and reduce the U.S. Holder’s basis in its shares in China Ceramics and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such shares.

With respect to non-corporate U.S. Holders for taxable years beginning before January 1, 2011, dividends may be taxed at the lower applicable long-term capital gains rate provided that (a) the shares of China Ceramics are readily tradable on an established securities market in the United States or, in the event China Ceramics is deemed to be a Chinese “resident enterprise” under the EIT Law, China Ceramics is eligible for the benefits of the Agreement between the Government of the United States of America and the Government of the People’s Republic of China for the Avoidance of Double Taxation and the Prevention of Tax Evasion with Respect to Taxes on Income, or the “U.S.-PRC Treaty”, (b) China Ceramics is not a PFIC, as discussed below, for either the taxable year in which the dividend was paid or the preceding taxable year, and (c) certain holding period requirements are met. Under published IRS authority, shares are considered for purposes of clause (a) above to be readily tradable on an established securities market in the United States only if they are listed on certain exchanges, which presently does not include the Over-the-Counter Bulletin Board. Because the shares of China Ceramics currently are quoted only on the Over-the-Counter Bulletin Board and will not, therefore, be treated as readily tradable on an established securities market in the United States, any dividends paid on the shares of China Ceramics currently will not qualify for the lower rate unless China Ceramics is deemed to be a Chinese “resident enterprise” under EIT Law and is eligible for the benefits of the U.S.-PRC Treaty. U.S. Holders should consult their own tax advisors regarding the availability of the lower rate for any dividends paid with respect to the shares of China Ceramics.

If PRC taxes apply to dividends paid to a U.S. Holder on the shares of China Ceramics, such taxes may be treated as foreign taxes eligible for credit against such holder’s U.S. federal income tax liability (subject to certain limitations), and a U.S. Holder may be entitled to certain benefits under the U.S.-PRC Treaty. U.S. Holders should consult their own tax advisors regarding the creditability of any such PRC tax and their eligibility for the benefits of the U.S.-PRC Treaty.

Taxation on the Disposition of Shares and Warrants

Upon a sale or other taxable disposition of the shares or warrants in China Ceramics, and subject to the PFIC rules discussed below, a U.S. Holder should recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the shares or warrants.

Capital gains recognized by U.S. Holders generally are subject to U.S. federal income tax at the same rate as ordinary income, except that long-term capital gains recognized by non-corporate U.S. Holders are generally subject to U.S. federal income tax at a maximum rate of 15% for taxable years beginning before

January 1, 2011 (and 20% thereafter). Capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the shares or warrants exceeds one year. The deductibility of capital losses is subject to various limitations.

If PRC taxes apply to any gain from the disposition of the shares or warrants in China Ceramics by a U.S. Holder, such taxes may be treated as foreign taxes eligible for credit against such holder’s U.S. federal income tax liability (subject to certain limitations), and a U.S. Holder may be entitled to certain benefits under the U.S.-PRC Treaty. Holders should consult their own tax advisors regarding the creditability of any such PRC tax and their eligibility for the benefits of the U.S.-PRC Treaty.

Exercise or Lapse of the Warrants

Subject to the discussion of the PFIC rules below, a U.S. Holder generally will not recognize gain or loss upon the exercise for cash of a warrant to acquire shares in China Ceramics. Shares acquired pursuant to an exercise for cash of a warrant generally will have a tax basis equal to the U.S. Holder’s tax basis in the warrant, increased by the amount paid to exercise the warrant. The holding period of such shares generally would begin on the day after the date of exercise of the warrant. The terms of a warrant provide for an adjustment to the number of shares for which the warrant may be exercised or to the exercise price of the warrants in certain events. Such adjustment may, under certain circumstances, result in a constructive distribution that could be taxable to the U.S. Holder of the warrants. Conversely, the absence of an appropriate adjustment similarly may result in a constructive distribution that could be taxable, as described above, to the U.S. Holders of the shares in China Ceramics. If a warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the warrant.

Passive Foreign Investment Company Rules

A foreign corporation will be a PFIC if at least 75% of its gross income in a taxable year of the foreign corporation, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income. Alternatively, a foreign corporation will be a PFIC if at least 50% of its assets in a taxable year of the foreign corporation, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than certain rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

Based on the expected composition of the assets and income of China Ceramics and its subsidiaries for China Ceramics’ current taxable year, we do not anticipate that China Ceramics will be treated as a PFIC for such year. The actual PFIC status of China Ceramics for its current taxable year or any subsequent taxable year, however, will not be determinable until after the end of such taxable year. Accordingly there can be no assurance with respect to the status of China Ceramics as a PFIC for its current taxable year or any future taxable year.

If China Ceramics is determined to be a PFIC and a U.S. Holder did not make either a timely qualified electing fund (“QEF”) election for China Ceramics’ first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) shares, or a mark-to-market election, as described below, such holder generally will be subject to special rules with respect to:

•	any gain recognized by the U.S. Holder on the sale or other disposition of its shares or warrants; and
•	any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the shares of China Ceramics during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the shares).

Under these rules:

•	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the shares or warrants;
•	the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution or to the period in the U.S. Holder’s holding period before the first day of the first taxable year of China Ceramics in which China Ceramics was a PFIC will be taxed as ordinary income;
•	the amount allocated to other taxable years of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and
•	the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year of the U.S. Holder.

In general, a U.S. Holder may avoid the PFIC tax consequences described above in respect to its shares in China Ceramics by making a timely QEF election to include in income its pro rata share of China Ceramics’ net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which China Ceramics’ taxable year ends. A U.S. Holder may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.

A U.S. Holder may not make a QEF election with respect to its warrants. As a result, if a U.S. Holder sells or otherwise disposes of a warrant to purchase shares of China Ceramics (other than upon exercise of a warrant), any gain recognized generally will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above, if China Ceramics were a PFIC at any time during the period the U.S. Holder held the warrants. If a U.S. Holder that exercises such warrants properly makes a QEF election with respect to the newly acquired shares in China Ceramics (or has previously made a QEF election with respect to its shares in China Ceramics), the QEF election will apply to the newly acquired shares, but the adverse tax consequences relating to PFIC shares, adjusted to take into account the current income inclusions resulting from the QEF election, will continue to apply with respect to such newly acquired shares (which generally will be deemed to have a holding period for the purposes of the PFIC rules that includes the period the U.S. Holder held the warrants), unless the U.S. Holder makes a purging election. The purging election creates a deemed sale of such shares at their fair market value. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, the U.S. Holder will have a new basis and holding period in the shares acquired upon the exercise of the warrants for purposes of the PFIC rules.

The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Return by a Shareholder of a Passive Foreign Investment Company or QEF), including the information provided in a PFIC annual information statement, to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS.

In order to comply with the requirements of a QEF election, a U.S. Holder must receive certain information from China Ceramics. Upon request from a U.S. Holder, China Ceramics will endeavor to provide to the U.S. Holder, no later than 90 days after the request, such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. Holder to make and maintain a QEF election. However, there is no assurance that China Ceramics will have timely knowledge of its status as a PFIC in the future or of the required information to be provided.

If a U.S. Holder has elected the application of the QEF rules to its shares in China Ceramics, and the special tax and interest charge rules do not apply to such shares (because of a timely QEF election for China Ceramics’ first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) such shares or a purge of the PFIC taint pursuant to a purging election), any gain recognized on the appreciation of such shares should be taxable as capital gain and no interest charge will be imposed. As discussed above, U.S. Holders of a QEF are currently taxed on their pro rata shares of the QEF’s earnings and profits, whether or not distributed. In such case, a subsequent distribution of such earnings and profits that were previously included in income should not be taxable as a dividend to those U.S. Holders who made a QEF election. The tax basis of a U.S. Holder’s shares in a QEF will be increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules. Similar basis adjustments apply to property if by reason of holding such property the U.S. Holder is treated under the applicable attribution rules as owning shares in a QEF.

Although a determination as to China Ceramics’ PFIC status will be made annually, an initial determination that it is a PFIC generally will apply for subsequent years to a U.S. Holder who held shares or warrants of China Ceramics while it was a PFIC, whether or not it met the test for PFIC status in those years. A U.S. Holder who makes the QEF election discussed above for China Ceramics’ first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) shares in China Ceramics, however, will not be subject to the PFIC tax and interest charge rules (or the denial of basis step-up at death) discussed above in respect to such shares. In addition, such U.S. Holder will not be subject to the QEF inclusion regime with respect to such shares for any taxable year of China Ceramics that ends within or with a taxable year of the U.S. Holder and in which China Ceramics is not a PFIC. On the other hand, if the QEF election is not effective for each of the taxable years of China Ceramics in which China Ceramics is a PFIC and during which the U.S. Holder holds (or is deemed to hold) shares in China Ceramics, the PFIC rules discussed above will continue to apply to such shares unless the U.S. Holder makes a purging election and pays the tax and interest charge with respect to the gain inherent in such shares attributable to the pre-QEF election period.

Alternatively, if a U.S. Holder, at the close of its taxable year, owns shares in a PFIC that are treated as marketable stock, the U.S. Holder may make a mark-to-market election with respect to such shares for such taxable year. If the U.S. Holder makes a valid mark-to-market election for the first taxable year of the U.S. Holder in which the U.S. Holder holds (or is deemed to hold) shares in China Ceramics and for which China Ceramics is determined to be a PFIC, such holder generally will not be subject to the PFIC rules described above in respect to its shares. Instead, in general, the U.S. Holder will include as ordinary income each year the excess, if any, of the fair market value of its shares at the end of its taxable year over the adjusted basis in its shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its shares over the fair market value of its shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of the shares will be treated as ordinary income. Currently, a mark-to-market election may not be made with respect to warrants.

The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. The Over-the-Counter Bulletin Board currently is not considered to be a national securities exchange that would allow a U.S. Holder to make a mark-to-market election. Because the shares of China Ceramics are currently quoted only on the Over-the-Counter Bulletin Board, such shares currently may not qualify as marketable stock for purposes of the election. U.S. Holders should consult their own tax advisors regarding the availability and tax consequences of a mark-to-market election in respect to the shares of China Ceramics.

If China Ceramics is a PFIC and, at any time, has a foreign subsidiary that is classified as a PFIC, U.S. Holders generally would be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if China Ceramics receives a distribution from, or disposes of all or part of its interest in, the lower-tier PFIC. Upon request, China Ceramics will endeavor to cause any lower-tier PFIC to provide to a U.S. Holder no later than 90 days after the request the information that may be required to make or maintain a QEF election with respect to the lower- tier PFIC. However, there is no assurance that China Ceramics will have timely knowledge of the status of any such lower-tier PFIC or will be able to cause the lower-tier PFIC to provide the required information. U.S. Holders are urged to consult their own tax advisors regarding the tax issues raised by lower-tier PFICs.

If a U.S. Holder owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder, such holder may have to file an IRS Form 8621 (whether or not a QEF or mark-to-market election is made).

The rules dealing with PFICs and with the QEF and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of shares and warrants in China Ceramics should consult their own tax advisors concerning the application of the PFIC rules to such shares and warrants under their particular circumstances.

Tax Consequences to Non-U.S. Holders of Shares and Warrants of China Ceramics

Dividends paid to a Non-U.S. Holder in respect to its shares in China Ceramics generally will not be subject to U.S. federal income tax, unless the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains in the United States).

In addition, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain attributable to a sale or other disposition of shares or warrants in China Ceramics unless such gain is effectively connected with its conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains in the United States) or the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of sale or other disposition and certain other conditions are met (in which case, such gain from United States sources generally is subject to tax at a 30% rate or a lower applicable tax treaty rate).

Dividends and gains that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally will be subject to tax in the same manner as for a U.S. Holder and, in the case of a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes, may also be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

Backup Withholding and Information Reporting

In general, information reporting for U.S. federal income tax purposes should apply to distributions made on the shares of China Ceramics within the United States to a non-corporate U.S. Holder and to the proceeds from sales and other dispositions of shares or warrants of China Ceramics by a non-corporate U.S. Holder to or through a U.S. office of a broker. Payments made (and sales and other dispositions effected at an office) outside the United States generally should be subject to information reporting in limited circumstances.

In addition, backup withholding of U.S. federal income tax, currently at a rate of 28%, generally should apply to dividends paid on the shares of China Ceramics to a non-corporate U.S. Holder and the proceeds from sales and other dispositions of shares or warrants of China Ceramics by a non-corporate U.S. Holder, in each case who (a) fails to provide an accurate taxpayer identification number; (b) is notified by the IRS that backup withholding is required; or (c) in certain circumstances, fails to comply with applicable certification requirements.

A Non-U.S. Holder generally may eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a U.S. Holder’s or a non-U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS.

LEGAL MATTERS

The validity of the securities offered in this prospectus is being passed upon for us by Harney Westwood & Riegels, Tortola, British Virgin Islands and Loeb & Loeb, LLP, New York, New York.

EXPERTS

The consolidated/combined financial statements of Success Winner and its subsidiaries as of December 31, 2007 and 2008 and for each of the years in the three-year period ended December 31, 2008 have been included in this registration statement in reliance on the report of Grant Thornton, China, an independent registered public accounting firm, appearing elsewhere in this registration statement upon the authority of the said firm as experts in accounting and auditing.

The consolidated financial statements of CHAC as of December 31, 2008 and 2007 and for the year ended December 31, 2008 and for the period from June 22, 2007 to December 31, 2007 and for the cumulative period from June 22, 2007 to December 31, 2008 included in this registration statement have been audited by McGladrey & Pullen, LLP, an independent registered public accounting firm, to the extent set forth in their report appearing elsewhere in this registration statement and are included herein in reliance upon the authority of McGladrey & Pullen, LLP as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1, which includes exhibits, schedules and amendments, under the Securities Act, with respect to the shares to be sold in this offering. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted as permitted by rules and regulations of the SEC. We refer you to the registration statement and its exhibits for further information about us, our securities and this offering. The registration statement and its exhibits, as well as our other reports filed with the SEC, can be inspected and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549-1004. The public may obtain information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site at http://www.sec.gov which contains the Form F-1 and other reports, proxy and information statements and information regarding issuers that file electronically with the SEC. We are subject to the information reporting requirements of the Securities Exchange Act of 1934, and we will file reports, proxy statements and other information with the SEC.

INDEX TO FINANCIAL STATEMENTS

Page
SUCCESS WINNER LIMITED
UNAUDITED COMBINED STATEMENT OF COMPREHENSIVE INCOME FOR THE FINANCIAL PERIOD ENDED JUNE 30, 2009	F-2
UNAUDITED COMBINED STATEMENT OF FINANCIAL POSITION AS AT JUNE 30, 2009	F-3
UNAUDITED COMBINED STATEMENTS OF CHANGES IN EQUITY FOR THE FINANCIAL PERIOD ENDED JUNE 30, 2009	F-4
UNAUDITED COMBINED STATEMENT OF CASH FLOW FOR THE FINANCIAL PERIOD ENDED JUNE 30, 2009	F-5
NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS	F-6
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-29
COMBINED INCOME STATEMENTS FOR THE FINANCIAL YEARS ENDED DECEMBER 31, 2006, 2007, AND 2008	F-30
COMBINED BALANCE SHEETS FOR THE FINANCIAL YEARS ENDED DECEMBER 31, 2006, 2007, AND 2008	F-31
COMBINED STATEMENTS OF CHANGES IN EQUITY FOR THE FINANCIAL YEARS ENDED DECEMBER 31, 2006, 2007, AND 2008	F-32
COMBINED CASH FLOW STATEMENTS FOR THE FINANCIAL YEARS ENDED DECEMBER 31, 2006, 2007, AND 2008	F-33
NOTES TO THE COMBINED FINANCIAL STATEMENTS	F-34
CHINA HOLDINGS ACQUISITION CORP.
UNAUDITED CONDENSED BALANCE SHEETS AS OF JUNE 30, 2009 AND DECEMBER 31, 2008	F-57
UNAUDITED CONDENSED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2009 AND 2008	F-58
UNAUDITED CONDENSED STATEMENTS OF STOCKHOLDERS’ EQUITY FOR THE SIX MONTHS ENDED JUNE 30, 2009 AND 2008	F-59
UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2009 AND 2008	F-60
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS	F-61
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-73
BALANCE SHEETS, DECEMBER 31, 2007 AND DECEMBER 31, 2008	F-74
STATEMENTS OF INCOME, FOR THE PERIOD FROM JUNE 22, 2007 (INCEPTION) TO DECEMBER 31, 2007, FOR THE YEAR ENDED DECEMBER 31, 2008, AND FOR THE PERIOD FROM JUNE 22, 2007 (INCEPTION) TO DECEMBER 31, 2008	F-75
STATEMENTS OF STOCKHOLDERS’ EQUITY, FOR THE PERIOD FROM JUNE 22, 2007 (INCEPTION) TO DECEMBER 31, 2008	F-76
STATEMENTS OF CASH FLOWS, FOR THE PERIOD FROM JUNE 22, 2007 (INCEPTION) TO DECEMBER 31, 2007, FOR THE YEAR ENDED DECEMBER 31, 2008, AND FOR THE PERIOD FROM JUNE 22, 2007 (INCEPTION) TO DECEMBER 31, 2008	F-77
NOTES TO FINANCIAL STATEMENTS	F-78

SUCCESS WINNER LIMITED AND ITS SUBSIDIARIES
FINANCIAL STATEMENTS FOR THE PERIOD ENDED 30 JUNE 2009

UNAUDITED COMBINED STATEMENT OF COMPREHENSIVE INCOME
FOR THE FINANCIAL PERIOD ENDED 30 JUNE 2009

		Period ended 30 June
	Notes	2009	2008
		(Unaudited)	(Unaudited)
		RMB’000	RMB’000
Revenue	4	399,729	376,833
Cost of sales		(273,900)	(251,804)
Gross profit		125,829	125,029
Other income	4	1,319	1,415
Selling and distribution expenses		(22,655)	(21,745)
Administrative expenses		(4,832)	(5,541)
Finance costs	5	(416)	(397)
Foreign exchange gains and losses		(20)	67
Profit before taxation	6	99,225	98,828
Income tax expense	7	(24,980)	(12,544)
Profit attributable to shareholders		74,245	86,284
Earnings per share – Basic (RMB cents)	8	N/A	N/A

The annexed notes form an integral part of and should be read in conjunction with these Unaudited Combined Financial Statements

SUCCESS WINNER LIMITED AND ITS SUBSIDIARIES
FINANCIAL STATEMENTS FOR THE PERIOD ENDED 30 JUNE 2009

UNAUDITED COMBINED STATEMENT OF FINANCIAL POSITION
AS AT 30 JUNE 2009

	Notes	As at 30 June 2009	As at 31 December 2008
		(Unaudited)	(Audited)
		RMB’000	RMB’000
ASSETS AND LIABILITIES
Non-current assets
Property, plant and equipment	9	64,643	72,172
Land use rights	10	166	168
		64,809	72,340
Current assets
Inventories	11	107,845	131,562
Trade receivables	12	251,664	195,848
Prepayments and other receivables	13	4,264	3,364
Cash and bank balances	14	93,247	51,606
		457,020	382,380
Current liabilities
Trade payables	15	94,847	92,888
Accrued liabilities and other payables	16	48,498	90,948
Interest-bearing bank borrowings	17	34,500	12,300
Income tax payable		14,369	5,133
		192,214	201,269
Net current assets		264,806	181,111
Net assets		329,615	253,451
EQUITY
Total shareholders’ equity		329,615	253,451

*	Amount less than RMB1,000

The annexed notes form an integral part of and should be read in conjunction with these Unaudited Combined Financial Statements

SUCCESS WINNER LIMITED AND ITS SUBSIDIARIES
FINANCIAL STATEMENTS FOR THE PERIOD ENDED 30 JUNE 2009

UNAUDITED COMBINED STATEMENTS OF CHANGES IN EQUITY
FOR THE FINANCIAL PERIOD ENDED 30 JUNE 2009

	Share capital	Statutory reserve	Merger reserve	Retained earnings	Total equity
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
	(Note 18)	(Note 19)
Balance at 1 January 2009	0*	29,490	58,980	164,981	253,451
Total comprehensive income for the period	—	—	—	74,245	74,245
Arising from reorganization	—	—	1,919	—	1,919
Balance at 30 June 2009 (Unaudited)	0*	29,490	60,899	239,226	329,615
Balance at 1 January 2008	58,980	29,490	—	142,402	230,872
Total comprehensive income for the period	—	—	—	86,284	86,284
Arising from reorganization	(58,980)	—	58,980	—	—
Balance at 30 June 2008 (Unaudited)	0*	29,490	58,980	228,686	317,156

*	Amount less than RMB1,000

The annexed notes form an integral part of and should be read in conjunction with these Unaudited Combined Financial Statements

SUCCESS WINNER LIMITED AND ITS SUBSIDIARIES
FINANCIAL STATEMENTS FOR THE PERIOD ENDED 30 JUNE 2009

UNAUDITED COMBINED STATEMENTS OF CASH FLOWS
FOR THE FINANCIAL PERIOD ENDED 30 JUNE 2009

		Period ended 30 June
	Notes	2009	2008
		(Unaudited)	(Unaudited)
		RMB’000	RMB’000
Cash flows from operating activities
Profit before taxation		99,225	98,828
Adjustments for:
Depreciation of property, plant and equipment	6	7,906	7,744
Amortisation of land use rights	10	2	2
Interest income	4	(134)	(138)
Finance costs	5	416	397
Foreign exchange gains and losses		20	(67)
Operating profit before working capital changes		107,435	106,766
(Increase)/decrease in inventories		23,717	23,773
Increase in trade receivables		(55,816)	(29,725)
Increase in prepayments and other receivables		(900)	(13,998)
Increase/(decrease) in trade payables		1,959	(41,641)
Decrease in accrued liabilities and other payables		(18,321)	(10,430)
Cash generated from operations		58,074	34,745
Interest paid		(416)	(397)
Income tax paid		(15,744)	(11,071)
Net cash (used in)/generated from operating activities		41,914	23,277
Cash flows from investing activities
Acquisition of property, plant and equipment	9	(377)	(5,495)
Interest received		134	138
Net Cash used in investing activities		(243)	(5,357)
Cash flows from financing activities
Bank borrowings obtained		34,500	9,500
Repayment of bank loans		(12,300)	(9,500)
Advances from/ (Repayment to) related party		—	105
Advances from/ (Repayment to) director		225	1,710
Dividend paid		(22,455)	—
Net cash generated from/(used in) financing activities		(30)	1,815
Net decrease in cash and cash equivalents		41,641	19,735
Cash and cash equivalents at 1 January		51,606	18,507
Cash and cash equivalents at 30 June	14	93,247	38,242

*	Amount less than RMB1,000

The annexed notes form an integral part of and should be read in conjunction with these Unaudited Combined Financial Statements

SUCCESS WINNER LIMITED AND ITS SUBSIDIARIES
FINANCIAL STATEMENTS FOR THE PERIOD ENDED 30 JUNE 2009

NOTES TO THE UNAUDITED COMBINED FINANCIAL STATEMENTS

1.   THE COMPANY

The Company (Registration No. 1533513) was incorporated in British Virgin Islands on 29 May 2009 under the British Virgin Islands Business Companies Act as a limited liability company under the name of Success Winner Limited. At the date of incorporation, the paid-up and issued capital of the Company was US$1 divided into 1 share of US$1.00 each.

The registered office of the Company is located at P. O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands. The principal place of business of the Company is located at Junbing industrial Zone, Anhai, Jinjiang City, Fujian Province, The Peoples’ Republic of China (“PRC”).

The principal activity of the Company is investment holding. The principal activities of the company’s subsidiaries are set out in Note 2 to the Unaudited Combined Financial Statements.

2.   THE REORGANISATION AND BASIS OF PRESENTATION

A reorganisation exercise was undertaken by the Group to rationalise the corporate structure for an acquisition by the Special Purpose Acquisition Company (the “Reorganisation Exercise”). The following steps were undertaken in the Reorganisation Exercise:

(a)	Acquisition of Jinjiang Hengda Ceramics Co., Ltd
Pursuant to an equity transfer agreement dated 1 April 2008 entered into between the former shareholders, Chi Wah Trading Import & Export Co. (“Chi Wah Trading”) and Jinjiang City Anhai Junbing Hengda Construction Material Factory (“Anhai Junbing”) and Stand Best Creation Limited (“Stand Best”), Stand Best acquired 100% of the equity in Jinjiang Hengda for a consideration of RMB58,980,000 based on the paid-up capital of Jinjiang Hengda. The transfer of the equity in Jinjiang Hengda to Stand Best was approved by the Jinjiang Ministry of Commerce on 30 April 2008.
(b)	Capitalisation of amount due from Stand Best to Mr Wong Kung Tok
Pursuant to the capitalisation agreement dated 30 June 2009 entered into between Mr Wong Kung Tok and Stand Best, Stand Best capitalised the sum of HK$67,930,978 (equivalent to approximately RMB58.9 mil) owing to Mr Wong Kung Tok via the issuance of an aggregate of 9,999 ordinary shares of HK$1.00 each as fully paid in its share capital to the Company.

Following the capitalisation, Stand Best’s paid up share capital was increased from HK$1.00 to HK$10,000 divided into 10,000 ordinary shares of HK$1.00 each.

(c)	Incorporation of the Company
On 29 May 2009, the Company was incorporated in British Virgin Islands as the investment holding company of the Group. 1 ordinary share of US$1.00 was issued by the Company to Mr Wong Kung Tok and was fully paid on 30 June 2009.
(d)	Acquisition by the Company
Pursuant to an instrument of transfer dated 30 June 2009 entered into between the Company and Stand Best, the Company acquired the remaining 1 ordinary share at par value of HK$1.00 of Stand Best for a consideration of HK$1.00 from Mr Wong Kung Tok.

Pursuant to the Reorganisation as set out above, the Company will become the holding company of the Group.

SUCCESS WINNER LIMITED AND ITS SUBSIDIARIES
FINANCIAL STATEMENTS FOR THE PERIOD ENDED 30 JUNE 2009

NOTES TO THE UNAUDITED COMBINED FINANCIAL STATEMENTS

2.   THE REORGANISATION AND BASIS OF PRESENTATION  – (continued)

The Group structure is shown as follows:

As at the date of this report, the Company has direct interests in the following wholly owned subsidiaries and there are no other subsidiaries or associated companies of the Group.

Name of Subsidiaries	Jurisdiction of incorporation / establishment	Principal activities	Equity interest held	Registered capital and paid-up capital
Stand Best Creation Limited	Hong Kong	Investment holding	100%	HK$10,000
Jinjiang Hengda Ceramics Co., Ltd	PRC	Design, development and manufacture of ceramic tiles	100%	RMB58,980,000

The Group is regarded as a continuing entity resulting from the Reorganisation since the management of all the entities which took part in the Reorganisation was controlled by the same directors and under common shareholders before and immediately after the Reorganisation. Consequently, immediately after the Reorganisation, there was a continuation of the control over the entities financial and operating policy decision and risk and benefits to the ultimate shareholders that existed prior to the Reorganisation.

The Reorganisation has been accounted for as a Reorganisation under common control in a manner similar to pooling of interests. Accordingly, the Unaudited Combined Financial Statements for the period ended 30 June 2009 have been prepared on the basis of merger accounting and comprise the financial statements of the subsidiaries which were under common control of the ultimate shareholders and directors that existed prior to the Reorganisation Exercise during the under review periods or since their respective dates of incorporation.

The Unaudited Combined Financial Statements of Group are presented as if the Company was in existence throughout the previous reported financial period notwithstanding the fact that the Company was not the holding corporation for the reported financial period as in substance the combined entities are continuing to trade as before but with a new legal parent form subsequently.

In the opinion of management, all adjustments (consisting of normal adjustments) have been made that are necessary to present fairly the financial position of the Company as of June 30, 2009, the results of its operations and cash flows for the six months ended June 30, 2008 and 2009 respectively. Management of the Company has reviewed subsequent events through December 4, 2009. Operating results for the interim periods presented are not necessarily indicative of the results to be expected for the full year. The combined statement of financial position at December 31, 2008 has been derived from the audited financial statements.

SUCCESS WINNER LIMITED AND ITS SUBSIDIARIES
FINANCIAL STATEMENTS FOR THE PERIOD ENDED 30 JUNE 2009

NOTES TO THE UNAUDITED COMBINED FINANCIAL STATEMENTS

3.   SIGNIFICANT ACCOUNTING POLICIES

Statement of compliance

The Unaudited Combined Financial Statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) including related Interpretations issued by the International Accounting Standard Board (“IASB”), and are consistent with those applied in the audited Combined Financial Statements for the financial year ended 31 December 2008.

Basis of preparation of Unaudited Combined Financial Statements

On 1 January 2009, the Group adopted the new or revised IFRS and interpretations that are mandatory for application on that date. Changes to the Group’s accounting policies have been made as required, in accordance with the transitional provisions in the respective IFRS.

The following are the new or amended IFRS adopted by the Group:

IAS 1 (Revised 2008)	Presentation of Financial Statements — Capital Disclosure
1AS 23 (Revised)	Borrowing costs — Comprehensive Revision to Prohibit Immediate Expensing
IFRS 8	Operating Segments

The adoption of the above IFRS and interpretations did not result in substantial changes to the Group’s accounting policies nor any significant impact on these interim Unaudited Combined Financial Statements except for the followings:

At the date of this report, certain new standards, amendments and interpretations to existing standards have been published and are mandatory for the Group’s accounting periods after 1 January 2009 or later periods and which the Group has not early adopted.

The following are the IFRS that have been published but not yet effective:

IAS 27	Consolidated and Separate Financial Statements — Consequential Amendments Arising from Amendments to IFRS 3
IAS 28	Investments in Associates — Consequential Amendments Arising from Amendments to IFRS 3
IAS 31	Interests in Joint Ventures — Consequential Amendments Arising from Amendments to IFRS 3
IAS 39	Financial Instruments: Recognition and Measurement Amendments for Eligible Hedged Items
IFRS 2	Share-based Payment — Amendment Relating to Vesting Conditions and Cancellations
IFRS 3	Business Combinations — Comprehensive Revision on Applying the Acquisition Method
IFRS 9	Financial Instruments
IFRIC 17	Distributions of non-cash assets to owners
IFRIC 18	Transfers of assets from customers
IFRIC 19	Extinguishing Financial Liabilities with Equity Instruments
Annual Improvement Process	Improvements to IFRSs 2008 and 2009

SUCCESS WINNER LIMITED AND ITS SUBSIDIARIES
FINANCIAL STATEMENTS FOR THE PERIOD ENDED 30 JUNE 2009

NOTES TO THE UNAUDITED COMBINED FINANCIAL STATEMENTS

3.   SIGNIFICANT ACCOUNTING POLICIES  – (continued)

The management does not anticipate that the adoption of the above IFRSs (including consequential amendments) and interpretations will result in any material impact to the Unaudited Combined Financial Statements in the period of initial application.

Critical accounting estimates and judgment

Estimates and judgments are continually evaluated and are based on historical experiences and other factors, including expectations of future events that are believed to be reasonable under the circumstances.

The Group makes estimates and assumptions concerning the future. The resulting accounting estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed below:

Key sources of estimation uncertainty

Depreciation of property, plant and equipment

Property, plant and equipment are depreciated on a straight-line basis over their estimated useful lives. Management estimates the useful lives of property, plant and equipment to be within 3 to 40 years. The carrying amounts of the Group’s property, plant and equipment as at 30 June 2009 and 31 December 2008 was approximately RMB64,643,000 and RMB72,172,000 respectively. Changes in the expected level of usage and technological developments could impact the economic useful lives and the residual values of these assets, therefore future depreciation charges could be revised.

Income tax

The Group has exposure to income taxes in the PRC. Significant judgement is required in determining the provision for income taxes. There are certain transactions and computations for which the ultimate tax determination is uncertain during the ordinary course of business. The Group recognises liabilities for expected tax issues based on estimates of whether additional taxes will be due. When the final tax outcome of these matters is different from the amounts that were initially recognised, such differences will impact the income tax and deferred tax provisions in the period in which such determination is made.

Critical judgment made in applying accounting policies

In the process of applying the Group’s accounting policies as described below, the management is of the opinion that there are no instances of application of judgments which are expected to have a significant effect on the amounts recognized in the financial statements.

Impairment of trade receivables

The Group’s management assesses the collectability of trade receivables. This estimate is based on the credit history of the Group’s customers and the current market condition. Management reassesses the impairment loss at the statement of financial position date and makes the provision, if any.

Net realizable value of inventories

Net realizable value of inventories is the management’s estimation of future selling price in the ordinary course of business, less estimated costs of completion and selling expenses. These estimates are based on the current market condition and the historical experience of selling products of “similar nature”. It could change significantly as a result of competitors in response to the severe industry’s cycles.

SUCCESS WINNER LIMITED AND ITS SUBSIDIARIES
FINANCIAL STATEMENTS FOR THE PERIOD ENDED 30 JUNE 2009

NOTES TO THE UNAUDITED COMBINED FINANCIAL STATEMENTS

3.   SIGNIFICANT ACCOUNTING POLICIES  – (continued)

(a)	Basis of preparation under common control business combination and subsidiaries

A business combination involving entities under common control is a business combination in which all the combining entities or business are ultimately controlled by the same party or parties both before and after the business combination, and that control is not transitory.

The reorganization exercise described in Note 2 to the Unaudited Combined Financial Statements resulted in a business combination involving common control entities, and accordingly the accounting treatment is outside the scope of IFRS 3 Business Combination. For such common control business combinations, the merger accounting principles are applied to include the assets, liabilities, results, changes in equity and cash flows of the combining entities in the Unaudited Combined Financial Statements.

In applying merger accounting, components of financial statements of the combining entities or businesses for the reporting periods in which the common control combination occurs are included in the Unaudited Combined Financial Statements of the combined entity as if the combination had occurred from the date when the combining entities or businesses first came under the control of the controlling party or parties.

A single uniform set of accounting policies is adopted by the combined entity. Therefore, the combined entity recognised the assets, liabilities and equity of the combining entities or businesses at the carrying amounts recognised previously in the Unaudited Combined Financial Statements of the controlling party or parties prior to the common control combination. The carrying amounts are included as if such Unaudited Combined Financial Statements had been prepared by the controlling party or parties, including adjustments required to conform to the combined entity’s accounting policies and applying those policies to all periods presented.

There is no recognition of any goodwill or excess of the acquirers interest in the net fair value of the acquiree’s identifiable assets, liabilities and contingent liabilities over cost at the time of the common control combination. The effects of all transactions between the combining entities or businesses, whether occurring before or after the combination, are eliminated in preparing the Unaudited Combined Financial Statements of the combined entity.

Subsidiaries are entities controlled by the Group. Control exists when the Group has the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities. The existence and effect of potential voting rights that are currently exercisable or convertible are considered when assessing whether the Group controls another entity.

For acquisition of subsidiaries under common control, the identifiable assets and liabilities were accounted for at their carrying values, in a manner similar to the pooling-of-interest method of consolidation.

In preparing the Unaudited Combined Financial Statements, transactions, balances and unrealized gains on transactions between the combining entities are eliminated. Unrealized losses are also eliminated but are considered an impairment indicator of the assets transferred.

(b)	Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated depreciation and impairment losses. The cost of an asset comprises its purchase price and any directly attributable costs of bringing the asset to the working condition and location for its intended use. Expenditure incurred after property, plant and equipment have been put into operation, such as repairs and maintenance, is normally charged to the income statement in the period in which it is incurred. In situations where it can be clearly demonstrated that the expenditure has resulted in an increase in the future economic

SUCCESS WINNER LIMITED AND ITS SUBSIDIARIES
FINANCIAL STATEMENTS FOR THE PERIOD ENDED 30 JUNE 2009

NOTES TO THE UNAUDITED COMBINED FINANCIAL STATEMENTS

3.   SIGNIFICANT ACCOUNTING POLICIES  – (continued)

benefits expected to be obtained from the use of the property, plant and equipment, and the expenditure of the item can be measured reliably, the expenditure is capitalised as an additional cost of that asset.

Depreciation is calculated on the straight-line basis to write off the cost of property, plant and equipment, less any estimated residual values, over the following estimated useful lives:

Buildings	40 years
Renovation	10 years
Plant and machinery	5 – 10 years
Motor vehicles	10 years
Office equipment	5 – 10 years

If there is a change in the level of usage and technological developments affecting the useful lives and the residual values of these assets, the residual values, useful lives and depreciation method will be reviewed and adjusted as appropriate at each statement of financial position date.

For acquisition and disposal during the financial period, depreciation is provided from the month of acquisition and to the month before disposal respectively. Fully depreciated property, plant and equipment are retained in the books of accounts until they are no longer in use.

The gain or loss on disposal or retirement of an item of property, plant and equipment recognised in the income statement is the difference between the net sales proceeds and the carrying amount of the relevant asset.

(c)	Land use rights

Land use rights are stated at cost less accumulated amortisation and impairment losses. Amortisation is charged so as to write off the cost of land use rights, using the straight-line method, over the period of the grant of 50 years, which is the lease term.

(d)	Impairment of non-financial assets

An assessment is made at each statement of financial position date of whether there is any indication of impairment of the Group’s property, plant and equipment and land use rights, or whether there is any indication that an impairment loss previously recognised for an asset in prior years may no longer exist or may have decreased. If any such indication exists, the asset’s recoverable amount is estimated. An asset’s recoverable amount is calculated as the higher of the asset’s value in use or its net selling price.

An impairment loss is recognised only if the carrying amount of an asset exceeds its recoverable amount. An impairment loss is charged to the combined statement of comprehensive income in the period in which it arises.

A previously recognised impairment loss is reversed only if there has been a change in the estimates used to determine the recoverable amount of an asset, and to the extent that the carrying amount does not exceed the carrying amount that would have been determined, had no impairment loss been recognised for the asset in prior years.

A reversal of an impairment loss is credited to the combined statement of comprehensive income in the period in which it arises.

SUCCESS WINNER LIMITED AND ITS SUBSIDIARIES
FINANCIAL STATEMENTS FOR THE PERIOD ENDED 30 JUNE 2009

NOTES TO THE UNAUDITED COMBINED FINANCIAL STATEMENTS

3.   SIGNIFICANT ACCOUNTING POLICIES  – (continued)

(e)	Financial assets

Financial assets which are within the scope of IAS 39, other than hedging instruments, are classified as either financial assets at fair value through statement of comprehensive income, loans and receivables, held-to-maturity investments, or available-for-sale financial assets. Financial assets which are initially recognised at fair value, are assigned to the different categories by management on initial recognition, depending on the purpose for which the assets were acquired.

The designation of financial assets is re-evaluated and classification may be changed at the reporting date with the exception that the designation of financial assets at fair value through statement of comprehensive income is not revocable.

All financial assets are recognised when, and only when, the Group becomes a party to the contractual provisions of the instrument. When financial assets are recognised initially, they are measured at fair value, plus directly attributable transaction costs.

De-recognition of financial assets occurs when the rights to receive cash flows from the assets expire or are transferred and substantially all of the risks and rewards of ownership have been transferred. At each of the statement of financial position date, financial assets are reviewed to assess whether there is objective evidence of impairment. If any such evidence exists, impairment loss is determined and recognised.

Receivables

Receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. They arise when the Group provides money, goods or services directly to a debtor with no intention of trading the receivables. They are included in current assets, except for maturities greater than 12 months after the balance sheet date. These are classified as non-current assets.

Receivables include trade and other receivables. They are subsequently measured at amortised cost using the effective interest method, less provision for impairment. If there is objective evidence that the asset has been impaired, the financial asset is measured at the present value of the estimated future cash flows discounted at the original effective interest rate. Impairment losses are reversed in subsequent periods when an increase in the asset’s recoverable amount can be related objectively to an event occurring after the impairment was recognised, subject to a restriction that the carrying amount of the asset at the date the impairment is reversed does not exceed what the amortised cost would have been had the impairment not been recognised. The impairment or writeback is recognised in the income statement.

(f)	Financial liabilities

The Group’s financial liabilities include trade and other payables, accrued liabilities, dividend payable and interest-bearing bank borrowings.

Financial liabilities are recognised when the Group becomes a party to the contractual agreements of the instrument All interest related charges are recognised as an expense in “finance costs” in the income statement. Financial liabilities are derecognised if the Group’s obligations specified in the contract expire or are discharged or cancelled.

Borrowings are recognised initially at fair value of proceeds received less attributable transaction costs, if any. Borrowings are subsequently stated at amortised cost which is the initial fair value less any principal repayments. Any difference between the proceeds (net of transaction costs) and the redemption value is taken to the income statement over the period of the borrowings using the

SUCCESS WINNER LIMITED AND ITS SUBSIDIARIES
FINANCIAL STATEMENTS FOR THE PERIOD ENDED 30 JUNE 2009

NOTES TO THE UNAUDITED COMBINED FINANCIAL STATEMENTS

3.   SIGNIFICANT ACCOUNTING POLICIES  – (continued)

effective interest method. The interest expense is chargeable on the amortised cost over the period of the borrowings using the effective interest method.

Gains and losses are recognised in the profit and loss account when the liabilities are derecognised as well as through the amortisation process.

Borrowings which are due to be settled within twelve months after the balance sheet are included in current borrowings in the balance sheet even though the original terms was for a period longer than twelve months and an agreement to refinance, or to reschedule payments, on a long-term basis is completed after the balance sheet date. Borrowings to be settled within the Group’s normal operating cycle are classified as current. Other borrowings due to be settled more than twelve months after the balance sheet date are included in non-current borrowings in the balance sheet.

Trade and other payables and accrued liabilities are initially measured at fair value, and subsequently measured at amortised cost, using the effective interest rate method.

Dividend distributions to shareholders are included in current financial liabilities when the dividends are payable.

(g)	Inventories

Inventories are valued at the lower of cost and net realisable value. Cost incurred in bringing each product to its present location and conditions are accounted for as follows:

(a)	Raw materials at purchase cost on a weighted average basis; and
(b)	Finished goods and work in progress at cost of direct materials and labour and a proportion of manufacturing overheads based on normal operating capacity.

Net realisable value is the estimated selling price in the ordinary course of business less the estimated costs necessary to make the sale.

(h)	Cash and cash equivalents

For the purpose of the combined cash flow statements, cash and cash equivalents comprise cash on hand and in banks.

(i)	Provisions

Provisions are recognised when present obligations will probably lead to an outflow of economic resources from the Group which can be estimated reliably. Timing or amount of the outflow may still be uncertain. A present obligation arises from the presence of a legal or constructive commitment that has resulted from past events.

Provisions are measured at the estimated expenditure required to settle the present obligation, based on the most reliable evidence available at the statement of financial position date, including the risks and uncertainties associated with the present obligation. Any reimbursement expected to be received in the course of settlement of the present obligation is recognised as a separate asset, not exceeding the amount of the related provision.

Where there are a number of similar obligations, the likelihood that an outflow of economic resources will be required in settlement of the obligations is determined by considering the class of obligations as a whole. in addition, long term provisions are discounted to their present values, where the effect of the time value of money is material.

All provisions are reviewed at the statement of financial position date and adjusted to reflect the current best estimates.

SUCCESS WINNER LIMITED AND ITS SUBSIDIARIES
FINANCIAL STATEMENTS FOR THE PERIOD ENDED 30 JUNE 2009

NOTES TO THE UNAUDITED COMBINED FINANCIAL STATEMENTS

3.   SIGNIFICANT ACCOUNTING POLICIES  – (continued)

In cases where the possible outflow of economic resources as a result of present obligations is considered impossible or remote, or the amount to be provided for cannot be measured reliably, no liability is recognised in the statement of financial position, unless assumed in the course of a business combination.

(j)	Recognition of revenue

Revenue is recognised when it is probable that the economic benefits will flow to the Group and when the revenue can be measured reliably. Revenue is measured at the fair value of the consideration received or receivable and represents amounts receivable for goods and services provided in the normal course of business, net of trade discounts, sales rebates and sales related taxes on the following bases:

(i)	Revenue from the sale of goods and scrap materials are recognised when the significant risks and rewards of ownership have been transferred to the buyer, which is usually on dispatch, provided that the Group maintains neither managerial involvement to the degree usually associated with ownership, nor effective control over the goods sold; and
(ii)	Interest income is recognised on a time-proportion basis, taking into account the principal outstanding and the effective interest rate applicable.
(k)	Income tax

Current tax

Current tax is the expected tax payable on the taxable income for the year, using tax rates enacted at the statement of financial position date, and any adjustment to tax payable in respect of previous years. PRC corporate income tax is provided at rates applicable to an enterprise in the PRC on income for financial reporting purpose, adjusted for income and expenses items which are not assessable or deductible for income tax purposes.

Deferred tax

Deferred tax is the tax expected to be payable or recoverable on differences between the carrying amounts of assets and liabilities in the Unaudited Combined Financial Statements and the corresponding tax bases used in the computation of taxable profit, and is accounted for using the statement of financial position liability method. Deferred tax liabilities are generally recognised for all taxable temporary differences, and deferred tax assets are recognised to the extent that it is probable that taxable profits will be available against which deductible temporary differences can be utilised. Such assets and liabilities are not recognised if the temporary difference arises from the initial recognition of other assets and liabilities in a transaction that is not a business combination and that affects neither the tax profit nor the accounting profit.

The carrying amount of deferred tax assets is reviewed at the statement of financial position date and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered. Any such reduction is reversed to the extent that it becomes probable that sufficient taxable profit will be available.

Deferred tax assets and liabilities are not discounted. Deferred tax is calculated at the tax rates that are expected to apply in the year when the liability is settled or the asset realised. Deferred tax is charged or credited to the statement of comprehensive income, except when it relates to items charged or credited directly to equity, in which case the deferred tax is also dealt with in equity.

SUCCESS WINNER LIMITED AND ITS SUBSIDIARIES
FINANCIAL STATEMENTS FOR THE PERIOD ENDED 30 JUNE 2009

NOTES TO THE UNAUDITED COMBINED FINANCIAL STATEMENTS

3.   SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Valued-added tax

The Group’s sale of goods in the PRC are subjected to Value-added tax (“VAT”) at the applicable tax rate of 6% for PRC domestic sales. Input VAT on purchases cannot be deducted from output VAT. The amount payable to the taxation authority is included as part of “other payables” in the statement of financial position.

The VAT tax rate has changed from 6% to 17% with effect from May 2009 pursuant to a “Notice of Ministry of Finance and the State Tax Bureau concerning the VAT Levy Policies of Applying Lower VAT Rate and Summary Measures on Certain Goods”.

Revenues, expenses and assets are recognised net of the amount of VAT except where:

•	VAT incurred on the purchase of assets or services is not recoverable from the taxation authority, in which case VAT is recognised as part of the cost of acquisition of the asset or as part of the expense item as applicable; and
•	Receivables and payables are stated with the amount of VAT included.
(l)	Employees benefits

Retirement benefits scheme

Pursuant to the relevant regulations of the PRC government, the Group participates in a local municipal government retirement benefits scheme (the “Scheme”), whereby the subsidiaries of the Company in the PRC are required to contribute a certain percentage of the basic salaries of its employees to the Scheme to fund their retirement benefits. The local municipal government undertakes to assume the retirement benefits obligations of all existing and future retired employees of the subsidiaries of the Company. The only obligation of the Group with respect to the Scheme is to pay the ongoing required contributions under the Scheme mentioned above. Contributions under the Scheme are charged to the statement of comprehensive income as incurred. There are no provisions under the Scheme whereby forfeited contributions may be used to reduce future contributions.

Key management personnel

Key management personnel are those persons having the authority and responsibility for planning, directing and controlling the activities of the combined entity. Directors and certain general managers are considered key management personnel.

(m)	Foreign currencies
(i)	Functional and presentation currency

The functional currency of the Company, Stand Best Creation Limited and Jinjiang Hengda Ceramics Co., Ltd is Renminbi, as the Group’s principal operations are predominantly conducted in the People’s Republic of China (PRC) where the group generates most of its revenue and incurs most of its expenses. The financial statements are presented in Renminbi (to the nearest thousand), being the currency that best reflects the economic substance of the underlying events and circumstances relevant to the Group.

(ii)	Transactions and balances

Foreign currency transactions are translated to the functional currencies of the entities using the exchange rates prevailing at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies are translated at the closing rates ruling at the respective statement of financial position dates. Foreign exchange gains and losses resulting from the

SUCCESS WINNER LIMITED AND ITS SUBSIDIARIES
FINANCIAL STATEMENTS FOR THE PERIOD ENDED 30 JUNE 2009

NOTES TO THE UNAUDITED COMBINED FINANCIAL STATEMENTS

3.   SIGNIFICANT ACCOUNTING POLICIES  – (continued)

settlement of such transactions and from the translation at year-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognised in the statement of comprehensive income.

Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates as at the dates of the initial transactions. Non- monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value was determined.

(iii)	Group companies

The results and financial positions of the Group entities that have functional currencies different from the presentation currency are translated into the presentation currency as follows:

(1)	Assets and liabilities for each statement of financial position presented are translated at the closing rate at the date of that statement of financial position;
(2)	Income and expenses for each statement of comprehensive income are translated at average exchange rates (unless this average is not a reasonable approximation of the cumulative effect of the rates prevailing on the transaction dates, in which case income and expenses are translated at the dates of the transactions); and
(3)	All resulting exchange differences are recognised as a separate component of equity.
(n)	Related parties

A party is considered to be related to the Group if:

(i)	directly, or indirectly through one or more intermediaries, the party (1) controls, is controlled, or is under common control with, the Company/Group; (2) has an interest in the Company that gives it significant influence over the Company/Group; or (3) has joint control over the Company/Group;
(ii)	the party is an associate;
(iii)	the party is a jointly-controlled entity;
(iv)	the party is a member of the key management personnel of the Company or its parent;
(v)	the party is a close member of the family of any individual referred to in (i) or (iv);
(vi)	the party is an entity that is controlled, jointly controlled or significantly influenced by or for which significant voting power in such entity resides with, directly or indirectly, any individual referred to in (iv) or (v); or
(vii)	the party is a post-employment benefit plan for the benefit of employees of the Company/Group, or of any entity that is a related party of the Company/Group.
(o)	Operating leases

Leases where substantially all the risks and rewards of ownership of assets remain with the lessor are accounted for as operating leases. Annual rentals applicable to such operating leases are charged to the combined statement of comprehensive income on a straight-line basis over the lease terms except where an alternative basis is more representative of the pattern of benefits to be derived from

SUCCESS WINNER LIMITED AND ITS SUBSIDIARIES
FINANCIAL STATEMENTS FOR THE PERIOD ENDED 30 JUNE 2009

NOTES TO THE UNAUDITED COMBINED FINANCIAL STATEMENTS

3.   SIGNIFICANT ACCOUNTING POLICIES  – (continued)

the leased assets. Lease incentives received are recognised in the combined statement of comprehensive income as an integral part of the aggregate net lease payments made. Contingent rentals are charged to the combined statement of comprehensive income in the accounting period in which they are incurred.

(p)	Segment reporting

A operating segment is a distinguishable component of the Group that engages in business activities from which it may earn revenues and incur expenses (including revenues and expenses relating to transactions with other components of the same entity), whose operating results are regularly reviewed by the entity’s chief operating decision maker to make decisions about resources to be allocated to the segment and assess its performance, and for which discrete financial information is available.

(q)	Share capital

Ordinary shares are classified as equity. Share capital is determined using the nominal value of shares that have been issued. Any transaction costs associated with the issuing of shares are deducted from the proceeds (net of any related income tax benefits) to the extent that they are incidental costs directly attributable to the equity transaction.

Retained earnings include all current and prior period results as determined in the combined statement of comprehensive income.

(r)	Research and development costs

Research costs are expensed as incurred, except for development costs which relates to the design and testing of new or improved materials, products or processes which are recognised as an asset to the extent that it is expected that such assets will generate future economic benefits.

4.   REVENUE AND OTHER INCOME

Revenue represents the net invoiced value of services provided, after allowances for trade discounts. An analysis of the Group’s revenue and other income is as follows:

	Period Ended 30 June
	2009	2008
	(Unaudited)	(Unaudited)
	RMB’000	RMB’000
Revenue
Sale of goods	399,729	376,833
Other income
Sale of scrap materials	1,185	1,277
Interest income	134	138
	1,319	1,415

5.   FINANCE COSTS

	Period Ended 30 June
	2009	2008
	(Unaudited)	(Unaudited)
	RMB’000	RMB’000
Interest on bank borrowings	416	397

SUCCESS WINNER LIMITED AND ITS SUBSIDIARIES
FINANCIAL STATEMENTS FOR THE PERIOD ENDED 30 JUNE 2009

NOTES TO THE UNAUDITED COMBINED FINANCIAL STATEMENTS

6.   PROFIT BEFORE TAXATION

The Group’s profit before taxation is arrived at after charging:

	Period Ended 30 June
	2009	2008
	(Unaudited)	(Unaudited)
	RMB’000	RMB’000
Amortisation of land use rights	2	2
Cost of inventories recognised as expense	162,972	169,644
Depreciation expense charge to:
- cost of sales	7,642	7,497
- administrative expenses	264	247
Directors’ remuneration
- salaries and related cost	71	71
- retirement scheme contribution	2	4
Key management personnel (other than directors)
- salaries and related cost	305	289
- retirement scheme contribution	8	7
Research and development personnel
- salaries and related cost	419	441
- retirement scheme contribution	–	3
Other personnel
- salaries and related cost	17,235	15,864
- retirement scheme contribution	270	265
Operating lease expenses	6,523	6,596

7.   INCOME TAX EXPENSE

	Period Ended 30 June
	2009	2008
	(Unaudited)	(Unaudited)
	RMB’000	RMB’000
Current year provision:
PRC income tax	24,980	12,544

No deferred tax has been provided as the Group did not have any significant temporary differences which gave rise to a deferred tax asset or liability at 30 June 2008 and 2009.

Reconciliation between tax expense and profit before taxation at applicable tax rates is as follows:

	Period Ended 30 June
	2009	2008
	(Unaudited)	(Unaudited)
	RMB’000	RMB’000
Profit before taxation	99,225	98,828
Tax calculated at a tax rate of 25%	24,806	24,707
Tax effect of tax exemption and concession	—	(12,558)
Tax effect on non-deductible expenses	174	395
	24,980	12,544

Pursuant to the PRC Enterprise Income Tax: Law passed by the Tenth National People’s Congress on 16 March 2007, the new enterprise income tax rates for domestic enterprises and foreign investment enterprises are unified at 25% and was effective from 1 January 2008. However, Jinjiang Hengda

SUCCESS WINNER LIMITED AND ITS SUBSIDIARIES
FINANCIAL STATEMENTS FOR THE PERIOD ENDED 30 JUNE 2009

NOTES TO THE UNAUDITED COMBINED FINANCIAL STATEMENTS

7.   INCOME TAX EXPENSE  – (continued)

Ceramics Co., Ltd is entitled a 50% reduction in income tax for the financial year ended 31 December 2008 pursuant to the “Income Tax Law of the PRC for Enterprises with Foreign Investments and Foreign Enterprises”. The Company’s tax rate is at 25% effective from 1 January 2009.

8.   EARNINGS PER SHARE

Earnings per share information is not presented as its inclusion, for the purpose of this report, is considered by the director of the Company not meaningful due to the Group Reorganisation and the preparation of the results of the Group for the under review periods on the consolidated basis as disclosed in Note 2 to the financial statements.

9.   PROPERTY, PLANT AND EQUIPMENT

	Buildings	Renovation	Plant and Machinery	Motor Vehicles	Office Equipment	Total
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
At 1 January 2008
Cost	2,913	450	151,257	4,624	1,139	160,383
Accumulated depreciation	(634)	(—)	(77,133)	(1,322)	(528)	(79,617)
Net book amount	2,279	450	74,124	3,302	611	80,766
Year ended 31 December 2008
Opening net book amount	2,279	450	74,124	3,302	611	80,766
Additions	—	—	6,281	512	226	7,019
Depreciation	(69)	(43)	(14,802)	(472)	(227)	(15,613)
Closing net book amount	2,210	407	65,603	3,342	610	72,172
At 31 December 2008 and 1 January 2009
Cost	2,913	450	157,538	5,136	1,365	167,402
Accumulated depreciation	(703)	(43)	(91,935)	(1,794)	(755)	(95,230)
Net book amount	2,210	407	65,603	3,342	610	72,172
Period ended 30 June 2009
Opening net book amount	2,210	407	65,603	3,342	610	72,172
Additions	—	—	361	—	16	377
Depreciation	(35)	(21)	(7,485)	(244)	(121)	(7,906)
Closing net book amount	2,175	386	58,479	3,098	505	64,643
At 30 June 2009
Cost	2,913	450	157,899	5,136	1,381	167,779
Accumulated depreciation	(738)	(64)	(99,421)	(2,038)	(875)	(103,136)
Net book amount	2,175	386	58,478	3,098	506	64,643

All property, plant and equipment held by the Group are located in the PRC.

The Group’s buildings including renovation with a carrying value of approximately RMB2, 617,000 and RMB2, 561,000 were pledged as securities to secure the Group’s interest-bearing bank borrowings at 31 December 2008 and 30 June 2009 (Note 17).

SUCCESS WINNER LIMITED AND ITS SUBSIDIARIES
FINANCIAL STATEMENTS FOR THE PERIOD ENDED 30 JUNE 2009

NOTES TO THE UNAUDITED COMBINED FINANCIAL STATEMENTS

10.   LAND USE RIGHTS

	As at 30 June 2009	As at 31 December 2008
	(Unaudited)	(Audited)
	RMB’000	RMB’000
At beginning of the period / year
Cost	180	180
Accumulated amortisation	(12)	(8)
Net book amount	168	172
For the period / year
Opening net book amount	168	172
Amortisation charge	(2)	(4)
Net book amount	166	168
At end of the period / year
Cost	180	180
Accumulated amortisation	(14)	(12)
Net book amount	166	168

The land use rights of the Group refer to lands located in PRC which were pledged to the banks as securities for interest-bearing bank borrowings granted to the Group in Note 17.

Amortisation expenses of approximately RMB2, 000 and RMB2, 000 have been charged in administrative expenses on the face of the Combined Income Statement for the periods ended 30 June 2008 and 2009 respectively.

11.   INVENTORIES

	As at 30 June 2009	As at 31 December 2008
	(Unaudited)	(Audited)
	RMB’000	RMB’000
At cost
Raw materials	14,752	26,400
Work in progress	5,024	5,024
Finished goods	88,069	100,138
	107,845	131,562

During the financial period ended 30 June 2009, there has been no inventory written off or allowance of inventory obsolescence made.

12.   TRADE RECEIVABLES

Trade receivables are non-interest bearing and generally have credit terms ranging from 90 days to 120 days and are denominated in Renminbi. There is no trade receivable that is past due and/or impaired as at 30 June 2009.

SUCCESS WINNER LIMITED AND ITS SUBSIDIARIES
FINANCIAL STATEMENTS FOR THE PERIOD ENDED 30 JUNE 2009

NOTES TO THE UNAUDITED COMBINED FINANCIAL STATEMENTS

13.   PREPAYMENTS AND OTHER RECEIVABLES

	As at 30 June 2009	As at 31 December 2008
	(Unaudited)	(Audited)
	RMB’000	RMB’000
Amounts due by former related party	3,363	3,363
Amounts due by director	0 *	—
Others	1	1
Prepayments	900	—
	4,264	3,364

The amounts due by a former related party relate to purchase of property, plant and equipment and is denominated in Renminbi. These amounts are interest free, unsecured and repayable on demand. The amount remains outstanding as at the date of this report. The amount due by a former related party has been subsequently repaid on 3rd August 2009. The amount due by director has been subsequently repaid on 29th July 2009.

Prepayments are amount prepaid for advertisement expenses.

*	Amount less than RMB1,000

14.   CASH AND BANK BALANCES

	As at 30 June 2009	As at 31 December 2008
	(Unaudited)	(Audited)
	RMB’000	RMB’000
Cash on hand	31	49
Cash at bank	93,216	51,557
	93,247	51,606

Cash and bank balances are denominated in the following currencies:

	As at 30 June 2009	As at 31 December 2008
	(Unaudited)	(Audited)
	RMB’000	RMB’000
Renminbi	93,244	51,603
Hong Kong dollar	3	3
	93,247	51,606

Bank balances denominated in Renminbi are deposited with banks in the PRC and are not freely convertible to foreign currencies. The conversion of these RMB denominated balances into foreign currencies is subject to the foreign exchange control rules and regulations promulgated by the PRC Government.

The cash at bank bears effective interest rates of 0.68% and ranging from 0.36% and 0.81% per annum for the period ended 30 June 2009 and the year ended 31 December 2008 respectively.

SUCCESS WINNER LIMITED AND ITS SUBSIDIARIES
FINANCIAL STATEMENTS FOR THE PERIOD ENDED 30 JUNE 2009

NOTES TO THE UNAUDITED COMBINED FINANCIAL STATEMENTS

15.   TRADE PAYABLES

	As at 30 June 2009	As at 31 December 2008
	(Unaudited)	(Audited)
	RMB’000	RMB’000
Trade payables	94,847	92,888

Trade payables are denominated in Renminbi and generally have credit terms ranging from 30 days to 180 days.

16.   ACCRUED LIABILITIES AND OTHER PAYABLES

	As at 30 June 2009	As at 31 December 2008
	(Unaudited)	(Audited)
	RMB’000	RMB’000
Dividend payable	—	22,455
Accrued liabilities	28,370	49,527
Deposits payables	12,400	12,400
VAT payable	6,289	3,448
Amount owing to a director	1,439	3,118
	48,498	90,948

Accrued liabilities and other payables are denominated in the followings currencies:

	As at 30 June 2009	As at 31 December 2008
	(Unaudited)	(Audited)
	RMB’000	RMB’000
Renminbi	48,050	89,270
Hong Kong dollar	448	1,678
	48,498	90,948

Amount owing to a director relates to advances to the Group for working capital purposes and is denominated in Hong Kong dollar amounting to approximately RMB448, 000. The amount is interest free, unsecured and repayable on demand.

Accrued liabilities consist mainly of accrued rental, accrued wages, sales commission, repair and maintenance and electricity expenses.

17.   INTEREST-BEARING BANK BORROWINGS

	As at 30 June 2009	As at 31 December 2008
	(Unaudited)	(Audited)
	RMB’000	RMB’000
Current
Short-term bank borrowings
Secured and repayable within one year	34,500	12,300

The Group’s interest-bearing bank borrowings are guaranteed by a director and the pledge of the Group’s building and land use rights (Note 9 and 10). Short-term bank borrowings bear effective interests rates

SUCCESS WINNER LIMITED AND ITS SUBSIDIARIES
FINANCIAL STATEMENTS FOR THE PERIOD ENDED 30 JUNE 2009

NOTES TO THE UNAUDITED COMBINED FINANCIAL STATEMENTS

17.   INTEREST-BEARING BANK BORROWINGS  – (continued)

ranging from 9.3375% to 9.711% and ranging from 6.0750% to 6.9030% per annum during the year 31 December 2008 and period ended 30 June 2009 respectively.

18.   SHARE CAPITAL

	As at 30 June 2009	As at 31 December 2008
	(Unaudited)	(Audited)
	RMB’000	RMB’000
Paid-up share capital	0 *	0 *

*	Amount less than RMB1,000

The Company was incorporated in British Virgin Islands on 29 May 2009 under the British Virgin Islands Business Companies Act as a limited liability company. At date of incorporation, the authorised share capital of the Company was US$50,000 comprising 50,000 ordinary shares of US$1.00 each. At the date of this report, the issued share capital of the Company was US$1 comprising 1 fully paid shares of US$1.00 each.

The share capital balance as at 31 December 2008 represent the issued share capital of Stand Best Creation Limited.

19.   RESERVES

a)	Statutory reserve

In accordance with the relevant laws and regulations of the PRC, the subsidiaries of the Company established in the PRC are required to transfer 10% of its profit after taxation prepared in accordance with the accounting regulation of the PRC to the statutory reserve until the reserve balance reaches 50% of the respective registered capital. Such reserve may be used to offset accumulated losses or increase the registered capital of these subsidiaries, subject to the approval from the board of directors, and are not available for dividend distribution to the shareholders.

b)	Currency translation reserve

The reserve comprises all foreign exchange differences arising from the translation of the financial statements of Stand Best Creation Limited whose financial statements for 30 June 2009 were presented in Hong Kong dollar.

c)	Merger reserve

The merger reserve of the Group represents the difference between the nominal value of the shares of the subsidiaries acquired over the nominal value of the shares of the Company issued in exchange thereof.

20.   SIGNIFICANT RELATED PARTY TRANSACTIONS

Other than the related party information disclosed elsewhere in the Unaudited Combined Financial Statements, the following are significant related party transactions entered into between the Group and former related parties at agreed rates:

SUCCESS WINNER LIMITED AND ITS SUBSIDIARIES
FINANCIAL STATEMENTS FOR THE PERIOD ENDED 30 JUNE 2009

NOTES TO THE UNAUDITED COMBINED FINANCIAL STATEMENTS

20.   SIGNIFICANT RELATED PARTY TRANSACTIONS  – (continued)

	Period Ended 30 June
	2009	2008
	(Unaudited)	(Unaudited)
	RMB’000	RMB’000
Rental paid to a former related party	—	391

The former related party refers to a former shareholder of Jinjiang Hengda, Jinjiang City Anhai Junbing Hengda Construction Material Factory Co., Ltd in which a director of Jinjiang Hengda had an interest in the said company. The former shareholder ceased to be a related party or a shareholder of the Company from 23rd April 2008.

21.   COMMITMENTS

(a)	Operating lease commitments

The Group leases production factories, warehouses and employees’ hostel from non related parties under non-cancellable operating lease arrangements. The leases have varying terms and the total future minimum lease payments of the Group under non-cancellable operating leases for assets are as follows:

	As at 30 June 2009	As at 31 December 2008
	(Unaudited)	(Audited)
	RMB’000	RMB’000
Not later than one year	10,962	13,192
Later than one year and not later than five years	8,373	8,734
	19,335	21,926
(b)	Other commitments

	As at 30 June 2009	As at 31 December 2008
	(Unaudited)	(Audited)
	RMB’000	RMB’000
Advertising expenditure contracted but not provided for in the financial statements	—	1,800

22.   SEGMENT INFORMATION

The Group produces five types of ceramics tiles: glazed tiles, porcelain tiles, glazed porcelain tiles, rustic tiles, and ultra-slim tiles. Revenue is as follows:

	Period Ended 30 June
	2009	2008
Glazed tiles	42,917	47,154
Porcelain tiles	319,223	303,182
Glazed porcelain tiles	14,658	8,442
Rustic tiles	18,360	17,835
Ultra-thin tiles	4,571	220
Total	399,729	376,833

SUCCESS WINNER LIMITED AND ITS SUBSIDIARIES
FINANCIAL STATEMENTS FOR THE PERIOD ENDED 30 JUNE 2009

NOTES TO THE UNAUDITED COMBINED FINANCIAL STATEMENTS

22.   SEGMENT INFORMATION  – (continued)

The Group derives approximately 95% of its revenue from the PRC market and 5% from the overseas market.

None of the Group’s customers account for more than 10% of the Group’s revenue.

In the Group’s system of internal financial reporting to key management personnel, the Group’s business activities are regularly reviewed by the chief operating decision maker as one reportable segment.

23.   FINANCIAL RISK MANAGEMENT OBJECTIVES — POLICIES

The Group’s overall financial risk management programme seeks to minimise potential adverse effects of financial performance of the group. Management has in place processes and procedures to monitor the Group’s risk exposures whilst balancing the costs associated with such monitoring and management against the costs of risk occurrence. The Group’s risk management policies are reviewed periodically for changes in market conditions and the Group’s operations.

The Group is exposed to financial risks arising from its operations and the use of financial instruments. The key financial risks included credit risk, liquidity risk, interest rate risk, foreign currency risk and market price risk.

The Group does not hold or issue derivative financial instruments for trading purposes or to hedge against fluctuations, if any, in interest rates and foreign exchange.

There has been no change to the Group’s exposure to these financial risks or the manner in which it manages and measures the risk.

(i)	Credit risk

Credit risk is the risk that one party to a financial instrument will fail to discharge an obligation and cause the Group to incur a financial loss. The Group’s exposure to credit risk arises primarily from bank balances and trade receivables. For trade receivables, the Group adopt the policy of dealing only with customers of appropriate credit history to mitigate credit risk. For other financial assets, the Group adopt the policy of dealing only with high credit quality counterparties.

As the Group does not hold any collateral, the maximum exposure to credit risk for each class of financial assets is the carrying amount of that class of financial assets presented on the balance sheet.

Bank balances
The Group’s bank deposits are placed with reputable banks in the PRC.

Trade receivables
The Group’s objective is to seek continual growth while minimising losses incurred due to increased credit risk exposure.

The Group does not have significant concentration of credit risk as the top five customers in aggregate form approximately 25.58% and 29.71% of trade receivables balance as at 30 June 2009 and 31 December 2008 respectively.

The Group’s exposure to credit risks is influenced mainly by the individual characteristics of each customer. The Group typically gives the existing customers credit terms ranging from 90 days to 120 days. In deciding whether credit shall be extended, the Group will take into consideration factors such as the relationship with the customer, its payment history and credit worthiness. In relation to new customers, the sales and marketing department will prepare credit proposals for approval by the managing director.

SUCCESS WINNER LIMITED AND ITS SUBSIDIARIES
FINANCIAL STATEMENTS FOR THE PERIOD ENDED 30 JUNE 2009

NOTES TO THE UNAUDITED COMBINED FINANCIAL STATEMENTS

23.   FINANCIAL RISK MANAGEMENT OBJECTIVES — POLICIES  – (continued)

The Group performs ongoing credit evaluation of its customers’ financial condition and requires no collateral from its customers. The provision for impairment loss for doubtful debts is based upon a review of the expected collectibles of all trade and other receivables.

Further details of credit risks on trade receivables are disclosed in Note 12.

(ii)	Liquidity risk

Liquidity risk is the risk that the Group will encounter difficulty in raising funds to meet commitments associated with financial instruments. Liquidity risk may result from an inability to sell a financial asset quickly at close to its fair value.

The Group’s exposure to liquidity risk arises primarily from mismatches of the maturities of financial assets and liabilities. The Group’s objective is to maintain a balance between continuity of funding and flexibility through the use of stand-by credit facilities.

The Group’s financial liabilities, including trade payables, accrued liabilities and other payables and bank borrowings, as at 30 June 2009 and 31 December 2008, have maturity period of less than 1 year or on demand from the respective balance sheet date.

The Group ensures that there are adequate funds to meet all its obligations in a timely and cost-effective manner. The Group maintains sufficient level of cash and cash equivalents and has available adequate amount of committed credit facilities from financial institutions to meet its working capital requirements.

(iii)	Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of the Group’s financial instruments will fluctuate because of changes in market interest rates.

The Group’s exposure to interest rate risk arises primarily from short-term bank borrowings. The Group does not have investment in other financial assets. The Group’s policy is to maintain all its borrowings on a fixed rate basis. The interest rates and terms of repayment of the bank borrowings are disclosed in Note 17.

Bank borrowings subject to fixed interest rates are contractually repriced at intervals of 12 months. The other financial instruments of the Group are not subject to significant interest rate risk.

(iv)	Foreign currency risk

Currency risk is the risk that the value of a financial instrument will fluctuate due to changes in foreign exchange rates. Currency risk arises when transactions are denominated in foreign currencies.

The Group’s operations are primarily conducted in the PRC. All the sales and purchases transactions are denominated in RMB. As such, the operations are not exposed to exchange rate fluctuation.

As at 30 June 2009 and 31 December 2008, all the monetary assets and monetary liabilities were denominated in RMB except for certain insignificant amount of bank balances (Note 14) and other payables (Note 16) which were denominated in foreign currencies.

In the opinion of the management, the Group does not have any significant currency exposure. Accordingly, the Group has not used any financial instrument to hedge its foreign currency risk as its risk exposure is considered to be minimal.

The management monitors its exposure to currency risk is on an on-going basis and endeavours to keep the net exposure at an acceptable parameter.

SUCCESS WINNER LIMITED AND ITS SUBSIDIARIES
FINANCIAL STATEMENTS FOR THE PERIOD ENDED 30 JUNE 2009

NOTES TO THE UNAUDITED COMBINED FINANCIAL STATEMENTS

23.   FINANCIAL RISK MANAGEMENT OBJECTIVES — POLICIES  – (continued)

(v)	Price risk

Price risk is the risk that the value of a financial instrument will fluctuate due to changes in market prices.

The Group does not hold any quoted or marketable financial instrument, hence is not exposed to any movement in market prices.

24.   CAPITAL MANAGEMENT

The Group’s objectives when managing capital are:

(i)	To safeguard the Group’s ability to continue as a going concern and to be able to service its debts when they are due;
(ii)	To maintain an optimal capital structure so as to maximise shareholder value; and
(iii)	To maintain a strong credit rating and healthy capital ratios in order to support the Group’s stability and growth.

The Group actively and regularly reviews and manages its capital structure to ensure optimal capital structure and shareholder returns, taking into consideration the future capital requirements of the Group and capital efficiency, prevailing and projected profitability, projected operating cash flows, projected capital expenditures and projected strategic investment opportunities.

The Group is not subject to externally imposed capital requirements, except for, as disclosed in Note 19(a), the Group’s PRC subsidiary is required by the Foreign Enterprise Law of the PRC to contribute to and maintain a non-distributable statutory reserve fund whose utilisation is subject to approval by the relevant PRC authorities.

In order to maintain or adjust the capital structure, the Group may adjust the amount of dividends paid to shareholders, return capital to shareholders, increase share capital, obtain new borrowings or sell assets to reduce debt.

There were no changes in the Group’s overall approach to capital management during the under review periods.

25.   FINANCIAL INSTRUMENTS

As at 30 June 2009 and 31 December 2008, the Group’s financial instruments mainly consisted of cash and bank balances, trade receivables, other receivables, trade payables, accrued liabilities, other payables and bank borrowings.

Fair value

The carrying amounts of financial assets and financial liabilities with a maturity of less than one year approximate their fair values.

The Group does not anticipate that the carrying amounts recorded at balance sheet date would be significantly different from the values that would eventually be received or settled.

26.   SUBSEQUENT EVENTS

Except for the events disclosed in Note 2, no other item, transaction or event of a ‘material or unusual nature has arisen in the interval between 31 December 2008 and the date of the report from the independent auditors.

Success Winner Limited and its subsidiaries
Financial statements for the period ended 30 June 2009

Statement by director

The director is responsible for the preparation and fair presentation of these unaudited combined financial statements in accordance with the provisions of International Financial Reporting Standards as issued by the International Accounting Standards Board. This responsibility includes: designing, implementing and maintaining internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error, selecting and applying appropriate accounting policies; and making accounting estimates that are reasonable in the circumstances

In the opinion of the director,

(a)	the accompanying unaudited combined statement of financial position, unaudited combined statement of comprehensive income, unaudited combined statement of changes in equity and the unaudited combined statement of cash flow, together with the notes thereon are drawn up so as to give a true and fair view of the state of affairs of the Group as at 30 June 2009 and of the results of the business, changes in equity and cash flows of the Group for the financial periods then ended, and
(b)	at the date of this statement, there are reasonable grounds to believe that the Company will be able to pay its debts as and when they fall due.

By Director WONG KUNG TOK

Dated: 1 NOV 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Director
Success Winner Limited

We have audited the accompanying combined balance sheets of Success Winner Limited and its subsidiaries as of December 31, 2006, 2007 and 2008, and the related combined statements of income, changes in equity and cash flows for each of the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the combined financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Success Winner Limited and its subsidiaries as of December 31, 2006, 2007 and 2008, and the results of its operations and cash flows for each of the years then ended in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/ GRANT THORNTON

Shanghai, PRC
December 4, 2009

SUCCESS WINNER LIMITED AND ITS SUBSIDIARIES
FINANCIAL STATEMENTS FOR THE YEARS ENDED 31 DECEMBER 2006, 2007 AND 2008

COMBINED INCOME STATEMENTS
FOR THE FINANCIAL YEARS ENDED 31 DECEMBER 2006, 2007 AND 2008

		Year ended 31 December
	Notes	2006	2007	2008
		RMB’000	RMB’000	RMB’000
Revenue	4	495,820	649,970	776,570
Cost of sales		(346,269)	(441,940)	(533,330)
Gross profit		149,551	208,030	243,240
Other income	4	1,586	2,339	2,685
Selling and distribution expenses		(30,424)	(38,166)	(46,008)
Administrative expenses		(5,333)	(6,158)	(9,932)
Finance costs	5	(301)	(576)	(941)
Foreign exchange gains		—	—	16
Profit before taxation	6	115,079	165,469	189,060
Income tax expense	7	(13,825)	(19,863)	(24,027)
Profit attributable to shareholders		101,254	145,606	165,033
Earnings per share – Basic (RMB cents)	8	N/A	N/A	N/A

The annexed notes form an integral part of and should be read in conjunction with these Combined Financial Statements

SUCCESS WINNER LIMITED AND ITS SUBSIDIARIES
FINANCIAL STATEMENTS FOR THE YEARS ENDED 31 DECEMBER 2006, 2007 AND 2008

COMBINED BALANCE SHEETS
AS AT 31 DECEMBER 2006, 2007 AND 2008

		As at 31 December
	Notes	2006	2007	2008
		RMB’000	RMB’000	RMB’000
ASSETS AND LIABILITIES
Non-current assets
Property, plant and equipment	9	90,574	80,766	72,172
Land use rights	10	175	172	168
		90,749	80,938	72,340
Current assets
Inventories	11	115,031	156,244	131,562
Trade receivables	12	140,389	181,236	195,848
Other receivables	13	2,914	3,364	3,364
Cash and bank balances	14	12,593	18,507	51,606
		270,927	359,351	382,380
Current liabilities
Trade payables	15	110,570	137,948	92,888
Accrued liabilities and other payables	16	158,143	56,526	90,948
Interest-bearing bank borrowings	17	4,500	9,500	12,300
Income tax payable		3,197	5,443	5,133
		276,410	209,417	201,269
Net current (liabilities)/assets		(5,483)	149,934	181,111
Net assets		85,266	230,872	253,451
EQUITY
Total shareholder’s equity		85,266	230,872	253,451

The annexed notes form an integral part of and should be read in conjunction with these Combined Financial Statements

SUCCESS WINNER LIMITED AND ITS SUBSIDIARIES
FINANCIAL STATEMENTS FOR THE YEARS ENDED 31 DECEMBER 2006, 2007 AND 2008

COMBINED STATEMENTS OF CHANGES IN EQUITY
FOR THE FINANCIAL YEARS ENDED 31 DECEMBER 2006, 2007 AND 2008

	Share capital	Statutory reserve	Merger reserve	Retained earnings	Total equity
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
	(Note 18)	(Note 19(a))
Balance at 1 January 2006	27,900	16,161	—	—	44,061
Net profit for the year	—	—	—	101,254	101,254
Total recognised income for the year	—	—	—	101,254	101,254
Transfer to statutory reserve	—	10,125	—	(10,125)	—
Increase in paid-up capital	31,080	—	—	—	31,080
Dividends (Note 20)	—	—	—	(91,129)	(91,129)
Balance at 31 December 2006	58,980	26,286	—	—	85,266
Balance at 1 January 2007	58,980	26,286	—	—	85,266
Net profit for the year	—	—	—	145,606	145,606
Total recognised income for the year	—	—	—	145,606	145,606
Transfer to statutory reserve	—	3,204	—	(3,204)	—
Balance at 31 December 2007	58,980	29,490	—	142,402	230,872
Balance at 1 January 2008	58,980	29,490	—	142,402	230,872
Net profit for the year	—	—	—	165,033	165,033
Total recognised income for the year	—	—	—	165,033	165,033
Arising from Reorganisation	(58,980)	—	58,980	—	—
Dividends (Note 20)	—	—	—	(142,454)	(142,454)
Balance at 31 December 2008	0*	29,490	58,980	164,981	253,451

*	Amount less than RMB1,000

The annexed notes form an integral part of and should be read in conjunction with these Combined Financial Statements

SUCCESS WINNER LIMITED AND ITS SUBSIDIARIES
FINANCIAL STATEMENTS FOR THE YEARS ENDED 31 DECEMBER 2006, 2007 AND 2008

COMBINED CASH FLOW STATEMENTS
FOR THE FINANCIAL YEARS ENDED 31 DECEMBER 2006, 2007 AND 2008

		Year ended 31 December
	Notes	2006	2007	2008
		RMB’000	RMB’000	RMB’000
Cash flows from operating activities
Profit before taxation		115,079	165,469	189,060
Adjustments for
Amortisation of land use rights	10	4	3	4
Bad debts written off	6	112	—	—
Depreciation of property, plant and equipment	6/9	13,728	14,792	15,613
Finance costs	5	301	576	941
Interest income	4	(154)	(168)	(394)
Foreign exchange gains		—	—	(16)
Operating profit before working capital changes		129,070	180,672	205,208
(Increase)/decrease in inventories		(26,217)	(41,213)	24,682
Increase in trade receivables		(20,919)	(40,847)	(14,612)
Increase/(decrease) in trade payables		26,982	27,378	(45,060)
Increase/(decrease) in accrued liabilities and other payables		5,258	(535)	10,290
Cash generated from operations		114,174	125,455	180,508
Interest paid		(301)	(576)	(941)
Income tax paid		(10,628)	(17,617)	(24,337)
Net cash generated from operating activities		103,245	107,262	155,230
Cash flows from investing activities
Acquisition of property, plant and equipment	9	(3,728)	(4,324)	(7,019)
Interest received		154	168	394
Net cash used in investing activities		(3,574)	(4,156)	(6,625)
Cash flows from financing activities
Bank borrowings obtained		9,000	9,500	17,300
Repayments of bank borrowings		(4,500)	(4,500)	(14,500)
Advances to related party		(1)	(450)	—
Advances/(repayments) to a director		(40,100)	(10,500)	1,694
Increase in paid up capital		31,080	—	0*
Dividend paid	20	(87,459)	(91,242)	(120,000)
Net cash used in financing activities		(91,980)	(97,192)	(115,506)
Net increase in cash and cash equivalents		7,691	5,914	33,099
Cash and cash equivalents at 1 January		4,902	12,593	18,507
Cash and cash equivalents at 31 December	14	12,593	18,507	51,606

*	Amount less than RMB1,000

The annexed notes form an integral part of and should be read in conjunction with these Combined Financial Statements

SUCCESS WINNER LIMITED AND ITS SUBSIDIARIES
FINANCIAL STATEMENTS FOR THE YEARS ENDED 31 DECEMBER 2006, 2007 AND 2008

NOTES TO THE COMBINED FINANCIAL STATEMENTS

1.   THE COMPANY

The Company (Registration No. 1533513) was incorporated in British Virgin Islands on 29 May 2009 under the British Virgin Islands Business Companies Act as a limited liability company under the name of Success Winner Limited. At the date of incorporation, the paid-up and issued capital of the Company was US$1 divided into 1 share of US$1.00 each.

The registered office of the Company is located at P. O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands. The principal place of business of the Company is located at Junbing Industrial Zone, Anhai, Jinjiang City, Fujian Province, The Peoples’ Republic of China (“PRC”).

The principal activity of the Company is investment holding. The principal activities of the company’s subsidiaries are set out in Note 2 to the Combined Financial Statements.

2.   THE REORGANISATION AND BASIS OF PRESENTATION

A reorganisation exercise was undertaken by the Group to rationalise the corporate structure for an acquisition by the Special Purpose Acquisition Company (the “Reorganisation Exercise”). The following steps were undertaken in the Reorganisation Exercise:

(a)	Acquisition of Jinjiang Hengda Ceramics Co., Ltd (“Jinjiang Hengda”)

Pursuant to an equity transfer agreement dated 1 April 2008 entered into between the former shareholders, Chi Wah Trading Import & Export Co. (“Chi Wah Trading”) and Jinjiang City Anhai Junbing Hengda Construction Material Factory (“Anhai Junbing”) and Stand Best Creation Limited (“Stand Best”), Stand Best acquired 100% of the equity in Jinjiang Hengda for a consideration of RMB58,980,000 based on the paid-up capital of Jinjiang Hengda. The transfer of the equity in Jinjiang Hengda to Stand Best was approved by the Jinjiang Ministry of Commerce on 30 April 2008.

(b)	Capitalisation of amount due from Stand Best to Mr Wong Kung Tok

Pursuant to the capitalisation agreement dated 30 June 2009 entered into between Mr Wong Kung Tok and Stand Best, Stand Best capitalised the sum of HK$67,930,978 (equivalent to approximately RMB58.9 mil) owing to Mr Wong Kung Tok via the issuance of an aggregate of 9,999 ordinary shares of HK$1.00 each as fully paid in its share capital to the Company.

Following the capitalisation, Stand Best’s paid up share capital was increased from HK$1.00 to HK$10,000 divided into 10,000 ordinary shares of HK$1.00 each.

(c)	Incorporation of the Company

On 29 May 2009, the Company was incorporated in British Virgin Islands as the investment holding company of the Group. 1 ordinary share of US$1.00 was issued by the Company to Mr Wong Kung Tok and was fully paid on 30 June 2009.

(d)	Acquisition by the Company

Pursuant to an instrument of transfer dated 30 June 2009 entered into between the Company and Stand Best, the Company acquired the remaining 1 ordinary share at par value of HK$1.00 of Stand Best for a consideration of HK$1.00 from Mr Wong Kung Tok.

Pursuant to the Reorganisation as set out above, the Company will become the holding company of the Group.

SUCCESS WINNER LIMITED AND ITS SUBSIDIARIES
FINANCIAL STATEMENTS FOR THE YEARS ENDED 31 DECEMBER 2006, 2007 AND 2008

NOTES TO THE COMBINED FINANCIAL STATEMENTS

2.   THE REORGANISATION AND BASIS OF PRESENTATION  – (continued)

The Group structure is shown as follows:

As at the date of this report, the Company has direct interests in the following wholly owned subsidiaries and there are no other subsidiaries or associated companies of the Group.

Name of Subsidiaries	Jurisdiction of Incorporation/ Establishment	Principal Activities	Equity Interest Held	Registered Capital and Paid-up Capital
Stand Best Creation Limited	Hong Kong	Investment holding	100%	HK$10,000
Jinjiang Hengda Ceramics Co., Ltd	PRC	Design, development and manufacture of ceramic tiles	100%	RMB58,980,000

The Group is regarded as a continuing entity resulting from the Reorganisation since the management of all the entities which took part in the Reorganisation was controlled by the same directors and under common shareholders before and immediately after the Reorganisation. Consequently, immediately after the Reorganisation, there was a continuation of the control over the entities financial and operating policy decision and risk and benefits to the ultimate shareholders that existed prior to the Reorganisation. The Reorganisation has been accounted for as a Reorganisation under common control in a manner similar to pooling of interests. Accordingly, the Combined Financial Statements for the years ended 31 December 2006, 2007 and 2008 have been prepared on the basis of merger accounting and comprise the financial statements of the subsidiaries which were under common control of the ultimate shareholders and directors that existed prior to the Reorganisation Exercise during the Relevant Periods or since their respective dates of incorporation.

3.   SIGNIFICANT ACCOUNTING POLICIES

Statement of compliance

The Combined Financial Statements have been prepared in accordance with International Financial Reporting Standards (“IFRSs”) (“including related interpretations issued by the International Accounting Standard Board (“IASB”), and have been consistently applied throughout the years ended 31 December 2006, 2007 and 2008.

Basis of preparation of Combined Financial Statements

The Group has early adopted IFRSs and interpretations which are effective for accounting periods beginning on or after 1 January 2008 for the preparation of these Combined Financial Statements of the Group since 1 January 2005.

SUCCESS WINNER LIMITED AND ITS SUBSIDIARIES
FINANCIAL STATEMENTS FOR THE YEARS ENDED 31 DECEMBER 2006, 2007 AND 2008

NOTES TO THE COMBINED FINANCIAL STATEMENTS

3.   SIGNIFICANT ACCOUNTING POLICIES  – (continued)

The accounting policies set out below have been applied consistently to all periods presented in these Combined Financial Statements and in preparing an opening IFRS balance sheet as at 1 January 2006 for the purpose of the first set of IFRS financial statements. The accounting policies have been applied consistently by the Group.

At the date of this report, the following new and amended IFRSs and interpretations were issued but not yet effective:

IAS 1 (Revised 2008)	Presentation of Financial Statements
IAS 1	Presentation of Financial Statements — Amendments Relating to Disclosure of Puttable Financial Instruments and Obligations Arising on Liquidation
IAS 23 (Revised)	Borrowing Costs — Comprehensive Revision to Prohibit Immediate Expensing
IAS 24 (Amendments)	Related Party Disclosures
IAS 27	Consolidated and Separate Financial Statements — Consequential Amendments Arising from Amendments to IFRS 3
IAS 27 (Amendments)	Cost of An Investment on First-Time Adoption
IAS 28	Investments in Associates — Consequential Amendments Arising from Amendments to IFRS 3
IAS 28 (Amendments)	Cost of An Investment on First-Time Adoption
IAS 31	Interests in Joint Ventures — Consequential Amendments Arising from Amendments to IFRS 3
IAS 32	Financial Instruments: Presentation — Amendments Relating to Puttable Financial Instruments and Obligation Arising on Liquidation
IAS 32 (Amendments)	Classification of right issues
IAS 39	Financial Instruments: Recognition and Measurement — Amendments for Eligible Hedged Items
IFRS 1 (Amendments)	Cost of An Investment on First-Time Adoption
IFRS 1 (Revised 2008)	First-time Adoption of IFRS
IFRS 1 (Amendments)	Additional exemptions for first time adopters
IFRS 2 (Amendments)	Group cash settled share based payment transactions
IFRS 3	Business Combinations — Comprehensive Revision on Applying the Acquisition Method
IFRS 7	Financial Instruments: Disclosures — Amendments Relating to Puttable Financial Instruments and Obligations Arising on Liquidation
IFRS 7 (Amendments)	Improving disclosures about financial instruments
IFRS 8	Operating Segments
IFRS 9	Financial instruments
IFRIC 9 (Amendments)	Embedded derivatives
IFRIC 13	Customer Loyalty Programmes
IFRIC 15	Agreements for the Construction of Real Estate
IFRIC 16	Hedges of a Net Investment in a Foreign Operation
IFRIC 17	Distributions of Non-Cash Assets to Owners
IFRIC 18	Transfers of assets from customers
Annual Improvement Process	Annual Improvements to IFRS 2009

SUCCESS WINNER LIMITED AND ITS SUBSIDIARIES
FINANCIAL STATEMENTS FOR THE YEARS ENDED 31 DECEMBER 2006, 2007 AND 2008

NOTES TO THE COMBINED FINANCIAL STATEMENTS

3.   SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Management does not anticipate that the adoption of the above IFRSs (including consequential amendments) and interpretations will result in any material impact to the combined financial statements in the period of initial application, except for IAS 1 (Revised) and IFRS 8 as indicated below.

IAS 1 (Revised)

The revised Standard requires:

•	changes in equity arising from transactions with owners in their capacity as owners to be presented separately from components of comprehensive income;
•	components of comprehensive income to be excluded from statement of changes in equity;
•	items of income and expenses and components of other comprehensive income to be presented either in a single statement of comprehensive income with subtotals, or in two separate statements (a separate statement of profit and loss followed by a statement of comprehensive income);
•	presentation of restated balance sheet as at the beginning of the comparative period when entities make restatements or reclassifications of comparative information.

The revisions also include changes in the titles of some of the financial statements primary statements. The Group will apply the revised standard from 1 January 2009 and provide comparative information that conforms to the requirements of the revised standard. The key impact of the application of the revised standard is the presentation of an additional primary statement, that is, the statement of comprehensive income.

IFRS 8

IFRS 8 replaces IAS 14 Segment Reporting. In doing so it extends the scope of segment reporting. It requires the identification of operating segments based on internal reports that are regularly reviewed by the Group’s chief operating decision maker in order to allocate resources to the segment and assess its performance. It requires amongst others, reconciliations of total reportable segment revenues, total profit or loss, total assets, and other amounts disclosed for reportable segments to corresponding amounts in the entity’s Combined Financial Statements and an explanation of how segment profit or loss and segment assets are measured for each reportable segment. The Group will apply IFRS 8 from 1 January 2009 and provide comparative information that conforms to the requirements of IFRS 8, if applicable.

Critical accounting estimates and judgements

Estimates and judgements are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances.

The Group makes estimates and assumptions concerning the future. The resulting accounting estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed below:

(a)	Key sources of estimation uncertainty

Depreciation of property, plant and equipment

Property, plant and equipment are depreciated on a straight-line basis over their estimated useful lives. Management estimates the useful lives of property, plant and equipment to be within 5 to 40 years. The carrying amounts of the Group’s property, plant and equipment as at 31 December 2006, 2007 and 2008 were RMB90,574,000, RMB80,766,000 and RMB72,172,000 respectively. Changes in the expected level of usage and technological developments could impact the economic useful lives and the residual values of these assets, therefore future depreciation charges could be revised.

SUCCESS WINNER LIMITED AND ITS SUBSIDIARIES
FINANCIAL STATEMENTS FOR THE YEARS ENDED 31 DECEMBER 2006, 2007 AND 2008

NOTES TO THE COMBINED FINANCIAL STATEMENTS

3.   SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Income tax

The Group has exposure to income taxes in the PRC. Significant judgement is required in determining the provision for income taxes. There are certain transactions and computations for which the ultimate tax determination is uncertain during the ordinary course of business. The Group recognises liabilities for expected tax issues based on estimates of whether additional taxes will be due. When the final tax outcome of these matters is different from the amounts that were initially recognised, such differences will impact the income tax and deferred tax provisions in the period in which such determination is made.

Critical judgement made in applying accounting policies

In the process of applying the Group’s accounting policies as described below, management is of the opinion that there are no instances of application of judgments which are expected to have a significant effect on the amounts recognised in the financial statements.

Impairment of trade receivables

The Group’s management assesses the collectability of trade receivables. This estimate is based on the credit history of the Group’s customers and the current market condition. Management assesses the collectability of trade receivables at the balance sheet date and makes the provision, if any.

Net realizable value of inventories

Net realizable value of inventories is the management’s estimation of future selling price in the ordinary course of business, less estimated costs of completion and selling expenses. These estimates are based on the current market condition and the historical experience of selling products of “similar nature”. It could change significantly as a result of competitors in response to the severe industry’s cycles.

(a)	Basis of preparation under common control business combination

A business combination involving entities under common control is a business combination in which all the combining entities or business are ultimately controlled by the same party or parties both before and after the business combination, and that control is not transitory. The reorganisation exercise described in Note 2 to the Combined Financial Statements resulted in a business combination involving common control entities, and accordingly the accounting treatment is outside the scope of IFRS 3 Business Combination. For such common control business combinations, the merger accounting principles are applied to include the assets, liabilities, results, changes in equity and cash flows of the combining entities in the Combined Financial Statements.

In applying merger accounting, components of financial statements of the combining entities or businesses for the reporting periods in which the common control combination occurs are included in the Combined Financial Statements of the combined entity as if the combination had occurred from the date when the combining entities or businesses first came under the control of the controlling party or parties.

A single uniform set of accounting policies is adopted by the combined entity. Therefore, the combined entity recognised the assets, liabilities and equity of the combining entities or businesses at the carrying amounts recognised previously in the Combined Financial Statements of the controlling party or parties prior to the common control combination. The carrying amounts are included as if such Combined Financial Statements had been prepared by the controlling party or parties, including adjustments required to conform to the combined entity’s accounting policies and applying those policies to all periods presented.

There is no recognition of any goodwill or excess of the acquirer’s interest in the net fair value of the acquiree’s identifiable assets, liabilities and contingent liabilities over cost at the time of the common control combination. The effects of all transactions between the combining entities or businesses, whether occurring before or after the combination, are eliminated in preparing the Combined Financial Statements of the combined entity.

SUCCESS WINNER LIMITED AND ITS SUBSIDIARIES
FINANCIAL STATEMENTS FOR THE YEARS ENDED 31 DECEMBER 2006, 2007 AND 2008

NOTES TO THE COMBINED FINANCIAL STATEMENTS

3.   SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Subsidiaries are entities controlled by the Group. Control exists when the Group has the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities. The existence and effect of potential voting rights that are currently exercisable or convertible are considered when assessing whether the Group controls another entity.

For acquisition of subsidiaries under common control, the identifiable assets and liabilities were accounted for at their carrying values, in a manner similar to the pooling-of-interest method of consolidation.

In preparing the Combined Financial Statements, transactions, balances and unrealised gains on transactions between the combining entities are eliminated. Unrealised losses are also eliminated but are considered an impairment indicator of the assets transferred.

(b)	Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated depreciation and impairment losses. The cost of an asset comprises its purchase price and any directly attributable costs of bringing the asset to the working condition and location for its intended use. Expenditure incurred after property, plant and equipment have been put into operation, such as repairs and maintenance, is normally charged to the income statement in the period in which it is incurred. In situations where it can be clearly demonstrated that the expenditure has resulted in an increase in the future economic benefits expected to be obtained from the use of the property, plant and equipment, and the expenditure of the item can be measured reliably, the expenditure is capitalised as an additional cost of that asset.

Depreciation is calculated on the straight-line basis to write off the cost of property, plant and equipment, less any estimated residual values, over the following estimated useful lives:

Buildings	40 years
Renovation	10 years
Plant and machinery	5 – 10 years
Motor vehicles	10 years
Office equipment	5 – 10 years

Depreciation methods, useful lives and residual values are reviewed, and adjusted as appropriate, at each reporting date.

The gain or loss on disposal or retirement of an item of property, plant and equipment recognised in the income statement is the difference between the net sales proceeds and the carrying amount of the relevant asset.

(c)	Land use rights

Land use rights represent up-front payments to acquire long-term interests in the usage of land.

Land use rights are stated at cost less accumulated amortisation and impairment losses. Amortisation is charged so as to write off the cost of land use rights, using the straight-line method, over the period of the grant of 50 years, which is the lease term.

(d)	Impairment of non-financial assets

Assessment is made at each balance sheet date of whether there is any indication of impairment of the Group’s property, plant and equipment and land use rights, or whether there is any indication that an impairment loss previously recognised for an asset in prior years may no longer exist or may have decreased. If any such indication exists, the asset’s recoverable amount is estimated.

An impairment loss is recognised only if the carrying amount of an asset exceeds its recoverable amount. An impairment loss is charged to the combined income statement in the period in which it arises.

SUCCESS WINNER LIMITED AND ITS SUBSIDIARIES
FINANCIAL STATEMENTS FOR THE YEARS ENDED 31 DECEMBER 2006, 2007 AND 2008

NOTES TO THE COMBINED FINANCIAL STATEMENTS

3.   SIGNIFICANT ACCOUNTING POLICIES  – (continued)

A previously recognised impairment loss is reversed only if there has been a change in the estimates used to determine the recoverable amount of an asset, however not to an amount higher than the carrying amount that would have been determined had no impairment loss been recognised for the asset in prior years.

A reversal of an impairment loss is credited to the combined income statement in the period in which it arises.

(e)	Financial assets

Financial assets which are under the scope of IAS 39, other than hedging instruments, can be divided into the following categories: financial assets at fair value through income statement, held-to-maturity investments, loans and receivables, and available-for-sale financial assets. Financial assets are assigned to the different categories by management on initial recognition, depending on the purpose for which the assets were acquired.

The designation of financial assets is re-evaluated and classification may be changed at the reporting date where permitted.

All financial assets are recognised when, and only when, the Group becomes a party to the contractual provisions of the instrument. When financial assets are recognised initially, they are measured at fair value, plus directly attributable transaction costs.

De-recognition of financial assets occurs when the rights to receive cash flows from the instruments expire or are transferred and substantially all of the risks and rewards of ownership have been transferred. Regular way purchases and sales of financial assets are accounted for at trade date, i.e., the date that the Group commits itself to purchase or sell the asset. At each of the balance sheet date, financial assets are reviewed to assess whether there is objective evidence of impairment. If any such evidence exists, impairment loss is determined and recognised.

Receivables

Receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. They arise when the Group provides money, goods or services directly to a debtor with no intention of trading the receivables. They are included in current assets, except for maturities greater than 12 months after the balance sheet date. These are classified as non-current assets.

Receivables include trade and other receivables. They are subsequently measured at amortised cost using the effective interest method, less provision for impairment. If there is objective evidence that the asset has been impaired, the financial asset is measured at the present value of the estimated future cash flows discounted at the original effective interest rate. Impairment losses are reversed in subsequent periods when an increase in the asset’s recoverable amount can be related objectively to an event occurring after the impairment was recognised, subject to a restriction that the carrying amount of the asset at the date the impairment is reversed does not exceed what the amortised cost would have been had the impairment not been recognised. The impairment or writeback is recognised in the income statement.

(f)	Financial liabilities

The Group’s financial liabilities include trade and other payables, accrued liabilities, dividend payable and interest-bearing bank borrowings.

Financial liabilities are recognised when the Group becomes a party to the contractual agreements of the instrument. All interest related charges are recognised as an expense in “finance costs” in the income statement. Financial liabilities are derecognised if the Group’s obligations specified in the contract expire or are discharged or cancelled.

SUCCESS WINNER LIMITED AND ITS SUBSIDIARIES
FINANCIAL STATEMENTS FOR THE YEARS ENDED 31 DECEMBER 2006, 2007 AND 2008

NOTES TO THE COMBINED FINANCIAL STATEMENTS

3.   SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Borrowings are recognised initially at fair value of proceeds received less attributable transaction costs, if any. Borrowings are subsequently stated at amortised cost which is the initial fair value less any principal repayments. Any difference between the proceeds (net of transaction costs) and the redemption value is taken to the income statement over the period of the borrowings using the effective interest method. The interest expense is chargeable on the amortised cost over the period of the borrowings using the effective interest method.

Gains and losses are recognised in the profit and loss account when the liabilities are derecognised as well as through the amortisation process.

Borrowings which are due to be settled within twelve months after the balance sheet are included in current borrowings in the balance sheet even though the original terms was for a period longer than twelve months and an agreement to refinance, or to reschedule payments, on a long-term basis is completed after the balance sheet date. Borrowings to be settled within the Group’s normal operating cycle are classified as current. Other borrowings due to be settled more than twelve months after the balance sheet date are included in non-current borrowings in the balance sheet.

Trade and other payables and accrued liabilities are initially measured at fair value, and subsequently measured at amortised cost, using the effective interest rate method.

Dividend distributions to shareholders are included in current financial liabilities when the dividends are payable.

(g)	Inventories

Inventories are valued at the lower of cost and net realisable value. Cost incurred in bringing each product to its present location and conditions are accounted for as follows:

(a)	Raw materials at purchase cost on a weighted average basis; and
(b)	Finished goods and work in progress at cost of direct materials and labour and a proportion of manufacturing overheads based on normal operating capacity.

Net realisable value is the estimated selling price in the ordinary course of business less the estimated costs necessary to make the sale.

(h)	Cash and cash equivalents

For the purpose of the combined cash flow statements, cash and cash equivalents comprise cash on hand and in banks.

(i)	Provisions

Provisions are recognised when present obligations will probably lead to an outflow of economic resources from the Group which can be estimated reliably. Timing or amount of the outflow may still be uncertain. A present obligation arises from the presence of a legal or constructive commitment that has resulted from past events.

Provisions are measured at the estimated expenditure required to settle the present obligation, based on the most reliable evidence available at the balance sheet date, including the risks and uncertainties associated with the present obligation. Any reimbursement expected to be received in the course of settlement of the present obligation is recognised as a separate asset, not exceeding the amount of the related provision.

Where there are a number of similar obligations, the likelihood that an outflow of economic resources will be required in settlement of the obligations is determined by considering the class of obligations as a whole. In addition, long term provisions are discounted to their present values, where the effect of the time value of money is material.

SUCCESS WINNER LIMITED AND ITS SUBSIDIARIES
FINANCIAL STATEMENTS FOR THE YEARS ENDED 31 DECEMBER 2006, 2007 AND 2008

NOTES TO THE COMBINED FINANCIAL STATEMENTS

3.   SIGNIFICANT ACCOUNTING POLICIES  – (continued)

All provisions are reviewed at the balance sheet date and adjusted to reflect the current best estimates.

In cases where the possible outflow of economic resources as a result of present obligations is considered impossible or remote, or the amount to be provided for cannot be measured reliably, no liability is recognised in the balance sheet, unless assumed in the course of a business combination.

(j)	Recognition of revenue

Revenue is recognised when it is probable that the economic benefits will flow to the Group and when the revenue can be measured reliably. Revenue is measured at the fair value of the consideration received or receivable and represents amounts receivable for goods and services provided in the normal course of business, net of trade discounts, sales rebates and sales related taxes on the following bases:

(i)	Revenue from the sale of goods and scrap materials are recognised when the significant risks and rewards of ownership have passed to customer, which is usually on dispatch, provided that the Group maintains neither managerial involvement to the degree usually associated with ownership, nor effective control over the goods sold; and
(ii)	Interest income is recognised on a time-proportion basis, taking into account the principal outstanding and the effective interest rate applicable.
(k)	Income tax

Current tax

Current tax is the expected tax payable on the taxable income for the year, using tax rates enacted at the balance sheet date, and any adjustment to tax payable in respect of previous years. PRC corporate income tax is provided at rates applicable to an enterprise in the PRC on income for financial reporting purpose, adjusted for income and expenses items which are not assessable or deductible for income tax purposes.

Deferred tax

Deferred tax is the tax expected to be payable or recoverable on differences between the carrying amounts of assets and liabilities in the Combined Financial Statements and the corresponding tax bases used in the computation of taxable profit, and is accounted for using the balance sheet liability method.

Deferred tax liabilities are generally recognised for all taxable temporary differences, and deferred tax assets are recognised to the extent that it is probable that taxable profits will be available against which deductible temporary differences can be utilised. Such assets and liabilities are not recognised if the temporary difference arises from the initial recognition of other assets and liabilities in a transaction that is not a business combination and that affects neither the tax profit nor the accounting profit.

The carrying amount of deferred tax assets is reviewed at the balance sheet date and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered. Any such reduction is reversed to the extent that it becomes probable that sufficient taxable profit will be available.

Deferred tax assets and liabilities are not discounted. Deferred tax is calculated at the tax rates that are expected to apply in the year when the liability is settled or the asset realised. Deferred tax is charged or credited to the income statement, except when it relates to items charged or credited directly to equity, in which case the deferred tax is also dealt with in equity.

Valued-added tax

The Group’s sale of goods in the PRC are subjected to Value-added tax (“VAT”) at the applicable tax rate of 6% for PRC domestic sales. Input VAT on purchases cannot be deducted from output VAT. The amount payable to the taxation authority is included as part of “other payables” in the balance sheet.

SUCCESS WINNER LIMITED AND ITS SUBSIDIARIES
FINANCIAL STATEMENTS FOR THE YEARS ENDED 31 DECEMBER 2006, 2007 AND 2008

NOTES TO THE COMBINED FINANCIAL STATEMENTS

3.   SIGNIFICANT ACCOUNTING POLICIES  – (continued)

(k)	Income tax

Revenues, expenses and assets are recognised net of the amount of VAT except:

•	Where the VAT incurred on a purchase of assets or services is not recoverable from the taxation authority, in which case the VAT is recognised as part of the cost of acquisition of the asset or as part of the expense item as applicable; and
•	Receivables and payables that are stated with the amount of VAT included.
(l)	Employees benefits

Retirement benefits scheme

Pursuant to the relevant regulations of the PRC government, the Group participates in a local municipal government retirement benefits scheme (the “Scheme”), whereby the subsidiaries of the Company in the PRC are required to contribute a certain percentage of the basic salaries of its employees to the Scheme to fund their retirement benefits. The local municipal government undertakes to assume the retirement benefits obligations of all existing and future retired employees of the subsidiaries of the Company. The only obligation of the Group with respect to the Scheme is to pay the ongoing required contributions under the Scheme mentioned above. Contributions under the Scheme are charged to the income statement as incurred. There are no provisions under the Scheme whereby forfeited contributions may be used to reduce future contributions.

Key management personnel

Key management personnel are those persons having the authority and responsibility for planning, directing and controlling the activities of the entity. Directors and certain general managers are considered key management personnel.

(m)	Foreign currencies
(i)	Functional and presentation currency

The functional currency of the Company, Stand Best Creation Limited and Jinjiang Hengda Ceramics Co., Ltd is Renminbi, as the Group’s principal operations are predominantly conducted in the People’s Republic of China (PRC) where the group generates most of its revenue and incurs most of its expenses. The financial statements are presented in Renminbi (to the nearest thousand), being the currency that best reflects the economic substance of the underlying events and circumstances relevant to the Group.

(ii)	Transactions and balances

Foreign currency transactions are measured and recorded in the functional currency using the exchange rates prevailing at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies are translated at the closing rates ruling at the respective balance sheet dates. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at year-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognised in the income statement.

Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates as at the dates of the initial transactions. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value was determined.

(iii)	Group companies

The results and financial positions of the Group entities that have functional currencies different from the presentation currency are translated into the presentation currency as follows:

SUCCESS WINNER LIMITED AND ITS SUBSIDIARIES
FINANCIAL STATEMENTS FOR THE YEARS ENDED 31 DECEMBER 2006, 2007 AND 2008

NOTES TO THE COMBINED FINANCIAL STATEMENTS

3.   SIGNIFICANT ACCOUNTING POLICIES  – (continued)

(1)	Assets and liabilities for each balance sheet presented are translated at the closing rate at the date of that balance sheet;
(2)	Income and expenses for each income statement are translated at average exchange rates (unless this average is not a reasonable approximation of the cumulative effect of the rates prevailing on the transaction dates, in which case income and expenses are translated at the dates of the transactions); and
(3)	All resulting exchange differences are recognized in other comprehensive income and accumulated in equity.
(n)	Related parties

A party is considered to be related to the Group if:

(i)	directly, or indirectly through one or more intermediaries, the party (1) controls, is controlled, or is under common control with, the Company/Group; (2) has an interest in the Company that gives it significant influence over the Company/Group; or (3) has joint control over the Company/Group;
(ii)	the party is an associate;
(iii)	the party is a jointly-controlled entity;
(iv)	the party is a member of the key management personnel of the Company or its parent;
(v)	the party is a close member of the family of any individual referred to in (i) or (iv);
(vi)	the party is an entity that is controlled, jointly controlled or significantly influenced by or for which significant voting power in such entity resides with, directly or indirectly, any individual referred to in (iv) or (v); or
(vii)	the party is a post-employment benefit plan for the benefit of employees of the Company/Group, or of any entity that is a related party of the Company/Group.
(o)	Operating leases

Leases where substantially all the risks and rewards of ownership of assets remain with the lessor are accounted for as operating leases. Annual rentals applicable to such operating leases are charged to the combined income statements on a straight-line basis over the lease terms except where an alternative basis is more representative of the pattern of benefits to be derived from the leased assets. Lease incentives received are recognised in the combined income statements as an integral part of the aggregate net lease payments made. Contingent rentals are charged to the combined income statements in the accounting period in which they are incurred.

(p)	Segment reporting

A segment is a distinguishable component of the Group within a particular economic environment (geographical segment) and to a particular industry (business segment) which is subject to risks and rewards that are different from those of other segments.

Business segments

As the Group operates principally in a single business segment which is the manufacture and sale of medium to high-end ceramic tiles, no reporting by business operations is presented.

Geographical segments

As the business of the Group is engaged entirely in the PRC, no reporting by geographical location of operations is presented.

SUCCESS WINNER LIMITED AND ITS SUBSIDIARIES
FINANCIAL STATEMENTS FOR THE YEARS ENDED 31 DECEMBER 2006, 2007 AND 2008

NOTES TO THE COMBINED FINANCIAL STATEMENTS

3.   SIGNIFICANT ACCOUNTING POLICIES  – (continued)

(q)	Share capital

Ordinary shares are classified as equity. Share capital is determined using the nominal value of shares that have been issued. Any transaction costs associated with the issuing of shares are deducted from the proceeds (net of any related income tax benefits) to the extent that they are incidental cost directly attributable to the equity transaction.

Retained earnings include all current and prior period results as determined in the combined income statements.

(r)	Research and development costs

Research costs are expensed as incurred, except for development costs which relates to the design and testing of new or improved materials, products or processes which are recognised as an asset to the extent that it is expected that such assets will generate future economic benefits.

4.   REVENUE AND OTHER INCOME

Revenue represents the net invoiced value of goods sold, after allowances for trade discounts. An analysis of the Group’s revenue and other income is as follows:

	Year ended 31 December
	2006	2007	2008
	RMB’000	RMB’000	RMB’000
Revenue
Sale of goods	495,820	649,970	776,570
Other income
Sale of scrap materials	1,432	2,171	2,291
Interest income	154	168	394
	1,586	2,339	2,685

5.   FINANCE COSTS

	Year ended 31 December
	2006	2007	2008
	RMB’000	RMB’000	RMB’000
Interest on bank borrowings	301	576	941

6.   PROFIT BEFORE TAXATION

The Group’s profit before taxation is arrived at after charging:

	Year ended 31 December
	2006	2007	2008
	RMB’000	RMB’000	RMB’000
Amortisation of land use rights	4	3	4
Bad debts written off	112	—	—
Cost of inventories recognised as expense	213,096	273,532	364,532
Depreciation expense charged to
– cost of sales	13,438	14,385	15,102
– administrative expenses	290	407	511

SUCCESS WINNER LIMITED AND ITS SUBSIDIARIES
FINANCIAL STATEMENTS FOR THE YEARS ENDED 31 DECEMBER 2006, 2007 AND 2008

NOTES TO THE COMBINED FINANCIAL STATEMENTS

6.   PROFIT BEFORE TAXATION  – (continued)

	Year ended 31 December
	2006	2007	2008
	RMB’000	RMB’000	RMB’000
Directors’ remuneration
– salaries and related cost	114	124	142
– retirement scheme contribution	4	3	5
Key management personnel (other than directors)
– salaries and related cost	435	494	596
– retirement scheme contribution	13	13	15
Foreign exchange gains	—	—	(16)
Research and development personnel
– salaries and related cost	1,152	1,523	877
– retirement scheme contribution	17	24	14
Other personnel
– salaries and related cost	26,629	29,553	32,910
– retirement scheme contribution	402	462	526
Operating lease expenses	11,214	13,192	13,192

7.   INCOME TAX EXPENSE

No deferred tax has been provided as the Group did not have any significant temporary differences which gave rise to a deferred tax asset or liability at 31 December 2006, 2007 and 2008.

Reconciliation between tax expense and profit before taxation at applicable tax rates is as follows:

	Year ended 31 December
	2006	2007	2008
	RMB’000	RMB’000	RMB’000
Profit before taxation	115,079	165,469	189,060
Tax calculated at a tax rate of 27%(2008: 25%)	31,071	44,677	47,265
Tax effect of tax exemption and concession	(17,262)	(24,820)	(23,632)
Tax effect on non deductible expenses	16	6	394
	13,825	19,863	24,027

Pursuant to the “Income Tax Law of the PRC for Enterprises with Foreign Investments and Foreign Enterprises”, the provision for PRC income tax for the foreign investment enterprises of production nature established in the Coastal Economic Open Zone is calculated based on statutory income tax at a rate of 27% for the relevant period, which included a 24% enterprise income tax and a 3% local income tax.

Pursuant to the PRC Enterprise Income Tax: Law passed by the Tenth National People’s Congress on 16 March 2007, the new enterprise income tax rates for domestic enterprises and foreign investment enterprises are unified at 25% and was effective from 1 January 2008.

Based on the “Income Tax Law of the PRC for Enterprises with Foreign Investments and Foreign Enterprises”, Jinjiang Hengda Ceramics Co., Ltd is entitled to full exemption from income tax for the first two years and a 50% reduction in income tax for the next three years starting from its first profitable year of operations.

SUCCESS WINNER LIMITED AND ITS SUBSIDIARIES
FINANCIAL STATEMENTS FOR THE YEARS ENDED 31 DECEMBER 2006, 2007 AND 2008

NOTES TO THE COMBINED FINANCIAL STATEMENTS

7.   INCOME TAX EXPENSE  – (continued)

The first profitable year of Jinjiang Hengda Ceramics Co., Ltd is the calendar year ended 31 December 2004 for the purpose of determining the tax holiday period. Jinjiang Hengda Ceramics Co., Ltd has obtained written confirmation from the relevant PRC tax authorities confirming that its 5 year tax holiday period commenced from 1 January 2004 and that the first profit making year was the calendar year ended 31 December 2004.

8.   EARNINGS PER SHARE

Earnings per share information is not presented as its inclusion, for the purpose of this report, is considered by the director of the Company not meaningful due to the Group Reorganisation and the preparation of the results of the Group for the Relevant Periods on the consolidated basis as disclosed in Note 2 to the financial statements.

9.   PROPERTY, PLANT AND EQUIPMENT

	Buildings	Renovation	Plant and machinery	Motor vehicles	Office equipment	Total
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
Cost
At 1 January 2006	2,913	—	135,742	3,445	731	142,831
Additions	—	—	11,765	558	245	12,568
At 31 December 2006	2,913	—	147,507	4,003	976	155,399
Additions	—	450	3,750	621	163	4,984
At 31 December 2007	2,913	450	151,257	4,624	1,139	160,383
Additions	—	—	6,281	512	226	7,019
At 31 December 2008	2,913	450	157,538	5,136	1,365	167,402
Accumulated depreciation
At 1 January 2006	496	—	49,826	580	195	51,097
Depreciation charge	69	—	13,183	335	141	13,728
At 31 December 2006	565	—	63,009	915	336	64,825
Depreciation charge	69	—	14,124	407	192	14,792
At 31 December 2007	634	—	77,133	1,322	528	79,617
Depreciation charge	69	43	14,802	472	227	15,613
At 31 December 2008	703	43	91,935	1,794	755	95,230
Net book amount
At 31 December 2006	2,348	—	84,498	3,088	640	90,574
At 31 December 2007	2,279	450	74,124	3,302	611	80,766
At 31 December 2008	2,210	407	65,603	3,342	610	72,172

All property, plant and equipment held by the Group are located in the PRC.

The Group’s building including renovation with a carrying value of approximately RMB2,729,000 and RMB2,617,000 was pledged as securities to secure the Group’s interest-bearing bank borrowings at 31 December 2007 and 2008 respectively (Note 17).

SUCCESS WINNER LIMITED AND ITS SUBSIDIARIES
FINANCIAL STATEMENTS FOR THE YEARS ENDED 31 DECEMBER 2006, 2007 AND 2008

NOTES TO THE COMBINED FINANCIAL STATEMENTS

10.   LAND USE RIGHTS

	2006	2007	2008
	RMB’000	RMB’000	RMB’000
At beginning of the year
Cost	180	180	180
Accumulated amortisation	(1)	(5)	(8)
Net book amount	179	175	172
For the year
Opening net book amount	179	175	172
Addition	—	—	—
Amortisation	(4)	(3)	(4)
Closing net book amount	175	172	168
At end of the year
Cost	180	180	180
Accumulated amortisation	(5)	(8)	(12)
Net book amount	175	172	168

The land use rights of the Group refer to lands located in PRC which were pledged to the banks as securities for interest-bearing bank borrowings granted to the Group in Note 17.

Amortisation expenses of approximately RMB4,000, RMB3,000 and RMB4,000 have been charged in administrative expenses on the face of the Combined Income Statement for the years ended 31 December 2006, 2007 and 2008 respectively.

11.   INVENTORIES

	As at 31 December
	2006	2007	2008
	RMB’000	RMB’000	RMB’000
At cost
Raw materials	23,176	33,408	26,400
Work in progress	5,079	5,431	5,024
Finished goods	86,776	117,405	100,138
	115,031	156,244	131,562

There has been no inventory written off or allowance of inventory obsolescence for the years ended 31 December 2006, 2007, and 2008.

12.   TRADE RECEIVABLES

Trade receivables are non-interest bearing and generally have credit terms ranging from 90 days to 120 days and are denominated in Renminbi.

SUCCESS WINNER LIMITED AND ITS SUBSIDIARIES
FINANCIAL STATEMENTS FOR THE YEARS ENDED 31 DECEMBER 2006, 2007 AND 2008

NOTES TO THE COMBINED FINANCIAL STATEMENTS

12.   TRADE RECEIVABLES  – (continued)

The aging analysis of trade receivables past due is as follows:

	As at 31 December
	2006	2007	2008
	RMB’000	RMB’000	RMB’000
Past due 0 – 3 months	14,741	1,039	—
Past due 3 – 6 months	—	—	—
Past due over 6 months	—	—	—
	14,741	1,039	—

13.   OTHER RECEIVABLES

	As at 31 December
	2006	2007	2008
	RMB’000	RMB’000	RMB’000
Amount due by a former related party	—	—	3,363
Amount due by a related party	2,914	3,363	—
Others	—	1	1
	2,914	3,364	3,364

The amount due by a related party relates to purchase of property, plant and equipment and are denominated in Renminbi. These amounts are interest free, unsecured and repayable on demand. The amount remains outstanding as at the date of this report. The related parties ceased to be a shareholders or related parties of the Company from 23rd April 2008. The amount due by former related party has been subsequently repaid on 3rd August 2009.

14.   CASH AND BANK BALANCES

	As at 31 December
	2006	2007	2008
	RMB’000	RMB’000	RMB’000
Cash on hand	84	97	49
Cash at bank	12,509	18,410	51,557
	12,593	18,507	51,606

Cash and bank balances are denominated in the following currencies:

	As at 31 December
	2006	2007	2008
	RMB’000	RMB’000	RMB’000
Renminbi	12,593	18,507	51,603
Hong Kong dollar	—	—	3
	12,593	18,507	51,606

Bank balances denominated in Renminbi are deposited with banks in the PRC and are not freely convertible to foreign currencies. The conversion of these RMB denominated balances into foreign currencies is subject to the foreign exchange control rules and regulations promulgated by the PRC Government.

The cash at bank bears interest at rates of 0.72%, ranging from 0.72% to 0.81% and ranging from 0.36% to 0.81% per annum during the years ended 31 December 2006, 2007 and 2008 respectively.

SUCCESS WINNER LIMITED AND ITS SUBSIDIARIES
FINANCIAL STATEMENTS FOR THE YEARS ENDED 31 DECEMBER 2006, 2007 AND 2008

NOTES TO THE COMBINED FINANCIAL STATEMENTS

15.   TRADE PAYABLES

	As at 31 December
	2006	2007	2008
	RMB’000	RMB’000	RMB’000
Trade payables	110,570	137,948	92,888

Trade payables are denominated in Renminbi and generally have credit terms ranging from 30 days to 180 days.

16.   ACCRUED LIABILITIES AND OTHER PAYABLES

	As at 31 December
	2006	2007	2008
	RMB’000	RMB’000	RMB’000
Dividend payable	91,243	1	22,455
Amount owing to a director	11,940	1,440	3,118
Accrued liabilities	33,127	40,009	49,527
Deposits payables	11,200	11,200	12,400
Other payables for acquisition of property, plant and equipment	8,383	660	—
VAT payable	2,250	3,216	3,448
	158,143	56,526	90,948

Accrued liabilities and other payables are denominated in the following currencies:

	As at 31 December
	2006	2007	2008
	RMB’000	RMB’000	RMB’000
Renminbi	158,143	56,526	89,270
Hong Kong dollar	—	—	1,678
	158,143	56,526	90,948

Amount owing to a director relates to advances to the Group for working capital purposes and purchase of property, plant and equipment. The amount is interest free, unsecured and repayable on demand. The amount denominated in Hong Kong dollar has been capitalised to equity on 30 June 2009.

Accrued liabilities consist mainly of accrued rental, accrued wages, sales commission, repair and maintenance and electricity expenses.

17.   INTEREST-BEARING BANK BORROWINGS

	As at 31 December
	2006	2007	2008
	RMB’000	RMB’000	RMB’000
Current
Short-term bank borrowings
Secured and repayable within one year	4,500	9,500	12,300

The Group’s interest-bearing bank borrowings are guaranteed by a director and the pledge of the Group’s buildings and land use rights (Note 9 and 10). Short-term bank borrowings bear effective interests rates of 7.605%, ranging from 6.39% to 7.956% and ranging from 9.3375% to 9.711% per annum during the years ended 31 December 2006, 2007 and 2008 respectively.

The carrying amounts of interest-bearing bank borrowings are denominated in Renminbi.

SUCCESS WINNER LIMITED AND ITS SUBSIDIARIES
FINANCIAL STATEMENTS FOR THE YEARS ENDED 31 DECEMBER 2006, 2007 AND 2008

NOTES TO THE COMBINED FINANCIAL STATEMENTS

18.   SHARE CAPITAL

	As at 31 December
	2006	2007	2008
	RMB’000	RMB’000	RMB’000
Combined paid-up share capital	58,980	58,980	*

*	Amount less than RMB1,000

The Company was incorporated in British Virgin Islands on 29 May 2009 under the British Virgin Islands Business Companies Act as a limited liability company. At date of incorporation, the authorised share capital of the Company was US$50,000 comprising 50,000 ordinary shares of US$1.00 each. At the date of this report, the issued share capital of the Company was US$1 comprising 1 fully paid shares of US$1.00 each.

The share capital balances as at 31 December 2006 and 2007 represent the issued share capital of Jinjiang Hengda. The share capital balance as at 31 December 2008 represents the issued share capital of Stand Best Creation Limited as the Reorganisation Exercise as mentioned in Note 2 has not been completed as at 31 December 2008.

19.   RESERVES

a)	Statutory reserve

In accordance with the relevant laws and regulations of the PRC, the subsidiaries of the Company established in the PRC are required to transfer 10% of its profit after taxation prepared in accordance with the accounting regulation of the PRC to the statutory reserve until the reserve balance reaches 50% of the respective registered capital. Such reserve may be used to offset accumulated losses or increase the registered capital of these subsidiaries, subject to the approval of the board of directors, and are not available for dividend distribution to the shareholders.

b)	Currency translation reserve

The reserve comprises all foreign exchange differences arising from the translation of the financial statements of Stand Best Creation Limited whose financial statements for 31 December 2008 were presented in Hong Kong dollar.

c)	Merger reserve

The merger reserve of the Group represents the difference between the nominal value of the shares of the subsidiaries acquired over the nominal value of the shares of the Company issued in exchange thereof.

20.   DIVIDENDS

Dividends disclosed during the Relevant Periods represented dividends declared by Jinjiang Hengda Ceramics Co., Ltd to its equity owners. The rate of dividend and the number of shares ranking for dividends are not presented as such information is not meaningful.

SUCCESS WINNER LIMITED AND ITS SUBSIDIARIES
FINANCIAL STATEMENTS FOR THE YEARS ENDED 31 DECEMBER 2006, 2007 AND 2008

NOTES TO THE COMBINED FINANCIAL STATEMENTS

21.   SIGNIFICANT RELATED PARTY TRANSACTIONS

Other than the related party information disclosed elsewhere in the Combined Financial Statements, the following are significant related party transactions entered into between the Group and former related parties at agreed rates:

	Year ended 31 December
	2006	2007	2008
	RMB’000	RMB’000	RMB’000
Rental paid to a former related party	1,566	1,566	522

The former related party refers to a former shareholder of Jinjiang Hengda, Jinjiang City Anhai Junbing Hengda Construction Material Factory Co., Ltd in which a director of Jinjiang Hengda has an interest in the said company. The former shareholder ceased to be a related party or a shareholder of the Company from 23rd April 2008.

22.   COMMITMENTS

(a)	Operating lease commitments

The Group leases office building from a former related party under non-cancellable operating lease arrangements. The former shareholder ceased to be a related party or a shareholder of the Company from 23rd April 2008. The Group also leases production factories, warehouses and employees’ hostel from non related parties under non-cancellable operating lease arrangements. The leases have varying terms and the total future minimum lease payments of the Group under non-cancellable operating leases for assets are as follows:

	Year ended 31 December
	2006	2007	2008
	RMB’000	RMB’000	RMB’000
Not later than one year	13,192	13,192	13,192
Later than one year and not later than five years	35,118	21,926	8,734
	48,310	35,118	21,926
(b)	Other commitments

	Year ended 31 December
	2006	2007	2008
	RMB’000	RMB’000	RMB’000
Advertising expenditure contracted but not provided for in the financial statements	—	2,700	1,800

23.   FINANCIAL RISK MANAGEMENT OBJECTIVES — POLICIES

The Group’s overall financial risk management program seeks to minimise potential adverse effects of financial performance of the group. Management has in place processes and procedures to monitor the Group’s risk exposures while balancing the costs associated with such monitoring and management against the costs of risk occurrence. The Group’s risk management policies are reviewed periodically for changes in market conditions and the Group’s operations.

The Group is exposed to financial risks arising from its operations and the use of financial instruments. The key financial risks included credit risk, liquidity risk, interest rate risk, foreign currency risk and market price risk.

The Group does not hold or issue derivative financial instruments for trading purposes or to hedge against fluctuations, if any, in interest rates and foreign exchange.

SUCCESS WINNER LIMITED AND ITS SUBSIDIARIES
FINANCIAL STATEMENTS FOR THE YEARS ENDED 31 DECEMBER 2006, 2007 AND 2008

NOTES TO THE COMBINED FINANCIAL STATEMENTS

23.   FINANCIAL RISK MANAGEMENT OBJECTIVES — POLICIES  – (continued)

There has been no change to the Group’s exposure to these financial risks or the manner in which it manages and measures the risk.

(i)	Credit risk

Credit risk is the risk that one party to a financial instrument will fail to discharge an obligation and cause the Group to incur a financial loss. The Group’s exposure to credit risk arises primarily from bank balances and trade receivables. For trade receivables, the Group adopt the policy of dealing only with customers of appropriate credit history to mitigate credit risk. For other financial assets, the Group adopt the policy of dealing only with high credit quality counterparties.

As the Group does not hold any collateral, the maximum exposure to credit risk for each class of financial assets is the carrying amount of that class of financial assets presented on the balance sheet.

Bank balances

The Group’s bank deposits are placed with reputable banks in the PRC.

Trade receivables

The Group’s objective is to seek continual growth while minimising losses incurred due to increased credit risk exposure.

The Group has significant concentration of credit risk as the Group’s top three largest trade receivables represent approximately 38%, 24%, and 20% of the trade receivable balance as at 31 December 2006, 2007 and 2008 respectively.

The Group’s exposure to credit risks is influenced mainly by the individual characteristics of each customer. The Group typically gives the existing customers credit terms ranging from 90 days to 120 days. In deciding whether credit shall be extended, the Group will take into consideration factors such as the relationship with the customer, its payment history and credit worthiness. In relation to new customers, the sales and marketing department will prepare credit proposals for approval by the managing director.

The Group performs ongoing credit evaluation of its customers’ financial condition and requires no collateral from its customers. The provision for impairment loss for doubtful debts is based upon a review of the expected collectibles of all trade and other receivables.

Further details of credit risks on trade receivables are disclosed in Note 12.

(ii)	Liquidity risk

Liquidity risk is the risk that the Group will encounter difficulty in raising funds to meet commitments associated with financial instruments. Liquidity risk may result from an inability to sell a financial asset quickly at close to its fair value.

The Group’s exposure to liquidity risk arises primarily from mismatches of the maturities of financial assets and liabilities. The Group’s objective is to maintain a balance between continuity of funding and flexibility through the use of stand-by credit facilities.

The Group’s financial liabilities, including trade payables, accrued liabilities and other payables and bank borrowings, for the years ended 31 December 2006, 2007 and 2008 have maturity period of less than 1 year or on demand from the respective balance sheet date.

The Group ensures that there are adequate funds to meet all its obligations in a timely and cost-effective manner. The Group maintains sufficient level of cash and cash equivalents and has available adequate amount of committed credit facilities from financial institutions to meet its working capital requirements.

SUCCESS WINNER LIMITED AND ITS SUBSIDIARIES
FINANCIAL STATEMENTS FOR THE YEARS ENDED 31 DECEMBER 2006, 2007 AND 2008

NOTES TO THE COMBINED FINANCIAL STATEMENTS

23.   FINANCIAL RISK MANAGEMENT OBJECTIVES — POLICIES  – (continued)

(iii)	Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of the Group’s financial instruments will fluctuate because of changes in market interest rates.

The Group’s exposure to interest rate risk arises primarily from short-term bank borrowings. The Group does not have investment in other financial assets. The Group’s policy is to maintain all its borrowings on a fixed rate basis. The interest rates and terms of repayment of the bank borrowings are disclosed in Note 17.

Bank borrowings subject to fixed interest rates are contractually repriced at intervals of 12 months. The other financial instruments of the Group are not subject to significant interest rate risk.

(iv)	Foreign currency risk

Currency risk is the risk that the value of a financial instrument will fluctuate due to changes in foreign exchange rates. Currency risk arises when transactions are denominated in foreign currencies.

The Group’s operations are primarily conducted in the PRC. All the sales and purchases transactions are denominated in RMB. As such, the operations are not exposed to exchange rate fluctuation.

As at 31 December 2006, 2007 and 2008, all the monetary assets and monetary liabilities were denominated in RMB except for certain insignificant amount of bank balances (Note 14) and other payables (Note 16) which were denominated in foreign currencies.

In the opinion of the management, the Group does not have any significant currency exposure. Accordingly, the Group has not used any financial instrument to hedge its foreign currency risk as its risk exposure is considered to be minimal.

The management monitors its exposure to currency risk is on an on-going basis and endeavours to keep the net exposure at an acceptable parameter.

(v)	Price risk

Price risk is the risk that the value of a financial instrument will fluctuate due to changes in market prices.

The Group does not hold any quoted or marketable financial instrument, hence is not exposed to any movement in market prices.

24.   CAPITAL MANAGEMENT

The Group’s objectives when managing capital are:

(i)	To safeguard the Group’s ability to continue as a going concern and to be able to service its debts when they are due;
(ii)	To maintain an optimal capital structure so as to maximise shareholder value; and
(iii)	To maintain a strong credit rating and healthy capital ratios in order to support the Group’s stability and growth.

The Group actively and regularly reviews and manages its capital structure to ensure optimal capital structure and shareholder returns, taking into consideration the future capital requirements of the Group and capital efficiency, prevailing and projected profitability, projected operating cash flows, projected capital expenditures and projected strategic investment opportunities.

The Group is not subject to externally imposed capital requirements, except for, as disclosed in Note 19(a), the Group’s PRC subsidiary is required by the Foreign Enterprise Law of the PRC to contribute to and

SUCCESS WINNER LIMITED AND ITS SUBSIDIARIES
FINANCIAL STATEMENTS FOR THE YEARS ENDED 31 DECEMBER 2006, 2007 AND 2008

NOTES TO THE COMBINED FINANCIAL STATEMENTS

24.   CAPITAL MANAGEMENT  – (continued)

maintain a non-distributable statutory reserve fund whose utilisation is subject to approval by the relevant PRC authorities. This externally imposed capital requirement has been complied with by the PRC subsidiary for the financial years ended 31 December 2006, 2007 and 2008.

In order to maintain or adjust the capital structure, the Group may adjust the amount of dividends paid to shareholders, return capital to shareholders, increase share capital, obtain new borrowings or sell assets to reduce debt.

There were no changes in the Group’s overall approach to capital management during the Relevant Periods.

25.   FINANCIAL INSTRUMENTS

As at 31 December 2006, 2007 and 2008, the Group’s financial instruments mainly consisted of cash and bank balances, trade receivables, other receivables, trade payables, accrued liabilities, other payables and bank borrowings.

Fair value

The carrying amounts of financial assets and financial liabilities with a maturity of less than one year approximate their fair values.

The Group does not anticipate that the carrying amounts recorded at balance sheet date would be significantly different from the values that would eventually be received or settled.

26.   SUBSEQUENT EVENTS

Except for the events disclosed in Note 2, no other item, transaction or event of a material or unusual nature has arisen in the interval between 31 December 2008 and the date of the report from the independent auditors.

SUCCESS WINNER LIMITED AND ITS SUBSIDIARIES
FINANCIAL STATEMENTS FOR THE YEARS ENDED 31 DECEMBER 2006, 2007 AND 2008

Statement by director

The director is responsible for the preparation and fair presentation of these combined financial statements in accordance with the provisions of International Financial Reporting Standards as issued by the International Accounting Standards Board. This responsibility includes: designing, implementing and maintaining internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error; selecting and applying appropriate accounting policies; and making accounting estimates that are reasonable in the circumstances

In the opinion of the director,

(a)	the accompanying combined balance sheets, combined income statement, combined statement of changes in equity and the combined cash flow statement, together with the notes thereon are drawn up so as to give a true and fair view of the state of affairs of the Group as at 31 December 2006, 2007 and 2008 and of the results of the business, changes in equity and cash flows of the Group for the financial years then ended, and
(b)	at the date of this statement, there are reasonable grounds to believe that the Company will be able to pay its debts as and when they fall due.

By Director WONG KUNG TOK

Dated: December 4, 2009

CHINA HOLDINGS ACQUISITION CORP.
(A Corporation in the Development Stage)

CONDENSED BALANCE SHEETS

	December 31, 2008	Unaudited June 30, 2009
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$102,202	$12,325
Interest receivable	116,363	25,974
Investments held in Trust	125,445,425	125,278,310
Income taxes receivable	—	485,707
Prepaid expenses	34,078	17,993
Total current assets	125,698,068	125,820,309
Equipment, net	1,115	924
Deferred income taxes	711,525	256,810
TOTAL ASSETS	$126,410,708	$126,078,043
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Deferred underwriting fee	$4,288,000	$4,288,000
Income and capital taxes payable	224,554	—
Accrued expenses	168,935	119,926
Total current liabilities	4,681,489	4,407,926
COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION (4,266,239 – shares at redemption value)	40,363,965	40,363,965
COMMITMENTS
STOCKHOLDERS’ EQUITY
Preferred stock, par value $.0001 per share, 1,000,000 shares authorized, 0 shares issued	—	—
Common stock, par value $.001 per share, 40,000,000 shares authorized, 16,000,000 shares issued and outstanding (including 4,266,239 shares subject to possible redemption)	16,000	16,000
Additional paid-in capital	80,724,068	80,724,068
Retained earnings accumulated during the development stage	625,186	566,084
TOTAL STOCKHOLDERS’ EQUITY	81,365,254	81,306,152
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$126,410,708	$126,078,043

See accompanying notes to financial statements.

CHINA HOLDINGS ACQUISITION CORP.
(A Corporation in the Development Stage)

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

	For the Three Months Ended June 30, 2008	For the Three Months Ended June 30, 2009	For the Six Months Ended June 30, 2008	For the Six Months Ended June 30, 2009	For the Period from June 22, 2007 (inception) to June 30, 2009
Interest income	$697,040	$85,990	$1,786,924	$255,063	$3,774,183
Formation and operating costs	108,221	119,554	230,576	278,824	1,227,509
Current acquisition costs	—	16,267	—	16,267	16,267
Write-off of deferred acquisition costs related to terminated transaction	—	—	—	49,520	1,636,006
Income before provision for income taxes	588,819	(49,831)	1,556,348	(89,548)	894,401
Provision (benefit) for income taxes	229,158	(18,302)	606,292	(30,446)	328,317
Net income (loss) for the period	$359,661	$(31,529)	$950,056	$(59,102)	$566,084
Weighted average number of shares outstanding, basic and diluted	16,000,000	16,000,000	16,000,000	16,000,000	13,686,034
Net earnings per share, basic and diluted	$0.02	$—	$0.06	$—	$0.04

See accompanying notes to financial statements.

CHINA HOLDINGS ACQUISITION CORP.
(A Corporation in the Development Stage)

CONDENSED STATEMENT OF STOCKHOLDERS’ EQUITY
For the period from June 22, 2007 (inception) to June 30, 2009

	Common Stock		Additional Paid-In Capital	Retained Earnings Accumulated During the Development Stage	Total Stockholders’ Equity
	Shares	Amount
Balance, June 22, 2007	—	$—	$—	$—	$—
Issuance of Common Stock to initial shareholders at $0.008 per share for 3,450,000 shares, of which 250,000 were cancelled in connection with the underwriters’ partial exercise of the over allotment option, on July 16, 2007	3,200,000	3,200	25,550	—	28,750
Proceeds from issuance of warrants on November 21, 2007	—	—	2,750,000	—	2,750,000
Sale of 12,800,000 units through public offering, net of underwriter’s discount and offering expenses and including $40,363,965 of proceeds allocable to 4,266,239 shares of common stock subject to possible redemption, on November 21, 2007	12,800,000	12,800	118,312,483	—	118,325,283
Proceeds subject to possible redemption	—	—	(40,363,965)	—	(40,363,965)
Net income for the period	—	—	—	298,693	298,693
Balance, December 31, 2007	16,000,000	16,000	80,724,068	298,693	81,038,761
Net income for the year	—	—	—	326,493	326,493
Balance, December 31, 2008	16,000,000	$16,000	80,724,068	625,186	81,365,254
Unaudited:
Net loss for the period	—	—	—	(59,102)	(59,102)
Balance, June 30, 2009	16,000,000	$16,000	$80,724,068	$566,084	$81,306,152

See accompanying notes to financial statements.

CHINA HOLDINGS ACQUISITION CORP.
(A Corporation in the Development Stage)

UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

	For the Six Months Ended June 30, 2008	For the Six Months Ended June 30, 2009	For the Period from June 22, 2007 (inception) to June 30, 2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$950,056	$(59,102)	$566,084
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	192	191	606
Deferred income taxes	(89,809)	454,715	(256,810)
Interest earned on trust fund	(2,017,483)	(345,335)	(3,736,362)
Changes in operating assets and liabilities:
Interest receivable	235,315	90,389	(25,974)
Income taxes receivable	—	(485,707)	(485,707)
Prepaid expenses	46,310	16,085	(17,993)
Income and capital taxes payable	37,194	(224,554)	—
Accrued expenses	(12,116)	(49,009)	119,926
Net cash used in operating activities	(850,341)	(602,327)	(3,836,230)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of investments held in Trust Fund	—	—	(125,278,000)
Withdrawals from trust fund	1,869,117	512,450	3,736,052
Purchases of equipment	—	—	(1,530)
Net cash (used in) provided by investing activities	1,869,117	512,450	(121,543,478)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock to initial stockholders	—	—	28,750
Proceeds from note payable to initial stockholder	—	—	368,169
Repayment of note payable to initial stockholder	—	—	(368,169)
Proceeds from public offering	—	—	128,000,000
Proceeds from issuance of warrants in private placement	—	—	2,750,000
Payment of acquisition costs	(549,123)	—	—
Payment of registration costs	(14,837)	—	(5,386,717)
Net cash provided by (used in) financing activities	(563,960)	—	125,392,033
Net increase in cash and cash equivalents	454,816	(89,877)	12,325
Cash and cash equivalents
Beginning of period	67,753	102,202	—
End of period	$522,569	$12,325	12,325
Supplemental disclosure of non-cash financing activities
Accrual of deferred acquisition costs	$968,803	$—	$—
Accrual of deferred underwriting fees	$—	—	$4,288,000
Supplemental disclosure of cash flow information:
Cash paid for income and capital taxes	$658,907	$225,100	$1,414,801

See accompanying notes to financial statements.

CHINA HOLDINGS ACQUISITION CORP.
(A Corporation in the Development Stage)

NOTES TO FINANCIAL STATEMENTS

Note 1 — Organization and Nature of Business Operations

China Holdings Acquisition Corp. (the “Company”) is a blank check company incorporated on June 22, 2007, for the purpose of acquiring or acquiring control of one or more operating businesses having their primary operations in Asia through a merger, capital stock exchange, stock purchase, asset acquisition or other similar business combination or contractual arrangements (a “Business Combination”). The Company has focused on potential acquisition targets in the People’s Republic of China (“China”) (a “Target Business”) since its initial public offering. All activity from June 22, 2007 (inception) to June 30, 2009 is related to the Company’s formation and capital raising activities.

The Company is considered to be a development stage company and as such the financial statements presented herein are presented in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 7.

The financial statements at June 30, 2009 and for the periods from June 22, 2007 (inception) to June 30, 2009, the three and six months ended June 30, 2008, and the three and six months ended June 30, 2009 are unaudited. In the opinion of management, all adjustments (consisting of normal adjustments) have been made that are necessary to present fairly the financial position of the Company as of June 30, 2009, the results of its operations and cash flows for the three and six months ended June 30, 2008, the three and six months ended June 30, 2009, and for the period from June 22, 2007 (inception) through June 30, 2009. Management of the Company has reviewed subsequent events through August 14, 2009, as updated through November 6, 2009. Operating results for the interim periods presented are not necessarily indicative of the results to be expected for the full year. The condensed balance sheet at December 31, 2008 has been derived from the audited financial statements.

The financial statements and related notes have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted pursuant to such rules and regulations. These financial statements should be read in conjunction with the financial statements and other information included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as filed with the SEC.

The Company, after signing a definitive agreement for a Business Combination, of which no assurance is given, is obligated to submit such transaction for approval by a majority of the holders of common stock of the Company sold as part of the units in our Offering (the “Public Stockholders”). Public Stockholders that vote against such proposed Business Combination and exercise their redemption rights are, under certain conditions described below, entitled to convert their shares into a pro-rata distribution from the trust account (the “Redemption Right”).

As a result of the Redemption Right, $40,363,965 has been classified as common stock subject to possible redemption on the accompanying balance sheet. The Company’s stockholders prior to the Offering (the “Initial Stockholders”), have agreed to vote their 3,200,000 founding shares of common stock in accordance with the manner in which the majority of the shares of common stock held by the Public Stockholders are voted with respect to a Business Combination. In the event that a majority of the outstanding shares of common stock voted by the Public Stockholders vote to approve a Business Combination, and an amendment to our amended and restated certificate of incorporation allowing our perpetual existence is approved, and holders owning 33.33% or more of the outstanding common stock do not vote against both the Business Combination and the Extended Period (as defined below) and do not exercise their Redemption Rights, on a cumulative basis, the Business Combination may then be consummated.

If the Company does not execute a letter of intent, agreement in principle or definitive agreement for a Business Combination prior to 18 months from the date of the closing of the Offering, the Company’s board will convene, adopt and recommend to their stockholders a plan of dissolution and distribution and file a proxy statement with the SEC seeking stockholder approval for such plan (see Note 10). If, however, a letter

CHINA HOLDINGS ACQUISITION CORP.
(A Corporation in the Development Stage)

NOTES TO FINANCIAL STATEMENTS

Note 1 — Organization and Nature of Business Operations  – (continued)

of intent, agreement in principle or definitive agreement for a Business Combination has been executed prior to 18 months from the date of the closing of the Offering, the Company will seek the consummation of that Business Combination by November 21, 2009. However, if the Company has entered into a letter of intent, agreement in principle or definitive agreement within 18 months following the closing of the Offering and management anticipates that the Company may not be able to consummate a Business Combination within the 24 months from the date of the closing of the Offering, the Company may seek to extend the time period within which it may complete its Business Combination to 36 months, by calling a special (or annual) meeting of stockholders for the purpose of soliciting their approval for such extension (the “Extended Period”). If the Company receives Public Stockholder approval for the Extended Period and holders of 33.33% or more of the shares held by Public Stockholders do not vote against the Extended Period and elect to redeem their common stock in connection with the vote for the Extended Period, the Company will then have an additional 12 months in which to complete the initial Business Combination. If the Extended Period is approved, the Company will still be required to seek Public Stockholder approval before completing a Business Combination. In the event there is no Business Combination within the 24-month deadline (if the Extended Period is not approved) described above (the “Target Business Combination Period”), the Company will dissolve and distribute to its Public Stockholders, in proportion to their respective equity interests, the amount held in the trust account, and any remaining net assets, after the distribution of the trust account. In the event of liquidation, the per share value of the residual assets remaining available for distribution (including trust account assets) may be less than the initial public offering price per share in the Offering. The Company’s corporate existence will automatically cease at the end of the 36-month period if the Company has not received stockholder approval for an initial Business Combination. The financial statements have been prepared assuming that the Company will continue as a going concern.

Note 2 — Trust Account

As a result of the Offering and related events, the Company’s trust account has received $125,278,000 (approximately $9.79 per unit), which includes $4,288,000 that will be paid to the underwriters upon the consummation of a Business Combination pro-rata with respect to those shares for which stockholders do not exercise their Redemption Rights.

The funds in the trust account are invested in permitted United States government securities in the JP Morgan U.S. Government Money Market Fund, Institutional share class (ticker: UGXX). Up to an aggregate of $3,200,000 of after-tax interest income on the balance of the trust account was permitted to be released to the Company to fund working capital, due diligence and general corporate requirements of which approximately $2,320,000 had been released through June 30, 2009.

The Company adopted SFAS No. 157 on January 1, 2008, delaying, as permitted, application for non-financial assets and non-financial liabilities. SFAS No. 157 establishes a framework for measuring fair value, and expands disclosures about fair value measurements. SFAS No. 157 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels, and requires that assets and liabilities carried at fair value are classified and disclosed in one of the following three categories:

Level 1:  quoted prices (unadjusted) in active markets for an identical asset or liability that the Company has the ability to access as of the measurement date. Financial assets and liabilities utilizing Level 1 inputs include active-exchange traded securities and exchange-based derivatives.

Level 2:  inputs other than quoted prices included within Level 1 that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data. Financial assets and liabilities utilizing Level 2 inputs include fixed income securities, non-exchange based derivatives, mutual funds, and fair-value hedges.

CHINA HOLDINGS ACQUISITION CORP.
(A Corporation in the Development Stage)

NOTES TO FINANCIAL STATEMENTS

Note 2 — Trust Account  – (continued)

Level 3:  unobservable inputs for the asset or liability are only used when there is little, if any, market activity for the asset or liability at the measurement date. Financial assets and liabilities utilizing Level 3 inputs include infrequently-traded non-exchange-based derivatives and commingled investment funds, and are measured using present value pricing models.

In accordance with SFAS No. 157, the Company determines the level in the fair value hierarchy within which each fair value measurement falls in its entirety, based on the lowest level input that is significant to the fair value measurement in its entirety. In determining the appropriate levels, the Company performs an analysis of the assets and liabilities that are subject to SFAS No. 157 at each reporting period end.

The money market funds in which the funds in trust have been invested, as described above, is measured and recorded at fair value on the Company’s balance sheet on a recurring basis. The following table presents the money market funds — held in trust at its level within the fair value hierarchy at December 31, 2008 and June 30, 2009.

	Total	Level 1	Level 2	Level 3
Investment held in Trust, December 31, 2008	$125,445,425	$125,445,425	$—	$—
Investment held in Trust, June 30, 2009	$125,278,310	$125,278,310	$—	$—

Note 3 — Private Warrants and Offering

The Private Warrants (see Note 8) were issued on November 15, 2007, for net proceeds of $2,750,000, which were subsequently deposited into the trust account.

Our Offering of 12,000,000 units was declared effective on November 15, 2007. Each unit consists of one share of the Company’s common stock and one Public Warrant (see Note 8) and was sold to the public at the price of $10.00 per unit. The Offering was consummated on November 21, 2007, and we raised net proceeds of $110,900,000, of which $110,800,000 were deposited into our trust account.

On December 14, 2007, the underwriters for our Offering exercised their over-allotment option to the extent of 800,000 units, resulting in net proceeds of $7,440,000, which were deposited into our trust account.

Note 4 — Summary of Significant Accounting Policies

Cash and cash equivalents — Cash and cash equivalents are deposits with financial institutions as well as short-term money market instruments with maturities of three months or less when purchased.

Concentration of Credit Risk — Financial instruments that potentially subject the Company to a significant concentration of credit risk consist primarily of cash and cash equivalents. The Company may maintain deposits in federally insured financial institutions in excess of federally insured limits. However, management believes the Company is not exposed to significant credit risk due to the financial position of the depository institutions in which those deposits are held.

Net Earnings per Common Share — Net earnings per share is computed based on the weighted average number of shares of common stock outstanding for the period.

Basic net earnings per share excludes dilution and is computed by dividing earnings available to common stockholders by the weighted average common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Since the 15,550,000 outstanding warrants are not yet exercisable, they have been excluded from the Company’s computation of diluted earnings per share for the three and six months ended June 30, 2008, the three and six months ended June 30, 2009, and the period from June 22, 2007 (inception) to June 30, 2009. Therefore, basic and diluted earnings per share are the same for the periods presented.

CHINA HOLDINGS ACQUISITION CORP.
(A Corporation in the Development Stage)

NOTES TO FINANCIAL STATEMENTS

Note 4 — Summary of Significant Accounting Policies  – (continued)

Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes — Deferred income tax assets and liabilities are computed for differences between the financial statement and tax basis of assets and liabilities that will result in future taxable or deductible amounts and are based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred income tax assets to the amount expected to be realized. Realization of the future tax benefits is dependent upon many factors, including the Company’s ability to generate taxable income within the loss carry-forward period, which runs through 2028.

In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” an interpretation of FASB Statement No. 109 (“FIN 48”), which provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax positions. A tax benefit from an uncertain position may be recognized only if it is “more likely than not” that the position is sustainable based on its technical merits. The Company has applied the provisions if FIN 48 since inception.

The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. There were no adjustments for uncertain tax positions in the current year. All tax years remain open to examination by the major tax jurisdiction to which we are subject.

Recently Issued Accounting Pronouncements — In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (“SFAS 141R”), which establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree. SFAS 141R also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS 141R applies to us with respect to any acquisitions that we complete and require any related acquisition costs to be expensed as incurred.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements an amendment of ARB No. 51 (“SFAS 160”), which establishes accounting and reporting standards for the ownership interests in subsidiaries held by parties other than the parent and for the deconsolidation of a subsidiary. SFAS 160 also establishes disclosure requirements that clearly identify and distinguish between the interest of the parent and the interests of the non-controlling owners. SFAS 160 is effective for financial statements issued for fiscal years beginning after December 15, 2008. SFAS 160 will apply to us with respect to any acquisitions, that we complete on or after January 1, 2009, which will result in a noncontrolling interest.

In June 2008, the FASB ratified Emerging Issues Task Force (EITF) Issue No. 07-5, “Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock” (“EITF 07-5”). EITF 07-5 mandates a two-step process for evaluating whether an equity-linked financial instrument or embedded feature is indexed to the entity’s own stock. It is effective for fiscal years beginning after December 15, 2008. Any outstanding instrument at the date of adoption will require a retrospective application of the accounting through a cumulative effect adjustment to retained earnings upon adoption. The Company has adopted EITF 07-5 and has determined that there is no impact on the Company’s financial statements.

CHINA HOLDINGS ACQUISITION CORP.
(A Corporation in the Development Stage)

NOTES TO FINANCIAL STATEMENTS

Note 4 — Summary of Significant Accounting Policies  – (continued)

The Company does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Note 5 — Income Taxes

The Company has recorded a deferred tax asset for the tax effect of temporary differences of $711,525 and $256,810 at December 31, 2008 and June 30, 2009, respectively. In recognition of the Company’s twenty-year carry-forward period in the event of a Business Combination, and its carry-back opportunities in the event of liquidation, the Company has not recorded a valuation allowance on the accompanying balance sheets. The temporary differences creating the Company’s deferred tax assets relate to currently non-deductible formation and operating costs. The effective tax rate of 39% for the three and six months ended June 30, 2008 differs from the Federal statutory rate of 34% due to the effect of state income taxes of 5%. The effective tax rate of 34% for the three and six months ended June 30, 2009 equals the Federal statutory rate of 34%. The effective tax rate of 37% for the period from June 22, 2007 (inception) to June 30, 2009 differs from the Federal statutory rate of 34% due to the effect of state income taxes of 3%.

The Company’s termination of the Bright World acquisition (see Note 9) on April 3, 2009 results in the Company qualifying for the deduction of $1,636,006 of expenses on its 2009 U.S. Federal Income Tax return. Accordingly, the Company has reversed a substantial portion of its deferred tax asset and realized it as income taxes receivable.

During the year ended December 31, 2008, the Company’s state tax computation based upon income fell below the minimum level required by an alternative, capital-based state tax computation. Consequently, the Company ultimately did not record a state tax provision based upon income for 2008 and, instead, recorded a capital-based state tax provision which was included in the income statement caption “Formation and operating costs” in the Company’s Annual Report filed on Form 10-K.

The components of income tax expense (benefit) are:

	For the Three Months Ended June 30, 2008	For the Three Months Ended June 30, 2009	For the Six Months Ended June 30, 2008	For the Six Months Ended June 30, 2009	For the Period from June 22, 2007 (inception) to June 30, 2009
Currently payable:
Federal	$219,313	$(533,806)	$562,082	$(485,161)	$552,089
State	52,277	—	134,019	—	45,116
Deferred:
Federal	(34,262)	515,504	(72,516)	454,715	(260,467)
State	(8,170)	—	(17,293)	—	(8,421)
Total income tax expense (benefit)	$229,158	$(18,302)	$606,292	$(30,446)	$328,317

Note 6 — Commitments

Administrative Fees

The Company has agreed to pay an affiliate of a stockholder $10,000 per month for secretarial and administrative services. The arrangement commenced on November 16, 2007 and terminates upon the earlier of (i) the completion of the Company’s Business Combination, or (ii) the Company’s dissolution. The Company recognized: $30,000 of expense under this arrangement for each of the three months ended June 30, 2008 and June 30, 2009; $60,000 of expense for each of the six month periods ended June 30, 2008 and

CHINA HOLDINGS ACQUISITION CORP.
(A Corporation in the Development Stage)

NOTES TO FINANCIAL STATEMENTS

Note 6 — Commitments  – (continued)

June 30, 2009; and $195,000 of expense for the period from June 22, 2007 (inception) to June 30, 2009. Commencing June 1, 2009, the Company begun deferring its monthly payment for such services unless funds were available for such payment.

Underwriting Agreement

In connection with the Offering, the Company entered into an underwriting agreement (the “Underwriting Agreement”) with the underwriters in the Offering.

Pursuant to the Underwriting Agreement, the Company was obligated to Citi (the “Representative”), the representative of the underwriters, for certain fees and expenses related to the Offering, including underwriting discounts of $8,960,000. The Company paid $4,672,000 of the underwriting discounts upon closing of the Offering. The Company and the Representatives have agreed that payment of the additional portion of the underwriting discount of $4,288,000 will be deferred until consummation of the Business Combination. Accordingly, a deferred underwriting fee comprised of the deferred portion of the underwriting discount is included on the accompanying balance sheets at December 31, 2008 and June 30, 2009.

Initial Stockholders

Pursuant to letter agreements with the Company and the Representatives in the Offering and the warrant private placement offering described below, the Initial Stockholders have waived their right to receive distributions with respect to their founding shares and the shares underlying the Private Warrants (but not shares purchased in the Offering or in the secondary market) in the event of the Company’s liquidation.

Note 7 — Capital Stock

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. No shares of preferred stock were outstanding as of December 31, 2008, nor as of June 30, 2009.

Common Stock

The Company has one class of common stock. Holders of common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders, and will vote as one class on all such issues.

On November 15, 2007, the Company’s Board of Directors authorized a stock dividend of 0.2 shares for each outstanding share of common stock. All references in the accompanying financial statements to the number of shares of common stock have been retroactively restated to reflect this transaction.

The Company is authorized to issue 40,000,000 shares of common stock, par value $0.001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. The Company intends to authorize additional shares prior to the closing of the proposed acquisition described in Note 10.

The Company will proceed with a business combination only if the holders of a majority of the shares issued in the IPO present and entitled to vote at the meeting to approve the business combination vote in favor of the business combination and stockholders owning less than 33.33% of the shares sold in the IPO vote against the business combination and exercise the conversion rights discussed elsewhere herein. In connection with the vote required for any business combination, all of the Company’s officers and directors who purchased shares in the IPO or following the IPO in the open market, may vote their shares in any manner they determine, in their sole discretion.

CHINA HOLDINGS ACQUISITION CORP.
(A Corporation in the Development Stage)

NOTES TO FINANCIAL STATEMENTS

Note 7 — Capital Stock  – (continued)

If the Company is forced to liquidate prior to a business combination, it will distribute to all of its stockholders an aggregate sum equal to $9.79 per share, plus a pro-rata share of the interest earned on the trust fund (prior to the payment of any federal or state taxes due by the Company). The Company’s remaining net assets, if any, including any amounts remaining in the trust fund after payment of the $9.79 per share, plus a pro-rata share of the interest earned on the trust fund (prior to the payment of any federal or state taxes due by the Company), will be distributed to the holders of its common stock. As of June 30, 2009, there was approximately $125,278,000 in the Company’s Trust Account, or approximately $9.79 per share issued in the initial public offering.

The Company’s stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock, except that stockholders have the right to have their shares of common stock converted into cash equal to their pro rata share of the trust fund if they vote against the business combination and the business combination is approved and completed. Stockholders who convert their stock into their share of the trust fund still have the right to exercise the warrants that they received as part of the units.

Note 8 — Warrants

Public Warrants

Each warrant sold in the Offering (a “Public Warrant”) is exercisable for one share of common stock. Except as set forth below, the Public Warrants entitle the holder to purchase shares at $7.50 per share, subject to adjustment in the event of stock dividends and splits, reclassifications, combinations and similar events for a period commencing on the later of: (a) completion of the Business Combination and (b) one year from the closing date of the Offering of the Company’s securities, and ending November 16, 2012. The Company has the ability to redeem the Public Warrants, in whole or in part, at a price of $.01 per Public Warrant, at any time after the Public Warrants become exercisable, upon a minimum of 30 days’ prior written notice of redemption, and if, and only if, the last sale price of the Company’s common stock equals or exceeds $14.25 per share, for any 20 trading days within a 30 trading day period ending three business days before the Company sent the notice of redemption. If the Company dissolves before the consummation of a Business Combination, there will be no distribution from the trust account with respect to such Public Warrants, which will expire worthless.

Private Warrants

Prior to the closing of the Offering, the Company sold to certain of its Initial Stockholders 2,750,000 warrants (“Private Warrants”) in a private placement, at a price of $1.00 per Private Warrant, for an aggregate of $2,750,000.

The Private Warrants are identical to the Public Warrants and may not be sold or transferred, except in limited circumstances, until after the consummation of a Business Combination. If the Company dissolves before the consummation of a Business Combination, there will be no distribution from the trust account with respect to such Private Warrants, which will expire worthless.

As the proceeds from the exercise of the Public Warrants and Private Warrants will not be received until after the completion of a Business Combination, the expected proceeds from exercise will not have any effect on the Company’s financial condition or results of operations prior to a Business Combination.

Reserve Common Stock

At December 31, 2008, and June 30, 2009, 15,550,000 shares of common stock were reserved for issuance upon exercise of Public Warrants and the Private Warrants.

CHINA HOLDINGS ACQUISITION CORP.
(A Corporation in the Development Stage)

NOTES TO FINANCIAL STATEMENTS

Note 8 — Warrants  – (continued)

Registration Rights — Warrants

In accordance with the Warrant Agreement related to the Public Warrants and the registration rights agreement associated with the Private Warrants (collectively the Public Warrants and Private Warrants are the “Warrants”), the Company will only be required to use its best efforts to register the Warrants and the shares of Common Stock issuable upon exercise of the Warrants and once effective to use its best efforts to maintain the effectiveness of such registration statement. The Company will not be obligated to deliver securities, and there are no contractual penalties for failure to deliver securities, if a registration statement is not effective at the time of exercise. However, with regards to the Private Warrants, the Company may satisfy its obligation by delivering unregistered shares of common stock. Additionally, in the event that a registration statement is not effective at the time of exercise, the holders of such Warrants shall not be entitled to exercise. In no event (whether in the case of a registration statement not being effective or otherwise) will the Company be required to net cash settle a Warrant exercise. Consequently, the Warrants may expire unexercised, unredeemed and worthless. The holders of Warrants do not have the rights or privileges of holders of the Company’s common stock or any voting rights until such holders exercise their respective warrants and receive shares of the Company’s common stock.

Note 9 — Termination of Bright World Acquisition

As previously announced on a Form 8-K filed on April 3, 2009, the Company announced the withdrawal of our pre-conditional voluntary cash offer (the “Pre-Conditional Offer”) to acquire all the issued shares of Bright World Precision Machinery Limited (“Bright World”).

As previously announced on a Form 8-K filed on July 21, 2008 and on a Form 8-K filed on October 24, 2008, the Company entered into a definitive Undertaking Agreement on July 20, 2008, which was subsequently amended on October 24, 2008 (the “Undertaking Agreement”), with World Sharehold Limited (the “Selling Shareholder”), the majority shareholder of Bright World, Wang Wei Yao and Shao Jian Jun (collectively, with World Sharehold, the “Sellers”), pursuant to which the Company agreed to make a voluntary conditional cash offer, and the Sellers agreed to accept the voluntary conditional cash offer in respect of all of the Bright World shares held by them, upon satisfaction of certain pre-conditions. One pre-condition was that, after July 20, 2008, no change occurred in the financial condition, operations, results of operations or prospects of Bright World, World Precise Machinery (China) Co., Ltd (“WPM”), Bright World Heavy Machinery Tools (China) Co., Ltd (“BWHM”), Shanghai Shangduan Stamping Machines Co., Ltd (“SSS”) or any of their subsidiaries (Bright World, WPM, BWHM, SSS and their subsidiaries herein collectively referred to as the “Group”) that caused, among other things, the Group’s profit after tax for the full year period ending December 31, 2008 to decrease 10% or more as compared to the Group’s profit after tax for the corresponding full year period ended December 31, 2007 (the “MAC Pre-Condition”).

On March 31, 2009, the board of directors of Bright World announced that, subsequent to the February 20, 2009 release of Bright World’s announcement of its unaudited results for the year ended December 31, 2008 (“FY2008 Financial Statements”) and response to queries on February 28, 2009, from the Singapore Exchange Securities Trading Limited with respect to the FY2008 Financial Statements, Bright World’s auditors made certain adjustments to the FY2008 Financial Statements to increase the allowance for doubtful debts (the “Adjustment to the Results Announcement”). The Adjustment to the Results Announcement states that the Group’s profit after tax for the full year ended December 31, 2008 decreased by 11.3% to approximately RMB 127.9 million as compared to approximately RMB 144.3 million for the corresponding full year period ended December 31, 2007.

On April 1, 2009, the Company delivered a letter to the Singapore Securities Industry Council (the “SIC”) in which the Company (x) stated that, in light of the Adjustment to the Results Announcement, the MAC Pre-Condition had not been satisfied, (y) stated that we were entitled to withdraw the Pre-Conditional

CHINA HOLDINGS ACQUISITION CORP.
(A Corporation in the Development Stage)

NOTES TO FINANCIAL STATEMENTS

Note 9 — Termination of Bright World Acquisition  – (continued)

Offer, in accordance with the terms of the Undertaking Agreement, and (z) sought confirmation from the SIC that it had no objections to us withdrawing the Pre-Conditional Offer.

On April 2, 2009, the SIC confirmed that it had no objections to the Company withdrawing the Pre-Conditional Offer, and the board of directors of the Company approved the withdrawal of the Pre-Conditional Offer.

On April 3, 2009, the Company issued a press release announcing the withdrawal of the Pre-Conditional Offer. Accordingly, the Company has written-off $1,636,006 of aggregate acquisition costs through March 31, 2009 due to the termination of the acquisition of Bright World.

On April 29, 2009, the Company terminated the Undertaking Agreement effective as of April 3, 2009.

Note 10 — Potential Business Combination and Subsequent Event

On May 11, 2009, the Company entered into a letter of intent for a potential Business Combination. As a result, the Company has met the condition under its amended and restated certificate of incorporation that permits it until November 21, 2009 to complete an initial Business Combination meeting the criteria set forth therein.

On August 7, 2009, the Company (a/k/a the “Parent” or “China Holdings”), China Ceramics Co., Ltd., a British Virgin Islands company and a wholly-owned subsidiary of Parent (“Purchaser”), Jinjiang Hengda Ceramics Co., Ltd., a Chinese enterprise (“Hengda,” or “Target”), Success Winner Limited (“Success”), a British Virgin Islands company and the owner of 100% of the equity interests of the Stand Best Creation Limited, a Hong Kong company which owns 100% of the equity interest of Hengda (“Stand Best”), and Mr. Wong Kung Tok (the “Seller”), the owner of 100% of the equity interests of the Success, entered into a Stock Purchase Agreement (the “Agreement”).

Acquisition of Target; Acquisition Consideration

Upon the closing of the transactions contemplated in the Agreement, China Holdings will acquire 100% of the issued and outstanding shares of Success, which owns 100% of the equity interest of Stand Best, which owns 100% of the equity interests of Hengda, from Success’ sole shareholder, Mr. Wong Kung Tok, in exchange for an aggregate of 5,743,000 shares of the common stock, par value $0.001 per share (“Parent Common Stock”). We refer to this stock purchase as the “acquisition.” In addition, 8,185,763 shares of the Parent Common Stock will be placed in escrow (the “Contingent Shares”) and released to the Seller in the event the targets described below are achieved:

•	In the event that Hengda achieves net earnings before taxes (excluding (A) expenses incurred for the acquisition, (B) the effect on financial results of any Contingent Shares released from escrow and (C) earnings derived from any acquisition of a business or assets made by Hengda or Stand Best after the closing date of the acquisition other than earnings from Jiangxi Hengdali Ceramics and Construction Material Limited or any additional assets acquired in connection with Jiangxi Hengdali Ceramics) for the fiscal year ending December 31, 2009 of equal to or greater than $28,000,000, then an additional 0.3284 of a share of Parent Common Stock for each dollar of net earnings before taxes over $28,000,000 for the fiscal year ending December 31, 2009 will be released to the Seller, up to a maximum of 1,214,127 shares of Parent Common Stock.
•	In the event that Hengda achieves net earnings after taxes (excluding (A) the effect on financial results of any Contingent Shares released from escrow and (B) earnings derived from any acquisition of a business or assets made by Hengda or Stand Best after the Closing Date other than earnings from Jiangxi Hengdali Ceramics and Construction Material Limited or any additional assets acquired in connection with Jiangxi Hengdali Ceramics) for the fiscal year ending December 31,

CHINA HOLDINGS ACQUISITION CORP.
(A Corporation in the Development Stage)

NOTES TO FINANCIAL STATEMENTS

Note 10 — Potential Business Combination and Subsequent Event  – (continued)

2010 of equal to or greater than $23,772,993, then an additional 0.2359 of a share of Parent Common Stock for each dollar of net earnings after taxes over $23,772,993 for the fiscal year ending December 31, 2010 will be released to the Seller, up to a maximum of 1,794,800 shares of Parent Common Stock.
•	In the event that Hengda achieves net earnings after taxes (excluding (A) the effect on financial results of any Contingent Shares released from escrow and (B) earnings derived from any acquisition of a business or assets made by Hengda or Stand Best after the Closing Date other than earnings from Jiangxi Hengdali Ceramics and Construction Material Limited or any additional assets acquired in connection with Jiangxi Hengdali Ceramics) for the fiscal year ending December 31, 2011 of equal to or greater than $31,380,292, then an additional 0.1790 of a share of Parent Common Stock for each dollar of net earnings after taxes over $31,380,292 for the fiscal year ending December 31, 2011 will be released to the Seller, up to a maximum of 2,176,836 shares of Parent Common Stock.
•	In the event that the closing price of Parent Common Stock is at or above $20.00 per share for any twenty trading days in a 30 trading day period prior to April 30, 2012, then the Parent shall issue an additional 2,000,000 shares of Parent Common Stock to the Seller.
•	In the event that the closing price of Parent Common Stock is at or above $25.00 per share for any twenty trading days in a 30 trading day period prior to April 30, 2012, then the Parent shall issue an additional 1,000,000 shares of Parent Common Stock to the Seller.

The Seller will place 574,000 of the shares issued to it in escrow. Such shares may be used to pay for the indemnification obligations described below.

Representations and Warranties

In the Agreement, Hengda, Success and the Seller (collectively, the “Warrantors”) make certain representations and warranties (with certain exceptions set forth in the disclosure schedule to the Agreement) relating to, among other things: (a) capital structure; (b) proper corporate organization and similar corporate matters; (c) authorization, execution, delivery and enforceability of the Agreement and other transaction documents; (d) required consents; (e) licenses and permits; (f) taxes and audits; (g) financial information; (h) absence of certain changes or events; (i) absence of undisclosed liabilities; (j) title to assets and properties; (k) material contracts; and (l) compliance with laws, including those relating to the PRC, foreign corrupt practices and money laundering.

In the Agreement, the Seller makes certain representations and warranties (with certain exceptions set forth in the disclosure schedule to the Agreement) relating to, among other things: (a) title to shares; and (b) certain securities law matters.

In the Agreement, China Holdings and Purchaser make certain representations and warranties relating to, among other things: (a) proper corporate organization and similar corporate matters; (b) authorization, execution, delivery and enforceability of the Agreement and other transaction documents; (c) capital structure; and (d) validity of share issuance.

Conduct Prior to Closing; Covenants

The Warrantors have agreed to use their best efforts to cause Hengda and its subsidiaries and affiliated entities to continue to operate its business in the ordinary course prior to the closing (with certain exceptions) and not to take certain specified actions without the prior written consent of China Holdings.

CHINA HOLDINGS ACQUISITION CORP.
(A Corporation in the Development Stage)

NOTES TO FINANCIAL STATEMENTS

Note 10 — Potential Business Combination and Subsequent Event  – (continued)

The Agreement also contains covenants of Hengda, Success and the Seller, including covenants providing for:

•	Hengda and Success providing access to its books and records to China Holdings, and providing information relating to Hengda’s business as China Holdings, its counsel and other representations may request;
•	Hengda, Success, Seller, China Holdings and Purchaser agree not to, directly or indirectly, solicit, encourage or enter into any negotiation or arrangement with any party. Other than the other parties to the Agreement concerning the sale of all of any part of Hengda’s business or the capital stock or other securities of Success or any of its subsidiaries that takes the form of a sale of stock or assets, merger, consolidation or any joint venture or partnership;
•	China Holdings giving the Seller piggy-back registration rights relating to the shares of Parent Common Stock issued in connection with the acquisition.
•	Seller and each of the other persons receiving stock consideration in connection with the acquisition will each enter into a lock-up agreement pursuant to which the shares of Parent Common Stock will be locked-up for a period of twelve months, except with respect to 655,000 shares of Parent Common Stock, which will be locked-up for a period of six months.

Conditions to Closing

General Conditions

Consummation of the Agreement and the acquisition is conditioned on (a) no law or court order prohibiting or limiting consummation of the acquisition or materially limiting China Holdings’ right to control the Target; (b) holders of a majority of China Holdings’ common stock approving the business combination in accordance with its Articles of Incorporation, with holders of less than 33.33% of China Holdings’ public shares of common stock voting against the acquisition and properly exercising their rights to convert such public shares of common stock to cash; (c) the absence of any proceeding pending or threatened to enjoin or otherwise restrict the acquisition.

Warrantors’ Conditions to Closing

The obligations of Hengda, Success and Seller to consummate the transactions contemplated by the Agreement, in addition to the conditions described above, are conditioned upon the representations and warranties of China Holdings and Purchaser being true on and as of the closing date of the Agreement, and China Holdings and Purchaser complying with all required covenants in the Agreement.

China Holdings’ and Purchaser’s Conditions to Closing

The obligations of China Holdings to consummate the transactions contemplated by the Agreement, in addition to the conditions described above in the first paragraph of this section, are conditioned upon each of the following, among other things:

•	the representations and warranties of the Warrantors shall be true on and as of the closing date of the Agreement, and each of the Warrantors has complied with all required covenants in the Agreement;
•	China Holdings shall have received legal opinions from counsel to the Target;
•	receipt by the Warrantors of certain third party consents; and
•	there not being any material adverse change with respect to the Target;

If permitted under applicable law, either China Holdings or Purchaser on the one hand or Hengda, Seller or Success on the other hand may waive any inaccuracies in the representations and warranties made to such

CHINA HOLDINGS ACQUISITION CORP.
(A Corporation in the Development Stage)

NOTES TO FINANCIAL STATEMENTS

Note 10 — Potential Business Combination and Subsequent Event  – (continued)

party in the Agreement and may waive compliance with any agreements or conditions for the benefit of itself or such party contained in the Agreement.

Termination

The Agreement may be terminated and/or abandoned at any time prior to the closing, whether before or after approval of the proposals being presented to China Holdings’ shareholders, by:

•	either China Holdings or any Warrantor, if the closing has not occurred by November 21, 2009;
•	Any Warrantor, if there has been a breach by China Holdings of any covenant, representations or warranties contained in the Agreement, and in any event if such breach is subject to cure and China Holdings has not cured such breach within five days after written notice of intent to terminate from any Warrantor; or
•	China Holdings or Purchaser, if there has been a breach by any of the Warrantors of any covenant, representations or warranties contained in the Agreement, and in any event if such breach is subject to cure and China Holdings or Purchaser has not cured such breach within five days after written notice of intent to terminate from any Warrantor.

Indemnification

The Warrantors have agreed, jointly and severally, to indemnify China Holdings from any damages arising from: (a) any breach of any representation, warranty or covenant made by the Warrantors or (b) the failure to pay any third party claims for the period of time prior to the acquisition. China Holdings and purchaser have agreed to indemnify the Seller from any damages arising from (a) any breach of any representation, warranty or covenant made by Parent or the Purchaser and (b) actions or inactions of the Purchaser with regard to the business of Hengda occurring after the closing date of the acquisition. The indemnification obligations are subject to a $100,000 floor and are capped at $5,740,000.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
China Holdings Acquisition Corp.
Wilmington, Delaware

We have audited the accompanying balance sheets of China Holdings Acquisition Corp. (a corporation in the development stage) as of December 31, 2007 and December 31, 2008 and the related statements of income, stockholders’ equity and cash flows for the periods from June 22, 2007 (inception) to December 31, 2007, for the year ended December 31, 2008, and for the period from June 22, 2007 (inception) to December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of China Holdings Acquisition Corp. as of December 31, 2007 and December 31, 2008 and the results of its operations and its cash flows for the periods from June 22, 2007 (inception) to December 31, 2007, for the year ended December 31, 2008, and for the period from June 22, 2007 (inception) to December 31, 2008 in conformity with United States generally accepted accounting principles.

We were not engaged to examine management’s assessment of the effectiveness of China Holdings Acquisition Corp.’s internal control over financial reporting as of December 31, 2008, included in “Management’s Report on Internal Control Over Financial Reporting” and, accordingly, we do not express an opinion thereon.

The accompanying financial statements have been prepared assuming that China Holdings Acquisition Corp. will continue as a going concern. As discussed in Note 1 to the financial statements, the Company will face a mandatory liquidation on November 21, 2009 if a business combination is not consummated, which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ McGladrey & Pullen, LLP

McGLADREY & PULLEN, LLP

April 15, 2009

New York, New York

China Holdings Acquisition Corp.
(a corporation in the development stage)

Balance Sheets

	December 31, 2007	December 31, 2008
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$67,753	$102,202
Interest receivable	451,489	116,363
Investments held in Trust (Note 1)	125,336,241	125,445,425
Prepaid expenses	119,722	34,078
Total current assets	125,975,205	125,698,068
Equipment, net	1,498	1,115
Deferred income taxes	43,734	711,525
TOTAL ASSETS	$126,020,437	$126,410,708
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Deferred underwriting fee (Note 7)	$4,288,000	$4,288,000
Income and capital taxes payable	234,301	224,554
Accrued registration costs	16,329	—
Accrued expenses	79,081	168,935
Total current liabilities	4,617,711	4,681,489
COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION (4,266,239 – shares at redemption value) (Note 1)	40,363,965	40,363,965
COMMITMENTS (Note 6)
STOCKHOLDERS’ EQUITY (Notes 2, 7, and 8):
Preferred stock, par value $.0001 per share, 1,000,000 shares authorized, 0 shares issued	—	—
Common stock, par value $.001 per share, 40,000,000 shares authorized, 16,000,000 shares issued and outstanding (including 4,266,239 shares subject to possible redemption)	16,000	16,000
Additional paid-in capital	80,724,068	80,724,068
Retained earnings accumulated during the development stage	298,693	625,186
TOTAL STOCKHOLDERS’ EQUITY	81,038,761	81,365,254
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$126,020,437	$126,410,708

See accompanying notes to financial statements.

China Holdings Acquisition Corp.
(a corporation in the development stage)

Statements of Income

	For the period from June 22, 2007 (inception) to December 31, 2007	For the year ended December 31, 2008	For the period from June 22, 2007 (inception) to December 31, 2008
Interest income	$601,543	$2,917,577	$3,519,120
Formation and operating costs (Note 7)	112,283	836,402	948,685
Write-off of deferred acquisition costs related to terminated transaction	—	1,586,486	1,586,486
Income before provision for income taxes	489,260	494,689	983,949
Provision for income taxes	190,567	168,196	358,763
Net income for the period	$298,693	$326,493	$625,186
Weighted average number of shares outstanding, basic and diluted	6,196,450	16,000,000	12,903,178
Net earnings per share, basic and diluted	$0.05	$0.02	$0.05

See accompanying notes to financial statements.

China Holdings Acquisition Corp.
(a corporation in the development stage)

Statement of Stockholders’ Equity
For the period from June 22, 2007 (inception) to December 31, 2008

	Common stock		Additional Paid-In Capital	Retained Earnings accumulated during the development stage	Total Stockholders’ Equity
	Shares	Amount
Balance, June 22, 2007	—	$—	$—	$—	$—
Issuance of Common Stock to initial shareholders at $0.008 per share for 3,450,000 shares, of which 250,000 were cancelled in connection with the underwriters’ partial exercise of the over allotment option, on July 16, 2007	3,200,000	3,200	25,550	—	28,750
Proceeds from issuance of warrants	—	—	2,750,000	—	2,750,000
Sale of 12,800,000 units through public offering, net of underwriter’s discount and offering expenses and including $40,363,965 of proceeds allocable to 4,266,239 shares of common stock subject to possible redemption, on November 21, 2007	12,800,000	12,800	118,312,483	—	118,325,283
Proceeds subject to possible redemption	—	—	(40,363,965)	—	(40,363,965)
Net income for the period	—	—	—	298,693	298,693
Balance, December 31, 2007	16,000,000	16,000	80,724,068	298,693	81,038,761
Net income for the year	—	—	—	326,493	326,493
Balance, December 31, 2008	16,000,000	$16,000	80,724,068	$625,186	$81,365,254

See accompanying notes to financial statements.

China Holdings Acquisition Corp.
(a corporation in the development stage)
Statements of Cash Flows

	For the period from June 22, 2007 (inception) to December 31, 2007	For the year ended December 31, 2008	For the period from June 22, 2007 (inception) to December 31, 2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$298,693	$326,493	$625,186
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	32	383	415
Deferred income taxes	(43,734)	(667,791)	(711,525)
Interest earned on trust fund	(145,591)	(3,245,436)	(3,391,027)
Changes in operating assets and liabilities:
Interest receivable	(451,489)	335,126	(116,363)
Prepaid expenses and other assets	(119,722)	85,644	(34,078)
Income and capital taxes payable	234,301	(9,747)	224,554
Accrued expenses	79,081	89,854	168,935
Net cash used in operating activities	(148,429)	(3,085,474)	(3,233,903)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of investments held in Trust Fund	(125,278,000)	—	(125,278,000)
Withdrawals from trust fund	87,350	3,136,252	3,223,602
Purchases of equipment	(1,530)	—	(1,530)
Net cash (used in) provided by investing activities	(125,192,180)	3,136,252	(122,055,928)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock to initial stockholders	28,750	—	28,750
Proceeds from note payable to initial stockholder	368,169	—	368,169
Repayment of note payable to initial stockholder	(368,169)	—	(368,169)
Proceeds from public offering	128,000,000	—	128,000,000
Proceeds from issuance of warrants in private placement	2,750,000	—	2,750,000
Payment of registration costs	(5,370,388)	(16,329)	(5,386,717)
Net cash provided by (used in) financing activities	125,408,362	(16,329)	125,392,033
Net increase in cash and cash equivalents	67,753	34,449	102,202
Cash and Cash equivalents
Beginning of period	—	67,753	—
End of period	$67,753	$102,202	$102,202
Supplemental disclosure of non-cash financing activities
Accrual of deferred underwriting fees	$4,288,000	—	$4,288,000
Accrual of registration costs	$16,329	—	—
Supplemental disclosure of cash flow information:
Cash paid for income and capital taxes	$—	$1,189,701	$1,189,701

See accompanying notes to financial statements.

China Holdings Acquisition Corp.
(a corporation in the development stage)

Notes to Financial Statements

Note 1 — Organization and Nature of Business Operations

China Holdings Acquisition Corp. (the “Company”) is a blank check company incorporated on June 22, 2007, for the purpose of acquiring or acquiring control of one or more operating businesses having their primary operations in Asia through a merger, capital stock exchange, stock purchase, asset acquisition or other similar business combination or contractual arrangements. The Company has focused on potential acquisition targets in the People’s Republic of China (“China”) (a “Target Business”) since its initial public offering (the “Offering” — see Note 2). All activity from June 22, 2007 (inception) to December 31, 2008 is related to the Company’s formation and capital raising activities.

The Company is considered to be a development stage company and as such the financial statements presented herein are presented in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 7.

The Company, after signing a definitive agreement for a Business Combination, of which no assurance is given, is obligated to submit such transaction for approval by a majority of the holders of common stock of the Company sold as part of the units in our Offering (the “Public Stockholders”). Public Stockholders that vote against such proposed business combination and exercise their redemption rights are, under certain conditions described below, entitled to convert their shares into a pro-rata distribution from the trust account (the “Redemption Right”).

As a result of the Redemption Right, $40,363,965 has been classified as common stock subject to possible redemption on the accompanying balance sheet. The Company’s stockholders prior to the Offering (the “Initial Stockholders”), have agreed to vote their 3,200,000 founding shares of common stock in accordance with the manner in which the majority of the shares of common stock held by the Public Stockholders are voted with respect to a business combination. In the event that a majority of the outstanding shares of common stock voted by the Public Stockholders vote to approve a business combination, and an amendment to our amended and restated certificate of incorporation allowing our perpetual existence is approved, and holders owning 33.33% or more of the outstanding common stock do not vote against both the business combination and the Extended Period (as defined below) and do not exercise their Redemption Rights, on a cumulative basis, the business combination may then be consummated.

If the Company does not execute a letter of intent, agreement in principle or definitive agreement for a Business Combination prior to 18 months from the date of the closing of the Offering, the Company’s board will convene, adopt and recommend to their stockholders a plan of dissolution and distribution and file a proxy statement with the SEC seeking stockholder approval for such plan. If, however, a letter of intent, agreement in principle or definitive agreement for a Business Combination has been executed prior to 18 months from the date of the closing of the Offering, the Company will seek the consummation of that Business Combination by November 21, 2009. However, if the Company has entered into a letter of intent, agreement in principle or definitive agreement within 18 months following the closing of the Offering and management anticipates that the Company may not be able to consummate a Business Combination within the 24 months from the date of the closing of the Offering, the Company may seek to extend the time period within which it may complete its Business Combination to 36 months, by calling a special (or annual) meeting of stockholders for the purpose of soliciting their approval for such extension (the “Extended Period”). If the Company receives Public Stockholder approval for the Extended Period and holders of 33.33% or more of the shares held by Public Stockholders do not vote against the Extended Period and elect to redeem their common stock in connection with the vote for the Extended Period, the Company will then have an additional 12 months in which to complete the initial Business Combination. If the Extended Period is approved, the Company will still be required to seek Public Stockholder approval before completing a Business Combination. In the event there is no Business Combination within the 24-month deadline (if the Extended Period is not approved) described above (the “Target Business Combination Period”), the Company will dissolve and distribute to its Public Stockholders, in proportion to their respective equity interests, the amount held in the

China Holdings Acquisition Corp.
(a corporation in the development stage)

Notes to Financial Statements

Note 1 — Organization and Nature of Business Operations  – (continued)

Trust Account, and any remaining net assets, after the distribution of the Trust Account. In the event of liquidation, the per share value of the residual assets remaining available for distribution (including Trust Account assets) may be less than the initial public offering price per share in the Offering. The Company’s corporate existence will automatically cease at the end of the 36-month period if the Company has not received stockholder approval for an initial Business Combination.

Note 2 — Trust Account

As a result of the Offering and related events, the Company’s trust account has received $125,278,000 (approximately $9.79 per unit), which includes $4,288,000 that will be paid to the underwriters upon the consummation of a Business Combination pro-rata with respect to those shares for which stockholders do not exercise their Redemption Rights.

The funds in the trust account are invested in permitted United States government securities in the JP Morgan U.S. Government Money Market Fund, Agency share class (ticker: OGAXX). Up to an aggregate of $3,200,000 of after-tax interest income on the balance of the trust account may be released to the Company to fund working capital, due diligence and general corporate requirements.

The Company adopted SFAS No. 157 on January 1, 2008, delaying, as permitted, application for non-financial assets and non-financial liabilities. SFAS No. 157 establishes a framework for measuring fair value, and expands disclosures about fair value measurements. SFAS No. 157 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels, and requires that assets and liabilities carried at fair value are classified and disclosed in one of the following three categories:

Level 1:  quoted prices (unadjusted) in active markets for an identical asset or liability that the Company has the ability to access as of the measurement date. Financial assets and liabilities utilizing Level 1 inputs include active-exchange traded securities and exchange-based derivatives.

Level 2:  inputs other than quoted prices included within Level 1 that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data. Financial assets and liabilities utilizing Level 2 inputs include fixed income securities, non-exchange based derivatives, mutual funds, and fair-value hedges.

Level 3:  unobservable inputs for the asset or liability are only used when there is little, if any, market activity for the asset or liability at the measurement date. Financial assets and liabilities utilizing Level 3 inputs include infrequently-traded non-exchange-based derivatives and commingled investment funds, and are measured using present value pricing models.

In accordance with SFAS No. 157, the Company determines the level in the fair value hierarchy within which each fair value measurement falls in its entirety, based on the lowest level input that is significant to the fair value measurement in its entirety. In determining the appropriate levels, the Company performs an analysis of the assets and liabilities that are subject to SFAS No. 157 at each reporting period end.

The money market funds — held in trust, as described above, is the only financial instrument that is measured and recorded at fair value on the Company’s balance sheet on a recurring basis. The following table presents the money market funds — held in trust at its level within the fair value hierarchy at December 31, 2008.

	Total	Level 1	Level 2	Level 3
Investment held in Trust	$125,445,425	$125,445,425	$—	$—

China Holdings Acquisition Corp.
(a corporation in the development stage)

Notes to Financial Statements

Note 3 — Private Warrants and Offering

The Private Warrants (see Note 9) were issued on November 15, 2007, for net proceeds of $2,750,000, which were subsequently deposited into the trust account.

Our Offering of 12,000,000 units was declared effective on November 15, 2007. Each unit consists of one share of the Company’s common stock and one Public Warrant (see Note 9) and was sold to the public at the price of $10.00 per unit. The Offering was consummated on November 21, 2007, and we raised net proceeds of $110,900,000, of which $110,800,000 were deposited into our trust account.

On December 14, 2007, the underwriters for our Offering exercised their over-allotment option to the extent of 800,000 units, resulting in net proceeds of $7,440,000, which were deposited into our trust account.

Note 4 — Summary of Significant Accounting Policies

Cash and cash equivalents — Cash and cash equivalents are deposits with financial institutions as well as short-term money market instruments with maturities of three months or less when purchased.

Concentration of Credit Risk — Financial instruments that potentially subject the Company to a significant concentration of credit risk consist primarily of cash and cash equivalents. The Company may maintain deposits in federally insured financial institutions in excess of federally insured limits. However, management believes the Company is not exposed to significant credit risk due to the financial position of the depository institutions in which those deposits are held.

Net Earnings per Common Share — Net earnings per share is computed based on the weighted average number of shares of common stock outstanding.

Basic net earnings per share excludes dilution and is computed by dividing earnings available to common stockholders by the weighted average common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Since the 15,550,000 outstanding warrants are not yet exercisable, they have been excluded from the Company’s computation of diluted earnings per share for the period from June 22, 2007 (inception) to December 31, 2007, the year ended December 31, 2008, and the period from June 22, 2007 (inception) to December 31, 2008. Therefore, basic and diluted earnings per share are the same for the periods presented.

Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes — Deferred income tax assets and liabilities are computed for differences between the financial statement and tax basis of assets and liabilities that will result in future taxable or deductible amounts and are based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred income tax assets to the amount expected to be realized. There were no adjustments for uncertain tax positions in the current year

The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. All tax years remain open to examination by the major taxing jurisdictions to which we are subject.

China Holdings Acquisition Corp.
(a corporation in the development stage)

Notes to Financial Statements

Note 4 — Summary of Significant Accounting Policies  – (continued)

In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” an interpretation of FASB Statement No. 109 (“FIN 48”), which provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax positions. A tax benefit from an uncertain position may be recognized only if it is “more likely than not” that the position is sustainable based on its technical merits.

The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. All tax years remain open to examination by the major tax jurisdiction to which we are subject.

Recently Issued Accounting Pronouncements — The Company does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

In September 2006 the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements (SFAS No. 157). SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurement. SFAS No. 157 also emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and sets out a fair value hierarchy with the highest priority being quoted prices in active markets. Under SFAS No. 157, fair value measurements are disclosed by level within that hierarchy. In February 2008, the FASB issued FASB Staff Position No. 157-2, Effective Date of FASB Statement No. 157, which permits a one-year deferral for the implementation of SFAS No. 157 with regard to nonfinancial assets and liabilities that are not recognized or disclosed at fair value in the financial statements on a recurring basis. The Company adopted SFAS No. 157 for the fiscal year beginning January 1, 2008, except for nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis for which delayed application is permitted until our fiscal year beginning January 1, 2009. The Company is currently assessing the potential effect of the adoption of the remaining provisions of SFAS No. 157 on its financial position, results of operations and cash flows. The adoption of the remaining provisions of SFAS No. 157 is not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (“SFAS 141R”), which establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree. SFAS 141R also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS 141R will apply to us with respect to any acquisitions that we complete on or after January 1, 2009.

In December 2007, the FASB released SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements an amendment of ARB No. 51 (“SFAS 160”), which establishes accounting and reporting standards for the ownership interests in subsidiaries held by parties other than the parent and for the deconsolidation of a subsidiary. SFAS 160 also establishes disclosure requirements that clearly identify and distinguish between the interest of the parent and the interests of the non-controlling owners. SFAS 160 is effective for financial statements issued for fiscal years beginning after December 15, 2008. SFAS 160 will apply to us with respect to any acquisitions, that we complete on or after January 1, 2009, which will result in a noncontrolling interest.

In June 2008, the FASB ratified Emerging Issues Task Force (EITF) Issue No. 07-5, “Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock” (“EITF 07-5”). EITF 07-5 mandates a two-step process for evaluating whether an equity-linked financial instrument or embedded feature is indexed to the entity’s own stock. It is effective for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years, which is our first quarter of 2009. Any outstanding

China Holdings Acquisition Corp.
(a corporation in the development stage)

Notes to Financial Statements

Note 4 — Summary of Significant Accounting Policies  – (continued)

instrument at the date of adoption will require a retrospective application of the accounting through a cumulative effect adjustment to retained earnings upon adoption. The Company is currently evaluating the impact that adoption of EITF 07-5 will have on its financial statements.

Note 5 — Notes Payable to Stockholders

The Company issued an aggregate of $368,169 unsecured promissory notes to certain of its sponsors from inception through November 20, 2007 (the “Notes”). The Notes were non-interest bearing and were payable before or on June 30, 2008. The Notes were fully repaid during December, 2007.

Note 6 — Income Taxes

The Company has applied the provisions of FIN 48 since inception.

Deferred income taxes are provided for the differences between the bases of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized. Realization of the future tax benefits is dependent upon many factors, including the Company’s ability to generate taxable income within the loss carry-forward period, which runs through 2028.

The Company has recorded a deferred tax asset for the tax effect of temporary differences of $43,734 and $711,525 at December 31, 2007 and December 31, 2008, respectively. In recognition of the Company’s twenty-year carry-forward period in the event of a business combination, and its carry-back opportunities in the event of liquidation, the Company has not recorded a valuation allowance on the accompanying balance sheets. The temporary differences creating the Company’s deferred tax assets relate to currently non-deductible formation and operating costs. The effective tax rate of 39% for the period from June 22, 2007 (inception) to December 31, 2007 differs from the Federal statutory rate of 34% due to the effect of state income taxes of 5%. The effective tax rate of 34% for the year ended December 31, 2008 equals the Federal statutory rate of 34%. The effective tax rate of 36% for the period from June 22, 2007 (inception) to December 31, 2008 differs from the Federal statutory rate of 34% due to the effect of state income taxes of 2%.

For the year ended December 31, 2008, the Company’s state tax computation based upon income fell below the minimum level required by an alternative, capital-based state tax computation. Consequently, the Company did not record a state tax provision based upon income for 2008 and, instead, recorded a capital-based state tax provision of $343,967 which is included in the income statement caption “Formation and operating costs”.

The components of income tax expense (benefit) are:

	For the Period from June 22, 2007 (Inception) to December 31, 2007	For the Year Ended December 31, 2008	For the Period from June 22, 2007 (Inception) to December 31, 2008
Currently payable:
Federal	$189,185	$848,065	$1,037,250
State	45,116	—	45,116
Deferred:
Federal	(35,313)	(679,869)	(715,182)
State	(8,421)	—	(8,421)
Total	$190,567	$168,196	$358,763

China Holdings Acquisition Corp.
(a corporation in the development stage)

Notes to Financial Statements

Note 7 — Commitments

Administrative Fees

The Company has agreed to pay an affiliate of a stockholder $10,000 per month for secretarial and administrative services. The arrangement commenced on November 16, 2007 and terminates upon the earlier of (i) the completion of the Company’s Business Combination, or (ii) the Company’s dissolution. The Company recognized $15,000, $120,000, and $135,000 of expense under this arrangement for the period from June 22, 2007 (inception) to December 31, 2007, the year ended December 31, 2008, and for the period from June 22, 2007 (inception) to December 31, 2008, respectively.

Underwriting Agreement

In connection with the Offering, the Company entered into an underwriting agreement (the “Underwriting Agreement”) with the underwriters in the Offering.

Pursuant to the Underwriting Agreement, the Company was obligated to Citi (the “Representative”), the representative of the underwriters, for certain fees and expenses related to the Offering, including underwriting discounts of $8,960,000. The Company paid $4,672,000 of the underwriting discounts upon closing of the Offering. The Company and the Representatives have agreed that payment of the underwriting discount of $4,288,000 will be deferred until consummation of the Business Combination. Accordingly, a deferred underwriting fee comprised of the deferred portion of the underwriting discount is included on the accompanying balance sheets at December 31, 2007 and 2008.

Initial Stockholders

Pursuant to letter agreements with the Company and the Representatives in the Offering and the warrant private placement offering described below, the Initial Stockholders have waived their right to receive distributions with respect to their founding shares and the shares underlying the Private Warrants (but not shares purchased in the Offering or in the secondary market) in the event of the Company’s liquidation.

Note 8 — Capital Stock

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. No shares of preferred stock were outstanding as of December 31, 2007, nor as of December 31, 2008.

Common Stock

The Company has one class of common stock. Holders of common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders, and will vote as one class on all such issues.

On November 15, 2007, the Company’s Board of Directors authorized a stock dividend of 0.2 shares for each outstanding share of common stock. All references in the accompanying financial statements to the number of shares of common stock have been retroactively restated to reflect this transaction.

The Company is authorized to issue 40,000,000 shares of common stock, par value $0.001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors.

The Company will proceed with a business combination only if the holders of a majority of the shares issued in the IPO present and entitled to vote at the meeting to approve the business combination vote in favor of the business combination and stockholders owning less than 33.33% of the shares sold in the IPO vote against the business combination and exercise the conversion rights discussed elsewhere herein. In connection with the vote required for any business combination, all of the Company’s officers and directors who

China Holdings Acquisition Corp.
(a corporation in the development stage)

Notes to Financial Statements

Note 8 — Capital Stock  – (continued)

purchased shares in the IPO or following the IPO in the open market, may vote their shares in any manner they determine, in their sole discretion.

If the Company is forced to liquidate prior to a business combination, it will distribute to all of its stockholders an aggregate sum equal to $9.79 per share, plus a pro-rata share of the interest earned on the trust fund (prior to the payment of any federal or state taxes due by the Company). The Company’s remaining net assets, if any, including any amounts remaining in the trust fund after payment of the $9.79 per share, plus a pro-rata share of the interest earned on the trust fund (prior to the payment of any federal or state taxes due by the Company), will be distributed to the holders of its common stock. As of June 30, 2009, there was approximately $125,445,000 in the Company’s Trust Account, or approximately $9.80 per share issued in the initial public offering.

The Company’s stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock, except that stockholders have the right to have their shares of common stock converted into cash equal to their pro rata share of the trust fund if they vote against the business combination and the business combination is approved and completed. Stockholders who convert their stock into their share of the trust fund still have the right to exercise the warrants that they received as part of the units.

Note 9 — Warrants

Public Warrants

Each warrant sold in the Offering (a “Public Warrant”) is exercisable for one share of common stock. Except as set forth below, the Public Warrants entitle the holder to purchase shares at $7.50 per share, subject to adjustment in the event of stock dividends and splits, reclassifications, combinations and similar events for a period commencing on the later of: (a) completion of the Business Combination and (b) one year from the closing date of the Offering of the Company’s securities, and ending November 16, 2012. The Company has the ability to redeem the Public Warrants, in whole or in part, at a price of $.01 per Public Warrant, at any time after the Public Warrants become exercisable, upon a minimum of 30 days’ prior written notice of redemption, and if, and only if, the last sale price of the Company’s common stock equals or exceeds $14.25 per share, for any 20 trading days within a 30 trading day period ending three business days before the Company sent the notice of redemption. If the Company dissolves before the consummation of a Business Combination, there will be no distribution from the Trust Account with respect to such Public Warrants, which will expire worthless.

Private Warrants

Prior to the closing of the Offering, the Company sold to certain of its Initial Stockholders 2,750,000 warrants (“Private Warrants”) in a private placement, at a price of $1.00 per Private Warrant, for an aggregate of $2,750,000.

The Private Warrants are identical to the Public Warrants and may not be sold or transferred, except in limited circumstances, until after the consummation of a Business Combination. If the Company dissolves before the consummation of a Business Combination, there will be no distribution from the Trust Account with respect to such Private Warrants, which will expire worthless.

As the proceeds from the exercise of the Public Warrants and Private Warrants will not be received until after the completion of a Business Combination, the expected proceeds from exercise will not have any effect on the Company’s financial condition or results of operations prior to a Business Combination.

China Holdings Acquisition Corp.
(a corporation in the development stage)

Notes to Financial Statements

Note 9 — Warrants  – (continued)

Reserve Common Stock

At December 31, 2007, and December 31, 2008, 15,550,000 shares of common stock were reserved for issuance upon exercise of Public Warrants and the Private Warrants.

Registration Rights — Warrants

In accordance with the Warrant Agreement related to the Public Warrants and the registration rights agreement associated with the Private Warrants (collectively the Public Warrants and Private Warrants are the “Warrants”), the Company will only be required to use its best efforts to register the Warrants and the shares of Common Stock issuable upon exercise of the Warrants and once effective to use its best efforts to maintain the effectiveness of such registration statement. The Company will not be obligated to deliver securities, and there are no contractual penalties for failure to deliver securities, if a registration statement is not effective at the time of exercise. However, with regards to the Private Warrants, the Company may satisfy its obligation by delivering unregistered shares of common stock. Additionally, in the event that a registration statement is not effective at the time of exercise, the holders of such Warrants shall not be entitled to exercise. In no event (whether in the case of a registration statement not being effective or otherwise) will the Company be required to net cash settle a Warrant exercise. Consequently, the Warrants may expire unexercised, unredeemed and worthless. The holders of Warrants do not have the rights or privileges of holders of the Company’s common stock or any voting rights until such holders exercise their respective warrants and receive shares of the Company’s common stock.

Note 10 — Acquisition of Bright World and subsequent event

As previously announced on a Form 8-K filed on April 3, 2009, the Company announced the withdrawal of our pre-conditional voluntary cash offer (the “Pre-Conditional Offer”) to acquire all the issued shares of Bright World Precision Machinery Limited (“Bright World”).

As previously announced on a Form 8-K filed on July 21, 2008 and on a Form 8-K filed on October 24, 2008, the Company entered into a definitive Undertaking Agreement on July 20, 2008, which was subsequently amended on October 24, 2008 (the “Undertaking Agreement”), with World Sharehold Limited (the “Selling Shareholder”), the majority shareholder of Bright World, Wang Wei Yao and Shao Jian Jun (collectively, with World Sharehold, the “Sellers”), pursuant to which the Company agreed to make a voluntary conditional cash offer, and the Sellers agreed to accept the voluntary conditional cash offer in respect of all of the Bright World shares held by them, upon satisfaction of certain pre-conditions. One pre-condition was that, after July 20, 2008, no change occurred in the financial condition, operations, results of operations or prospects of Bright World, World Precise Machinery (China) Co., Ltd (“WPM”), Bright World Heavy Machinery Tools (China) Co., Ltd (“BWHM”), Shanghai Shangduan Stamping Machines Co., Ltd (“SSS”) or any of their subsidiaries (Bright World, WPM, BWHM, SSS and their subsidiaries herein collectively referred to as the “Group”) that caused, among other things, the Group’s profit after tax for the full year period ending December 31, 2008 to decrease 10% or more as compared to the Group’s profit after tax for the corresponding full year period ended December 31, 2007 (the “MAC Pre-Condition”).

On March 31, 2009, the board of directors of Bright World announced that, subsequent to the February 20, 2009 release of Bright World’s announcement of its unaudited results for the year ended December 31, 2008 (“FY2008 Financial Statements”) and response to queries on February 28, 2009, from the Singapore Exchange Securities Trading Limited with respect to the FY2008 Financial Statements, Bright World’s auditors made certain adjustments to the FY2008 Financial Statements to increase the allowance for doubtful debts (the “Adjustment to the Results Announcement”). The Adjustment to the Results Announcement states that the Group’s profit after tax for the full year ended December 31, 2008 decreased by 11.3% to approximately RMB 127.9 million as compared to approximately RMB 144.3 million for the corresponding full year period ended December 31, 2007.

China Holdings Acquisition Corp.
(a corporation in the development stage)

Notes to Financial Statements

Note 10 — Acquisition of Bright World and subsequent event  – (continued)

On April 1, 2009, the Company delivered a letter to the Singapore Securities Industry Council (the “SIC”) in which the Company (x) stated that, in light of the Adjustment to the Results Announcement, the MAC Pre-Condition had not been satisfied, (y) stated that we were entitled to withdraw the Pre-Conditional Offer, in accordance with the terms of the Undertaking Agreement, and (z) sought confirmation from the SIC that it had no objections to us withdrawing the Pre-Conditional Offer.

On April 2, 2009, the SIC confirmed that it had no objections to the Company withdrawing the Pre-Conditional Offer, and the board of directors of the Company approved the withdrawal of the Pre-Conditional Offer.

On April 3, 2009, the Company issued a press release announcing the withdrawal of the Pre-Conditional Offer. Accordingly, the Company has written-off $1,586,486 of previously deferred acquisition costs due to the termination of the acquisition of Bright World.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

British Virgin Islands law does limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors. China Ceramics’s memorandum and articles of association provides for indemnification of its officers and directors for any liability incurred in their capacities as such, except through their own fraud or willful default to the extent permitted under BVI law. Indemnification is only available to a person who acted in good faith and in what that person believed to be in the best interests of China Ceramics.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling China Ceramics pursuant to the foregoing provisions, China Ceramics has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 7. Recent Sales of Unregistered Securities.

On July 16, 2007, our former Chief Executive Officer, Paul K. Kelly and our former President, James D. Dunning, Jr. purchased 2,875,000 of our shares for an aggregate purchase price of $28,750. Effective November 15, 2007, our board of directors authorized a stock dividend of 0.2 shares of common stock for each outstanding share of common stock, effectively lowering the purchase price to approximately $0.008 per share and increasing each stockholder’s holdings by 20% and the number of common shares issued to 3,450,000 (including 250,000 shares that were forfeited upon exercise of the underwriters’ over-allotment option). As a result of an increase in the size of the offering on November 15, 2007, the November 15, 2007 stock dividend was effectuated in order to maintain our founders’ and special advisors’ ownership at a percentage of the number of shares to be outstanding after this offering. This increase in offering size also resulted in an increase in the amount of after-tax interest we may withdraw from the trust account to $3,200,000.

Subsequent to the issuance date, the foregoing persons transferred a portion of their shares to our other current stockholders at a price per share equal to $0.01 per share.

On November 5, 2007, Paul K. Kelly, James D. Dunning, Jr., Alan G. Hassenfeld, Gregory E. Smith, Xiao Feng, Cheng Yan Davis, Soopakij (Chris) Chearavanont and Ruey Bin Kao agreed to purchase, for an aggregate purchase price of $2.75 million private placement warrants to purchase 2,750,000 share of common stock at a price of $1.00 per warrant. Paul K. Kelly and James D. Dunning, Jr. each purchased 941,875 warrants, Alan G. Hassenfeld purchased 495,000 warrants, Gregory E. Smith purchased 123,750 warrants, Cheng Yan Davis purchased 99,000 warrants and Xiao Feng, Soopakij (Chris) Chearavanont and Ruey Bin Kao each purchased 49,500 warrants.

On November 20, 2009, CHAC acquired Success Winner by purchasing all of its outstanding shares from existing shareholders in exchange for an aggregate of 5,743,320 newly issued shares of its corporate successor, China Ceramics, the surviving company of the redomestication of CHAC to the British Virgin Islands. In addition, concurrent with the closing, 8,185,763 of the merger shares were delivered into an escrow account and be subject to release to the pre-business combination shareholders upon the attainment of certain financial thresholds as follows:

From escrow at the close of 2009 audit, if certain earnings thresholds are met	1,214,127
From escrow at the close of 2010 audit, if certain earnings thresholds are met	1,794,800
From escrow at the close of 2011 audit, if certain earnings thresholds are met	2,176,836
From escrow if the closing price of China Ceramics’ common stock is at or above $20.00 per share for twenty trading days in a thirty trading day period prior to April 30, 2012	2,000,000
From escrow if the closing price of China Ceramics’ common stock is at or above $25.00 per share for twenty trading days in a thirty trading day period prior to April 30, 2012	1,000,000
Total merger shares held in escrow not considered outstanding at closing	8,185,763

The escrowed shares will be released without regard to continued employment and are only contingent on future earnings and the stock price of China Ceramics. Upon their release from escrow, the shares will be recorded as outstanding, and will be included in the calculations of earnings per share from such date.

The business combination followed the favorable vote of the public stockholders of CHAC in accordance with the SPAC business combination approval procedures established at the time of China Holdings’s IPO. Concurrent with the acquisition, CHAC purchased an aggregate of 8,813,300 shares of its common stock from its public stockholders for an aggregate purchase price of approximately $86.3 million (in transactions intended to assure the successful completion of the business combination). As a result, following the acquisition China Ceramics had a total of 8,950,171 shares outstanding and approximately $11.9 million was available for working capital purposes from China Holdings’s trust account.

Item 8. Exhibits.

Exhibit No.	Description
1.1	Memorandum of Association of China Ceramics Co., Ltd.***
1.2	Articles of Association of China Ceramics Co., Ltd.***
1.3	Memorandum and Articles of Association of Success Winner Limited***
1.4	Memorandum and Articles of Association of Stand Best Creation Limited***
1.5	Operation Charter of Jinjiang Hengda Ceramics Co., Ltd.***
2.1	Specimen Unit Certificate*
2.2	Specimen Common Stock Certificate*
2.3	Specimen Public Warrant Certificate*
2.4	Warrant Agreement, dated as of November 15, 2007, by and between CHAC and Continental Stock Transfer & Trust Company**
3.1	Form of Voting Agreement***
4.1	Merger and Stock Purchase Agreement among CHAC, China Ceramics Co., Ltd., Hengda, Success Winner and the Seller***
4.2	Form of Registration Rights Agreement among CHAC and the founders*
4.3	Form of Earn-Out Escrow Agreement***
4.4	Form of Indemnity Escrow Agreement***
4.6	Form of Lock-Up Agreement for CHAC founders***
4.7	Form of Lock-Up Agreement***
5.1	Opinion of Harney Westwood & Riegels
5.2	Opinion of Loeb & Loeb LLP
8.1	List of Subsidiaries****
23.1	Consent of Harney Westwood & Riegels (included in Exhibit 5.1)
23.2	Consent of Loeb & Loeb LLP (included in Exhibit 5.2)
23.3	Consent of Grant Thornton, China, an independent registered public accounting firm
23.4	Consent of McGladrey & Pullen, LLP, an independent registered public accounting firm

*	Incorporated by reference to exhibits of the same number filed with CHAC’s Registration Statement on Form S-1 or amendments thereto (File No. 333-145154)
**	Incorporated by reference to CHAC’s Form 8-K, dated November 28, 2007
***	Incorporated by reference to the registrant’s registration statement on Form F-4 (File Number 333-161557)
****	Incorporated by reference to exhibits of the same number filed with the registrant’s shell company report on Form 20-F filed with the Securities and Exchange Commission on December 8, 2009.

Item 9. Undertakings.

(a)	The undersigned hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.
(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jinjiang, Fujian Province, Country of People’s Republic of China on February 5, 2010.

CHINA CERAMICS CO., LTD.

By:	/s/ Hen Man Edmund Name: Hen Man Edmund Title: Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Hen Man Edmund, in his individual capacity, as his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Li Shun Qing Li Shun Qing	Chief Executive Officer, (principal executive officer)	February 5, 2010
/s/ Hen Man Edmund Hen Man Edmund	Chief Financial Officer (principal accounting and financial officer)	February 5, 2010
/s/ Huang Jia Dong Huang Jia Dong	Chairman	February 5, 2010
/s/ Su Pei Zhi Su Pei Zhi	Director	February 5, 2010
/s/ Paul K. Kelly Paul K. Kelly	Director	February 5, 2010
/s/ Chang Yan Davis Chang Yan Davis	Director	February 5, 2010
/s/ Ding Wei Dong Ding Wei Dong	Director	February 5, 2010

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of China Ceramics Co., Ltd., has signed this registration statement or amendment thereto in Westport, Connecticut on February 5, 2010.

Authorized U.S. Representative

By:	/s/ Paul K. Kelly Name: Paul K. Kelly